As filed with the Securities and Exchange Commission on October 15, 2024
No. 333-280427

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZSPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	35-2284050 (I.R.S. Employer Identification No.)
zSpace, Inc.
55 Nicholson Lane
San Jose, California 95134
(408) 498-4050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Kellenberger
Chief Executive Officer
zSpace, Inc.
55 Nicholson Lane
San Jose, California 95134
(408) 498-4050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Tel: (212) 326-0820	Jonathan J. Russo, Esq. Alexandra F. Calcado, Esq. Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, New York 10019 (212) 858-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the holders of stock being registered for resale may issue or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 15, 2024
PRELIMINARY PROSPECTUS
ZSPACE, INC.
3,000,000 Shares of Common Stock
Up to 2,219,970 Shares of Common Stock for Resale
This is our initial public offering of 3,000,000 shares of common stock. Prior to this offering, there has been no public market for shares of our common stock. We anticipate that the initial public offering price will be between $4.50 and $5.50 per share.
We have applied to list our common stock on The Nasdaq Global Market® (“Nasdaq”), under the symbol “ZSPC.” No assurance can be given that our listing will be approved by Nasdaq or that a trading market will develop for our common stock. We will not proceed with this offering in the event our common stock is not approved for listing on Nasdaq.
We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
After the completion of this offering, we expect that dSpace Investments Limited, bSpace Investments Limited and Fiza Investments Limited, our controlling stockholders, will continue to control a majority of the voting power of our common stock. As a result, we will be a “controlled company” under the listing standards of Nasdaq and the rules of the Securities and Exchange Commission (“SEC”), and, in the event that we decide to rely on the “controlled company” exemption, we will be exempt from certain corporate governance requirements. See “Management — Controlled Company Exemption.”
We have also registered for resale by certain securityholders described herein up to 2,219,970 shares of our common stock consisting of: (i) up to 1,766,933 shares of our common stock issuable upon the automatic conversion of 7,500 shares of our NCNV 1 preferred stock and 5,752 shares of our NCNV 2 preferred stock immediately prior to the consummation of this offering (based on an assumed initial public offering price of $4.50 per share, which is the low-point of the price range set forth on this cover page), and (ii) up to 453,037 shares of our common stock issuable upon the automatic conversion of $2,038,665 in SAFE Agreements immediately prior to the consummation of this offering (based on an assumed initial public offering price of $4.50 per share, which is the low-point of the price range set forth on this cover page). The number of shares eligible for resale is dependent upon the initial public offering price. If the initial public offering price is $5.00, which is the midpoint of the range set forth on this cover page, the total number of shares eligible for resale will be 1,997,973. We will not receive any of the proceeds from the resale of common stock being registered hereby. The shares of common stock being registered for resale hereby will not be purchased by the underwriters or otherwise included in the underwritten offering of our common stock in this initial public offering. The holders of shares of common stock being registered for resale hereby may sell or otherwise dispose of their shares in a number of different ways and at varying prices, but will not sell any such shares until after the closing of this offering. See “Selling Stockholders — Plan of Distribution for Selling Stockholder Shares.” We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses, if any) incurred by such holders relating to the registration of such shares for resale with the SEC.
Investing in our common stock involves a high degree of risk. Please read the section titled “Risk Factors” beginning on page 18 of this prospectus for a discussion of some of the risks you should consider before investing.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)
The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting.”

(2)
We will not receive any proceeds from the sale of the shares of common stock being registered for resale hereby by the holders of such shares, if any.

We have granted the underwriters an option, which is exercisable for up to 30 days after the date of this prospectus, to purchase up to 450,000 additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments of shares, if any.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of our common stock to purchasers against payment on or about         , 2024.

Joint Book-Running Managers
Roth Capital PartnersNorthland Capital Markets
Co-Manager
Barrington Research
Prospectus dated             , 2024

You should rely only on the information contained in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we, the selling stockholders described herein (the “Selling Stockholders”), nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the Selling Stockholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the Selling Stockholders, nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we, the Selling Stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
i

NON-GAAP FINANCIAL MEASURES
We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). We also supplement our consolidated financial statements with non-GAAP financial measures in this prospectus, including Adjusted EBITDA. For a discussion of the limitations on these measures and the rationales for using these measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”
MARKET DATA AND FORECASTS
We are responsible for the disclosures contained in this prospectus. However, unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on information obtained from a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.
Our estimates are derived from publicly available information released by third parties, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publications discussed in this prospectus were prepared on our behalf.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data, which is derived in part from management’s estimates and beliefs, are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.
TRADEMARKS, TRADENAMES, SERVICE MARKS, AND COPYRIGHTS
We own or have rights to use various trademarks, tradenames, service marks, and copyrights, which are protected under applicable intellectual property laws, as further described herein. This prospectus also contains trademarks, tradenames, service marks, and copyrights of other companies, which are, to our knowledge, the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks, and copyrights referred to in this prospectus may appear without the ©, ®, and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks, and copyrights. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, such other companies.
ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements,” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “zSpace,” the “Company,” “we,” “us,” and “our” refer to zSpace, Inc. and its subsidiaries. All share and per share information in this prospectus gives effect to the 1-for-75 reverse split of our shares of common stock and Series A Convertible Preferred Stock, which was effective on December 29, 2023.
Company Overview
We are a leading provider of augmented reality (AR) and virtual reality (VR) educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and Career & Technical Education (CTE) markets. Our proprietary hardware and software platform provides the unique ability to deliver an interactive, stereoscopic three-dimensional (3D) learning experience to our users without the need to utilize VR goggles or specialty glasses. Our hands-on “learning by doing” solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. We allow students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Our platform serves a broad range of critical educational tools designed for K-12 science, technology, engineering and math (STEM) lessons as well as training skilled trades in areas such as health sciences, automotive engineering/repair, Unity3D® software programming and advanced manufacturing.
We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution for higher grade levels, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries. We believe the applicability of our platform in education environments provides an opportunity for significant scale.
Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn, (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in research and development (“R&D”), and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.
From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it, and interact with it as if it were real.
Our Industry and Market Opportunity
We estimate using data from national government sources specifying the number of schools within their regions that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
According to market analysis by Grand View Research, the global education technology market was valued at $142.4 billion in 2023 and is expected to grow at a compound annual growth rate (CAGR) of 13.6% from 2023 to 2030. Further, according to Insight Partners, the global AR, VR and mixed reality market is expected to grow at a 37% CAGR to $252 billion by 2028 compared to $28 billion in 2021. Markets and Markets Research predicts that spending on AR and VR in the education market globally will grow to $14.2 billion by 2028 (CAGR of 30% from 2023).
Over the past several years, a significant portion of our revenue was generated in the United States. For the year ended December 31, 2022, our revenue in the United States was $27.3 million and our revenue outside of the United States was $8.4 million, representing 76% and 24% of our total revenue, respectively. For the year ended December 31, 2023, our revenue in the United States was $38.7 million and our revenue outside of the United States was $5.2 million, representing 88% and 12% of our total revenue, respectively. In 2022, our revenue in China was $6.4 million, representing 18% of our total revenue and in 2023, our revenue in China was $2.8 million, representing 6% of our total revenue. We are in the process of focusing on expanding our business in the United States and elsewhere, and we expect the percentage of our total revenue generated from China in 2024 to be lower than in 2023.

Our Learning Platform
Key elements of our platform include:
The ability for users to easily understand abstract concepts.   Our products have the ability to deliver an interactive, autostereoscopic 3D experience, allowing students to interact directly with complex, spatial, and abstract concepts. Our products integrate the latest AR/VR technology with science, math, and career training applications that empower students to learn in a 3D world without the fear of making mistakes.

Power Units
Gear Pump
- External Gear Pump
- Internal Gear Pump
Vane Pump
Piston Pump
A gear pump is a commonly used hydraulic pump. Its main advantages are simple structure, small size, light weight, strong self-priming ability, strong anti-pollution ability, reliable work, easy maintenance and repair. Its shortcomings are large flow fluctuation, loud noise, and
zSpace

An immersive 3D experience using familiar hardware.   Traditionally, AR/VR technology has required complicated hardware, including glasses or goggles, that is difficult to incorporate into a classroom setting and limits collaboration. Our 3D experience uses a laptop without the need for any external eyewear. Using our patented hand-held stylus device, which functions like a pen, interactions are designed to be simple and familiar so customers can feel more comfortable bringing the latest technology into classrooms. Our platform is designed to work with natural gestures and movements to allow learners to manipulate objects in a 360-degree experience outside the confines of the screen.
Effective kinesthetic learning tools.   Our products leverage hands on, kinesthetic learning (i.e., using body movements to interact with learning environments). With built-in eye-tracking technology and our patented hand-held stylus device, learners naturally move their heads and rotate their wrists as they pick-up, dissect, and interact with virtual objects. We believe that engaging tactile learning with movement, testing, and trial and error in a non-traditional learning environment can support retention and recall of information.
Our Products
Our platform consists of three key components — proprietary hardware, software and services.
•
Hardware.   Our hardware is the enabler of the 3D learning experience on our platform. We work closely with original equipment manufacturers (OEMs) to produce devices that deliver a 3D experience.

•
Inspire.   Inspire is our second-generation laptop product launched in early 2022 and built in partnership with a major PC OEM. It is our first product that delivers autostereoscopic 3D graphics, not requiring any eyewear or headset. With a specialized optical lens and eye-tracking technology, a set of images for each eye is created and directly projected through the lens to where the eyes are looking for a unique 3D experience. We deliver each Inspire laptop with our patented hand-held stylus, which allows users to interact with and manipulate 3D images. When not being used in 3D stereo, the screen provides 2D color accuracy, including 100% Adobe RGB color gamut and Delta E<2 color accuracy, allowing the user to see minute details on the 15.6” 4K UHD narrow bezel display.
•
Tracked stylus.   Our tracked stylus allows users to interact with the projection of the 3D information to provide a comfortable and realistic experience as well as the precise interaction with the virtual objects in open space. Our patented hand-held stylus device allows for freedom of movement, enabling students to use our products with familiar movements and interactions that they commonly perform, such as rotating their wrists naturally as they examine and manipulate 3D visuals. It allows students to bring objects out of the screen and interact with them as if they were real objects. Our stylus works together with the eye-tracking technology in our products to read the position of the user’s body and respond to movements throughout the interaction, creating a natural, comfortable and effortless experience. Each stylus includes three buttons designed to map the buttons on a traditional mouse to provide a familiar interface model for the user. The buttons on the stylus perform different actions depending on the application.

Our hand-held stylus device is designed to leverage the experience all students have with using a pen/ pencil. It is sized to be comfortable for both adult and child users when held like a pen/pencil in either the right or left hand. Because the stylus is wired, charging is unnecessary and removal of the stylus from our devices is discouraged. The stylus also supports haptic feedback, allowing applications to provide a physical response to engaging in the learning process, enhancing realism and providing distinct feedback to the user.
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Original Edition (OE) Products.   Our all-in-one products and OE laptop were our initial product offerings that used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US.

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Software.   We develop and deliver both platform management software, enabling the easy distribution, licensing and management of web enabled applications, and end user applications that students use on our devices. Our platform offers a full range of applications, developed both in-house and by third-party application developers, that provide learning experiences designed for the K-12 STEM and CTE markets. In the K-12 market, we offer applications in areas such as Science, Health and Math, and in the CTE markets we provide applications in key areas such as Automotive, Advanced Manufacturing, Health and Agri-Sciences. We believe that providing software that offers a range of effective educational experiences for end users is a critical component of our product’s value to our customers.
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In September 2021, to help accelerate user adoption and meet the needs for learning anywhere, anytime, anyplace, we launched StudioA3, which gives every learner access to evidence-based virtual experiences for in-person, remote, and hybrid learning on any device, including non-zSpace devices such as Chromebooks and Apple-based computers. StudioA3 is an application in which teachers can build lessons for almost any subject using thousands of pre-made models, and students can learn and explore.

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Services.   Implementation and professional development services are part of the overall solution we offer to our customers so they can quickly use, and be fully trained on, our products. We have developed a network of trainers in the United States with education experience with the goal of making our customers’ experience with our products positive and effective. Internationally, we rely exclusively on resellers to provide these services to our customers.

Our Competitive Strengths
We believe that we have a number of competitive strengths that will enable us to grow our business. Our competitive strengths include:
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Breadth and depth of our platform.   Our platform is focused on delivering virtual interactive learning capabilities to the education market. From our technology design to content development, our products have the ability to deliver value across the world-wide education spectrum. The same platform can be used by third grade learners and college students. Our growing range of software content, developed both in house and by third-party software developers, includes hundreds of STEM, Game Design and CTE lessons, including Physical Science, Math, Health, Automotive, Unity3D® Programming, and Advanced Manufacturing.

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Highly Differentiated and Proprietary Technology.   Our product offerings are designed to facilitate intuitive, responsive, and comfortable learner experiences, with hardware that includes built-in eye-tracking technology that allows for 3D images without the use of specialized glasses and a hand-held stylus device that allows users to bring objects out of the screen and manipulate them as if they were real objects. We believe our proprietary platform offers a unique solution to educators interested in effective kinesthetic learning tools.

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Brand recognition.   We believe we are a trusted brand in the K-12 education market that has a track record of attracting and maintaining customers. We believe we are recognized as a market leader in AR/VR and the “eduverse” for schools. We expect to continue to leverage our position and increase our brand awareness to grow our customer base.

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Leadership and first-mover advantage.   We believe we are a leader in the AR/VR educational market with an experienced executive management and sales team and longstanding relationships and significant knowledge regarding the education market. Additionally, our broad patent portfolio is the result of many years of research and development and innovation, and we believe it provides a strong foundation for our business. Innovation has been at the center of our business since inception, and we plan to continue to prioritize investments in R&D to further our position.

Our Growth Strategies
We believe that we have significant growth potential. We believe we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors. These include:

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Targeted software growth via both software acquisitions and application acquisitions.   We intend to pursue software acquisitions, both specific software applications and third-party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenue.

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Scale within the United States education market.   We expect to continue to drive growth by increasing marketing efforts, expanding use cases and introducing new applications within the United States. We are particularly focused on acquiring and retaining both K-12 and CTE users while expanding our sales with our Inspire products. With our large content library and pioneering AR/VR capabilities, we pride ourselves on our ability to deliver value across the education landscape including K-12 schools, community colleges, technical colleges and trade colleges. Going forward, we plan to continue to expand our content library and platform to address the needs of our current and future customers. We also plan to increase investments in specific sales and marketing initiatives to increase sales efficiency and increase users and growth in renewing software revenue.

Recent Developments and Recent Expected Results
Our consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 are not yet available. The preliminary financial information for the three and nine months ended September 30, 2024 and 2023 has been provided by management. BDO USA, P.C. has not compiled or examined this information and accordingly does not express an opinion or any other form of assurance on the preliminary financial information included herein. Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates. The estimates set forth below are preliminary and were prepared based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business and economic conditions and competitive uncertainties and contingencies, many of which are beyond our control. This summary is not meant to be a comprehensive statement of our unaudited financial results for this period and our actual results may differ from these estimates.
We expect our revenue for the three months ended September 30, 2024 to be approximately $14.2 million as compared to revenue of approximately $13.6 million for the three months ended September 30, 2023, or an increase of approximately 4%. Due to limited working capital, a significant number of customer orders booked in the period were unfulfilled and accumulated in our order backlog. We expect to use a portion of the proceeds from this offering to expedite fulfillment of these orders. See “Use of Proceeds.”
On a preliminary unaudited basis, we expect our gross profit margin for the three months ended September 30, 2024 to be between 39% and 45%, as compared to 39% for the three months ended September 30, 2023. An important factor in our gross profit margin is the declining proportion of hardware revenue compared with software and services in our overall results. For the three months ended September 30, 2024, we anticipate software and services revenues to be approximately 46% of our total revenue for that period, compared with 36% for the three months ended September 30, 2023, or an increase of approximately 10%.
We expect worldwide bookings (which represent customer orders that have hardware, software and service components) for the three months ended September 30, 2024 to be approximately $12.4 million, unchanged from bookings for the three months ended September 30, 2023. Excluding China, where we are reducing our commercial focus, expected bookings for the US and rest-of-world were $12.4 million, as compared to $10.3 million for the three months ended September 30, 2023, or an increase of approximately 21%.
We expect backlog, or the value of unfulfilled, confirmed customer orders, to be approximately $11.5 million as of September 30, 2024, as compared to approximately $12.4 million as of September 30, 2023, or a decrease of approximately 7%. Despite the estimated decrease in backlog from the prior year period, we have continued limited working capital constraints which have caused a higher than expected level of backlog year to date in 2024.
We believe our key metrics relating to software provide an assessment of the health of the recurring revenues in the business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics.” While our revenues reflect the full value of multi-year software licenses shipped in a period, the Annualized Contract Value (ACV) of active software licenses provides a measure of our recurring run-rate software license revenue. As of September 30, 2024, we expect ACV of renewable software to be approximately $11.3 million, as compared to $10.0 million as of September 30, 2023, or an increase of 13%. We expect the Net Dollar Retention Rate (NDRR) for those customers who had at least $50,000 in ACV as of September 30, 2024 to be 102%, compared to 114% as of September 30, 2023.
Our net loss for the three months ended September 30, 2024 is estimated to be approximately $0.2 million, as compared to a net loss of $1.3 million for the three months ended September 30, 2023.
Adjusted EBITDA is estimated to be approximately $0.3 million for the three months ended September 30, 2024, as compared to a loss of ($0.4) million for the three month period ended September 30, 2023. The increase is primarily as a result of gross margin expansion.
Adjusted EBITDA Description and Reconciliation
We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization expense, write-off of deferred offering costs, stock-based compensation, forgiveness of paycheck protection program loan, loss on debt extinguishment and income tax expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business.
Adjusted EBITDA is a supplemental non-GAAP financial measure that we believe is useful to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Non-GAAP financial measures such as Adjusted EBITDA have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income (loss). We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.
The following table presents a reconciliation of our expected Adjusted EBITDA to the GAAP financial measure of expected net income (loss) for the three months ended September 30, 2024 (estimated) and September 30, 2023 (actual):
	Three Months Ended September 30,
	2024 (Expected)	2023 (Actual)
GAAP Net Loss	$(165)	$(1,263)
Add back (deduct):
Interest expense	$405	$846
Depreciation and amortization	$3	$12
Stock-based compensation	$51	—
Adjusted EBITDA	$294	$(405)
Our estimates of revenue, gross profit margin, net loss, key software metrics, and Adjusted EBITDA are preliminary estimates based on currently available information and do not present all necessary information for an understanding of our financial condition as of September 30, 2024 or our results of operations for the three and nine months ended September 30, 2024. As we complete the process of our quarter-end financial close and finalize our third quarter 2024 unaudited financial statements, we will be required to make significant judgments in a number of areas that may result in the estimates provided herein being different than the final financial information. We expect to complete our unaudited financial statements for the quarter ended September 30, 2024 subsequent to the completion of this offering. It is possible that we or our independent registered public accounting firm may identify items that require adjusting the preliminary estimates of revenue, gross profit margin, net loss, and Adjusted EBITDA set forth above and those changes could be material. Accordingly, undue reliance should not be placed on the preliminary estimates. The preliminary estimates are not necessarily indicative of any future period and should be read together with the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, and our financial statements, related notes and other financial information included herein.

Corporate Information
We are a Delaware corporation incorporated on October 26, 2006 under the name Infinite Z, Inc. On February 12, 2013, we effected a name change from Infinite Z, Inc. to zSpace, Inc. Our business is conducted through zSpace, Inc. and our other operating subsidiaries.
Our principal executive office is located at 55 Nicholson Lane, San Jose, CA 95134. Our telephone number is (408) 498-4050. Our corporate website is zspace.com. Information contained on or accessible through our website is not part of this prospectus, and is not incorporated by reference herein, and should not be relied on in determining whether to make an investment decision. The inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we are an emerging growth company, we will, among other things:
•
not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”),

•
not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of Securities Exchange Act of 1934, as amended (the “Exchange Act”),

•
not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act,

•
be exempt from any rule adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation and identification of critical audit matters, and

•
be subject to reduced disclosure obligations regarding executive compensation in our periodic reports.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will continue to qualify as an emerging growth company until the earliest of:
•
the last day of the fiscal year following the fifth anniversary of the date of our initial public offering,

•
the last day of our fiscal year in which we have annual gross revenue of $1.235 billion or more,

•
the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, and

•
the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
For risks related to our status as an emerging growth company and a smaller reporting company, including the potential impact of reduced financial reporting and disclosure requirements see “Risk Factors — Risks Related to our Common Stock and this Offering — We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.”
Controlling Stockholders
As of September 30, 2024, dSpace Investments Limited, an entity organized under the law of the Cayman Islands (“dSpace”) holds 3,874,946 shares of our Series A preferred stock, which is 100% of the outstanding shares of Series A preferred stock. Each share of our Series A preferred stock entitles the holder thereof to 100 votes on all matters submitted to securityholders, and each share of Series A preferred stock is convertible into 1.420637 shares of common stock which is the number of shares of common stock as is determined by dividing (i) $1.100214, which is the original issue price of $.774452 of the Series A preferred stock, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) the original issue price of $.774452. In addition, dSpace holds 47,250 shares of our NCNV 1 preferred stock and 2,750 shares of our NCNV 3 preferred stock. Shares of NCNV 1 preferred stock and NCNV 3 preferred stock do not entitle holders thereof to vote on matters submitted to securityholders, but entitle the holders thereof to dividends if declared by our board of directors and to preferential payments upon liquidation and certain other corporate actions. Shares of NCNV 1 Preferred Stock and NCNV 3 preferred stock are convertible into our common stock upon the occurrence of certain events, including this offering. Immediately prior to the closing of this offering, each share of NCNV 1 preferred stock and NCNV 3 preferred stock will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i) $600, the original issuance price of the NCNV 1 and NCNV 3 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Thus, upon consummation of this offering, we expect that dSpace will hold approximately 11,504,893 shares of common stock, or approximately 48.7% of our outstanding common stock. Pankaj Gupta, one of our directors and the Co-CEO of Gulf Islamic Investments, LLC (“GII”), holds 100% of the equity interest in dSpace in his personal capacity.
As of September 30, 2024, bSpace Investments Limited, an entity organized under the law of the Cayman Islands (“bSpace”) owns 45,890 shares of our NCNV 3 preferred stock. Mohammed Al Hassan, the Co-CEO of GII, holds 100% of the equity interest in bSpace in his personal capacity. Shares of NCNV 3 preferred stock do not entitle holders thereof to vote on matters submitted to securityholders, but entitle the holders thereof to dividends if declared by our board of directors and to preferential payments upon liquidation and certain other corporate actions. In addition, shares of our NCNV 3 preferred stock are convertible into our common stock upon the occurrence of certain events, including this offering. Immediately prior to the closing of this offering, each share of NCNV 3 preferred stock will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i) $600, the original issuance price of the NCNV 3 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Thus, upon consummation of this offering, we expect that bSpace will hold approximately 5,506,800 shares of common stock, or approximately 23.3% of our outstanding common stock.
As of September 30, 2024, Fiza Investments Limited, an entity organized under the law of the Cayman Islands (“Fiza”), holds an aggregate of $10.0 million in principal amount of our convertible notes and an aggregate of approximately $3.9 million in principal amount of our non-convertible notes. Husain Zariwala, the Chief Financial Officer of GII and Imran Ladhani, the Head of Operations & Investor Relations of GII, each own 50% of the equity interests and voting control of Fiza in their personal capacities. The convertible notes held by Fiza are convertible into our common stock upon the occurrence of certain events, including this offering. Immediately prior to this offering, the $5.0 million convertible note dated March 9, 2024 will convert into an aggregate of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and any accrued and unpaid interest thereon will be automatically waived in connection with such conversion, provided that the conversion occurs prior to December 31, 2024. Thus, upon consummation of this offering, we expect that Fiza will hold approximately 1,176,471 shares of common stock, or approximately 5.0% of our outstanding common stock.
We expect that Fiza, dSpace and bSpace (the “Controlling Stockholders”), will together beneficially own approximately 77.1% of our common stock immediately following consummation of this offering (or approximately 75.6% if the underwriters exercise their option to purchase additional shares of common stock in full). Therefore, the Controlling Stockholders will have a significant influence over fundamental and significant corporate matters and transactions. We will be a “controlled company” under the listing standards of Nasdaq and the rules of the SEC and, in the event that we decide to rely on the “controlled company” exemption, we will be exempt from certain corporate governance requirements. See “Management — Controlled Company Exemption” and “Risk Factors — Risks Related to our Common Stock and this Offering.”
Summary of Risk Factors
•
We have a limited operating history at the scale of our business which makes it difficult to evaluate our current business and future prospects, and we may not be able to scale our business for future growth.

•
We have a history of net losses. We expect to continue to experience net losses in the future and we cannot assure you that we will achieve or sustain profitability. If we cannot achieve and sustain profitability, our business, financial condition and operating results will be adversely affected.

•
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customers’ needs or requirements, our platform may become less competitive.

•
If we fail to manage our inventory and supply chain effectively, our business, financial condition and results of operations may be materially and adversely affected.

•
We were involved in a SPAC transaction that was terminated. The outcome of the termination remains uncertain and may result in negative impact to us.

•
We expect to incur research and development costs in developing new products, which could significantly reduce our profitability and may never result in revenue.

•
Our business is dependent on our ability to maintain and scale our product and software offerings and technical infrastructure, and any significant disruption in the availability of our platform could damage our reputation, result in a potential loss of customers and engagement, and adversely affect our business, operating results and financial condition.

•
We have in the past been, and may in the future be, dependent on a limited number of significant customers.

•
Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their contracts with us, or if we are unable to expand sales to our existing customers or develop new products that achieve market acceptance.

•
Any interruptions in our operations due to cyberattacks or to our failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation, business, operating results, and financial condition.

•
The failure of our information technology (“IT”) systems or a security breach involving customer or employee personal data, and the remediation of any such failure or breach, could materially impact our reputation and adversely affect our business, results of operations or financial condition.

•
If we need additional capital in the future, it may not be available on favorable terms, if at all.

•
Our existing and future levels of indebtedness could adversely affect our financial health, ability to obtain financing in the future, ability to react to changes in our business and ability to fulfill our obligations under such indebtedness.

•
We depend on a limited number of third-party partners to produce, resell and distribute our products.

•
Certain of our market opportunity estimates, growth forecasts and key metrics could prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.

•
Our ability to use our United States federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.

•
State or local legislation has been and may continue to be adopted that limits or bans instruction in public schools that includes or promotes social or emotional learning, which could limit our ability to operate in those states and/or localities and have an adverse impact on our business, operating results and financial condition.

•
Our failure to comply with laws and regulations that are or may become applicable to us as a technology provider for Higher Education and K-12 could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.

•
Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.

•
The obligations associated with operating as a public company following the offering will require significant resources and management attention and will cause us to incur additional expenses, which will adversely affect our profitability.

•
Failure to maintain effective systems of internal control and disclosure controls could have a material adverse effect on our business, operating results, and financial condition.

•
We have identified material weaknesses in its internal control over financial reporting. If we do not remediate the material weaknesses in its internal control over financial reporting, or if we fail to establish and maintain effective internal control, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of our common stock.

•
Economic uncertainty or downturns, including as a result of supply chain disruptions, geopolitical conflicts, rising fuel prices, inflation, increasing interest rates and instability in the global banking system could adversely affect our business, financial condition and operating results.

•
Failure to register, protect or enforce our proprietary technology and intellectual property rights could substantially harm our business, operating results and financial condition.

•
We will incur significant transaction and transition costs in connection with the offering, and we will incur additional costs and obligations as a result of being a public operating company following the offering.

•
We will be classified as a “controlled company” for purposes of the Nasdaq Listing Rules and therefore qualify for certain exceptions from certain corporate governance requirements. As a result, in the event we rely on such exceptions, our stockholders would not have the same protections afforded to stockholders of companies that are not controlled companies.

THE OFFERING
Common stock offered by us
3,000,000 shares (or 3,450,000 shares if the underwriters exercise their option to purchase additional common stock in full).
Option to purchase additional shares of
common stock
The underwriters have a 30-day option extending from the date of this prospectus to purchase up to an additional 450,000 shares of common stock from us to cover over-allotments.
Shares of common stock offered by the
Selling Stockholders
Up to a maximum of 2,219,970 shares of our common stock. The number of shares eligible for resale by the Selling Stockholders (the “Selling Stockholder Shares”) is dependent upon the initial public offering price. If the initial public offering price is $5.00, which is the midpoint of the range set forth on the cover page of this prospectus, the number of shares eligible for resale by the Selling Stockholders will be 1,997,973.
See “Selling Stockholders” for a description of how we calculated the number of shares offered by the Selling Stockholders.
Shares of common stock to be outstanding immediately after this offering(1)
23,602,509 shares (or 24,052,509 shares if the underwriters exercise their option to purchase additional common stock in full).
Automatic conversion of preferred stock immediately prior to this offering
Immediately prior to the consummation of this offering, (i) each share of outstanding Series A Preferred Stock will convert into shares of common stock, resulting in the issuance by us of a total of 5,504,893 additional shares of common stock and (ii) each share of outstanding New NCNV Preferred Stock (as defined herein) will convert into 120 shares of common stock, resulting in the issuance by us of a total of additional 13,097,040 shares of common stock, assuming an initial public offering price of $5.00 per share (the midpoint of the offering price range indicated on the cover page of this prospectus).
Use of proceeds
We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $11.9 million, assuming an initial public offering price of $5.0 per share (the midpoint of the offering price range indicated on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for growth initiatives, including funding product commitments, software development through acquisitions of applications and third-party software developers, sales and marketing, and for working capital and general corporate purposes. Although we cannot specify with certainty the amounts we will actually spend on the intended uses set forth above, we expect that the majority of the proceeds will be directed to funding product commitments and software development initiatives. We will not receive any proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders, if any. See “Use of Proceeds.”
Dividend policy
After the consummation of this offering, we do not anticipate that we will declare or pay cash dividends on our common stock in the foreseeable future, as we intend to invest any future earnings in the development and growth of our business.
Risk factors
You should carefully consider all of the information set forth in this prospectus and, in particular, the risks set forth under “Risk Factors” on page 18, before deciding whether to invest in our common stock.
Principal stockholder and “controlled company” exemption
After the completion of this offering, our Controlling Stockholders will continue to control a majority of the voting power of our common stock. As a result, we will be a “controlled company” under the listing standards of Nasdaq and the rules of the SEC, and we will qualify for exceptions from certain corporate governance requirements if we decide to rely on the “Controlled Company” exemption.
Listing
We have applied to list our shares of common stock on Nasdaq Global Market under the symbol “ZSPC”. No assurance can be given that our listing will be approved by Nasdaq or that a trading market will develop for our common stock. We will not proceed with this offering in the event our common stock is not approved for listing on Nasdaq.

(1)
Except as otherwise indicated, all information in this prospectus is based on 174,077 shares of common stock outstanding as of June 30, 2024, and:

•
excludes 5,997,539 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock granted under our 2007 Stock Plan and 2017 Stock Plan at a weighted average exercise price of $3.17 per share;

•
excludes 2,739,975 shares of common stock reserved for issuance following this offering under our 2017 Stock Plan;

•
excludes 2,832,301 shares of common stock reserved for issuance following this offering under our 2024 equity plan, which represents 12% of the total outstanding shares after the consummation of this offering based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•
excludes 74 warrants to purchase common stock that are currently outstanding, and that will expire upon the consummation of this offering;

•
excludes 150,000 shares of common stock issuable upon the exercise of warrants to purchase common stock to be issued to Roth Capital Partners LLC in connection with this offering (the “Representative’s Warrants”) with an exercise price of $7.50 per share (based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus);

•
assumes the automatic conversion of all outstanding shares of our Series A Preferred Stock into an aggregate of 5,504,893 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering;

•
assumes the automatic conversion of all 109,142 outstanding shares of our NCNV 1, NCNV 2 and NCNV 3 preferred stock into an aggregate of 13,097,040 shares of our common stock (based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), the conversion of which will occur immediately prior to the completion of this offering;
•
assumes the automatic conversion of our convertible note dated March 9, 2024 held by Fiza Investments Limited into 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

•
assumes the conversion of $3.25 million in SAFE agreements entered into with three suppliers in exchange for a reduction in liabilities to such suppliers into 650,029 shares of common stock (based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), which will occur immediately prior to the completion of this offering;

•
gives effect to our second amended and restated certificate of incorporation and second amended and restated bylaws to be adopted immediately subsequent to the completion of this offering; and

•
assumes no exercise of the underwriters’ option to purchase additional shares of common stock in this offering.

SUMMARY FINANCIAL DATA
The following tables summarize our financial data as of the dates and for the periods presented. We have derived the summary consolidated statements of operations data for the years ended December 31, 2023 and 2022 from our audited financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the six months ended June 30, 2024 and 2023, and the balance sheet data as of June 30, 2024 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
The following summary financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
Consolidated Statements of Operations
	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except share amounts)	2024	2023	2023	2022
Revenues	$15,344	$18,224	$43,922	$35,784
Cost of goods sold	9,609	10,815	27,028	22,656
Gross profit	5,735	7,409	16,894	13,128
Operating expenses:
Research and development	3,048	2,111	4,218	4,666
Selling and marketing	8,867	6,771	12,898	11,585
General and administrative	8,738	3,149	6,710	6,780
Other operating expenses	—	1,683	1,683	—
Total operating expenses	20,653	13,714	25,509	23,031
Loss from operations	(14,918)	(6,305)	(8,615)	(9,903)
Other (expense) income:
Interest expense	(1,639)	(1,290)	(2,900)	(3,696)
Other income (expense), net	(350)	(46)	23	(196)
Loss on extinguishment of debt	(52)	—	(1,541)	(3,346)
Forgiveness of paycheck protection program loan	—	—	—	2,012
Loss, before income taxes	(16,959)	(7,641)	(13,033)	(15,129)
Income tax expense (benefit)	34	(2)	3	44
Net loss	$(16,993)	$(7,639)	$(13,036)	$(15,173)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	111	96	64	212
Comprehensive loss	$(16,882)	$(7,543)	$(12,972)	$(14,961)
Net loss per common share – basic and diluted	$(98.57)	$(81.46)	$(113.21)	$(156.71)
Weighted average shares outstanding – basic and diluted	174,077	168,265	170,212	161,683
Pro forma as adjusted net loss per share, basic and diluted (unaudited)(1)	$(0.72)		$(0.55)
Weighted average shares outstanding used in computing pro forma as adjusted net loss per share, basic and diluted (unaudited)	23,602,509		23,598,647

(1)
Unaudited pro forma as adjusted basic and diluted net loss per share were computed to give effect to (a) the automatic conversion of $3,250 of SAFE agreements entered into with three suppliers in exchange for a reduction of liabilities to such suppliers into 650,029 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (b) the automatic conversion of (i) 3,874,946 shares of Series A preferred stock into 5,504,893 shares of our common stock immediately prior to the consummation of this offering and (ii) 109,142 shares of NCNV 1, NCNV 2 and NCNV 3 preferred stock into 13,097,040 shares of our common stock immediately prior to the consummation of this offering as described under “Capitalization” and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (c) the conversion of $5,000 in principal amount of our convertible note dated March 9, 2024, held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, as described under “Capitalization”, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (d) the issuance and sale by us of 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commission and estimated offering expenses payable by us and the application of the net proceeds from this offering to us as described under “Use of Proceeds,” using the as-converted method as though the conversion had occurred as of the beginning of the period presented or the date of issuance, if later.

Consolidated Balance Sheet Data
	As of June 30, 2024
(In Thousands)	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Cash and cash equivalents	$2,972	$2,972	$15,404
Working capital(3)	(13,678)	(10,531)	1,901
Total assets	14,909	13,834	26,266
SAFE liabilities	—	—	—
Other current debt	6,814	6,814	6,814
Accrued interest	1,918	1,614	1,614
Noncurrent convertible debt	10,000	5,000	5,000
Other noncurrent debt	3,413	3,413	3,413
Embedded derivative liability	232	—	—
Total debt liabilities	22,377	16,841	16,841
Total liabilities	42,770	34,391	34,391
Temporary redeemable preferred stock	112,142	—	—
Common Stock	—	1	1
Additional paid-in capital	146,228	265,776	278,209
Accumulated deficit	(286,570)	(286,674)	(286,674)
Total stockholders’ deficit	$(140,003)	$(20,557)	$(8,125)

(1)
The pro forma consolidated balance sheet data gives effect to (a) the automatic conversion of $3,250 of SAFE agreements entered into with three suppliers in exchange for a reduction of liabilities to such suppliers into 650,029 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (b) the automatic conversion of (i) 3,874,946 shares of Series A preferred stock into 5,504,893 shares of our common stock immediately prior to the consummation of this offering and (ii) 109,142 shares of NCNV 1, NCNV 2 and NCNV 3 preferred stock into 13,097,040 shares of our common stock immediately prior to the consummation of this offering as described under “Capitalization” and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (c) the conversion of $5,000 in principal amount of our convertible note dated March 9, 2024, held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, as described under “Capitalization”, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

(2)
The pro forma as adjusted consolidated balance sheet data gives effect to the pro forma adjustments set forth above and the issuance and sale by us of 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commission and estimated offering expenses payable by us and the application of the net proceeds from this offering to us as described under “Use of Proceeds,” in each case, as if such event had occurred on June 30, 2024.
(3)
Working capital is defined as total current assets less total current liabilities. See our financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

The following tables summarize our Adjusted EBITDA as of the dates and for the periods presented. We have derived the Adjusted EBITDA for the years ended December 31, 2023 and 2022 and for the six months ended June 30, 2024 and 2023. Adjusted EBITDA is not presented in accordance with GAAP. We believe, however, that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report similar metrics. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization, write-off of deferred offering costs, stock-based compensation, forgiveness of paycheck protection program loan, loss on extinguishment of debt and income tax benefit.
	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
GAAP Net Loss	$(16,993)	$(7,639)	$(13,036)	$(15,173)
Add back (deduct):
Interest expense	1,639	1,290	2,900	3,696
Depreciation and amortization	7	23	32	49
Income tax expense (benefit)	34	(2)	3	44
Write-off of deferred offering costs	—	1,683	1,683	—
Stock-based compensation	7,350	—	1	20
Forgiveness of paycheck protection loan	—	—	—	(2,012)
Loss on extinguishment of debt	52	—	1,541	3,346
Adjusted EBITDA	$(7,911)	$(4,645)	$(6,876)	$(10,030)

RISK FACTORS
An investment in our common stock involves risks. You should carefully consider each of the following risks and all of the information set forth in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We have a limited operating history at the current scale of our business, which makes it difficult to evaluate our current business and future prospects, and we may not be able to scale our business for future growth.
We began offering our education products and solutions in 2014 and we have limited operating history at the current scale of our business. We have encountered, and will likely continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly evolving industries, including challenges related to accurate financial planning and forecasting, increasing competition and expenses as we continue to grow our business, and attracting and retaining customers. You should consider our business and prospects in light of the risks and difficulties that we may encounter as a business with a limited operating history. We may not be successful in addressing these and other challenges we may face in the future, and our business, operating results, and financial condition may be adversely affected if we do not manage these risks successfully. We may not be able to maintain our current rate of growth, which is a risk characteristic often shared by companies with limited operating histories participating in rapidly evolving industries.
We have a history of net losses. We expect to continue to experience net losses in the future, and we may not achieve profitability. If we do not achieve profitability, our business, financial condition and operating results will be adversely affected.
We have experienced significant net losses since we began operations in 2014, including a net loss of approximately $(13.0) million for the year ended December 31, 2023, approximately $(15.2) million for the year ended December 31, 2022, approximately $(17.0) million for the six months ended June 30, 2024 and approximately $(7.6) million for the six months ended June 30, 2023. We have an accumulated deficit of $(286.6) million and a total stockholders’ deficit of $(140.0) million as of June 30, 2024. We anticipate that our operating expenses and capital expenditures will increase substantially in the foreseeable future as we continue to invest in acquiring additional customers, expanding our platform and operations, hiring additional employees, developing and enhancing our platform and application and solutions offerings, marketing and sales, and enhancing our infrastructure. Our expansion efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Given the significant operating and capital expenditures associated with our business, we expect to continue to incur net losses for the foreseeable future and cannot assure you that we will be able to achieve profitability.
Our business is highly competitive and competition presents an ongoing threat to the success of our business.
The markets that we serve are highly competitive. In our experience, potential buyers in the United States K-12 market are not typically evaluating an alternative AR/VR technology purchase, but rather whether to use any available funding for our products or for an entirely different class of purchase, such as student safety, IT products or standard computing devices. In the CTE market, we compete with physical training solutions, such as welding simulators. Additionally, potential customers might evaluate our products against a non-immersive alternative such as a 2D human anatomy web-based experience rather than the immersive content available on our platform.
Competitors in the education technology ecosystem include:
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Companies that provide technology solutions and services to educators and students, such as Chegg, Coursera, Docebo, Duolingo, Instructure, Kahoot, Powerschool, and Udemy;

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CTE companies such as A Cloud Guru Ltd., Degreed, Inc., LinkedIn Corporation through its LinkedIn Learning services, Pluralsight, Inc. and Udacity, Inc.;

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Companies that operate in the virtual technology market, such as Apple, Google, Meta Platforms, Matterport Inc and Unity Software;

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Providers of free educational resources such as Khan Academy, Inc., The Wikipedia Foundation, Inc. and Google LLC through its YouTube services; and

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AR/VR focused companies such as ClassVR, Inception XR, Interplay Learning, Umety Solutions Ltd, Transfr VR Victory XR.

Outside the United States, certain Chinese companies have produced replicas of our original edition hardware products that require specialty eyewear, which we no longer produce or sell in the United States. We are currently not aware of any other companies producing or selling solutions substantially similar to our products.
Our competitors and new entrants to the education technology market may revise and improve their business models. If these or other market participants introduce new or improved education technology solutions or platforms and technology-enabled services that are more compelling or widely accepted than ours, our ability to grow our revenue and achieve profitability could suffer. Several new and existing companies in the education technology industry provide or may provide offerings similar to what we offer with our products, and these companies may pursue relationships with our reseller partners or software developer partners, which may make it more difficult to obtain new customers or reduce the content our software developer partners produce for our platform. In addition, our customers may choose to continue using or to develop their own educational tools or training solutions in-house, rather than pay for our products.
Some of our competitors and potential competitors have significantly greater resources than us. Increased competition may result in pricing pressure for us in terms of the price of the products and solutions we offer to our customers. The competitive landscape may also result in a longer and more complex process of recruiting and maintaining current and prospective resellers or a decrease in our market share, any of which could negatively affect our revenue and future operating results and our ability to grow our business.
A number of factors could impact our ability to compete, including:
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changes in pricing policies and terms offered by us or our competitors;

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the ability to adapt to new technologies;

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the ability to adapt to changes in requirements of our customers;

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customer acquisition and retention costs;

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the ability of our current and future competitors to establish relationships with educational institutions to enhance their services and expand their markets; and

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industry consolidation and the number and rate of new entrants.

We may not be able to compete successfully against current and future competitors. In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets seek to expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our ability to grow our business and achieve profitability could be impaired.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customers’ needs or requirements, our platform may become less competitive.
Our future success depends on our ability to adapt and enhance our platform. To attract new customers and increase revenue from existing customers, we will need to continuously enhance and improve our offerings to meet customers’ and end users’ needs at prices that our customers are willing to pay. Such efforts will require adding new functionality and responding to technological advancements, which will increase our research and development costs. If we and our software developer partners are unable to develop content that addresses customers’ and end users’ needs or enhance and improve our platform in a timely manner, we may not be able to maintain or increase market acceptance of our platform. Further, many of our competitors expend a considerably greater amount of funds on their research and development programs. If we fail to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver AR/VR learning tools at lower prices, more efficiently, more conveniently or more securely than ours, and if we fail to adopt such technologies or do so in a timely manner, our ability to compete would be adversely affected.
Certain of our market opportunity estimates, growth forecasts, and key metrics could prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.
Market opportunity estimates, growth forecasts and key metrics, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts relating to the size and expected growth of our market opportunity may prove to be inaccurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage estimate will generate any particular level of revenues. Even if the markets in which we compete meet our size estimates and growth forecasts, our business could fail to grow at expected rates, if at all, for a variety of reasons outside of our control. Furthermore, in order for us to successfully address this broader market opportunity, we will need to successfully expand within our current geographic markets and into new geographic regions where we do not currently operate. Our key metrics are calculated using internal company data and have not been validated by an independent third-party. We have in the past implemented, and may in the future implement, new methodologies for calculating these metrics which may result in the metrics from prior periods changing, decreasing or not being comparable to prior periods. As our business develops, we may revise or cease reporting metrics if we determine that such metrics are no longer appropriate measures of our performance. Our key metrics may also differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. If investors or analysts do not perceive our metrics to be sufficient or accurate representations of our business, or if we discover material inaccuracies in our metrics, our stock price, reputation and prospects would be adversely affected.
We expect to incur research and development costs to develop new products, which could significantly reduce our profitability and may never result in revenue.
Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products and solutions that achieve market acceptance. We have incurred, and plan to continue to incur, significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development efforts may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.
Our business is dependent on our ability to maintain and scale our hardware and software offerings and technical infrastructure, and any significant disruption in the performance of our products could damage our reputation, result in a potential loss of customers and engagement, and adversely affect our business, operating results and financial condition.
Our reputation and ability to attract, retain and serve our customers and to scale our product offerings and solutions are dependent upon the reliable performance of our platform and its underlying technical infrastructure. We have in the past experienced immaterial, and may in the future experience immaterial or material, interruptions in the performance of our platform. Our systems may not be adequately designed or may not operate with the reliability and redundancy necessary to avoid performance delays that could be harmful to our business. Our customers may not invest in additional products offered by us, and our ability to expand our customer base or offer additional software solutions to such customers may be disrupted. Any of the foregoing could adversely affect our business, operating results and financial condition. As the application and solutions offerings provided by us grow and evolve, and as our internal operational demands continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our needs. If we fail to continue to effectively scale and grow our technical infrastructure to accommodate these increased demands, customer retention and revenue growth may be adversely impacted. Moreover, to the extent we scale our platform, product and application offerings, including additional hardware and software features, that may place strain on our technical infrastructure. In addition, we may be unsuccessful in scaling our technical infrastructure to accommodate new product offerings and increased usage cost-effectively.
In addition, our business may be subject to interruptions, delays, or failures resulting from earthquakes, fires, floods, adverse weather conditions, other natural disasters, power loss, terrorism, pandemics, geopolitical conflict (such as the war in Ukraine), other physical security threats, cyber-attacks, or other catastrophic events. If such an event were to occur, our customers may be subject to service disruptions or outages and we may not be able to recover our technical infrastructure and customer data in a timely manner to restart or provide our services, which may adversely affect our financial results. The substantial majority of our employees are based in our headquarters located in San Jose, California. If there is a catastrophic failure involving our systems or major disruptive event affecting our headquarters or the San Jose area in general, we may be unable to operate our solutions.
We may not be able to maintain our revenue growth in the future or manage our growth effectively, which would adversely affect our business, operating results and financial condition.
We have experienced significant growth in recent periods. For example, consolidated revenue for the year ended December 31, 2023 increased over 22% as compared to the year ended December 31, 2022. To effectively manage our growth, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee base. We have increased employee headcount since our inception to support the growth in our business, and we intend for this growth to continue for the foreseeable future. To support continued growth, we must effectively integrate, develop and motivate new employees, while maintaining our corporate culture. We face competition for qualified personnel. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, which may have a material adverse effect on our business, financial condition and operating results.
Additionally, the growth and expansion of our business and our product offerings in the future will place significant demands on our management. The growth of our business may require significant additional resources, which may not scale in a cost-effective manner or may negatively affect the quality of our customers’ experience. We are also required to manage multiple relationships with customers and other third parties. Further growth of our operations, our information technology systems or our internal controls and procedures may not be adequate to support our operations. We will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulties or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing or enhancing products and services, loss of customers, bad actors obtaining unauthorized access to business information or misappropriating funds, information security vulnerabilities or other operational difficulties, internal controls over financial reporting and procedures being inadequate to support our operations, any of which could adversely affect our business performance and operating results.
We have in the past been, and may in the future be, dependent on a limited number of significant customers.
Due to the size and nature of our arrangements with customers, one or a few customers have in the past and may in the future represent a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. For example, in 2022, our five largest customers accounted for $12 million of revenue and our largest customer (a China-based entity) accounted for $6.1 million of revenue, representing approximately 34% and 16% of our total 2022 revenue, respectively. In 2023, our five largest customers accounted for $10.0 million of revenue and our largest customer accounted for $2.2 million of revenue, representing approximately 23% and 5% of our total 2023 revenue, respectively. For the six months ended June 30, 2024, there were no individual customers which represented 10% or more of our total revenue. For the six months ended June 30, 2023, one individual customer accounted for approximately 11% of our total revenue. Our resale contract with the China-based entity referred to above has expired. However, we currently do not expect that customer to account for a significant portion of our revenue in 2024 and we do not anticipate a decrease in our total revenue in 2024 as compared to 2023 as a result of the loss of such customer. We cannot predict whether any of these customers will have a significant downturn in funding, and whether any such downturn, or any loss of funding or delay in payment from any one of these customers resulting therefrom, would have a material adverse effect on our business, results of operations, cash flows and financial condition.
Substantial time and effort are typically required to make a sale.
A number of factors influence the time and effort required for us to make sales, including, for example, the purchasing approval processes of potential customers, which are typically public school districts with a large number of stakeholders involved in decision-making, the need to educate potential customers about the uses and benefits of our products, the discretionary nature of potential customers’ purchasing and budget cycles and fluctuations in the needs of potential customers. We may incur significant sales and marketing expenses and invest significant time and effort in anticipation of a sale that may never occur.
Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their contracts with us, or if we are unable to expand sales to our existing customers or develop new products that achieve market acceptance.
To continue to grow our business, it is important that we attract new customers to purchase and use our products. Our success in attracting new customers depends on numerous factors, including our ability to:
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offer a compelling education technology platform and solutions;

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execute our sales and marketing strategy;

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effectively identify, attract, hire, train, develop, motivate and retain new sales, marketing, professional services and support personnel;

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develop or expand relationships with technology partners and third-party resellers;

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expand into new geographies;

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deploy our platform and solutions for new customers; and

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provide quality customer support and professional services.

Upon purchasing our products, our customers generally enter into software application subscription agreements with a one-to-three-year term and have no obligation to renew such agreements. Our customers may decide not to renew these agreements with a similar contract period, at the same prices and terms, with the same or greater application/solution coverage or at all. Although our customer renewals have historically been strong, some of our customers have elected not to renew their agreements with us, and it is difficult to accurately predict long-term customer retention, churn and expansion rates. Our retention and expansion rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our platform, our customer support and professional services, our prices and pricing plans, the competitiveness of other software products and services, reductions in our customers’ spending levels, customer adoption of our solutions, deployment success, utilization rates by our customers and users, new product releases and changes to our product offerings. If our customers do not renew their software application subscription agreements, or renew on less favorable terms, our business, financial condition and operating results may be adversely affected.
Our ability to increase revenue also depends in part on our ability to increase deployment of our solutions to existing customers. Our ability to increase sales to existing customers depends on several factors, some of which are outside our control. These factors may include our customers’ experience with implementing and using our platform, user demand for our platform, their ability to integrate our solutions with existing technologies and our pricing model. A failure to increase sales to existing customers could adversely affect our business, operating results and financial condition.
If we do not successfully anticipate market needs and develop products, services and software enhancements that meet those needs, or if those products, services and software enhancements do not gain market acceptance, our business, operating results and financial condition will be adversely impacted.
We may not be able to anticipate future market needs or be able to improve our products or platform or to develop new products, services or software enhancements to meet such needs on a timely basis, if at all. In addition, our inability to diversify beyond our current offerings could adversely affect our business. Any new products, applications or software enhancements that we introduce, including by way of acquisitions, may not achieve a significant degree of market acceptance from current or potential customers, which would adversely affect our business, operating results, financial condition and profitability. In addition, the introduction of new products, applications or software enhancements may decrease customers and user engagement with our platform or future purchases of our hardware or software, thereby offsetting the benefit of even a successful product or service introduction. Any of the foregoing could adversely impact our business, operating results and financial condition.
We must incur significant expense in technology and content development to launch a new product or software application, and we may not generate sufficient revenue from new offerings to offset our costs.
We invest, and plan to continue to invest, significant resources in developing new products and attracting new customers, including sales and marketing, and other costs and we may not recoup these costs. In addition, delays in the implementation of a new application could negatively impact our revenue and operating results.
The time that it takes for us to recover our investment in a new product or application depends on a variety of factors including our customer acquisition costs and customer retention rate. Because of the lengthy period of time required to recoup our investment, unexpected developments beyond our control could occur that result in the customer ceasing or significantly curtailing the scope of the applications it utilizes on our platform before we generate any revenue therefrom. In addition, third-party software partners generally do not grant us exclusive rights to their content. Even when they do, such arrangements are typically of limited duration. As such, partners may choose to offer the same or similar content on one of our competitors’ platforms, which could limit the number of customers willing to purchase such products and solutions from us. In addition, if a third-party developer were to terminate our use of their application(s), customers whose subscriptions include such application(s) may stop using our platform, which in turn could negatively impact customer adoption generally. As a result of any of the foregoing, we may ultimately be unable to recover the full investment that we make in a new offering or achieve any level of profitability from such offering.
If we fail to manage our inventory and supply chain effectively, our business, financial condition and results of operations may be materially and adversely affected.
Our business requires us to manage a large volume of inventory, including a large number of stock-keeping units (“SKUs”) stored at multiple sites globally. We depend on our forecasts of demand for, and popularity of, various products to make purchasing decisions and to manage our supply and inventory of SKUs. To assist in management of manufacturing operations and in order to minimize inventory costs, we forecast anticipated product sales to predict our inventory needs up to six months (and for certain select items, up to twelve months) in advance and enter into purchase orders on the basis of these forecasts, subject to limitations on the lead time of our product components and items with long lead times. We also accept safety stock of long lead time items. If we overestimate our requirements, we and our contract manufacturers will have excess inventory, increasing our costs and the amount of our capital tied up in inventory. If we underestimate our requirements, we and our OEM partners and/or contract manufacturers may have inadequate components and materials inventory, which could interrupt, delay or prevent delivery of our products to our customers. The occurrence of any of these risks related to inventory and supply chain management could adversely affect our business, operating results and financial condition.
We also depend on limited source suppliers for some of our product components and sub-assemblies. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors including severe weather events, earthquakes and pandemics, such as COVID-19. While we believe we could obtain replacement components from alternative suppliers, we may be unable to do so. If we cannot secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then manufacturing our products may be disrupted, which could increase our costs, prevent or impair our development or commercialization efforts, and have a material adverse effect on our business, financial condition, and results of operations.

We were involved in a SPAC transaction that was terminated in June 2023. The outcome of the termination remains uncertain and may result in negative impact to us.
On May 16, 2022, we entered into a merger agreement (the “EdtechX Merger Agreement”) with EdtechX Holdings Acquisition Corp II (“EdtechX”), a Special Purpose Acquisition Company (“SPAC”). Subsequently, on June 21, 2023, the EdtechX Merger Agreement was terminated by EdtechX. On February 8, 2024, we received a letter from EdtechX threatening legal action, alleging that we breached the EdtechX Merger Agreement as a result of (i) our failure to complete a PCAOB audit by the agreed upon deadline and the failure to deliver interim financial information, as required by the EdtechX Merger Agreement, (ii) our incurrence of additional debt and (iii) our failure to use reasonable best efforts to obtain $20 million in equity financing. On July 12, 2024, EdtechX filed a complaint in the Superior Court of the State of Delaware alleging breaches of contract and the implied covenant of good faith and fair dealing in connection with this dispute. On September 20, 2024, we filed a motion to dismiss the complaint with the Superior Court of the State of Delaware. The outcome of this matter could adversely affect our business, operating results and financial condition.
We intend to focus on growth rather than short term results, which may negatively impact our results of operations in the near term.
We believe our long-term value will be greater if we focus on longer-term growth over short-term results. As a result, our results of operations may be negatively impacted in the near-term relative to a strategy focused on maximizing short-term profitability. Significant expenditures on sales and marketing efforts, developing and enhancing our platform, including through targeted acquisitions of new applications and software developers, and expanding our research and development efforts may not ultimately grow our business or lead to expected long-term results. If our strategy does not lead to expected growth or if we are ultimately unable to achieve results of operations at the levels we expect to, our business, financial condition and results of operations may suffer.
If we fail to maintain, enhance or protect our brand, our ability to expand our customer base will be impaired and our business, financial condition and results of operations may suffer.
Our reputation and brand, and the network effects among customers on our platform are important to our success, and if we are not able to maintain and continue developing our reputation, brand and network effects, our business, financial condition and results of operations could be adversely affected.
We believe that building a strong reputation and brand as an innovative and effective educational tool and continuing to increase the strength of the network effects among customers on our platform are critical to our ability to attract and retain customers. The successful development of our reputation, brand and network effects will depend on a number of factors, many of which are outside our control.
Negative perception of us or our platform may harm our reputation, brand and networks effects, including as a result of:
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complaints or negative publicity about us, our partners, our product offerings, including our practices and policies, even if factually incorrect or based on isolated incidents;

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illegal, negligent, reckless or otherwise inappropriate behavior by our partners, customers, employees or third parties;

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actual or perceived disruptions or defects in our platform, such as manufacturing or design defects in our products, payment disruptions or other incidents that impact the reliability of our offerings;

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litigation involving, or investigations by regulators into, our platform or business;

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inadequate or unsatisfactory customer support service experiences;

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negative responses by resellers and customers to new offerings on our platform;

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unfavorable media coverage of us, our products or the actions of other companies that provide products and services similar to ours;

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disruptions to global supply chains;

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political or social policies or activities; or

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any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

A regional or global health pandemic, such as the COVID-19 pandemic, could severely affect our business, results of operations and financial condition.
A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, the COVID-19 pandemic has had numerous effects on the global economy. Governmental authorities around the world implemented measures to reduce the spread of COVID-19 and these measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, adversely affected workforces, customers, consumer sentiment, economies and financial markets, and, along with decreased consumer spending, led to an economic downturn.
In response to the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and canceling or reducing physical participation in meetings, events and conferences), and implemented additional safety protocols for essential workers. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with a regional or global health pandemic, our operations will be negatively impacted. Further, it is possible that an increase in the remote working environment could have a negative impact on the execution of our business plans and operations.
To the extent any regional or global health pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
If we need additional capital in the future, it may not be available on favorable terms or at all.
We have historically relied on outside financing to fund our operations, capital expenditures and expansion. We expect to continue to require additional capital from equity or debt financing in the future to support our growth, fund our operations or to respond to competitive pressures or strategic opportunities. We may not be able to secure additional financing on favorable terms or at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our stockholders, including you, could suffer significant dilution in their percentage ownership of us, and any new securities that we issue could have rights, preferences and privileges senior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us, if and when required, our ability to grow or support our business and to respond to business challenges that we may face could be significantly limited.
Our existing and future levels of indebtedness could adversely affect our financial health, ability to obtain financing in the future, ability to react to changes in our business and ability to fulfill our obligations under such indebtedness.
As of June 30, 2024, we had outstanding indebtedness in the aggregate amount of approximately $22.4 million, consisting of an aggregate principal amount of $20.3 million, plus $1.9 million in accrued interest and $0.2 million in embedded derivative liability. Of the total outstanding principal, (i) $5.0 million will convert into 1,176,471 shares of our common stock (based upon an assumed initial public offering price of $5.00) in connection with this offering, (ii) $10.3 million is subject to monthly payment obligations, with maturities ranging from May 2025 through June 2026, and (iii) the remaining $5.0 million matures in July 2026. Since June 30, 2024, we have not incurred any additional indebtedness.
This level of indebtedness could:

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unless refinanced, require us to dedicate a substantial portion of funds to be received in this offering to the payment of principal and interest on our indebtedness, thereby reducing the amount of funds to be used for working capital, acquisitions, product development, capital expenditures and other general corporate purposes;

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limit our ability to obtain additional financing;

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limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase;

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increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations; and

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place us at a competitive disadvantage compared to our competitors with proportionately less debt or comparable debt at more favorable interest rates which, as a result, may be better positioned to withstand economic downturns.

Any of the foregoing impacts could have a material adverse effect on us.
We plan to continue to make acquisitions, which could negatively impact our financial condition or results of operations and may adversely affect the price of our common stock.
As part of our business strategy, we have made, and intend to make, acquisitions to add new software offerings, specialized employees and complementary companies, products or technologies, and enter new geographic regions. Our previous and future acquisitions may not achieve our goals, and we may not realize benefits from acquisitions we make in the future. If we fail to successfully integrate companies, products or technologies we acquire, our business, operating results and financial condition could be harmed. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. Our acquisition strategy may change over time and any future acquisitions we complete could be viewed negatively by customers, partners, investors or other parties with whom we do business. We may not successfully evaluate or utilize acquired technology and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, any of which could affect our financial condition or the value of our common stock. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms or at all. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, operating results and financial condition.
Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Paul Kellenberger, our Chief Executive Officer, or other members of our senior management team or other key personnel, we may not be able to execute on our business strategy.
Our future success depends on the continuing ability to attract, train, integrate and retain highly skilled personnel, including software engineers and sales personnel with experience in the education market. We face intense competition for qualified individuals from numerous software and other technology companies. We may not be able to retain current key employees or attract, train, integrate or retain other highly skilled personnel in the future. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our business, operating results and financial condition may be adversely affected.
Our future success also depends in large part on the continued services of our senior management and other key personnel. In particular, we are dependent on the services of Paul Kellenberger, our Chief Executive Officer, who is critical to the future vision and strategic direction of our business. We rely on our leadership team and key employees in the areas of engineering, sales and product development, design, marketing, operations, strategy, security, and general and administrative functions. Even though we have employment agreements with our executive officers, our executive officers and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason, and without notice. We do not currently maintain key-person life insurance policies on any of our officers or employees. If we lose the services of senior management or other key personnel, our business, operating results, and financial condition could be adversely affected.
Volatility or lack of appreciation in our stock price may also affect our ability to attract and retain key employees. Employees may be more likely to leave us if the common stock they own or the common stock underlying their vested options have significantly appreciated in value relative to the original purchase price of the common stock or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our common stock. If we are unable to retain employees, or if we need to increase our compensation expenses to retain our employees, our business, operating results and financial condition could be adversely affected.
If we fail to effectively expand our sales and marketing capabilities, we could harm our ability to increase our customer base and achieve broader market acceptance of our platform.
Our ability to broaden our customer base and achieve broader market acceptance of our platform will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. Our marketing efforts include industry event participation, the use of search engine optimization, paid search, and custom website development and deployment.
We plan to expand our sales and marketing organizations in the future, both domestically and internationally. Identifying, recruiting and training sales personnel will require significant time, expense, and attention. If we are unable to hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel are unable to achieve desired productivity levels in a reasonable period of time (including as a result of working remotely), or if our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our platform could be harmed. In addition, the investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.
Adverse general and industry-specific economic and market conditions, reductions in IT spending, supply chain disruptions, geopolitical conflicts, rising fuel prices, inflation, increasing interest rates, instability in the global banking system or changes in the spending policies or budget priorities for government funding of K-12 schools may reduce demand for our products and platform, which could harm our results of operations.
Our revenue, results of operations and cash flows depend on the overall demand for our platform and solutions. Concerns about the systemic impact of a potential widespread recession (in the United States or internationally) and instability in the global banking system, geopolitical conflicts, inflation or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence and diminished growth expectations in the United States economy and abroad, which in turn could result in reductions in spending by our existing and prospective customers. Prolonged economic slowdowns may result in customers delaying purchases or canceling subscriptions with us, choosing to focus on less expensive educational tools or seeking to lower their costs by requesting to renegotiate existing contracts on terms less advantageous to us or defaulting on payments due on existing contracts or not renewing at the end of existing contract terms. Economic uncertainty and associated macroeconomic conditions may also make it difficult for us and our customers to accurately forecast and plan future activities. As a result, an economic downturn could harm our business, revenue, results of operations and cash flows.
Further, a portion of our revenue is derived from sales to K-12 schools, which are heavily dependent on federal, state, and local government funding. In addition, the school appropriations process is often slow, unpredictable and subject to many factors outside of our control. Budget cuts, curtailments, delays, changes in leadership, shifts in priorities or general reductions in funding could reduce or delay our revenue. Funding difficulties experienced by schools, which have been exacerbated by the recent economic downturn, the impacts of the COVID-19 pandemic and state budget deficits, could also slow or reduce purchases, which in turn could materially harm our business.

Our business may be adversely affected by changes in available educational funding, resulting from changes in legislation, both at the federal and state levels, changes in the state procurement process, changes in government leadership, declines in K-12 school enrollment, emergence of other priorities and changes in the condition of the local, state or United States economies. Moreover, future reductions in federal funding and the state and local tax bases could create an unfavorable environment, leading to budget shortfalls resulting in a decrease in educational funding. Any decreased funding for schools may harm our revenue renewals and new business materially.
Additionally, permanent shifts in student enrollment from traditional K-12 education models toward online and home schooling or other alternative educational models that do not use our solutions could materially harm our business. In addition, our revenue coming from career training education might decline if such organizations experience a decline in enrollment rates.
Our platform and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.
Our platform and internal systems rely on software and hardware, including software and hardware developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. The software and hardware on which we rely has contained, and will in the future contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Any errors, bugs, vulnerabilities or defects in our systems or the software and hardware on which we rely, failures to properly address or mitigate the technical limitations in our systems or associated degradations or interruptions of service or failures to fulfill our commitments to our customers, have in the past led to, and may in the future lead to, outcomes including delays in bringing new products to market, damage to our reputation, loss of customers, loss of revenue, regulatory inquiries, litigation, or liability for fines, damages, or other remedies, any of which could adversely affect our business, operating results, and financial condition.
We have benefitted from the United States federal government’s stimulus packages focused on educational initiatives approved as a result of the COVID-19 pandemic. However, additional funding may not be approved, which may adversely affect our business, financial condition and results of operations.
As a result of the COVID-19 pandemic, the United States federal government approved certain fiscal stimulus packages, including $82.0 billion in December 2020 and $130.0 billion in March 2021, in part, to support reopening plans for K-12 schools and $35.0 billion in March 2021, in part, for public Higher Education institutions to assist in reopening efforts, such as distance learning programs, the implementation of safety protocols and emergency financial assistance (together, the “COVID Stimulus Funds”). Many of our current and potential customers were the recipients of COVID Stimulus Funds, and approximately 10% of our revenue in 2023 came from our customers spending COVID Stimulus Funds. We expect that in the absence of future stimulus packages similar to the COVID Stimulus Funds, our customers will be able to obtain funds from other sources; however, there can be no guarantee that this will be the case or that our customers will choose to use any such funds to purchase our products. In addition, we are unable to predict the extent, implementation and effectiveness of any government-funded benefit programs and stimulus packages in the future and the corresponding effect on demand for our platform. If such government-funded benefit programs and stimulus packages are not approved, our results may not be comparable to past or future periods. Further, as a result of the stimulus packages, if potential competitors are attracted to our industry and develop and market new technologies that render our existing or future solutions less competitive, unmarketable or obsolete, our business and operating results may be adversely affected.
We face risks related to our contracts with state and local government entities as well as difficulties with contracting with large customers with substantial negotiating leverage, and in the past have faced risks related to contracts with federal government agencies, any of which could harm our results of operations.
We have in the past entered into, and expect to continue to enter into, agreements with local, state and federal education agencies. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. Government entities may require contract terms that differ from our standard arrangements. In addition, government demand and payment for our products may be more volatile as they are affected by public sector budgetary cycles, funding authorizations, and the potential for funding reductions or delays, making the time to close such transactions more difficult to predict. This risk is enhanced as the size of such sales to government entities increases. As we expand our customer base and the application/solution coverage of our existing customers, we may be subject to increased scrutiny, potential reputational risk or potential liability should our platform and products fail to perform as contemplated in such deployments or should we not comply with the terms of our government contracts or government contracting requirements.
If we fail to maintain relationships with third-party software developer partners or fail to expand our partnerships with industry partners, our ability to grow our business and revenue will suffer.
The success of our business depends in large part on the continued and increased development and volume of compelling content and on continuing to recruit and work with third-party developers. We may face several challenges in establishing and expanding these relationships. For instance, third-party developers who contribute to our platform must invest significant time and resources to adjust the manner in which they develop their applications for an AR/VR learning environment. The delivery of AR/VR educational programs at educational institutions is still growing in acceptance, and it is possible that administrators and faculty members may have concerns regarding such services. We cannot be certain that AR/VR educational programs, such as those offered on our platform, will ever achieve significant market acceptance, and industry partners may therefore decline to continue to create content for our platform. Further, if we were to lose certain key third-party developers, or otherwise lose a significant number of third-party developers, our growth and revenue would be negatively impacted.
We depend on a limited number of third-party partners to produce, resell and distribute our products.
We rely on a limited number of third parties to produce the hardware and software for our platform and solutions and rely on certain third-party resellers and distributors to resell and distribute our products. If we are unsuccessful in maintaining existing relationships with third parties and, if needed, establishing new relationships with third parties, our ability to efficiently operate existing services or develop new products and services could be impaired, and as a result, our competitive position or our results of operations could suffer. In August 2021, we entered into an agreement to work with a major PC OEM to build Inspire, a proprietary laptop, which allowed us to leverage the OEM’s supply chain network. Our master agreement with this PC OEM partner is subject to a one-year automatic renewal term, and either party is permitted to terminate the agreement upon written notice delivered to the other party not later than three months prior to the expiration of the applicable term. In addition, during 2023, we entered into an agreement with another PC OEM for the manufacture of an additional laptop product. If either PC OEM partner, decides to discontinue its partnership with us and we are unable to replace the products manufactured by such partner with another PC OEM that we currently work with or a new PC OEM partner, our business, operating results and financial condition could be materially and adversely impacted. We also rely upon one third-party partner located in China to manufacture our stylus. If our manufacturing partners or resellers and distributors that we rely upon decide to discontinue their relationship with us and we are unable to replace such parties on similar terms or at all, our business could be materially and adversely impacted.
Failure of our resellers or other commercial partners to use acceptable ethical business practices or comply with applicable laws could negatively impact our business.
As part of our sales and marketing strategy, we rely on third-party resellers and other commercial partners to distribute and market our products and outside of the United States, we rely exclusively on resellers to distribute and market our products. We expect these resellers and partners to operate in compliance with applicable laws, rules, and regulations, but we cannot control their conduct. If any of our resellers or partners violate applicable laws or implements business practices that are regarded as unethical, the distribution of our products in those jurisdictions could be interrupted, usage of our platform could decline, our reputation could be damaged, and we may be subject to liability. Any of these events could have a negative impact on our business, financial condition, and results of operations.

Risks Related to Financial and Accounting Matters
Our operating results may fluctuate significantly, which makes our future results difficult to predict.
Our quarterly and annual operating results have fluctuated in the past and are expected to fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results and subjects us to a number of uncertainties, including our ability to plan for and anticipate future growth. As a result, you should not rely upon our past quarterly and annual operating results as indicators of future performance. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving markets, such as the risks and uncertainties described herein. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:
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our ability to generate revenues from our platform;

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our ability to attract and retain customers;

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our ability to fulfill customer orders in a timely manner;

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our ability to recognize revenue or collect payments from customers or other third parties in a particular period;

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the ability of our third-party partners to manufacture and deliver our hardware, including due to global supply chain issues;

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fluctuations in spending by our customers due to availability of government funding and subsidies, episodic regional or global events, or other factors;

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the pricing of our product offerings;

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the timing, cost of and mix of our new and existing sales and marketing and promotional efforts;

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changes to our platform or the development and introduction of new products or services by our competitors;

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changes in local, state or federal regulations regarding education, particularly the introduction of limitations on education products or topics for the K-12 school population, including, for example, Florida’s Parental Rights in Education bill, which became effective as of July 1, 2022;

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system failures, disruptions, breaches of security or privacy, whether on our platform or on those of third parties, and the costs associated with any such breaches and remediation;

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negative publicity associated with our products;

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health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;

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the timing of incurring additional expenses, such as increases in sales and marketing or research and development expenses;

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adverse litigation judgments, settlements or other litigation-related costs;

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other changes in the legislative or regulatory environment, including with respect to education standards and privacy and cybersecurity, or actions by governments or regulators, including fines, orders or consent decrees;

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changes in United States generally accepted accounting principles; and

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changes in domestic and global business and macroeconomic conditions, including as a result of increasing interest rates, inflation, instability in the global banking system, and global unrest including the wars in Gaza and Ukraine.

The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.
We have identified material weaknesses in our internal control over financial reporting, and the failure to achieve and maintain effective internal controls over financial reporting could harm our business and negatively impact the value of our common stock.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements for the year ended December 31, 2023, we concluded that there were five material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses that were identified related to:
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lack of segregation of duties;

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certain information technology general controls, including controls review of user access roles and administrative access;

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account reconciliations and cutoff;

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analysis of significant and unusual transactions, and

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lack of a formal risk assessment policy for entity level controls.

We are currently in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including:
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hiring additional financial personnel with accounting and financial reporting expertise;

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implementing user access policies, reviews and procedures;

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improving our ongoing account reconciliations and variance analyses;

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reviewing significant and unusual financing transactions; and

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establishing a formal and documented risk assessment policy.

As of June 30, 2024, these material weaknesses have not been fully remediated. Although we are targeting completion of the remediation measures within twelve months of the closing of this offering, we cannot be certain that our efforts will successfully remediate our material weaknesses by this date, or at all, or prevent restatements of our financial statements in the future. Due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, no assurance can be given as to the timing and cost of full remediation. The material weaknesses will be fully remediated when, in the opinion of our management, the revised control processes have been operating for a sufficient period of time.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. To date, we have enhanced our business documentation process and are providing training to help with management’s self-assessment and testing of internal controls. We are implementing new workflow functionality and accounting systems that will help with ongoing account reconciliation, variance analysis and efficient review of significant financing transactions. With the hire of additional financial personnel, allocating other employees’ and consultants’ time to the implementation of user access controls and increased accounting oversight and implementation of new accounting system applications, we have incurred approximately $0.2 million and we expect to incur approximately $0.4 million in additional costs over the next twelve months to remediate these control deficiencies, though we cannot be certain that our efforts will be successful at remediating the material weaknesses or at avoiding potential future material weaknesses. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers.
There is uncertainty regarding our ability to continue as a going concern.
Our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2023, which stated that management has concluded that substantial doubt exists about our ability to continue as a going concern for one year after the date our consolidated financial statements are issued. As discussed in Note 1 to our consolidated financial statements, we have suffered recurring losses from operations, negative cash flows from operations, non-compliance with certain debt covenants and have a net working capital deficiency that raises substantial doubt about our ability to continue as a going concern. Further, we had an accumulated deficit of approximately $(286.6) million as of June 30, 2024. To address our shortage of working capital necessary to fund our operations, management is developing a remediation plan that includes refinancing existing debt facilities and raising new sources of capital. As a result of the uncertainty regarding our ability to continue as a going concern, there is increased risk that you could lose the entire amount of your investment in us. The financial statements included in the registration statement of which this prospectus is a part do not include any adjustments that might result from the outcome of this uncertainty.
Our business is subject to seasonal sales and customer growth fluctuations which could result in volatility in our operating results, some of which may not be immediately reflected in our financial position and results of operations.
Our business may be affected by the general seasonal trends common to education, tutoring and standardized testing markets. These include but are not limited to increased new subscriptions and expansions to existing subscriptions in connection with annual budgetary decisions made at the local, state and governmental level.
This seasonality may adversely affect our business and cause our results of operations to fluctuate.
If currency exchange rates fluctuate substantially in the future, our operating results, which are reported in United States dollars, could be adversely affected.
As we continue to expand our operations, we may become more exposed to the effects of fluctuations in currency exchange rates. A substantial majority of our revenues to date have been denominated in United States dollars and, therefore, we have not historically been subject to foreign currency risk. Fluctuations in the exchange rates between the United States dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks or have any plans to do so.
Our ability to use our United States federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.
As of December 31, 2023, we had United States federal net operating loss (“NOL”) carryforwards of approximately $34.1 million and state NOL carryforwards of approximately $22.9 million after Section 382 limitations. Under the 2017 Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act, unused United States federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020 is limited to 80% of current year taxable income. NOLs arising in taxable years ending before 2018 are generally limited to a 20-year carryforward period.
Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post-change income or taxes may be limited. We have completed an initial Section 382 analysis, and it is most likely that we have previously undergone one or more ownership changes so that our use of NOLs is currently subject to limitation.
We may also experience ownership change(s) in the future as a result of subsequent shifts in our stock ownership, some of which may be outside our control. Therefore, it is possible that such an ownership change could limit the amount of NOLs we can use to offset future taxable income. Our current NOL carryforwards, and any NOL carryforwards of companies we acquire in the future, may be subject to limitations, thereby increasing our overall tax liability. Our NOL carryforwards may also be impaired under similar provisions of state law. We have recorded a full valuation allowance related to our United States federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. Our NOL carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income. Any future changes in United States tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact our ability to utilize NOL carryforwards. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs, which could adversely affect our business, operating results, financial condition, and cash flows.
We could be subject to changes in tax rates, the adoption of new United States or international tax legislation, or exposure to additional tax liabilities.
We operate in a number of tax jurisdictions, including in the United States at the federal, state and local levels, and certain foreign countries, and we may expand the scale of our operations in the future. We are subject to review and potential audit by a number of tax authorities. A change in law or in our global operations could result in higher effective tax rates, reduced cash flows and lower overall profitability.
In addition, taxing authorities in the United States and in foreign jurisdictions may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value-added or similar taxes, and may successfully impose additional obligations on us. The application of indirect taxes, such as sales, use, value-added, and goods and services taxes, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.
Tax authorities may question, challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. Any such assessments or obligations could adversely affect our business, operating results and financial condition.
Due to shifting economic and political conditions, tax policies, laws, or rates in various jurisdictions may be subject to significant changes in ways that impair our financial results. Various jurisdictions have enacted or are considering digital services taxes, which could lead to inconsistent and potentially overlapping tax regimes. Such taxes, if enacted, could adversely affect our business, operating results, and financial condition.
We may have exposure to greater-than-expected tax liabilities, which could seriously harm our business.
We have entered into transfer pricing arrangements that establish transfer prices for our intercompany operations. However, our transfer pricing procedures are not binding on the applicable taxing authorities. No official authority in any jurisdiction has made a determination as to whether or not we are operating in compliance with such authority’s transfer pricing laws. Accordingly, taxing authorities in any of these jurisdictions could challenge our transfer prices and require us to adjust them to reallocate our income. Any change to the allocation of our income as a result of review by such taxing authorities could have a negative effect on our operating results and financial condition. In addition, the determination of our provision for income taxes and other uncertain tax liabilities requires significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Tax authorities may disagree with and may challenge our tax positions. If our tax positions were not sustained, we could be required to pay additional taxes, interest, penalties or other costs, or have other material consequences.
Risks Related to Legal and Regulatory Matters
State or local legislation has been and may continue to be adopted that limits or bans instruction in public schools that includes or promotes social or emotional learning, which could limit our ability to operate in those states and/or localities and have an adverse impact on our business, operating results and financial condition.
We offer learning experiences on our platform that are designed to support social and emotional learning competencies, including self-awareness, social awareness, self-management and relationship skills. Recently, certain state and local legislatures in the United States have been critical of social and emotional learning and have proposed or taken action to limit social or emotional learning in public schools. For example, Florida recently passed the Parental Rights in Education Act, which places limitations on the subjects that may be taught to students in kindergarten through third grade, requires school districts to adopt certain procedures to notify parents of such children of certain social and emotional learning topics being discussed in public schools, and provides for injunctive relief and monetary damages for parents who successfully assert a claim that the school district has violated the act. Similar measures have been proposed in other states, including Georgia and Oklahoma. It is difficult to fully predict the potential effects of such legislation on the education technology industry, and on our business in particular. If our customers are impacted by such legislation and are unable to, or do not, renew their subscription agreements, or if we are unable to attract new customers because of such local and state legislation, our business, financial condition and operating results may be adversely affected.
Our failure to comply with laws and regulations that are or may become applicable to us as a technology provider for K-12 schools, community colleges and other educators could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.
We may become subject to regulations and laws specific to the education sector because we offer our platform, solutions and services to educational institutions. Data privacy and security with respect to the collection of personally identifiable information from students continues to be a focus of worldwide legislation and regulation. This includes significant regulation in the European Union (the “EU”), and legislation and compliance requirements in various jurisdictions around the world. Within the United States, several states have enacted legislation that goes beyond any federal requirements relating to the collection and use of personally identifiable information and other data from students. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in customers and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before students can utilize our services. We do not currently believe that such regulations and laws pose a material risk to our business because we do not currently collect or use the information of students or educators as part of our platform. We post our privacy policies and practices concerning the use and disclosure of student data on our website. However, any failure by us to comply with our posted privacy policies, FTC requirements or other privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies or by private litigants that could potentially harm our business, results of operations, and financial condition.
Our business may also become subject to laws specific to students, such as the Family Educational Rights and Privacy Act, the Delaware Higher Education Privacy Act and a California statute which restricts the access by postsecondary educational institutions of prospective students’ social media account information. Compliance requirements include obtaining government licenses, disclosures, consents, transfer restrictions, notice and access provisions for which we may in the future need to build further infrastructure to further support. We cannot guarantee that we or any companies we acquire have been or will be fully compliant in every jurisdiction, due to lack of clarity concerning how existing and future laws and regulations governing educational institutions affect our business and lengthy governmental compliance process timelines. Moreover, as the education industry continues to evolve, increasing regulation by federal, state and foreign agencies becomes more likely. Certain states have also adopted statutes, such as California Education Code § 66400, which prohibits the preparation or sale of material that should reasonably be known will be submitted for academic credit. While these statutes are currently directed at enterprises selling term papers, theses, dissertations and the like, which we do not offer, and were not designed for services like ours, which are designed to help students understand the relevant subject matter, other states may adopt similar or broader versions of these types of statutes, or the interpretation of the existing or future statutes may impact whether they are cited against us or where we can offer our services.
The adoption of any laws or regulations that adversely affect the popularity or growth in the use of the Internet particularly for educational services, including laws limiting the content and learning programs that we can offer, and the audiences that we can offer that content to, may decrease demand for our service offerings and increase our cost of doing business. Future regulations, or changes in laws and regulations or their existing interpretations or applications, could also hinder our operational flexibility, raise compliance costs and result in additional historical or future liabilities for us, resulting in adverse impacts on our business and results of operations.
While we expect and plan for new laws, regulations, and standards to be adopted over time that will be directly applicable to the Internet and to our student-focused activities, any existing or new legislation applicable to our business could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations and potential penalties or fees for non-compliance, and could negatively impact the growth in the use of the Internet for educational purposes and for our services in particular. We may also run the risk of retroactive application of new laws to our business practices that could result in liability or losses. Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to change previous regulatory schemes or choose to regulate transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified, and new laws may be enacted in the future. Any such developments could harm our business, results of operations, and financial condition.
Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.
We are subject to many United States federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy, cybersecurity, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, protection of minors, consumer protection, taxation and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations or other government scrutiny.
We collect, store, use and otherwise process data, some of which contains personal information about our employees, customers and business partners, including contact details, network details, and location data. Therefore, we are or may become subject to United States (federal, state, local) and foreign laws and regulations regarding data privacy and security and the processing of personal information and other data from customers, end users or business partners. The regulatory framework for privacy, information security, data protection and processing worldwide and interpretations of existing laws and regulations is likely to continue to be uncertain and current or future legislation or regulations in the United States and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to process data we use in our business operations.
While we have made efforts to comply with these laws and regulations, the uncertainty surrounding enforcement and changing privacy landscapes in the United States and abroad could change our compliance status. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business.
The costs of complying with these laws and regulations are high and likely to increase in the future, particularly as the degree of regulation increases and our business grows and our geographic scope expands. The impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the education technology sector that have greater resources. Any failure or perceived failure of compliance on our part to comply with the laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect its business, financial condition or operating results. Furthermore, it is possible that certain governments may seek to block or limit our platform and products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our platform and products for an extended period of time or indefinitely.
We could be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results and financial condition.
From time to time, we may be involved in actual and threatened legal proceedings, claims, investigations and government inquiries arising in the ordinary course of our business, including intellectual property, data privacy, cybersecurity, privacy and other torts, illegal or objectionable content, contractual rights, false or misleading advertising, or other legal claims relating to content or information that is provided to us or published or made available on our platform. Any proceedings, claims or inquiries involving our company, whether successful or not, may be time consuming, result in costly litigation, unfavorable outcomes or increased costs of business, require us to change our business practices or platform, require significant amount of management’s time or may harm our reputation or otherwise harm our business, operating results, and financial condition.
We are currently involved in litigation to protect our patents, trademarks, copyrights and other intellectual property rights, and may be subject to intellectual property litigation and threats thereof in the future. Specifically, a number of competitors based in China have created clones of our original all-in-one product. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot assure that we will be successful in such action. Companies in the Internet, technology and education industries typically own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and grow our business and platform offerings, the possibility of receiving a larger number of intellectual property claims against us grows. In addition, various “non-practicing entities” that own patents and other intellectual property rights may in the future attempt to assert intellectual property claims against us to extract value through licensing or other settlements.
From time to time, we receive letters from patent holders alleging that our platform infringes on their patent rights and from trademark holders alleging infringement of their trademark rights. We also receive letters from holders of copyrighted content alleging infringement of their intellectual property rights. Our technologies and content, including the content that partners may create for use on our platform, may not be able to withstand such third-party claims, and could have a material adverse effect on our business.
With respect to any intellectual property claims, we may have to seek a license to continue using technologies or engaging in practices found to be in violation of a third-party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses (for example, by being required to pay significant royalties in connection with such licenses). A license to continue using such technologies or practices may not be available to us at all and we may be required to discontinue use of such technologies or practices or to develop alternative non-infringing technologies or practices. The development of alternative non-infringing technologies or practices could require significant effort and expense or may not be achievable at all. Our business, operating results and financial condition could be harmed as a result. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.

We are susceptible to illegal or improper uses of our educational platform, which could expose us to additional liability and harm our business.
Our educational platform is susceptible to unauthorized use, copyright violations and unauthorized copying and distribution (whether by students, schools or otherwise), theft, employee fraud and other similar breaches and violations. These occurrences may harm our business and consequently negatively impact our results of operations. Additionally, we may be required to employ a significant number of resources to combat such occurrences and identify those responsible.
The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to our business.
Although a decreasing portion of our revenue is derived from business that we do in the PRC, and that percentage is expected to continue to decrease, as long as a portion of our revenue and other business activities are derived from business in the PRC, our activities in the PRC are and will be governed by the PRC legal system that is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new and continue to evolve, interpretation and enforcement of these laws and regulations involve significant uncertainties and different degrees of inconsistency. Some of the laws and regulations are still in the developmental stage and are therefore subject to policy changes. Many laws, regulations, policies and legal requirements have only been recently adopted by PRC central or local government agencies, and their implementation, interpretation and enforcement may involve uncertainty due to the lack of established practice available for reference. We cannot predict the effect of future legal developments in the PRC, including the promulgation of new laws, changes in existing laws or their interpretation or enforcement, or the pre-emption of local regulations by national laws. As a result, as long as a portion of our revenue is derived from business that we do in the PRC, there is substantial uncertainty as to the legal protection available to us relating to such business. Moreover, due to the limited volume of published cases and the non-binding nature of prior court decisions, the outcome of dispute resolution may not be as consistent or predictable as in other more developed jurisdictions, which may limit the legal protection available to us. In addition, any litigation in the PRC may be protracted and result in substantial costs and the diversion of resources and management attention.
The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.
The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. In addition, according to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Funds, which became effective on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. Although we do not currently have any employees located in the PRC , we did in the past have employees in our subsidiary, zSpace Technologies (Shanghai) Ltd. (“zSpace Shanghai”). In March 2023, zSpace Shanghai terminated six employees. Three of these former employees have instituted actions related to post-employment disputes alleging they were not provided appropriate severance and have filed disputes with the Shanghai employment bureau and the Jing’an People’s Court. The Jing’an People’s Court determined that zSpace Shanghai owed these three employees a total amount of 849,153 Chinese yuan renminbi (or approximately $117,000), 71,852 (or approximately $10,000) of which has been paid to date. We currently expect that the total amount that we will be required to pay to resolve these three disputes, including penalties, fees and expenses, will be approximately $125,000. If we become subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.
The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses in China, and the closure of the concerned websites in China. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our websites, including our website in China, are found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.
If we fail to conduct our marketing activities in compliance with the advertisement regulations in China / PRC, our results of operations and financial condition may be materially and adversely affected.
Under the Advertisement Law of the PRC, an advertisement for education or training shall not contain any of the following items: (i) any promise relating to progression, passing examinations, or obtaining a degree or qualification certificate, or any express or implied guaranteed promise relating to education or training results; (ii) express or implied statement that the relevant examination agency or its personnel or any examination test designer will be involved in the education or training; and (iii) the use of the names or images of research institutes, academic institutions, education institutions, industry associations, professionals or beneficiaries for recommendation or as proof. Publishing advertisements for education and training in violation of these provisions may subject us to orders to cease publishing advertisements, orders to mitigate the impacts of such advertisements, or to fines of one to five times the advertising fees, or to a revocation of the business licenses and approval documents for advertisement review.
The PRC government has turned its attention toward greater regulation of advertising, and more recently, of online advertising and has issued the SAIC Interim Measures for the Administration of Internet Advertising, which came into effect on September 1, 2016. The new regulation clarifies what content is considered “internet advertising,” lays out rules for “publishers” of online advertisements, and outlines investigation measures and penalties for violators. In practice, any digital content placed on any online platform with the intent of promoting a product or service could be subject to the regulation. Given the ubiquity of online advertising in China, the regulations may have a widespread impact on the actions of advertisers and platform operators. The regulation identifies individual or corporate publishers as responsible for complying with the online advertising rules and subjects them to penalties when in violation. Although we are decreasing our business in China, for so long as we conduct advertising and marketing activities in China, any failure to do so in compliance with the advertisement regulations therein could adversely affect our results of operations and financial condition.
We are subject to laws and regulations, including governmental export and import controls, sanctions and anti-corruption laws, that could subject us to liability if we are not in full compliance with applicable laws.
We are subject to laws and regulations, including governmental export and import controls, that could subject us to liability. Our products are subject to United States export controls, including the United States Department of Commerce’s Export Administration Regulations (“EAR”), and we and our employees, representatives, distributors, resellers, contractors, agents, intermediaries, and other third parties are also subject to various economic and trade sanctions regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). Furthermore, United States export control and economic sanctions laws and regulations prohibit the shipment of certain hardware and software to certain countries, governments and persons targeted by United States sanctions and for certain end-uses. As an example, following Russia’s invasion of Ukraine, the United States and other countries imposed economic sanctions and severe export control restrictions against Russia and Belarus. The United States and its allies could expand and strengthen these sanctions and export restrictions and take other actions should the conflict further escalate. These restrictions, or any similar restrictions, would further impact our ability to do business in certain parts of the world, including selling our products and services and using local developers. While we have implemented certain procedures to facilitate compliance with applicable laws and regulations, we cannot be certain that we or third parties have complied with all laws or regulations in this regard. Failure by our employees, representatives, distributors, resellers, contractors, third-party resellers agents, intermediaries or other third parties to comply with applicable laws and regulations in the collection and distribution of this information also could have negative consequences to us, including reputational harm, government investigations and penalties.
Although we take precautions to prevent our products and services from being provided in violation of such laws and regulations and have no knowledge of any past violations of such laws and regulation, our products and services may have been in the past, and could in the future be, provided in violation of such laws. If we or our employees, representatives, distributors, resellers, contractors, third-party resellers agents, intermediaries or other third parties fail to comply with these laws and regulations, we could be subject to civil or criminal penalties, including the possible loss of export privileges and fines. We may also be adversely affected through reputational harm, loss of access to certain markets or otherwise. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities.
We are also subject to the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010 (the “Bribery Act”), and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws in the United States and other countries in which we operate. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees, agents, intermediaries and other third parties from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the public, and in certain cases, private sector. We leverage third parties, including intermediaries, distributors, resellers and agents, to conduct our business and to distribute and resell our products in the United States, and outside of the United State, we rely exclusively such on third parties to conduct our business and to distribute and resell our products. We and these third parties may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we may be held liable for any corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, distributors, resellers, agents, intermediaries and other third parties, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with FCPA, Bribery Act and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws, we cannot be certain that they will be effective, or that all of our employees, representatives, contractors, distributors, resellers, agents, intermediaries or other third parties have not taken, or will not take actions, in violation of our policies and applicable law, for which we may be ultimately held responsible. If we increase our international sales and business, including our business with government organizations, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from United States government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Any investigations, actions or sanctions could harm our reputation, business, operating results, and financial condition.
The obligations associated with operating as a public company following this offering will require significant resources and management attention and will cause us to incur additional expenses, which will adversely affect our results of operations.
Following this offering, our expenses will increase as a result of the additional accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations. After the consummation of this offering, we will be required to comply with certain requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other applicable securities rules and regulations. The Exchange Act requires, among other things, us to file annual, quarterly, and current reports with respect to our business and operating results with the SEC. We will also be required to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a public company, we will be required to, among other things:

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prepare and file periodic public reports and other stockholder communications in compliance with our obligations under the United States federal securities laws;

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create or expand the roles and duties of our board of directors and committees of our board of directors;

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institute more comprehensive financial reporting and disclosure compliance functions; and

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establish new and enhance existing internal policies, including those relating to disclosure controls and procedures.

These changes, and the additional involvement of accountants and legal advisors, will require a significant commitment of additional resources. We might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, in connection with this offering, we intend to increase our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
Risks Related to Intellectual Property
Failure to register, protect or enforce our proprietary technology and intellectual property rights could substantially harm our business, operating results and financial condition.
We rely on a combination of confidentiality, assignment and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection and other intellectual property laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold issued patents and copyrights in the United States and foreign jurisdictions, and multiple trademark registrations in the United States and other foreign countries. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future applications covering our intellectual property rights may not be issued.
Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the United States are typically not published until at least 18 months after filing, or, in some cases, not at all. We cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The uncertainty and changing landscape regarding the patentability of software and the interpretation of the United States patent laws with respect thereto may also bring into question the validity of certain software patents and may make it more difficult and costly to prosecute patent applications. Such changes may lead to uncertainties or increased costs and risks surrounding the prosecution, validity, ownership, enforcement, and defense of our issued patents and patent applications and other intellectual property rights, the outcome of third-party claims of infringement, misappropriation, or other claims of intellectual property violations brought against us and the actual or enhanced damages (including treble damages) that may be awarded in connection with any such current or future claims, and could have a material adverse effect on our business.
We rely on our trademarks, trade names, and brand names to distinguish our platform from the products of our competitors. However, third parties may have already registered identical or similar marks for products or solutions that also address the software market in which we operate. Efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks may restrict our ability to promote and maintain a cohesive brand throughout our key markets. We cannot be certain that pending or future United States or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
In addition, effective intellectual property protection may not be available in every country in which we conduct or intend to conduct our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, others may offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to mimic our platform and methods of operations more effectively.
To prevent substantial unauthorized use of our intellectual property and proprietary rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot be certain that we would be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights (or to contest claims of infringement) than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from knowingly or unknowingly infringing upon, misappropriating or circumventing our intellectual property rights. If we are unable to protect our proprietary rights (including aspects of our software and platform protected other than by patent rights), we will find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create our platform. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business, results of operations and financial condition or adversely affect our business, operating results, and financial condition.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information.
We have devoted substantial resources to the development of our intellectual property and proprietary rights. To protect our intellectual property and proprietary rights, we rely in part on confidentiality agreements with our employees, vendors, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Effective trade secret protection may also not be available in every country in which our platform is used or where we have employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with our platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property and proprietary rights. In addition, others may independently discover trade secrets and proprietary information and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Third parties may claim that our platform infringes their intellectual property rights, and this may create liability for us or otherwise adversely affect our business, operating results and financial condition.
Third parties may claim that our platform infringes their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of such claims to increase as the functionality of our platform and services overlaps with that of other products and services, and as the volume of our software patents and patent applications continues to increase.
Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights, and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. We have in the past received immaterial, and may in the future receive material or immaterial, claims we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we may face a higher risk of being the subject of intellectual property infringement claims.
We may also face exposure to third-party intellectual property infringement, misappropriation or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology and intellectual property of third parties into our products. This could also result in us losing valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for these intellectual property rights, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.
Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
A portion of the technologies we use incorporates “open source” software, and we may incorporate open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative work we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use third-party open source software have also faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of open source software or claiming non-compliance with the applicable open source licensing terms.
In addition to using open source software, we also license to others some of our software through open source projects. Open sourcing our own software requires us to make the source code publicly available, and therefore can affect our ability to protect our intellectual property rights with respect to that software. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification or derivative work of such licensed software. If an author or other third-party that distributes open source software that we use or license alleges that we did not comply with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from offering our products that contained the open source software, required to release proprietary source code, required to obtain licenses from third parties or required to comply with the conditions unless and until we can re-engineer the product so that it complies with the open source license or does not incorporate the open source software.
Neither the United States nor foreign courts have interpreted a large number of open source licenses, and accordingly, there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our platform. In that event, we could be required to seek licenses from third parties in order to continue offering our platform, to re-develop our platform or to release our proprietary source code under the terms of an open source license, any of which could harm our business. Enforcement activity for open source licenses can also be unpredictable. Were it determined that our use was not in compliance with a particular license, we could be required to release our proprietary source code, defend claims, pay damages for breach of contract or copyright infringement, grant licenses to our patents, re-engineer our platform, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business. Open source compliance problems can also result in damage to our reputation and challenges in recruitment or retention of engineering personnel. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs. Litigation could be costly for us to defend, have a material adverse effect on our business, results of operations and financial condition, or require us to devote additional development resources to change our platform.
We license technology from third parties, and our inability to maintain those licenses could harm our business.
We incorporate technology that we license from third parties, including software, into our platform. Licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement claims due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we conduct business. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against its licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop our platform that is dependent on that technology would be limited, and our business could be harmed. Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all and which may require us to use alternative technology of lower quality or performance standards. As a result, our business, operating results and financial condition would be adversely affected.
The failure of our information technology (“IT”) systems or a security breach involving customer or employee personal data, and the remediation of any such failure or breach, could materially impact our reputation and adversely affect our business, results of operations or financial condition.
Our business operations utilize a variety of IT systems. Although we have established appropriate contingency plans to mitigate the risks associated with a failure of our IT systems or a security breach, if one of our key IT systems were to suffer a failure or security breach, this could have a material adverse effect on our business, results of operations or financial condition. Further, we rely on third parties for certain IT services. If an IT service provider were to fail or the relationship with us were to end, we might be unable to find a suitable replacement in a timely manner, and our business, results of operations or financial condition could be materially adversely affected. We continually modify and enhance our IT systems and technologies to increase productivity and efficiency. As new systems and technologies are implemented, we could experience unanticipated difficulties resulting in unexpected costs and adverse impacts to our business processes. When implemented, the systems and technologies may not provide the benefits anticipated and could add costs and complications to ongoing operations, which may have a material adverse effect on our business, results of operations or financial condition.
Any security breach of our IT systems or those of our IT service providers could result in disruptions to our operations. To the extent that such a breach results in a loss or damage to our data, or an inappropriate disclosure of confidential or personal information, it could cause significant damage to our reputation, affect our relationships, lead to claims against us and ultimately materially adversely affect our business, results of operations or financial condition.
Any interruptions in our operations due to cyberattacks or to our failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation, business, operating results, and financial condition.
We have been the target of attempted cyber-attacks in the past, and we may be subject to unauthorized access of digital data with the intent to misappropriate information, corrupt data or cause operational disruptions in the future. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any successful attempts by cyber attackers to disrupt our services or systems could result in mandated user notifications, litigation, government investigations, significant fines and expenditures, divert management’s attention from operations, deter people from using our platform, damage our brand and reputation, and materially adversely affect our business and results of operations. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to avoid attacks that arise through computer systems of our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.
We have not previously experienced, but may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. State-supported and geopolitical-related cyberattacks may increase in connection with Russia’s invasion of Ukraine and any related political or economic responses and counter-responses. The war in Ukraine and associated activities in Ukraine and Russia have increased the risk of cyberattacks on various types of infrastructure and operations, and the United States government has warned companies to be prepared for a significant increase in Russian cyberattacks in response to the sanctions on Russia. If our services are unavailable when end users attempt to access them, our customers may seek other services, which could reduce demand for our solutions from target customers.
We have processes and procedures in place designed to enable us to recover from a disaster or catastrophe and continue business operations and have tested this capability under controlled circumstances. Although we believe we maintain cybersecurity and data privacy programs sufficient for our current operations and intend to expand such programs as our operations grow, as an early-stage company, we have not made significant investments in such programs. Further, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.
Risks Related to our Common Stock and this Offering
The price of our common stock may be volatile.
Upon consummation of this offering, the price of our common stock, may fluctuate due to a variety of factors, including:
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actual or anticipated fluctuations in our user growth, retention, engagement, revenue or other operating results;

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developments involving our competitors;

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variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

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actual or anticipated fluctuations in quarterly or annual operating results;

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any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information or our failure to meet expectations based on this information;

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publication of research reports by securities analysts about us, our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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additional shares of common stock being sold into the market by us or our stockholders, including the Selling Stockholders, or the anticipation of such sales, or the sale of shares by existing stockholders subject to lock-up agreements into the market, when applicable “lock-up” periods end;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the number of shares of common stock available for public sale;

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announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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announcements by us or estimates by third parties of actual or anticipated changes in the number of our customers or the level of user engagement;

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changes in operating performance and stock market valuations of technology companies in our industry, including our partners and competitors;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole, including interest rate changes and inflation;

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developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

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other events or factors, including those resulting from wars, recessions, instability in the global banking system, local and national elections, international currency fluctuations, corruption, political instability and acts of terrorism.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and seriously harm our business.
We will have broad discretion in how we may use the net proceeds in connection with this offering, and we may not use them effectively.
Our management will have broad discretion in applying the net proceeds we receive in connection with this offering. We may use the net proceeds for the acquisition of software applications and software company acquisitions and to fund sales and marketing efforts, working capital and general corporate purposes. We may use these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed. For a discussion on how we currently intend to use the proceeds from this offering, see “Use of Proceeds.”
We will be classified as a “controlled company” for purposes of the Nasdaq Listing Rules and therefore qualify for certain exceptions from certain corporate governance requirements. As a result, in the event we rely on such exceptions, our stockholders would not have the same protections afforded to stockholders of companies that are not controlled companies.
Currently, dSpace Investments Limited controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain stock exchange corporate governance requirements, including:
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the requirement that a majority of a company’s board of directors consist of independent directors;

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the requirement that nominating matters be decided solely by independent directors; and

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the requirement that executive and officer compensation matters be decided solely by independent directors.

Accordingly, in the event that we decide to rely on the “controlled company” exemption to reduce our corporate governance requirements, our stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and may remain an emerging growth for up to five years following the fifth anniversary of the date of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. The reduced disclosure and other requirements that we may take advantage of include:
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not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

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presenting reduced disclosure about our executive compensation arrangements;

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not being required to hold non-binding advisory votes on executive compensation or golden parachute arrangements;

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being exempt from any rule adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation and identification of critical audit matters, and

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relying on extended transition periods for complying with new or revised accounting standards, a result of which is that our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or be more volatile.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
We do not intend to pay cash dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
Following this offering, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and the price and trading volume of our common stock may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, in certain instances companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future sales of our common stock could cause the market price of our common stock to decline.
The price of our common stock could decline if there are substantial sales of our common stock, particularly by the Selling Stockholders, our directors, our executive officers or their affiliates, or when there is a large number of shares of our common stock available for sale. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. We are registering up to 2,219,970 shares of common stock for resale by the Selling Stockholders, which will be immediately eligible for sale in the public market upon consummation of the offering. The number of Selling Stockholder Shares is dependent upon the initial public offering price. If the initial public offering price is $5.00, which is the midpoint of the range set forth on the cover page of this prospectus, the number of shares eligible for resale by the Selling Stockholders will be 1,997,973. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.
In connection with this offering, Gulf Islamic Investments, LLC, dSpace Investments Limited, and bSpace Investments Limited have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 365 days following the date of the final prospectus filed by the Company related to this offering, except with the prior written consent of Roth Capital Partners, LLC. In addition, in connection with this offering, Fiza Investments Limited and our officers, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of the final prospectus filed by the Company related to this offering, at which point such persons may and dispose of or hedge 50% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them, and not to dispose of or hedge the remaining shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them for 365 days following the date of the final prospectus filed by the Company related to this offering, except, in each case, with the prior written consent of Roth Capital Partners, LLC. Additionally, our directors, and each of Innotron Technology Corporation Ltd. and Time Speed Technology Corporation two of our suppliers (other than Compal Electronics, Inc. (“Compal”)) who have executed SAFE agreements, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of the final prospectus filed by the Company related to this offering. Finally, our employees who have received stock awards from us have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of the final prospectus filed by the Company related to this offering Consequently, 180 days after the date of the final prospectus filed by the Company related to this offering, 4.9 million additional shares of common stock

(including 4.1 million shares underlying stock options issued to our directors, officers, and employees, provided we file one or more registration statements on Form S-8 under the Securities Act to register such shares) will be eligible for sale in the public market and 365 days after the date of the final prospectus filed by the Company related to this offering, 19.6 million additional shares of common stock (including 2.0 million shares underlying stock options issued to our directors, officers, and employees provided we file one or more registration statements on Form S-8 under the Securities Act to register such shares) will be eligible for sale in the public market (in addition to the 4.9 million shares of common stock described above that become eligible for resale 180 days after the date of the final prospectus filed by the Company relating to this offering). The market price of our common stock may drop significantly when the restrictions on resale lapse and these stockholders are able to sell their shares into the market.
Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.
We are not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as following this offering. If we are not able to implement the requirements of Section 404, as well as any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
Provisions in our charter documents and under Delaware law, including anti-takeover provisions, could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management.
Our second amended and restated certificate of incorporation (our “Charter”) and second amended and restated bylaws (our “Bylaws”) that will become effective immediately prior to the consummation of this offering include anti-takeover provisions, which may have the effect of delaying or preventing a merger, acquisition or other change of control of us that our stockholders may consider favorable. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, the Charter and Bylaws include provisions that:
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require super-majority voting to amend provisions in the Charter and Bylaws;

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provide that stockholders holding more than 35% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders holding 35% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors;

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provides that our board of directors will be classified, such that the initial term of our independent directors will expire at our first annual meeting of stockholders following this offering and the initial term of our non-independent directors will expire at the second annual meeting of stockholders following this offering;

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provide that only a majority of our board of directors, the chairman of our board of directors, our chief executive officer, our President or stockholders collectively holding more than 30% of our voting securities will be authorized to call a special meeting of stockholders;

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do not provide for cumulative voting;

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provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders entitled to vote at an election of directors;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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provide that our board of directors is expressly authorized to make, alter, or repeal our bylaws, subject to DGCL requirements; and

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.
Our Charter following this offering will contain exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our Charter following the offering will provide that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Charter, the Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Charter will provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that a Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our Charter or Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results.
Investors in this offering will experience immediate dilution upon the closing of the offering.
If you purchase shares of our common stock in this offering, you will experience immediate dilution of $5.34 per share because the price that you pay will be greater than the pro forma net asset value per share of the common stock you acquire. This dilution is in large part due to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. You may experience additional dilution if we issue shares of our common stock under the zSpace, Inc. 2017 Equity Incentive Plan adopted in February 16, 2017 (the “2017 Stock Plan”) or the 2024 zSpace Equity Incentive Plan (the “2024 Stock Plan”) we expect to adopt in connection with this offering, or if the Representative’s Warrant is exercised, or we otherwise issue additional shares of our common stock at a price below the initial public offering price. For more information, see “Dilution” beginning on page 56.
Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a market for our common stock will develop or that the market price of shares of our common stock will not decline following the offering.
We cannot assure you that a trading market will develop for our common stock after this offering or, if one develops, that such trading market can be sustained. We have applied to have our common stock listed on Nasdaq, but we cannot assure you that our application will be approved. In addition, we cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters based on numerous factors, including the information set forth in this prospectus, our prospects and the prospects of our industry, an assessment of our management, our prospects for future earnings, the general condition of the securities markets, the recent market prices of, and demand for, publicly traded common stock of generally comparable companies and other factors deemed relevant by the underwriters and us. Neither we nor the underwriters can assure you that the initial public offering price will bear any relationship to the market price at which our common stock may trade after our initial public offering. Shares of companies offered in an initial public offering often trade at a discount to the initial offering price due to underwriting discounts and commissions and related offering expenses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements can be identified by words such as “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, information concerning possible or projected future results of our operations; business strategies; prospects; future cash flows; financing plans; plans and objectives of management; or any other statements regarding future cash needs, future operations and future financial results.
Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While we believe that these forward-looking statements are reasonable, there can be no assurance that we will achieve or realize these plans, intentions or expectations. You should understand that the following important factors could affect our future results prior to and following the offering and could cause those results to differ materially from those expressed or implied by the forward-looking statements in this prospectus. These risks include but are not limited to:
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any delay in consummating this offering;

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risks related to disruption of management’s time from ongoing business operations due to this offering;

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litigation, complaints, product liability claims and/or adverse publicity;

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the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, inflation, instability in the global banking system, global unrest, and global health epidemics, such as the COVID-19 pandemic;

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changes in federal and state contracting policies and shifts in educational policy priorities;

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the failure to maintain relationships with third-party software developer partners or failure to expand our partnerships with industry partners;

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sales of our common stock by us or our stockholders, including the Selling Stockholders, which may result in increased volatility in our stock price; and

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privacy and data protection laws, privacy or data breaches, or the loss of data.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors may emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $11.9 million (or $14.0 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. This estimate assumes a public offering price of $5.00 per share, which is the midpoint of the offering price range indicated on the cover page of this prospectus. We will not receive any of the proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders.
We intend to use the net proceeds from this offering for growth initiatives, including funding product commitments, software development through acquisitions of applications and third-party software developers, sales and marketing, and for working capital and general corporate purposes. Although we cannot specify with certainty the amounts we will actually spend on the intended uses set forth above, we expect that the majority of the proceeds will be directed to funding product commitments and software development initiatives.
Based on our current operating plan, we believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and our planned development through at least December 31, 2025.
Pending the use of net proceeds we receive from this offering, we plan to invest the net proceeds in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the United States government. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds. Currently, we do not have any agreements or commitments to enter into any acquisitions.
A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $2.8 million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $4.6 million, assuming the assumed initial public offering price of $5.00 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions.
For additional information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

DIVIDEND POLICY
We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash, cash equivalents, available-for-sale marketable securities and our capitalization as of June 30, 2024:
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on an actual basis;

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on a pro forma basis after giving effect to (a) the automatic conversion of $3,250 of SAFE agreements entered into with three suppliers in exchange for a reduction of liabilities to such suppliers into 650,029 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (b) the automatic conversion of (i) 3,874,946 shares of Series A preferred stock into 5,504,893 shares of our common stock immediately prior to the consummation of this offering, and (ii) 109,142 shares of NCNV 1, NCNV 2 and NCNV 3 preferred stock into 13,097,040 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (c) the conversion of $5,000 in principal amount of our convertible note dated March 9, 2024 held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

•
on a pro forma as adjusted basis after giving effect to the pro forma adjustments set forth above and our issuance and sale of 3,000,000 shares of our common stock in the offering at an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering to us as described under “Use of Proceeds,” in each case, as if such event had occurred on June 30, 2024.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with our consolidated financial statements and the sections titled “Prospectus Summary — Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following amounts are in thousands, except per share data.
	As of June 30, 2024
	Actual	Pro Forma	Pro Forma, As Adjusted
Cash and cash equivalents	$2,972	$2,972	$15,404
Debt Liabilities
SAFE liabilities	$—	$—	$—
Other current debt	$6,814	$6,814	$6,814
Accrued interest	$1,918	$1,614	$1,614
Noncurrent convertible debt	$10,000	$5,000	$5,000
Other noncurrent debt	$3,413	$3,413	$3,413
Embedded derivative liability	$232	$—	$—
Total Debt Liabilities	$22,377	$16,841	$16,841

	As of June 30, 2024
	Actual	Pro Forma	Pro Forma, As Adjusted
Temporary redeemable preferred stock:
Series A preferred stock	$3,000	$—	$—
NCNV 1, NCNV 2 and NCNV 3 preferred stock	$109,142	$—	$—
Total temporary redeemable preferred stock:	$112,142	$—	$—
Stockholders’ Deficit
Common stock	$—	$1	$1
Additional paid in capital	$146,228	$265,776	$278,209
Accumulated other comprehensive income (loss)	$339	$339	$339
Accumulated deficit	$(286,570)	$(286,674)	$(286,674)
Total stockholders’ deficit	$(140,003)	$(20,558)	$(8,125)
Total capitalization	$(5,484)	$(3,717)	$8,716

The number of shares of our common stock that will be outstanding after this offering is based on shares of our common stock outstanding as of June 30, 2024 and (i) excludes 5,997,539 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock granted under our 2007 Stock Plan and 2017 Stock Plan at a weighted average exercise price of $3.17 per share, (ii) excludes 2,739,975 shares of common stock reserved for issuance following this offering under our 2017 Stock Plan, (iii) excludes 2,832,301 shares of common stock reserved for issuance following this offering under our 2024 equity plan, (iv) excludes 74 shares of common stock issuable upon the exercise of warrants to purchase common stock that are currently outstanding, and that will expire upon the consummation of this offering, (v) excludes 150,000 shares of our common stock issuable upon the exercise of the Representative’s Warrants with an exercise price of $7.50, (vi) assumes the automatic conversion of all outstanding shares of our Series A Preferred Stock into an aggregate of 5,504,893 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering, (vii) assumes the automatic conversion of all outstanding shares of our NCNV 1, NCNV 2 and NCNV 3 preferred stock into an aggregate of 13,097,040 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering, (viii) assumes the automatic conversion of $3,250 in SAFE agreements entered into with three suppliers into an aggregate of 650,029 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering, (ix) assumes the conversion of $5,000 in principal amount of our convertible note held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) immediately prior to the consummation of this offering, (x) gives effect to amendments to our amended and restated certificate of incorporation and amended and restated bylaws to be adopted immediately prior to the completion of this offering and (xi) assumes no exercise of the underwriters’ option to purchase additional shares of common stock in this offering.
Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $2.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering.
An increase or decrease of 1,000,000 in the number of shares we are offering would increase or decrease, respectively, the amount of cash and cash equivalents, stockholders’ equity and total capitalization by approximately $4.6 million, assuming the assumed initial public offering price per share remains the same, and after deducting underwriting discounts and commissions. The pro forma information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION
If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value (deficit) per share of our common stock after giving effect to this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value (deficit) per share attributable to our existing stockholders.
Historical net tangible book value (deficit) per share represents our total tangible assets less our liabilities and preferred stock divided by the total number of shares of common stock outstanding. Our net tangible book deficit as of June 30, 2024 was approximately $(140.0) million, or $(804.26) per share of our common stock outstanding as of June 30, 2024.
After giving effect to (a) the automatic conversion of $3,250 of SAFE agreements entered into with three suppliers in exchange for a reduction of liabilities to such suppliers into 650,029 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (b) the automatic conversion of (i) 3,874,946 shares of Series A preferred stock into 5,504,893 shares of our common stock immediately prior to the consummation of this offering and, (ii) 109,142 shares of NCNV 1, NCNV 2 and NCNV 3 preferred stock into 13,097,040 shares of our common stock immediately prior to the consummation of this offering as described under “Capitalization” and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (c) the conversion of $5,000 in principal amount of our convertible note dated March 9, 2024, held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, as described under “Capitalization”, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), our pro forma net tangible book deficit as of June 30, 2024 was approximately $(20.6) million, or $(1.00) per share. This amount represents an immediate increase in our net tangible book value of $803.26 per share of common stock to our existing stockholders.
After giving effect to (i) the pro forma adjustments set forth above, (ii) the sale by us of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (iii) the use of proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book deficit as of June 30, 2024 would have been $(8.1) million, or $(0.34) per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.66 per share of common stock to our existing stockholders and total immediate dilution in net tangible book value of $5.34 per share of common stock to new investors purchasing shares in this offering.
We calculate dilution per share to new investors in this offering by subtracting the pro forma net tangible book value (deficit) per share from the initial public offering price paid by the new investor. The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock in this offering:
Assumed initial public offering price per share of common stock		$5.00
Net tangible book deficit per share of common stock as of June 30, 2024	$(804.26)
Increase in net tangible book value per share of common stock attributable to pro forma adjustments	$803.26
Increase in net tangible book value attributable to pro forma adjustments and new investors in this offering	$0.66
Pro forma as adjusted net tangible book deficit per share of common stock after giving effect to this offering		$(0.34)
Dilution per share of common stock to new investors in this offering		$5.34
Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $0.11 per share, and dilution in pro forma as adjusted net tangible book value (deficit) per share to new investors in this offering by approximately $0.89 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.
Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $0.17 per share and the dilution to new investors in this offering by $4.83 per share, assuming that the assumed initial public offering price of $5.00 per share remains the same after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.
If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, net tangible book value would increase by $0.10 per share of common stock. This amount would (i) increase the pro forma as adjusted net tangible book deficit as of June 30, 2024 to $(6.0) million, or $(0.24) per share of our common stock, (ii) represent an immediate increase in net tangible book value attributable to new investors in this offering of $0.76 per share of common stock to our existing stockholders and (iii) represent total immediate dilution in net tangible book value of $5.24 per share of common stock to new investors in this offering.
The following table summarizes, on a pro forma as adjusted basis as of June 30, 2024, the total number of shares of common stock purchased from us, the total cash consideration paid to us, and the average price per share of common stock paid by our existing stockholders and by new investors purchasing shares of common stock in this offering.
	Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands)
Existing stockholders	18,601,933	79%	$69,748	75%	$3.75
SAFE investors	650,029	3%	3,250	3%	$5.00
Debt conversion	1,176,471	5%	5,000	5%	$4.25
New investors in this offering	3,000,000	13%	15,000	16%	$5.00
Total	23,428,433	100%	$92,998	100%
The foregoing discussion and tables (i) exclude 5,997,539, shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock granted under our 2007 Stock Plan and 2017 Stock Plan at a weighted average exercise price of $3.17 per share, (ii) exclude 2,739,975 shares of common stock reserved for issuance following this offering under our 2017 Stock Plan, (iii) exclude 2,832,301 shares of common stock reserved for issuance following this offering under our 2024 Stock Plan, (iv) exclude 74 shares of common stock issuable upon the exercise of warrants to purchase common stock that are currently outstanding, and that will expire upon the consummation of this offering, (v) exclude 150,000 shares of our common stock issuable upon the exercise of the Representative’s Warrants with an exercise price of $7.50, (vi) assumes the automatic conversion of all outstanding shares of our Series A Preferred Stock into an aggregate of 5,504,893 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering, (vii) assume the automatic conversion of all outstanding shares of our NCNV 1, NCNV 2 and NCNV 3 preferred stock into an aggregate of 13,097,040 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering, (viii) assume the automatic conversion of $3,250 in SAFE agreements entered into with three suppliers into an aggregate of 650,029 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering, (ix) assume the conversion of $5,000 in principal amount of our convertible note held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of$5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) immediately prior to the consummation of this offering, (x) give effect to amendments to our amended and restated certificate of incorporation and amended and restated bylaws to be adopted immediately prior to the completion of this offering and (xi) assume no exercise of the underwriters’ option to purchase additional shares of common stock in this offering.
In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, or any options or warrants are exercised, or new awards granted under our equity compensation plans, new investors participating in this offering will experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. Historical results may not be indicative of future performance. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or in other sections of this prospectus. This discussion should be read in conjunction with “Prospectus Summary — Summary Financial Data” and our unaudited consolidated and audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.
In this discussion, we use certain non-GAAP financial measures. Explanation of these non-GAAP financial measures and reconciliation to the most directly comparable GAAP financial measures are included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as “Prospectus Summary — Summary Financial Data.” Investors should not consider non-GAAP financial measures in isolation or as substitutes for financial information presented in compliance with GAAP.
Overview
We are a leading provider of augmented and virtual reality educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and the CTE markets.
From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it, and interact with it as if it were real. We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution for higher grade levels, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries.
Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in research and development (“R&D”), and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.
We estimate using data from national government sources specifying the number of schools within their regions that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
As of June 30, 2024 and December 31, 2023, we had an accumulated deficit of $(286.6) million and $(269.6) million, respectively. Our net losses were $(17.0) million, $(13.0) million and $(15.2) million for the six months ended June 30, 2024 and years ended December 31, 2023 and 2022, respectively. A portion of our net losses in the six months ended June 30, 2024 related to $7.4 million in stock compensation expense from options issued during the period and $1.7 million of our net losses in the year ended December 31, 2023 resulted from costs incurred in connection with our terminated EdtechX Merger Agreement.
As of June 30, 2024 and December 31, 2023, we had cash and cash equivalents of $3.0 million and $3.1 million, respectively. In the six months ended June 30, 2024 and the year ended December 31, 2023, we raised $8.5 million and $11.4 million, respectively, for an aggregate of $19.9 million through debt and financing arrangements, including $14.3 million under loan and security agreements with Fiza Investments Limited (“Fiza”) and $5.6 million under multiple loan agreements with another lender secured by certain of our assets. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. The recurring losses and negative cash flows from operations, working capital deficiency, the need for additional financing, uncertainties frequently encountered by companies in the technology industry and the dependency on closing this offering are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were issued. See Note 1 to our consolidated financial statements for the six months ended June 30, 2024 and year ended December 31, 2023 included elsewhere in this prospectus for additional information on our assessment.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements for the year ended December 31, 2023, we concluded that there were five material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses that were identified related to:
•
lack of segregation of duties;

•
certain information technology general controls, including controls review of user access roles and administrative access;

•
account reconciliations and cutoff;

•
analysis of significant and unusual transactions, and

•
lack of a formal risk assessment policy for entity level controls.

We are currently in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including:
•
hiring additional financial personnel with accounting and financial reporting expertise;

•
implementing user access policies, reviews and procedures;

•
improving our ongoing account reconciliations and variance analyses;

•
reviewing significant and unusual financing transactions; and

•
establishing a formal and documented risk assessment policy.

As of June 30, 2024, these material weaknesses have not been fully remediated. Although we are targeting completion of the remediation measures within twelve months of the closing of this offering, we cannot be certain that our efforts will successfully remediate our material weaknesses by this date, or at all, or prevent restatements of our financial statements in the future. Due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, no assurance can be given as to the timing and cost of full remediation. The material weaknesses will be fully remediated when, in the opinion of our management, the revised control processes have been operating for a sufficient period of time.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. To date, we have enhanced our business documentation process and are providing training to help with management’s self-assessment and testing of internal controls. We are implementing new workflow functionality and accounting systems that will help with ongoing account reconciliation, variance analysis and efficient review of significant financing transactions. With the hire of additional financial personnel, allocating other employees’ and consultants’ time to the implementation of user access controls and increased accounting oversight and implementation of new accounting system applications, we have incurred approximately $0.2 million and we expect to incur approximately $0.4 million in additional costs over the next twelve months to remediate these control deficiencies, though we cannot be certain that our efforts will be successful at remediating the material weaknesses or at avoiding potential future material weaknesses. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers.
Our Business Model
We generate revenue by selling software to customers, selling our products, including our flagship product, the Inspire laptop, and by providing services to customers from our professional development team. We are focused on driving substantial annual growth in software applications revenue and product revenue while maintaining modest growth in services revenue.
We serve K-12 schools, as well as community colleges, technical colleges and trade colleges, and we see opportunities for growth across all of our current customer segments. We are particularly focused on increasing sales efficiency, driving customer growth, particularly in the CTE market, and renewable revenue growth, particularly through our software offerings.
Product Revenue
Our platform is designed to work with a wide range of learning applications, for both K-12 education and CTE, that come to life by having 3D models projected out of the screen. Our flagship product is Inspire, our latest laptop product built in partnership with a major PC OEM. It is our first product offering 3D stereo visualization without the need to utilize glasses/eyewear. Our initial original edition product offerings (OE) used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US. Product revenue accounted for between 63% and 66% of our total revenue for the periods presented.
Software Applications Revenue
Our platform allows for immersive experiential learning experiences across science, math technology, engineering and career training applications. We derive software applications revenue from the sale of licenses and subscription plans to the software applications available on our platform.
Our software applications are priced based on the number of devices or users and length of the contract. We offer discount programs based on increases in volume of devices or users and the length of the contract. We believe the wide variety and flexibility of our software applications help us retain existing customers and acquire additional customers. Software applications revenue accounted for between 25% and 30% of our total revenue for each of the periods presented. We expect that going forward our software applications revenue will grow faster in absolute dollars and as a percentage of our total revenue than our product or service revenues.
We typically invoice our customers annually in advance of providing software and services. Software sales consist of licenses of our functional intellectual property that are materially satisfied at a point in time when key codes are provided to allow customers to access the software. In transactions where a third-party is involved in providing software licenses to a customer, we recognize the revenue from the third-party ratably on a straight-line basis.
Services Revenue
Our services are a “turn-key” solution that aids customers with configuring purchased products with software and license keys specific to the customer’s use. This service allows the applicable school to quickly get started with an out-of-the-box ready system. We derive services revenue from installation and/or training services for products, both of which are separate performance obligations and typically are satisfied within a short period of time, often less than one month delivered remotely or on-site at the customer’s location. Additionally, we offer one- and two-year extended warranty contracts that customers can purchase at their option, which are also separate performance obligations. Services revenue accounted for between 6% and 9% of our total revenue for the periods presented.
Key Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.
Bookings Growth
We track the bookings growth in our business very closely and we believe this is a key indicator of our business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion. Our bookings are represented below for each of the periods presented:

	Six months ended June 30,		Year ended December 31,
(in thousands)	2024	2023	2024	2023
Bookings	$24,628	$23,387	$42,721	$36,956
United States CTE & K-12 Bookings
We believe our ability to retain and grow our product and software revenue will be dependent on our ability to grow in both our United States CTE and K-12 market segments. We track our performance in this area by measuring our bookings from customers in each of these markets. We calculate this metric on a periodic basis by comparing the aggregate number of bookings in each market for the most recent period divided by the number of bookings attributable to the same market for the same period in the previous fiscal year. CTE bookings accounted for approximately 31% and 41% of our total United States bookings for the six months ended June 30, 2024 and 2023, respectively; and 44% and 32% of our total United States bookings for the years ended December 31, 2023 and 2022, respectively, while K-12 bookings accounted for approximately 69% and 59% of our total United States bookings for the six months ended June 30, 2024 and 2023, respectively; and 56% and 68% of our total United States bookings for the years ended December 31, 2023 and 2022, respectively.
International Bookings
We track our performance in international sales by measuring bookings from our international reseller partners relative to total bookings. We calculate this metric on a periodic basis by comparing the aggregate amount of bookings attributable to international partners for the most recent period compared to the number of bookings attributable to international partners for the same period in the previous fiscal year and the prior period. International bookings accounted for approximately 12% of our total bookings for the six months ended June 30, 2024 and 2023; and 15% and 10% of our total bookings for the years ended December 31, 2023 and 2022, respectively.
Software Subscription Renewable Revenue Growth
We believe that our ability to renew and increase the software revenues on our platform from existing customers is an indicator of market penetration, adoption, the growth of our business and future revenue trends. Software sales of our solutions are purchased on an annual or multi-year basis, as well as one-time licenses to allow (i) an unlimited number of users on a particular device or (ii) a particular number of users to access our applications. We include subscriptions for both device and user-based applications and services in our measure of renewing revenue. Our customers typically enter into annual licenses or subscriptions with us, although some enter into multi-year agreements. Customers have no contractual obligation to renew their licenses or subscriptions with us after the completion of their initial term.
We believe the level of renewing revenue is an important indicator of future business success, as it is an indicator of sales growth of customer expansion accounts, utilization of our platform and future margin improvement. Our renewing revenue includes:
(i)
renewal of prior customer agreements in whole or in part, plus

(ii)
additional software titles added to existing customer agreements, and

(iii)
software revenues related to sales of new systems as part of an expansion of the customer footprint.

The above aspects of software revenue are captured in the annualized contract value (ACV) and net dollar revenue retention rate (NDRR) metrics described below under “Retention and Expansion of Customers.” We believe that these annualized measures provide important context to understanding the strength and growth of our software license revenue. We expect to accelerate the transition of our revenue mix to software from hardware through continued improvement in renewing revenue from the retention and expansion of our customers.

Retention and Expansion of Customers
Our ability to increase revenue depends in part on retaining our existing customers and expanding their use of our platform. We offer an integrated, comprehensive set of solutions that cover K-12/STEM and CTE. We have a variety of software bundles targeted at different areas of learning and grade levels. Retaining and expanding our existing customer base is critical to our success.
To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active software licenses, with particular attention to customers with at least $50,000 in annualized contract value (“ACV”). Our ACV for the quarters ended June 30, 2024 and June 30, 2023 was approximately $9.9 million and $9.2 million, respectively, and our ACV for the year ended December 31, 2023 and December 31, 2022 was approximately $10.6 million and $9.0 million, respectively. We calculate our Dollar-Based Retention Rate as of a given period end by starting with the ACV from all customers as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our Dollar-Based Retention Rate. For the years ended December 31, 2023 and December 31, 2022, our Net Dollar Retention Rate (“NDRR”) on customers with at least $50,000 of ACV was 112% and 101%, respectively. For the trailing twelve-month period ended June 30, 2024 and June 30, 2023, our NDRR on customers with at least $50,000 of ACV was 104% and 137%, respectively. Comparing ACV results, the trailing twelve-month period ending June 30, 2024 excludes contract value related to $13.7 million in backlog pending fulfillment of those customer orders, while the trailing twelve-month period ending June 30, 2023 includes contract value from the launch of our successful Inspire product.
Average Term Length
We measure the ACV dollar-weighted term length of our renewable software license agreements. We believe an increase in term length is a signal that customers are adopting our products for long-term use, which decreases the risk that a customer will choose not to renew their software licenses. CTE agreements are typically longer-term than K-12 agreements, and as a result, the dollar-weighted term length measure can reflect a mix shift of license agreements between these product lines. Average term length of active licenses for the period ended June 30, 2024 was 22.8 months, an increase of 8% from 21.1 months for the period ended June 30, 2023. Average term length of active licenses for the year ended December 31, 2023 was 22.1 months, an increase of 6% from 20.8 months for the year ended December 31, 2022.
Non-GAAP Financial Measures
We use non-GAAP financial measures in addition to our results of operations reported in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income (loss). We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.
Adjusted EBITDA
We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization expense, write-off of deferred offering costs, stock-based compensation, forgiveness of paycheck protection program loan, loss on debt extinguishment and income tax expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business.

The following table presents our Adjusted EBITDA from operations for each of the periods presented:
	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
GAAP Net Loss	$(16,993)	$(7,639)	$(13,036)	$(15,173)
Add back (deduct):
Interest expense	1,639	1,290	2,900	3,696
Depreciation and amortization	7	23	32	49
Income tax expense (benefit)	34	(2)	3	44
Write-off of deferred offering costs	—	1,683	1,683	—
Stock-based compensation	7,350	—	1	20
Forgiveness of paycheck protection program loan	—	—	—	(2,012)
Loss on extinguishment of debt	52	—	1,541	3,346
Adjusted EBITDA	$(7,911)	$(4,645)	$(6,876)	$(10,030)
Factors Affecting Our Performance
We believe that our growth and financial performance are dependent upon many factors, including the key factors described below which are in turn subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”
Supply Chain Challenges
The COVID-19 pandemic, and its persisting effects, significantly altered the supply chain delivery capability that existed prior to the onset of the pandemic and on which suppliers of physical products previously relied. During the COVID-19 pandemic, our manufacturing partners experienced challenges delivering against our product demand, given component shortages, labor shortages and ongoing intermittent lockdowns in China, the primary country where our products or components are manufactured. During 2023, global supply chain challenges have become less severe, but any future disruption of global supply chains may have a material impact on our business and operations.
Retention of Key Employees
In 2020, in response to concerns relating to the COVID-19 pandemic, we made significant changes to our business, including changes to our structure and employee base. We moved to a remote working environment at the onset of the pandemic and have transitioned to a hybrid working environment. In many respects, we believe these changes have better positioned our workforce and our company for profitability. However, we believe we have many employees that are key to our operations, and in the event some of these key employees were to leave our company, it would have a detrimental effect on our business and operations.
Strategic PC OEM Partnerships
Prior to our most recent laptop product, Inspire, we worked exclusively with tier-one Original Development Manufacturers (“ODMs”) to manufacture our products. In 2021, we made the strategic decision to partner with a major PC OEM, working together to build Inspire, a proprietary laptop product, which allowed us to leverage the OEM’s supply chain network and volumes. As of June 30, 2024, approximately 14,600 Inspires have been shipped under our agreement with this PC OEM. Our master agreement with our PC OEM partner is subject to an initial one-year term, with automatic renewal for subsequent one-year terms. Either party is permitted to terminate the agreement upon written notice delivered to the other party not later than three months prior to the expiration of the applicable term. During 2023, we entered into an agreement with another PC OEM for the manufacture of an additional laptop product. If either PC OEM decided to discontinue their relationship with us, our business could be materially and adversely impacted. We also rely upon one third-party partner located in China to manufacture our stylus. If our manufacturing partners that we rely upon decide to discontinue their relationship with us and we are unable to replace such parties on similar terms or at all, our business could be materially and adversely impacted.

Scaling in the United States
Our fundamental go-to-market model is built upon a solution-oriented selling approach. We believe it is critical that we continue to grow and scale our business in the United States in order to be successful. School districts can at times be prone to long sales cycles as a result of the bureaucratic purchasing process. In addition, education funding is subject to change based on political, policy or economic variables at the federal, state or local level, which can impact a school district’s funding, both positively and negatively, and impact our business in the United States.
Software Acquisitions for Growth
An important component to our future growth plan going forward is the acquisition of key software companies and/or intellectual property in specific areas within the education market. We believe that the completion and successful integration of such companies and assets will be important to our success.
Components of Results of Operations
Revenue
Our revenue consists of hardware revenue, software applications revenue and services revenue. We recognize revenue at the amount to which we expect to be entitled when control of the products, software or services is transferred to its customers as described below. We have elected to record revenue net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded within other current liabilities until remitted to the relevant government authority.
Hardware Revenue — Hardware revenue is generated from the sale of our learning stations bundled with pre-loaded perpetual license software, accessories necessary for full use of our products, including stylus, eyewear (if needed) and power adapters, and a standard assurance type warranty. Hardware accessories are also sold on a stand-alone basis. Customers place orders for the hardware and we fulfill the order and ship the hardware directly to the customer or authorized resellers. Generally, we receive payment from customers or authorized resellers at the time of hardware delivery; however, in certain circumstances our United States customers may remit payment at a later date pursuant to the terms of their agreement with us. We recognize hardware revenue associated with a sale in full at the time of shipment. Customers purchasing hardware from us also typically purchase our enabled software applications for use on their devices.
Software Applications Revenue — Software applications revenue is generated from the sale of internally developed and third-party applications enabled for use on our products licensed over specified contractual terms. Most software applications reside on our products and require license keys to activate, although certain applications are web-based and require user log-ins. Customers who license our software use it on our products under different subscription terms based on the number of devices or users and length of the contract. We do not require customers to license software applications when purchasing our products.
We typically invoice our customers annually in advance based on their subscription. Software sales that consist of licenses of functional intellectual property are satisfied at a point in time when key codes are provided to allow customers to access the software, which is the contract start date and we recognize revenue ratably over the length of the contract. In transactions where we provide user-based software licenses to a customer, we recognize software revenue ratably on a straight-line basis. For the sale of third-party applications where we obtain control of the application before transferring it to the customer, we recognize revenue based on the gross amount billed to customers.
Services Revenue — We derive services revenue from implementation, professional development and technical services delivered remotely or on-site at the customer’s location and extended service type warranties. Services are either delivered by our personnel or our qualified third-party representatives. Under the third-party arrangements, we will pay the third-party for their delivery services and bill the customer directly. We will also repair our products for a fee if the nature of the repair is outside the scope of the applicable warranty, but this is not a significant source of revenue. Each service type does not significantly impact the functionality of the others, or the hardware/software being provided. Services are typically invoiced in advance and revenue is recognized based on the passage of time during the contract period. We believe that the passage of time corresponds directly to the satisfaction of the performance obligations.

Cost of Goods Sold
Cost of goods sold consists of cost of hardware sold, cost of software sold and cost of services sold. Overall cost of revenue is largely dependent on a combination of revenue types, hardware component supply and pricing and cost of third-party software applications.
Cost of Hardware Sold — Cost of hardware sold consists primarily of costs associated with the manufacture of our products and personnel-related expenses associated with manufacturing employees, including salaries, benefits, bonuses, overhead and stock-based compensation.
All of our products are manufactured by manufacturers located primarily in China. We have entered into agreements for the supply of many components; however, there can be no guarantee that we will be able to extend or renew these agreements on similar terms, or at all. Although most components in the products essential to our business are generally available from multiple sources, certain custom and new technology components are currently obtained from single or limited sources. We compete for various components with other participants in the markets for personal computers, tablets and accessories. Therefore, many components, including those that are available from multiple sources, are at times subject to industry-wide shortage and significant commodity pricing fluctuations.
Cost of hardware sold also includes costs of acquiring third-party devices and components, and costs associated with shipping devices to customers. We have outsourced much of our transportation and logistics management for the distribution of products. While these arrangements can lower operating costs, they also reduce our direct control over distribution. During the COVID-19 pandemic, certain of our logistical service providers experienced disruptions. Refer to “Supply Chain Challenges” for more information.
Cost of goods sold related to delivered hardware and bundled software, including estimated standard warranty costs, are recognized at the time of sale.
Cost of Software Sold — Cost of software sold consists primarily of fees paid to third parties for software licenses, costs associated with the technical support of software applications and the cost of our customer success operations. Costs incurred to provide product-related bundled services and unspecified software upgrade rights are recognized as cost of sales as incurred.
Cost of Services Sold — Cost of services sold consists primarily of personnel costs associated with the development and delivery of the services. Some of these costs are internal resources while others are associated with third parties engaged to develop or deliver the services. Other costs include travel and technology used in the development or delivery of the services. Cost of services revenue, including those for extended service type warranty and repair expenses relating to our products, are recognized as cost of sales as incurred or upon completion of the service obligation.
Operating Expenses
Our operating expenses consist primarily of selling, general and administrative expenses and product engineering and R&D expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation and sales commissions. Operating expenses also include overhead costs, including rent, utilities, insurance, legal and office supplies.
Selling and marketing — Selling and marketing expenses consist of labor and other costs directly related to the promotion of our products, including compensation for our marketing team and travel expense incurred in connection with promotional efforts.
General and administrative expenses — General, and administrative expenses consist primarily of personnel-related expenses associated with our finance, legal, information technology, human resources, facilities and administrative employees, including salaries, benefits, bonuses, sales commissions and stock-based compensation. Commissions paid on the sale of hardware and short-term software licenses are recognized upon delivery. Commissions paid on the sale in which at least a portion of the goods and services will be satisfied over a period of time (services primarily consisting of extended warranties) are not material and are expensed when incurred. General and administrative expenses also include external legal, accounting and other professional services fees, operational software and subscription services and other corporate expenses.

Other operating expenses — Other operating expenses consist of offering costs incurred as part of the terminated EdtechX Merger Agreement that were initially deferred but then expensed upon termination of the EdtechX Merger Agreement. Following the closing of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to remediating our material weaknesses and compliance and reporting obligations, and increased expenses for insurance, investor relations and professional services. In addition, we expect that our selling, general and administrative expenses will increase in absolute dollars as our business grows.
Research and development expenses — Research and development expenses consist primarily of product engineering and personnel-related expenses associated with our hardware and software engineering employees, including salaries, benefits, bonuses and stock-based compensation. R&D expenses also include third-party contractor or professional services fees, and software and subscription services dedicated for use by our engineering organization. We expect that our R&D expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our platform and products. In addition, R&D expenses that qualify as internal-use software development costs are capitalized, the amount of which may fluctuate significantly from period-to-period.
Interest Expense
Interest expense consists primarily of changes in accrued interest expense, interest payments and amortization of debt issuance costs for our debt facilities. See “Liquidity and Capital Resources — Debt and Financing Arrangements.”
Income Tax Benefit (Expense)
Income tax benefit (expense) consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.
Results of Operations
The following table sets forth our results of operations for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023 and 2022:

	Six Months Ended June 30,		Change		Year ended December 31,		Change
(in thousands)	2024	2023	$	%	2023	2022	$	%
Revenues:
Hardware	$9,402	$11,741	$(2,339)	(20)%	$27,461	$23,038	$4,423	19%
Software	4,610	5,119	(509)	(10)%	13,229	10,697	2,532	24%
Services	1,332	1,364	(32)	(2)%	3,232	2,049	1,183	58%
Total Revenues	15,344	18,224	(2,880)	(16)%	43,922	35,784	8,138	23%
Cost of goods sold(1)	9,609	10,815	(1,206)	(11)%	27,028	22,656	4,372	19%
Gross profit	5,735	7,409	(1,674)	(23)%	16,894	13,128	3,766	29%
Operating expenses:
Research and development(1)	3,048	2,111	937	44%	4,218	4,666	(448)	(10)%
Selling and marketing(1)	8,867	6,771	2,096	31%	12,898	11,585	1,313	11%
General and administrative(1)	8,738	3,149	5,589	177%	6,710	6,780	(70)	(1)%
Other operating expenses	—	1,683	(1,683)	(100)%	1,683	—	1,683	100%
Total operating expenses	20,653	13,714	6,939	51%	25,509	23,031	2,478	11%
Loss from operations	(14,918)	(6,305)	(8,613)	137%	(8,615)	(9,903)	1,288	(13)%
Interest expense	(1,639)	(1,290)	(349)	27%	(2,900)	(3,696)	796	(22)%
Other income (expense), net	(350)	(46)	(304)	661%	23	(196)	219	(112)%
Loss on extinguishment of debt	(52)	—	(52)	100%	(1,541)	(3,346)	1,805	(54)%
Forgiveness of paycheck protection program loan	—	—	—	—	—	2,012	(2,012)	(100)%
Loss before income taxes	(16,959)	(7,641)	(9,318)	122%	(13,033)	(15,129)	2,096	(14)%
Income tax expense (benefit)	34	(2)	36	1,800%	3	44	(41)	(93)%
Net loss	$(16,993)	$(7,639)	$(9,354)	122%	$(13,036)	$(15,173)	$2,137	(14)%

(1)
Includes stock-based compensation expense as follows:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2024	2023	2023	2022
Cost of goods sold	$115	$—	$—	$1
Research and development	711	—	—	5
Selling and marketing	2,568	—	1	16
General and administrative	3,956	—	—	(1)
Total stock-based compensation expense	$7,350	$—	$1	$20

Revenue
	Six Months Ended June 30,		Change
(in thousands)	2024	2023	$	%
Revenues:
Hardware	$9,402	$11,741	$(2,339)	(20)%
Software	4,610	5,119	(509)	(10)%
Services	1,332	1,364	(32)	(2)%
Total Revenues	$15,344	$18,224	$(2,880)	(16)%
Retention and Expansion Metrics
Annualized Contract Value (ACV)	$9,852	$9,195	$657	7%
			Change
Net Dollar Retention Rate (NDRR)	104%	137%	(33)%
Total revenue decreased by $2.9 million, or 16%, for the six months ended June 30, 2024 to $15.3 million as compared to the six months ended June 30, 2023. The first six months of the year concludes with typically strong second quarter bookings, coinciding with customer purchase decisions heading into a summer break in school curricula. For the three months ending June 30, 2024, bookings were $15.7 million compared to $12.5 million for the three months ending June 30, 2023, however lack of sufficient working capital for product fulfillment resulted in a $13.7 million backlog of unfulfilled orders as of June 30, 2024. These unfilled orders remain unrecognized as revenue and do not appear in our key operating metrics.
Software revenue decreased by $0.5 million, or 10%, for the six months ended June 30, 2024 to $4.6 million as compared to $5.1 million for the six months ended June 30, 2023, while hardware revenue decreased by $2.3 million, or 20%, for the six months ended June 30, 2024 to $9.4 million as compared to $11.7 million for the six months ended June 30, 2023 and services revenue was substantially unchanged at $1.3 million for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023. The decrease in software revenue is primarily attributable to lack of sufficient working capital for product fulfillment, as software orders tied to incremental hardware deployments recorded in backlog remained unfulfilled as of June 30, 2024. Software revenue performance for the six-month period ending June 30, 2024 was stronger relative to total revenue, as orders related to license renewals are not affected by working capital shortfalls to the same degree as new deployments on hardware platforms.
Our key software retention metrics are as follows: (1) ACV as of June 30, 2024 improved to $9.9 million as compared to June 30, 2023 of $9.2 million and (2) NDRR for the trailing twelve-month period ended June 30, 2024 was 104%, as compared to 137% for the trailing twelve-month period ended June 30, 2023.
	Year Ended December 31,		Change
(in thousands)	2023	2022	$	%
Revenues:
Hardware	$27,461	$23,038	$4,423	19%
Software	13,229	10,697	2,532	24%
Services	3,232	2,049	1,183	58%
Total Revenues	$43,922	$35,784	$8,138	23%
Retention and Expansion Metrics
Annualized Contract Value (ACV)	$10,621	$8,982	$1,639	18%
			Change
Net Dollar Retention Rate (NDRR)	112%	101%	11%
Total revenue increased by $8.1 million, or 23%, to $43.9 million for the year ended December 31, 2023, from $35.8 million for the year ended December 31, 2022. This increase in revenue is primarily attributable to an increase in revenue in each of the revenue categories of hardware, software and services through the acquisition of new public school district customers and an increase in year over year software renewals.
Hardware revenue increased by $4.4 million or 19%, to $27.3 million for the year ended December 31, 2023, from $23.0 million for the year ended December 31, 2022. The increase in revenue is attributable to increased sales of Inspire.
Software revenue increased by $2.5 million or 24%, to $13.2 million for the year ended December 31, 2023, from $10.7 million for the year ended December 31, 2022. The increase in revenue is attributable to third-party annual software sales. Our key retention metrics are as follows: (1) ACV for the year ended December 31, 2023 improved to $10.6 million as compared to the year ended December 31, 2022 of $9.0 million and (2) NDRR for the trailing twelve-month period ended December 31, 2023 was 112% and for December 31, 2022 was 101%.
Service revenue increased by $1.2 million or 58%, to $3.2 million for the year ended December 31, 2023, from $2.0 million for the year ended December 31, 2022. The increase in revenue is attributable to increased sales of extended warranty and technology support services.
Cost of Goods Sold
	Six Months Ended June 30,		Change
(in thousands)	2024	2023	$	%
Cost of goods sold:
Hardware	$7,018	$8,157	$(1,139)	(14)%
Software	1,844	1,831	13	1%
Services	743	692	51	7%
Excess and obsolete	4	135	(131)	(97)%
Total cost of goods sold	$9,609	$10,815	$(1,206)	(11)%
For the six months ended June 30, 2024, total cost of goods sold decreased by $1.2 million, or 11%, to $9.6 million compared to $10.8 million for the six months ended June 30, 2023. This decrease was primarily attributable to reduced hardware costs of $1.1 million due to fewer shipments of Inspire units ($1.0 million) and Original Edition units ($0.1 million) and a further reduction in of $0.1 million in excess and obsolete write-downs. In addition, $0.12 million stock-based compensation expense was recorded during the period, which was not present in same period ending June 30, 2023.
	Year ended December 31,		Change
(in thousands)	2023	2022	$	%
Cost of goods sold:
Hardware	$19,740	$16,850	$2,890	17%
Software	5,545	3,864	1,681	44%
Services	779	616	163	26%
Excess and obsolete	948	1,320	(372)	(28)%
Other	15	6	9	150%
Total cost of goods sold	$27,028	$22,656	$4,371	19%
For the year ended December 31, 2023, total cost of goods sold increased by $4.4 million, or 19%, to $27.0 million as compared to $22.7 million for the year ended December 31, 2022. The increase in cost of goods sold is primarily attributable to an increase in the cost of hardware directly related to an increase in sales of Inspire laptops.
Cost of hardware sold increased by $2.9 million, or 17%, to $19.7 million for the year ended December 31, 2023, from $16.8 million for the year ended December 31, 2022. The increase in cost of hardware sold is attributable to the 19% increase in hardware revenue driven primarily by increased sales of Inspire.

Cost of software sold increased by $1.7 million or 44%, to $5.5 million for the year ended December 31, 2023, from $3.9 million for the year ended December 31, 2022. The increase in cost of software sold corresponds to increased sales of point-in-time software recognized upon the sale of higher Inspire units and overall software application sales.
Cost of services sold increased by $0.2 million or 26%, to $0.8 million for the year ended December 31, 2023, from $0.6 million for the year ended December 31, 2022. The increase in cost of services sold is attributable to purchases of extended warranty contracts and delivery costs for increased sales of Inspire laptops and technology support services, respectively.
Excess and obsolete write-downs decreased by $0.4 million or 28% to $0.9 million for the year ended December 31, 2023, from $1.3 million for the year ended December 31, 2022. The decrease in write-downs is attributable to less product and component inventory supply disruptions correlated to the reduced impact of the COVID-19 pandemic.
Operating Expenses
	Six Months Ended June 30,		Change
(in thousands)	2024	2023	$	%
Operating Expenses:
Research and development	$3,048	$2,111	$937	44%
Selling and marketing	8,867	6,771	2,096	31%
General and administrative	8,738	3,149	5,589	177%
Other operating expenses	—	1,683	(1,683)	(100)%
Total operating expenses	$20,653	$13,714	$6,939	51%
For the six months ended June 30, 2024, operating expenses increased by $6.9 million, or 51%, to $20.7 million from $13.7 million for the six months ended June 30, 2023. In March and May 2024, we granted employees and other service providers stock options to purchase a total of approximately 5.1 million shares of common stock at an exercise price of $2.57 per share. The issuance of these stock options resulted in $7.4 million of stock-based compensation expense, or 106% of the total increase, which was not present in the same period ending June 30, 2023.
The stock based compensation expense included in research and development, sales and marketing, and general and administrative expense for the six months ended June 30, 2024 was $0.7 million, $2.6 million, and $4.0 million, respectively. After removing the stock based compensation expense from the totals for the six months ending June 30, 2024, the remaining adjusted operating expenses totaled $13.3 million and resulted in a decrease of $0.4 million or 3%, from the $13.7 million total operating expenses for the six months ended June 30, 2023. This net decrease was primarily the result of:
•
an increase of $0.10 million in research and development related to next generation technology development,

•
a decrease of $0.50 million in sales commissions and

•
a net decrease of $0.04 million in general and administrative primarily made up of reduced expenditures for public company readiness of $1.22 million offset by an increase in bonus, severance and new hire compensation of $0.89 million and additional facility and other costs of $0.29 million.

	Year Ended December 31,		Change
(in thousands)	2023	2022	$	%
Operating Expenses:
Research and development	4,218	4,666	(448)	(10)%
Selling and marketing	12,898	11,585	1,313	11%
General and administrative	6,710	6,780	(70)	(1)%
Other operating expenses	1,683	—	1,683	100%
Total operating expenses	25,509	23,031	2,478	11%
For the year ended December 31, 2023, total operating expenses increased by $2.5 million, or 11%, to $25.5 million, from $23.0 million for the year ended December 31, 2022. The increase in expenses is attributable to the expensing of deferred offering costs and additional selling and marketing activities.
Research and development expenses decreased by $0.4 million or 10%, to $4.2 million for the year ended December 31, 2023, from $4.7 million for the year ended December 31, 2022. The decrease in expenses is attributable to decreased focus on hardware development in favor of existing hardware and software offerings.
Selling and marketing expenses increased by $1.3 million or 11%, to $12.9 million for the year ended December 31, 2023, from $11.6 million for the year ended December 31, 2022. The increase in expenses is attributable to increased marketing expenditures to pursue additional customers and education markets.
General and administrative expenses decreased by $0.1 million or 1%, to $6.7 million for the year ended December 31, 2023, from $6.8 million for the year ended December  31, 2022. The decrease in expenses is attributable to a reduction in outside services.
Other operating expenses increased by $1.7 million or 100%, to $1.7 million for the year ended December 31, 2023, from zero for the year ended December 31, 2022. The increase in expenses is due to expensed deferred offering costs related to the terminated EdtechX Merger Agreement, which were previously capitalized.
Interest Expense
	Six Months Ended June 30,		Change
(in thousands)	2024	2023	$	%
Interest expense	(1,639)	(1,290)	(349)	27%
For the six months ended June 30, 2024, interest expense increased by $0.3 million, or 27%, to $1.6 million, from $1.3 million for the six months ended June 30, 2023. The increase in interest expense is primarily attributable to entering into an additional $5.0 million of Fiza loans and $3.5 million in other term loans after June 30, 2023.
For the year ended December 31, 2023, interest expense decreased by $0.8 million, or 22%, to $2.9 million, from $3.7 million for the year ended December 31, 2022. The decrease in expense is attributable to the May 2022 restructurings of our related party debt, which were accounted for as troubled debt restructurings. The restructurings also resulted in the forgiveness of $67.1 million of accrued interest and repayment premiums, in exchange for the issuance of NCNV preferred stock which occurred in August 2022.
Income Tax Expense
The increase in income tax expense for the six months ended June 30, 2024 and for the year ended December 31, 2023 was immaterial. We estimate an annual effective tax rate of 0.20% for the year ending December 31, 2024 as we incurred losses for the six months ended June 30, 2024 and expect to continue to incur losses through the reminder of our fiscal year, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2024. The United States federal statutory rate is

21% while our effective tax rate for the years ended December 31, 2023 and 2022 was zero. No federal or state income taxes are expected outside of immaterial state tax payments.
Cash Flows
The following table summarizes our cash flows for the periods presented:
	June 30,		December 31,
(in thousands)	2024	2023	2024	2023
Net cash used in operating activities	$(5,688)	$(8,357)	$(6,410)	$(8,902)
Net cash used in investing activities	$(7)	$—	$(5)	$(11)
Net cash provided by financing activities	$5,742	$5,871	$5,587	$6,942
Operating Activities
For the six months ended June 30, 2024, net cash used in operating activities decreased by $2.7 million compared to the six months ended June 30, 2023. The decrease in cash used in operating activities was primarily due to the following:
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$3.5 million increase in net loss after adjustments to reconcile net loss to net cash, including $7.4 million of non-cash stock based compensation expense during the six months ended June 30, 2024 and $1.7 million for the write-off of deferred offering costs related to the terminated EdtechX Merger Agreement during the six months ended June 30, 2023;

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$1.8 million decrease in accounts receivable due to increased fulfillments of orders from the prior quarter and less sales during the period;

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$1.4 million decrease in inventory due to increased fulfillments of orders from the prior quarter and less sales during the period;

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$0.4 million decrease in deferred revenue from increased software licenses recognized during the period;

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$2.3 million increase in accounts payable and accrued expenses; and

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$0.1 million increase in accrued interest due to additional debt service incurred during the period.

For the year ended December 31, 2023, net cash used in operating activities decreased by $2.5 million compared to the year ended December 31, 2022. The decrease in cash used in operating activities was primarily due to the following:
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$2.1 million decrease in net loss driven by the increase in year over year revenue and gross profit;

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$3.9 million decrease in accounts receivable due to higher collections;

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$1.3 million decrease in inventory due to the increase in product fulfillments;

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$2.4 million increase in deferred revenue from increased software licenses;

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$1.8 million decrease in accounts payable; and

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$0.8 million decrease in accrued interest for debt service.

Investing Activities
For the six month periods ended June 30, 2024 and June 30, 2023 and years ended December 31, 2023 and December 31, 2022, net cash used in investing activities was immaterial due to our low capital equipment requirements.
Financing Activities
For the six months ended June 30, 2024, net cash provided by financing activities decreased by $0.1 million as compared to the six months ended June 30, 2023. The decrease in cash provided by financing activities was primarily due to (i) $1.4 million less in net proceeds from entering into debt issuances, (ii) $1.4 million less in repayment of existing debt obligations and (iii) an increase of $0.1 million in payments of deferred offering costs.
For the year ended December 31, 2023, net cash provided by financing activities decreased by $1.4 million as compared to the year ended December 31, 2022. The decrease in cash provided by financing activities was primarily due to lower debt issuances as compared to issuances under our convertible debt during 2022.
Liquidity and Capital Resources
During the six months ended June 30, 2024, we incurred a net loss of $(17.0) million and had Adjusted EBITDA of $(7.9) million and negative cash flows from operations of $(5.7) million. During the six months ended June 30, 2023, we incurred a net loss of $(7.6) million and had Adjusted EBITDA of $(4.6) million and negative cash flows from operations of $(8.4) million. For the years ended December 31, 2023 and 2022, we incurred net losses of $(13.0) million and $(15.2) million, respectively, and incurred negative cash flows from operations of $(6.4) million and $(8.9) million, respectively. We had combined cash and cash equivalents of $3.1 million and $4.1 million as of December 31, 2023 and December 31, 2022, respectively. We have incurred operating losses and negative cash flows from operations since inception. Our prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing our products, availability of additional financing, gaining customer acceptance and uncertainty of achieving future profitability among other factors discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. Our success depends on the outcome of our research and development activities, scale-up and successful partnering and commercialization of our products and product candidates. Based on our current operating plan, without giving effect to the net proceeds we would receive in connection with the consummation of this offering, we believe that our existing cash and cash equivalents are adequate to fund our ongoing activities through November 30, 2024.
Management has projected cash on hand may not be sufficient to allow us to continue operations and there is substantial doubt about our ability to continue as a going concern within 12 months from the date of issuance of the financial statements if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds for working capital through equity or debt financings or other sources may depend on the financial success of our business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. Further financings may have a dilutive effect on stockholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital at a reasonable cost and at the required times, or at all, we may not be able to continue our business operations or we may be unable to advance our growth initiatives, either of which could adversely impact our business, financial condition and results of operations.
Sources of Liquidity
We have historically funded our operations through the issuance of common stock and preferred stock to private investors and debt financing. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The recurring losses and negative cash flows from operations, working capital deficiency, the need for additional financing, uncertainties frequently encountered by companies in the technology industry and the dependency on closing this offering are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were issued. The conditions identified above raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.
Redeemable Preferred Stock
As of December 31, 2023, we are authorized to issue 3,874,946 shares of Series A preferred stock with a par value of $0.00001 per share and 140,000 shares of NCNV preferred stock designated as NCNV preferred stock, NCNV 1, NCNV 2 and NCNV 3 (together, “New NCNV Preferred Stock”). The New NCNV Preferred Stock is entitled to non-cumulative dividends in an amount equal to five percent per annum of a value of $600 per share, the original issuance price of the New NCNV preferred stock as amended on July 12, 2024. The New NCNV Preferred Stock has liquidation preference over our Series A Preferred Stock and common stock. Immediately prior to the closing of this offering, all of the outstanding New NCNV Preferred Stock and Series A Preferred Stock will automatically convert into shares of our common stock. Once converted, all New NCNV Preferred Stock and Series A Preferred Stock shall be retired and cancelled. The New NCNV Preferred Stock and Series A Preferred Stock is classified outside of stockholders’ deficit in temporary equity as a result of their respective redemption rights.
Debt and Financing Arrangements
Fiza Loan.   In November 2022, we entered into a loan agreement with Fiza for a principal amount of $5.0 million, with $2.5 million disbursed in advance on September 12, 2022, and an additional $2.5 million disbursed on November 10, 2022. Husain Zariwala, the Chief Financial Officer of Gulf Islamic Investments, LLC (“GII”) and Imran Ladhani, the Head of Operations & Investor Relations of GII, each own 50% of the equity interests and voting control of Fiza. The loan was due on or before September 12, 2023 bearing interest at 13% per annum. This loan is secured by our assets and is convertible at the option of Fiza in the event of a public offering of our common stock. On July 11, 2024, this loan agreement with Fiza was amended whereby Fiza agreed to (i) extend the maturity date to July 31, 2026, (ii) remove the mandatory payment of the loan in the event of a public offering and (iii) waive the events of default occurring under the loan agreement. In May 2023, we entered into an additional short form loan agreement with Fiza for a principal amount of $3.0 million. The May 2023 loan was due on or before June 20, 2023 bearing interest at 25% per annum on the amount of outstanding principal plus interest and is secured by our assets. In November 2023, we entered into a short form loan agreement with Fiza to borrow an additional $1.3 million. The November 2023 loan was due on or before December 12, 2023 bearing interest at 25% per annum on the amount of outstanding principal plus interest, and is secured by our assets. On July 11, 2024, we entered into a new Loan and Security Agreement with Fiza to replace the existing loan agreements for the $3.0 million May 2023 loan and the $1.3 million November 2023 loan that extended the maturity dates of such loans to May 31, 2025 and November 30, 2025, respectively.
In March 2024, we entered into a convertible promissory note to borrow an additional $5.0 million from Fiza. The loan has an annual interest rate of 20% that is accrued daily, compounds annually, and is due on March 11, 2026, subject to acceleration in an event of default. If we have not paid the entire balance of the convertible promissory note prior to the completion of this offering, then upon the consummation of this offering, the principal amount under the loan will automatically convert into shares of our common stock at a conversion rate equal to (i) 85% of the price to the public of our common stock issued in this offering if the conversion occurs before December 31, 2024 and (ii) 100% of the price to the public of our common stock issued in this offering if the conversion occurs on or after January 1, 2025, subject to the terms and conditions of the convertible promissory note, and all interest accrued thereon will be automatically waived if conversion occurs prior to December 31, 2024. If we sell capital stock in a private offering prior to the completion of this offering, whether in a single transaction or in a series of related transactions (for the same terms), for an aggregate gross purchase price no less than $20 million (a “Next Financing”), then, upon the occurrence of the Next Financing, the loan will automatically convert into shares of a new series of our capital stock having identical rights, privileges, preferences and restrictions as the capital stock sold by us in the Next Financing, subject to the terms and conditions of the convertible promissory note.
bSpace Investments Loan.   In May 2019, we entered into a loan and security agreement (the “LSA”) with a related party, bSpace Investments Limited (“bSpace”). bSpace is 100% owned by Mohammed Al Hassan, the Co-CEO of GII. The LSA included an initial term loan of $25.0 million, and a second tranche commitment of $5.0 million (“Tranche 2”). The loan had a stated interest rate of 11.0% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. We granted bSpace a first- priority perfected security interest in all of our collateral. Amendments during 2020 added additional tranches to the debt and modified the repayment terms. Throughout 2020, we borrowed an additional $3.5 million under various loan commitments and amendments to the LSA. In April and June 2021, we borrowed an additional $3.0 million under the existing terms of the LSA.

On February 26, 2020, we and bSpace amended the terms and provisions of the LSA. In connection with the amendment all loans became due on November 6, 2020. The amendment also added a change of control provision, whereby upon the occurrence of a Change of Control (as defined in the LSA), the loan would become immediately due and payable, including any make-whole amount, along with a premium of $0.1 million plus 1.9095% of the proceeds to us from the Change of Control.
Additionally, on February 26, 2020, we drew an additional $1.0 million and amended the terms of $2.0 million of the Tranche 2 draws, collectively referred to as the “Tranche 3 loan”. The Tranche 3 loan had a stated interest rate of 5.5% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 6, 2020. In April 2020, we and bSpace amended the LSA to allow for the incurrence of certain Paycheck Protection Program loans. In November 2020, we and bSpace amended the LSA to extend the maturity date from November 6, 2020 to December 15, 2020.
In December 2020, we and bSpace amended the LSA for all tranches to (1) extend the maturity date to December 31, 2022; (2) add a repayment premium of 150.0% due under all repayment scenarios; (3) add a Tranche 4 loan commitment of $3.0 million; (4) change the repayment terms such that all principal, interest, fees and the repayment premium are due at maturity; (5) add a redemption option upon the occurrence a qualified public offering or equity financing; (6) add a conversion option; and (7) remove the premium associated with the Change of Control embedded derivative.
In April and June 2021, we drew the $3.0 million Tranche 4 loans under the same terms and conditions as existed during the December 2020 LSA modifications.
In September 2021, we and bSpace amended the LSA in connection with the Revolving Line-of-Credit (as defined below). The amendment subordinated the loan to the Revolving Line-of-Credit and extended the maturity date of the loan under the LSA to February 2024.
As of December 31, 2021, the conversion feature within the loan included a contingent beneficial conversion feature, subject to the establishment of preferred stock.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, we and bSpace entered into an Amendment and Conversion Agreement (the “bSpace Conversion Agreement”). The terms of the LSA were amended such that: (a) $90.5 million would be due to bSpace, including the repayment premium and accrued interest through March 15, 2023, (b) the interest rate on the loan was reduced to 5% from January 1, 2023 to March 15, 2023, (c) $59.0 million of our indebtedness would convert into 58,972 shares of New NCNV Preferred Stock no more than 90 days from the date of the bSpace Conversion Agreement, (d) $11.5 million of our indebtedness would convert into 11,500 shares of New NCNV Preferred Stock immediately prior to the closing of the merger and (e) approximately $20.0 million owed to bSpace would be retired in conjunction with a purchase of 1,970,443 shares of EdtechX by bSpace pursuant to a private placement to occur in connection with the consummation of the merger. On June 21, 2023 the EdtechX Merger Agreement was terminated. As a result, no conversions contingent upon the merger with EdtechX occurred.
In August 2022, we issued 58,972 shares of New NCNV Preferred Stock to bSpace in exchange for the forgiveness of $59.0 million of our indebtedness in accordance with the terms of the bSpace Conversion Agreement.
As of December 31, 2022, the gross principal amount due under the LSA was $31.5 million.
On December 30, 2023, we entered into a loan termination agreement with bSpace (the “Termination Agreement”) under which all amounts outstanding under the LSA, plus unearned interest calculated post the maturity date through July 31, 2024 of $1.5 million, were exchanged for 36,918 shares of New NCNV Preferred Stock. The Termination Agreement relieves us of any further obligations under the LSA.
Kuwait Investment Authority Loan.   In February 2019, we entered into a promissory note (the “KIA Note”) with the Kuwait Investment Authority (“KIA”). The KIA Note had an initial principal amount of $5.0 million, accrued interest at 2.8% per year, and was due on-demand at any point after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. We granted KIA a warrant to purchase shares of common stock in the event of certain dilutive issuances, which warrant expired December 31, 2020.
In December 2020, we and KIA amended the KIA Note to (1) extend the earliest maturity date to December 31, 2022, (2) remove the change of control redemption and anti-dilution features, (3) add a repayment premium of 150.0%, (4) add a redemption option upon the occurrence of a qualified public offering or equity financing, (5) add a conversion option and (6) execute a subordination agreement to clarify that the KIA Note was subordinate to the bSpace loans under the LSA. Upon the occurrence of a qualified public offering or equity financing the KIA Note would automatically convert into shares of our common stock at the original issue price of the qualified public offering or equity financing. Upon the occurrence of a non-qualified public offering or other equity financing, the KIA Note converted into shares of our common stock issued in the event at the issuance price of such non-qualified public offering or other equity financing, should bSpace elect to convert its loan. Additionally, the KIA Note was convertible into a new class of preferred stock at a conversion price equal to the greater of (a) $110.0 million or (b) four times our trailing 12-month revenue divided by the sum of (1) the total number of shares of our common stock outstanding, and (2) the total number of shares of our common stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. In connection with the modification, we granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance. All issued warrants expired December 31, 2020.
In September 2021, we and KIA amended the KIA Note to extend the maturity date of the KIA Note to February 2024 and further amended the KIA Note in May 2022 to enable the conversion or exchange of portions of the KIA Note for common stock, contingent upon the occurrence of certain events.
As of December 31, 2021, gross principal amounts due under the KIA loan, including the repayment premium, were $12.5 million and interest accrued on the KIA loan at 2.75% per annum.
As of December 31, 2021, the KIA Note contained a contingent beneficial conversion feature, subject to the establishment of a new class of preferred stock.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, we and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA Note were amended to provide that (a) $8.1 million of our indebtedness would convert into 8,062 shares of New NCNV Preferred Stock no more than 90 days from the date of the KIA Conversion Agreement and (b) approximately $5.0 million of our indebtedness would be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity . On August 12, 2022, $8.1 million of the amounts outstanding under the KIA Note was converted into 8,062 shares of New NCNV Preferred Stock. On June 21, 2023 the EdtechX Merger Agreement was terminated. As a result, no conversions contingent upon the merger with EdtechX will occur.
On January 10, 2024, the balance of approximately $5.2 million under the KIA Note was converted into 5,190 shares of New NCNV Preferred Stock pursuant to the terms of a debt conversion agreement between KIA and us and all obligations and commitments under the KIA Note were terminated. In connection with the conversion, 8,062 of KIA’s then-existing shares of NCNV preferred stock were reclassified as or exchanged for an equivalent number of New NCNV Preferred Stock.
Revolving Line of Credit.   In September 2021, we entered into a revolving line of credit (the “Revolving Line of Credit”)with a financial institution, which provided financing through a revolving line of up to the lesser of (i) $10.0 million or (ii) 85.0% of eligible accounts receivable, plus the lesser of $3.5 million or 50.0% of eligible inventory, plus 450% of annual monthly recurring revenue, less reserves deemed appropriate and at the discretion of the financial institution. The Revolving Line of Credit was made available through September 8, 2023 and outstanding balances incurred interest at the greater of (i) 3.5% above the Prime Rate and (ii) 6.5%. The Revolving Line of Credit incurred an unused commitment fee of 0.3% per year of the difference between the Revolving Line of Credit and the average outstanding principal balance during the applicable month. The financial institution had senior claim to our collateral. In February 2023, we fully paid off the outstanding balance of the Revolving Line of Credit and the agreement has been terminated.

Other Term Loans.   In January 2023, we signed term loan agreements with an unrelated party to borrow $4.0 million (“Term Loan 1”) and $2.5 million (“Term Loan 2”) at interest rates of 13.0% and 34.0% per year, respectively. Term Loan 1 will be repaid in monthly installments through February 2026, and the Term Loan 2 will be repaid in monthly installments through September 2024. The loans are secured by our assets.
In April 2023, we signed an additional agreement with the same lender to borrow $0.7 million (“Term Loan 3”) at an interest rate of 18.0% per year. Term Loan 3 is secured by our assets and expected proceeds from Employee Retention Tax Credits (“ERTC”). Term Loan 3 will mature by April 17, 2026, but it must be repaid upon receipt of the ERTC in an amount sufficient to fully repay the loan. No terms of the Term Loan 1 or Term Loan 2 were changed in connection with our entry into Term Loan 3.
The outstanding aggregate balance of Term Loan 1, Term Loan 2 and Term Loan 3 as of June 30, 2024 and December 31, 2023 is $3.4 million and $4.9 million, respectively. The effective interest rates of Term Loan 1, Term Loan 2 and Term Loan 3 are 14.2%, 38.2%, and 20.1%, respectively.
During May and June 2024, we entered into multiple loan agreements with the same lender to borrow a total of $3.5 million secured by certain assets. In May 2024, we borrowed a total of $2.0 million at an annual interest rate of 17.0%. In June 2024, we borrowed $1.5 million at an annual interest rate of 18.0%. The interest rate on the May loans is subject to adjustment for default and on the June loan for prepayment and default. The loans have periodic principal and interest payments of 24 equal monthly payments beginning in June and July 2024.
Contractual Obligations
Our principal commitments consist of obligations for office space under a non-cancelable operating lease that expires in January 2026, as well as repayment of borrowings under other financing arrangements as described above under “— Liquidity and Capital Resources — Debt and Financing Arrangements.” In addition, we have agreements with certain hardware suppliers to purchase inventory; as of June 30, 2024, we had approximately $7.9 million in purchase obligations outstanding under such agreements, all of which are scheduled to come due on or before December 31, 2024.
We currently have a total of $4.4 million in current liabilities with four of our suppliers. In connection with this offering, we have entered into SAFE agreements with three of those suppliers, pursuant to which an aggregate of $3.3 million of such liabilities will convert into 650,029 shares of our common stock immediately prior to the consummation of this offering. The remaining $1.1 million is expected to remain outstanding after this offering.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting estimates and believe that the following involve a higher degree of judgement or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting estimates reflect the significant estimates and judgements used in the preparation of our consolidated financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to our consolidated financial statements.
We re-evaluate our estimates on an ongoing basis. For information on our significant accounting policies, refer to Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements contained elsewhere in this prospectus.
Revenue Recognition
We recognize revenue from signed contracts with customers, change orders (approved and unapproved) and claims on those contracts that we conclude to be enforceable under the terms of the signed contracts. Some of our contracts have one clearly identifiable performance obligation. However, many contracts provide the customer several promises that include hardware, software and professional services. The determination of the number of performance obligations in a contract requires significant judgment and could change the timing of the amount of revenue recorded for a given period.
If a contract has more than one performance obligation, the transaction price is allocated based on the relative standalone selling price (“SSP”). The establishment of an SSP for all performance obligations requires significant judgment and the analysis of historical selling prices. In situations when there is not adequate historical selling data, we estimate the SSP considering the cost-plus margin approach.
Discounts in certain contracts with customers are deemed variable consideration but are known at the time of invoicing. However, the nature of variable consideration could change in the future.
We sell extended warranties that require us to estimate and accrue for expected future warranty fulfillment cost. Historically, warranty costs have not been material.
Inventory
Our inventory, which includes raw materials and finished goods is valued using the weighted average cost method for hardware inventory while software inventory is recorded at actual cost. We periodically review the value of items in inventory and provides writedowns or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.
Fair Value of Equity
Given the absence of a public trading market for our common stock and preferred stock, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately Held Company Equity Securities Issued as Compensation, our board of directors along with management exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common and preferred stock, including:
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the prices at which we or other holders sold our common and convertible preferred stock to outside investors in arms-length transactions;

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independent third-party valuations of our common and preferred stock;

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the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

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our financial condition, results of operations and capital resources;

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the industry outlook;

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the valuation of comparable companies;

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the lack of marketability of our common and preferred stock;

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the fact that option and RSU grants have involved rights in illiquid securities in a private company;

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the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions;

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the history and nature of our business, industry trends and competitive environment; and

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general economic outlook including economic growth, inflation and unemployment, interest rate environment and global economic trends.

Following the completion of this offering, the fair value of our common stock will be based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.
Convertible Debt
We have issued convertible debt under numerous convertible promissory notes. We evaluate embedded conversion and other features within convertible debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations. No material embedded features have been bifurcated as of the financial statement dates. Due to the extinguishment of certain debt in November 2022, we recorded the debt at fair value in September 2022. The fair value resulted in a $3.3 million premium that was recorded in Additional Paid-In Capital. Key inputs included the fair value of the shares to be received upon conversion and likelihood of future liquidity events.
Income Taxes
We use the asset and liability method under FASB ASC Topic 740, Income Taxes, when accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability.
We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance.
We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
JOBS Act
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
We are also a smaller reporting company meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue was less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. To the extent we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS
Our Company
We are a leading provider of augmented reality (AR) and virtual reality (VR) educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and Career & Technical Education (CTE) markets. Our proprietary hardware and software platform provides the unique ability to deliver an interactive, stereoscopic three-dimensional (3D) learning experience to our users without the need to utilize VR goggles or specialty glasses. Our hands-on “learning by doing” solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. We allow students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Our platform serves a broad range of critical educational tools designed for K-12 science, technology, engineering and math (STEM) lessons as well as training skilled trades in areas such as health sciences, automotive engineering/repair, Unity3D® software programming and advanced manufacturing.
We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution for higher grade levels, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries. We believe the applicability of our platform in education environments provides an opportunity for significant scale.
Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn, (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in research and development (“R&D”), and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.

From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it and interact with it as if it were real.
Our Industry and Market Opportunity
We estimate using data from national government sources specifying the number of schools within their regions that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
According to market analysis by Grand View Research, the global education technology market was valued at $142.4 billion in 2023 and is expected to grow at a compound annual growth rate (CAGR) of 13.6% from 2023 to 2030. Further, according to Insight Partners, the global AR, VR and mixed reality market is expected to grow at a 37% CAGR to $252 billion by 2028 compared to $28 billion in 2021. Markets and Markets Research predicts that spending on AR and VR in the education market globally will grow to $14.2 billion by 2028 (CAGR of 30% from 2023).
Over the past several years, a significant portion of our revenue was generated in the United States. For the year ended December 31, 2022, our revenue in the United States was $27.3 million and our revenue outside of the United States was $8.4 million, representing 76% and 24% of our total revenue, respectively. For the year ended December 31, 2023, our revenue in the United States was $38.7 million and our revenue outside of the United States was $5.2 million, representing 88% and 12% of our total revenue, respectively. In 2022, our revenue in China was $6.4 million, representing 18% of our total revenue and in 2023, our revenue in China was $2.8 million, representing 6% of our total revenue. We are in the process of focusing on expanding our business in the United States and elsewhere, and we expect the percentage of our total revenue generated from China in 2024 to be lower than in 2023.
Our Learning Platform
Key elements of our platform include:
The ability for users to easily understand abstract concepts.   Our products have the ability to deliver an interactive, autostereoscopic 3D experience, allowing students to interact directly with complex, spatial, and abstract concepts. Our products integrate the latest AR/VR technology with science, math, and career training applications that empower students to learn in a 3D world without the fear of making mistakes.

An immersive 3D experience using familiar hardware.    Traditionally, AR/VR technology has required complicated hardware, including glasses or goggles, that is difficult to incorporate into a classroom setting and limits collaboration. Our 3D experience uses a laptop without the need for any external eyewear. Using our patented hand-held stylus device, which functions like a pen, interactions are designed to be simple and familiar so customers can feel more comfortable bringing the latest technology into classrooms. Our platform is designed to work with natural gestures and movements to allow learners to manipulate objects in a 360-degree experience outside the confines of the screen.
Effective kinesthetic learning tools.   Our products leverage hands on, kinesthetic learning (i.e., using body movements to interact with learning environments). With built-in eye-tracking technology and our patented hand-held stylus device, learners naturally move their heads and rotate their wrists as they pick-up, dissect, and interact with virtual objects. We believe that engaging tactile learning with movement, testing, and trial and error in a non-traditional learning environment can support retention and recall of information.
Our Products
Our platform consists of three key components — proprietary hardware, software and services.
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Hardware.   Our hardware is the enabler of the 3D learning experience on our platform. We work closely with original equipment manufacturers (OEMs) to produce devices that deliver a 3D experience.

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Inspire.   Inspire is our second-generation laptop product launched in early 2022 and built in partnership with a major PC OEM. It is our first product that delivers autostereoscopic 3D graphics, not requiring any eyewear or headset. With a specialized optical lens and eye-tracking technology, a set of images for each eye is created and directly projected through the lens to where the eyes are looking for a unique 3D experience. We deliver each Inspire laptop with our patented hand-held stylus, which allows users to interact with and manipulate 3D images. When not being used in 3D stereo, the screen provides 2D color accuracy, including 100% Adobe RGB color gamut and Delta E<2 color accuracy, allowing the user to see minute details on the 15.6” 4K UHD narrow bezel display.

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Tracked stylus.   Our tracked stylus allows users to interact with the projection of the 3D information to provide a comfortable and realistic experience as well as the precise interaction with the virtual objects in open space. Our patented hand-held stylus device allows for freedom of movement, enabling students to use our products with familiar movements and interactions that they commonly perform, such as rotating their wrists naturally as they examine and manipulate 3D visuals. It allows students to bring objects out of the screen and interact with them as if they were real objects. Our stylus works together with the eye-tracking technology in our products to read the position of the user’s body and respond to movements throughout the interaction, creating a natural, comfortable and effortless experience. Each stylus includes three buttons designed to map the buttons on a traditional mouse to provide a familiar interface model for the user. The buttons on the stylus perform different actions depending on the application.

Our hand-held stylus device is designed to leverage the experience all students have with using a pen/ pencil. It is sized to be comfortable for both adult and child users when held like a pen/pencil in either the right or left hand. Because the stylus is wired, charging is unnecessary and removal of the stylus from our devices is discouraged. The stylus also supports haptic feedback, allowing applications to provide a physical response to engaging in the learning process, enhancing realism and providing distinct feedback to the user.
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Original Edition (OE) Products. Our all-in-one products and OE laptop were our initial product offerings that used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US.

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Software.   We develop and deliver both platform management software, enabling the easy distribution, licensing and management of web enabled applications, and end user applications that students use on our devices. Our platform offers a full range of applications, developed both in-house and by third- party application developers, that provide learning experiences designed for the K-12 STEM and CTE markets. In the K-12 market, we offer applications in areas such as Science, Health and Math, and in the CTE markets we provide applications in key areas such as Automotive, Advanced

Manufacturing, Health and Agri-Sciences. We believe that providing software that offers a range of effective educational experiences for end users is a critical component of our product’s value to our customers.
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In September 2021, to help accelerate user adoption and meet the needs for learning anywhere, anytime, anyplace, we launched StudioA3, which gives every learner access to evidence-based virtual experiences for in-person, remote, and hybrid learning on any device, including non-zSpace devices such as Chromebooks and Apple-based computers. StudioA3 is an application in which teachers can build lessons for almost any subject using thousands of pre-made models, and students can learn and explore.

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Services.   Implementation and professional development services are part of the overall solution we offer to our customers so they can quickly use, and be fully trained on, our products. We have developed a network of trainers in the United States with education experience with the goal of making our customers’ experience with our products positive and effective. Internationally, we rely exclusively on resellers to provide these services to our customers.

Our Competitive Strengths
We believe that we have a number of competitive strengths that will enable us to grow our business. Our competitive strengths include:
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Breadth and depth of our platform.   Our platform is focused on delivering virtual interactive learning capabilities to the education market. From our technology design to content development, our products have the ability to deliver value across the world-wide education spectrum. The same platform can be used by third grade learners and college students. Our growing range of software content, developed both in house and by third-party software developers, includes hundreds of STEM, Game Design and CTE lessons, including Physical Science, Math, Health, Automotive, Unity3D® Programming, and Advanced Manufacturing.

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Highly Differentiated and Proprietary Technology.   Our product offerings are designed to facilitate intuitive, responsive, and comfortable learner experiences, with hardware that includes built-in eye-tracking technology that allows for 3D images without the use of specialized glasses and a hand-held stylus device that allows users to bring objects out of the screen and manipulate them as if they were real objects. We believe our proprietary platform offers a unique solution to educators interested in effective kinesthetic learning tools.

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Brand recognition.   We believe we are a trusted brand in the K-12 education market that has a track record of attracting and maintaining customers. We believe we are recognized as a market leader in AR/VR and the “eduverse” for schools. We expect to continue to leverage our position and increase our brand awareness to grow our customer base.

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Leadership and first-mover advantage.   We believe we are a leader in the AR/VR educational market with an experienced executive management and sales team and longstanding relationships and significant knowledge regarding the education market. Additionally, our broad patent portfolio is the result of many years of research and development and innovation, and we believe it provides a strong foundation for our business. Innovation has been at the center of our business since inception, and we plan to continue to prioritize investments in R&D to further our position.

Our Growth Strategies
We believe that we have significant growth potential. We believe we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors. These include:
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Targeted software growth via both software acquisitions and application acquisitions.   We intend to pursue software acquisitions, both specific software applications and third-party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenue.

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Scale within the United States education market.   We expect to continue to drive growth by increasing marketing efforts, expanding use cases and introducing new applications within the United States. We are particularly focused on acquiring and retaining both K-12 and CTE users while expanding our sales with our Inspire products. With our large content library and pioneering AR/VR capabilities, we pride ourselves on our ability to deliver value across the education landscape including K-12 schools, community colleges, technical colleges and trade colleges. Going forward, we plan to continue to expand our content library and platform to address the needs of our current and future customers. We also plan to increase investments in specific sales and marketing initiatives to increase sales efficiency and increase users and growth in renewing software revenue.

Our Customers
We sell to education institutions, ranging from K-12 schools to community colleges, technical colleges and trade colleges, both directly and through our resellers. The majority of our customer base is comprised of United States public school districts, who purchase products as a primary K-12 educational tool and also to support career training education at the higher grade levels. With a customer base of over 3,500 United States public school districts as well as a growing number of community colleges and other technical institutions, we believe we are well positioned to strengthen our educational brand and increase our penetration in the education market. We have multi-year relationships with many of the largest public school districts in the United States. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. We expect our global user base to continue to grow as we seek to further establish our platform as the standard for innovative hands-on, experiential learning using evidence-based AR/VR technology.
Our Principal Suppliers
We rely on certain third parties to produce our hardware and software in connection with our platform and solutions. In particular, in August 2021, we entered into an agreement to work with a major PC OEM to build our Inspire laptop for us, which allowed us to leverage the OEM’s supply chain network. In 2023, we entered into an agreement with another PC OEM for the manufacture of an additional laptop product. In addition, we rely upon a third-party partner located in China to manufacture our stylus. Certain components of our stylus sensor module are sourced in Asia and manufactured in the United States.
Sales and Marketing
We believe we have developed a scalable go-to-market business built upon the strength of our platform and a targeted sales approach designed for education customers. We have deployed a multi-channel sales approach to reach potential customers. In general, in the United States, we employ a combination of a direct sales approach and a channel partner approach to expand our reach with the aim of providing a frictionless, convenient purchase process for customers. In international markets, we exclusively utilize an indirect partner go-to-market approach, and we have found that these third-party resellers offer strong relationships in particular schools or geographies. We believe this structure allows us to market our solutions effectively and efficiently to public schools of all sizes across the world.
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Direct sales.   With regional directors distributed across the United States, we strive to increase adoption among K-12 schools, community colleges, technical colleges and trade colleges in both the core and the career and technical education markets. Our regional directors have domain expertise in education as well as AR/VR technology and are organized geographically in order to address the unique needs of various states. The regional directors also manage their third-party resellers that are active within their regions. We have a dedicated team of career and technical education domain experts that work with the regional directors as well as customers to articulate the value and scope of our offering in the CTE market. We also have a technical support team that works closely with schools to ensure that our products can be integrated seamlessly with each school environment.

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Customer success.   Our customer success managers work directly with public school administrators, teachers, and our sales teams to onboard schools, articulate the value and scope of our offering, drive engagement and cross-sell our products and applications.

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Channel sales.   In addition to our direct sales efforts, we maintain a robust ecosystem of third-party resellers, which enable us to reach a wider network of public schools both in the United States and internationally. Our third-party resellers are technology and systems integrators with domain expertise in education technology and deep understanding of the unique requirements of their respective geographies. Certain of our third-party resellers have specific expertise in career training education. We work closely with our third-party resellers to understand and address our user’s requirements. In some cases, our third-party resellers are part of Request for Proposals that public school districts utilize to conveniently purchase our products. Outside the United States, we work exclusively with over 18 third-party resellers under reseller agreements that allow the partners to sell and support our products and solutions.

Competition
The markets that we serve are highly competitive. In our experience, potential buyers in the United States K-12 market are typically not evaluating an alternative AR/VR technology purchase, but rather whether to use any available funding for our products or for an entirely different class of purchase, such as student safety, IT products or standard computing devices. In the CTE market, we compete with physical training solutions, for example welding simulators. Additionally, potential customers might evaluate our products against a non-immersive alternative such as a 2D human anatomy web-based experience rather than the immersive content available on our platform.
Competitors in the education technology ecosystem include:
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Companies that provide technology solutions and services to educators and students, such as Chegg, Coursera, Docebo, Duolingo, Instructure, Kahoot, Powerschool, and Udemy;

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CTE companies such as A Cloud Guru Ltd., Degreed, Inc., LinkedIn Corporation through its LinkedIn Learning services, Pluralsight, Inc. and Udacity, Inc.;

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Companies that operate in the virtual technology market, such as Apple, Google, Meta Platforms, Matterport Inc and Unity Software;

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Providers of free educational resources such as Khan Academy, Inc., The Wikipedia Foundation, Inc. and Google LLC through its YouTube services; and

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AR/VR focused companies such as ClassVR, Inception XR, Interplay Learning, Umety Solutions Ltd, Transfr VR Victory XR.

Outside the United States, certain Chinese companies have produced replicas of our original edition hardware products that require specialty eyewear, which we no longer produce or sell in the United States. We are currently not aware of any other companies producing or selling solutions substantially similar to our products.
We believe that these alternatives either do not address or only address a portion of the functionality and value that our platform can provide for the education market, and in many cases these alternatives introduce challenges in the education environment. For example, head mounted displays technology is by definition isolating for the user, “removing” the learner from the teacher and other students and limiting the ability to collaborate or engage with others during the learning process. Those devices often also carry age warnings, limiting their use to students in higher grade levels. They also often require limiting the time used by a student to just a few minutes as a result of potential nausea or discomfort that can occur when used for longer periods of time. The content available on head-mounted displays is also often designed for an individual learner, which can be difficult for a teacher to integrate into their curriculum and deliver as a classroom experience. Collaboration within the classroom is also very difficult with the head-mounted displays.
Research and Development
Our Research and Development (“R&D”) team is headquartered in San Jose, California, with engineering resources situated throughout the United States. The R&D team has extensive experience in many key engineering disciplines including electrical engineering, firmware development, software application development and quality assurance.

Intellectual Property
Our ability to drive innovation in our business depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our commercial partners and vendors. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of June 30, 2024, we had 72 United States patents issued, 10 United States patent applications that are pending, six foreign patents that have been issued, and seven foreign patent applications that are pending.
Human Capital Resources
Our employees are critical to our success. As of June 30, 2024, we had 70 full-time employees. We also employ part-time subject matter experts and engage consultants and contractors to supplement our permanent workforce. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or subject to a collective bargaining agreement.
Our board of directors oversees matters relating to managing our human capital resources. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We believe we offer competitive compensation and benefits packages, the principal purposes of which are to attract, retain and motivate our employees.
Facilities
Our corporate headquarters is located in a leased facility in San Jose, California. The facility is approximately 6,464 square feet, and our lease of this facility expires in January 2026. We believe this facility is adequate for the needs of our business.
Government Regulation
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including those related to the education industry, conducting business on the Internet, data privacy and data security, export controls and other laws of general applicability to employers and companies in general, including laws, regulations, and standards governing issues such as labor and employment, anti-discrimination, payments, whistleblowing and worker confidentiality obligations, personal injury, subscription services, intellectual property, consumer protection and warnings, marketing, taxation, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, mobile application and website accessibility, money transmittal, and background checks.
We are further subject to various trade restrictions, including economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade controls and economic sanctions administered by the United States Department of Treasury’s Office of Foreign Assets Control and the United States Department of Commerce, we are prohibited from engaging in certain transactions involving certain persons (individuals and entities) and certain designated countries or territories, including Cuba, Iran, Syria, North Korea, as well as the Crimea, Donestsk People’s Republic and Luhansk People’s Republic regions of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance and administrative time to address. In recent years the United States government has a renewed focus on export matters. Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the United States Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.

The costs of complying with these laws and regulations are high and likely to increase in the future, as our business grows and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the education technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results. Further, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely.
See the sections titled “Risk Factors,” including the sections titled “Risk Factors — our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition,” and “Risk Factors — our failure to comply with laws and regulations applicable to us as a technology provider for K-12 schools, community colleges and other educators could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.”
Legal Proceedings
We are from time to time subject to claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. On July 12, 2024, EdtechX filed a complaint in the Superior Court of the State of Delaware in connection with the termination of the EdtechX Merger Agreement, alleging breaches of contract and the implied covenant of good faith and fair dealing. We believe these claims are without merit, and plan to vigorously defend against them. On September 20, 2024, we filed a motion to dismiss the complaint with the Superior Court of the State of Delaware. If determined adversely to us, we do not believe this litigation would have a material adverse effect on our business, operating results, cash flows or financial condition.

MANAGEMENT
Executive Officers and Directors
Effective immediately after the consummation of this offering, our business and affairs will be managed by or under the direction of our board of directors. The following table lists the names, ages as of the date of this prospectus, and positions of the individuals who are expected to serve as our directors and executive officers upon consummation of this offering:
Name	Age	Position
Paul Kellenberger	65	Chief Executive Officer and Director
Erick DeOliveira	55	Chief Financial Officer
Michael Harper	59	Chief Product, Engineering and Marketing Officer
Ron Rheinheimer	59	Chief Sales Officer
Pankaj Gupta	49	Director
Amit Jain	44	Director
Joanna Morris	58	Director
Abhay Pande	57	Director
Angela Prince	42	Director
Jane Swift	59	Director
Executive Officers
Paul Kellenberger serves as our Chief Executive Officer and as a director. Mr. Kellenberger has served as our Chief Executive Officer of and as a member of our board of directors since December 2006. Prior to his position at zSpace, Mr. Kellenberger was CEO for Chancery Software Ltd., an Enterprise SIS provider, from June 2002 to May 2006. Chancery Software was sold to Pearson PLC in May 2006. Prior to Chancery, Mr. Kellenberger was the CEO of Promeo Technologies, a technology company, from May 2000 to May 2002 and Senior Vice President at Inacom Corporation (acquired by Compaq/Hewlett Packard), a computer service company, from January 1997 to January 1999. Mr. Kellenberger also served as a Vice President and Director of Motorola Inc., a telecommunications company, from January 1994 to January 1997. Mr. Kellenberger holds a B.A. in economics from the University of Western Ontario and an M.B.A. from McMaster University.
Erick DeOliveira serves as our Chief Financial Officer. Mr. DeOliveira has served as our Chief Financial Officers since April 2024, and served as our Deputy Chief Financial Officer from September 2023 until he became our Chief Financial Officer in April 2024. Prior to joining us, he was the Chief Financial Officer of Fernish.com from February 2023 to July 2023 until its acquisition by Vesta Homes. From October 2021 to April 2022, he served as Head of FP&A for Anaplan (acquired by Thoma Bravo). From April 2016 to January 2020, he served 100Plus, a digital health company, as an advisor and subsequently as CFO from January 2020 to October 2021 until its acquisition by Connect America. He was CFO of Ticketfly from April 2016 until the June 2017 acquisition by Eventbrite.com, through Eventbrite’s initial public offering in September 2018, until April 2019. Earlier in his career, he held leadership roles at Amazon.com and Microsoft, as well as military service as a Naval Officer. Mr. DeOliveira holds B. Eng. (Physics) and M.Eng. (Electrical Engineering) degrees from the Royal Military College of Canada, and an MBA from the Tuck School of Business at Dartmouth College.
Michael Harper serves as our Chief Product, Engineering and Marketing Officer. Mr. Harper has served as our Chief Product and Marketing Officer since April 2011. Since December 2005, Mr. Harper has been the Owner of Pathway for Success, LLC, a management consulting company. Earlier in his career, Mr. Harper held executive positions with Fortisphere, Inc., a provider of policy-based management software (acquired by Red Hat Inc.), from March 2007 to July 2009 and Syfact International B.V. (acquired by Nice Ltd./Actimize), a provider of investigative software, from January 2006 to December 2006. Mr. Harper holds a B.S.E.E. from Tulane University and an M.B.A from the Wharton School of Business at the University of Pennsylvania.
Ron Rheinheimer serves as our Chief Sales Officer. Mr. Rheinheimer has served as our Chief Sales Officer since April 2016. Prior to joining us, from March 2013 to April 2016, Mr. Rheinheimer served as the Vice

President of Avantas, LLC, a healthcare technology and consulting company. From June 2006 to March 2013, Mr. Rheinheimer was the Vice President of Strategy and Innovation at Pearson Education, an educational services provider. Earlier in his career, he held leadership roles at Chancery Software Ltd. (acquired by Pearson) and Inacom Corporation (acquired by Hewlett-Packard). Mr. Rheinheimer holds a B.A. from Goshen College and an M.B.A. from Villanova University.
Directors
Pankaj Gupta(1) has served as a director since January 28, 2021, and is expected to continue to serve as one of our directors upon consummation of this offering. Mr. Gupta has over 23 years of experience financial advisory services and is currently Co-Founder & Co-CEO of Gulf Islamic Investments LLC, a UAE-based investment management platform with more than $3 billion in direct investments in real estate, private equity and technology across US, UK, Europe, Middle East and India. Prior to Co-founding Gulf Islamic Investments in 2014, he was Head of Investment Business Development at Allied Investment Partners, a UAE-based investment banking company from 2007 to 2014. In these positions he was responsible for the advisory and management of multi-billion dollar investment portfolios and advisory mandates which included successful debt and equity syndication. Mr. Gupta has a BSc (Math), an MBA, a FT Non-Executive Director Diploma and is a Certified Private Equity Specialist (CPES). Mr. Gupta holds 100% of the equity in dSpace Investment Limited, one of our principal stockholders.
Amit Jain(1) has served as a director since April 2021 and is expected to continue to serve as one of our directors upon consummation of this offering. Mr. Jain is Chief Investment Officer of Gulf Islamic Investments an investment management platform with more than $3 billion in direct investments in real estate, private equity and technology across US, UK, Europe, Middle East and India. Mr. Jain has provided investment and managed portfolio services at a global buy and build platform owned by KKR, a Sovereign Wealth Fund in Oman and family office in UAE. Mr. Jain holds a Computer Science & Engineering degree from the Indian Institute of Technology, Kanpur and an MBA from Insead.
Dr. Joanna Morris is expected to serve as one of our independent directors upon the consummation of this offering. Dr. Morris is Associate Professor of Psychology and Neuroscience at Providence College in Providence, RI. She is a former Rhodes Scholar who holds an A.B. (summa cum laude) from Dartmouth College, an M.Phil. in Theoretical Linguistics and Comparative Philology from the University of Oxford, and a Ph.D. in Psychology from the University of Pennsylvania. From 1998 – 2007, Dr. Morris was an Assistant Professor at Hampshire College, from 2007 – 2018, Dr. Morris was an Associate Professor at Hampshire College and from 2018 – 2023, Dr. Morris was a Professor at Hampshire College. She has also served as the Provosts Fellow in Cognitive Science at RISD before joining the faculty at Providence College in 2020.
Abhay Pande is expected to serve as one of our independent directors upon the consummation of this offering. Mr. Pande is a former Investment Banking Managing Director at Citibank, a position that he held from August 1998 until June 2023, and former private equity Managing Director at American Capital, a position that he held from July 2013 until June 2016. He has also served as a senior advisor with the Albright Stonebridge Group and is currently Managing Director at Princeton Capital Advisors, which provides cross-border transactions and capital advisory services for leading healthcare, energy and infrastructure clients, a position that he has held since 2020. Mr. Pande received an MBA from the University of Chicago Booth School of Business and a B.A. in quantitative economics from Dartmouth College.
Angela Galardi Prince is expected to serve as one of our independent directors upon the consummation of this offering. Ms. Prince is a former CEO, startup founder, and Credit Risk expert with a diverse background in consumer and small business financial services, capital markets, and career and technical education. Since 2023, Ms. Prince has worked as an independent business advisor and executive consultant with a specialty in management, operational finance, risk assessment and strategic planning. Ms. Prince was formerly the CEO of Climb Credit, the leading provider of lending and payments services to Career and Vocational schools in the US from 2017 to 2022. Prior to that, she was the co-founder and COO of Orchard Platform, a data and software business for credit investment managers from 2012 to 2016. She started her

(1)
Pankaj Gupta and Amit Jain are currently employed by GII. Mohammad Al Hassan, the Co-CEO of GII owns 100% of the equity in bSpace, a principal stockholder. Accordingly, Messrs. Gupta and Jain may have interests that are different from the interests of other stockholders generally.

career in risk management at American Express where she worked and led teams from 2005 to 2010 and then in a similar role at Citibank from 2010 to 2012. Ms. Prince received both her BSE and MSE in engineering from the University of Michigan.
Jane Swift is expected to serve as one of our independent directors upon the consummation of this offering. Ms. Swift has over fifteen years of experience in state government, holding the offices of governor, lieutenant governor, secretary of consumer affairs and business regulation, and state senator in the State of Massachusetts. Since leaving public office, Ms. Swift has accumulated a wealth of experience in executive leadership and governance roles including as a chief executive officer; a board chair, member, and committee chair to public, private, and not-for-profit institutions; an adviser to entrepreneurial education companies; and as a partner in a venture capital fund. Since 2007, she has served as a Director and as Chair of the Compensation Committee on the Suburban Propane (NYSE: SPH) board of directors, a publicly traded propane distribution company. Ms. Swift is a National Assessment Governing Board member and more recently, has joined the Advisory Board of the George W. Bush Institute, a non-profit organization that promotes freedom, democracy and health for women and girls around the world. In 2022, Swift founded Cobble Hill Farm Education and Rescue Center.
Appointment of Executive Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors.
Family Relationships
There are no family relationships among any of our current or nominated executive officers or directors.
Controlled Company Exemption
Because our Controlling Stockholders will continue to control a majority of the voting power of our common stock after the completion of this offering, we will be a “controlled company” for purposes of the listing standards of Nasdaq and the rules of the SEC. As a “controlled company”, exemptions under the listing standards of Nasdaq will exempt us from certain of Nasdaq’s corporate governance requirements, including the following requirements if we decide to rely on the “controlled company” exemption:
•
that our board of directors be composed of a majority of “independent directors,” as defined under the rules of Nasdaq,

•
that our compensation committee be composed entirely of independent directors, and

•
that our nominating and corporate governance committee be composed entirely of independent directors.

If we decide to rely on the “controlled company” exemption, for so long as we are a “controlled company” and continue to rely on the “controlled company” exemption,” holders of our common stock may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements to the extent we elect to take advantage of these exemptions. In the event that we cease to be a “controlled company”, we will be required to comply with these provisions within the transition periods specified in the rules of Nasdaq.
These exemptions do not modify the independence requirements for our audit committee, and we expect to satisfy the member independence requirement for the audit committee upon completion of this offering.
Voting Agreement
On December 4, 2020, we entered into an Amended and Restated Voting and Rights Agreement (the “Voting and Rights Agreement”), pursuant to which, among other things, dSpace Investments Limited has the right to designate all members of our board of directors, and all persons party to such Voting and Rights Agreement agreed to vote to elect such designated members.
The Voting and Rights Agreement terminates upon the first to occur of the following: (a) an agreement in writing by us and dSpace and the holders of at least a majority of our Series A preferred stock or common stock issued or issuable upon conversion of the Series A preferred stock; (b) immediately prior to the consummation of the closing of the sale of shares of common stock to the public in (i) a public offering which dSpace informs us of the termination of the Voting and Rights Agreement or (ii) a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, and in connection with such offering our common stock is listed for trading on Nasdaq, the New York Stock Exchange or another exchange or marketplace approved our board of directors; or (c) immediately prior to the closing of a “Deemed Liquidation Event” as defined in our Amended and Restated Certificate of Incorporation.
Board Composition
Upon the consummation of the offering, we expect that our board of directors will consist of seven members. Paul Kellenberger, our Chief Executive Officer, is expected to serve as Chairperson of the board of directors. The primary responsibility of our board of directors will be to provide oversight, strategic guidance, counseling and direction to our management. The board of directors will meet on a regular basis and additionally as required.
In accordance with the terms of our Charter and Bylaws, our board of directors will be classified, such that the initial term of our independent directors will expire at our first annual meeting of stockholders following this offering and the initial term of our non-independent directors will expire at the second annual meeting of stockholders following this offering. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our Charter and Bylaws will authorize only the members of the board of directors to fill vacancies on our board of directors. Stockholders representing more than 35% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders representing 35% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors. In addition, the number of directors constituting the board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. Following the consummation of the offering, we anticipate that dSpace will own more than 35% of our voting securities and will be entitled to nominate two persons for election to our board of directors. Pankaj Gupta and Amit Jain have been selected by dSpace to serve on our board of directors following the consummation of the offering.
Director Independence
Upon the consummation of the offering, our board of directors is expected to determine that each of the directors on our board of directors, other than Paul Kellenberger, Pankaj Gupta and Amit Jain qualifies as an independent director under the rules of Nasdaq, and SEC rules and regulations. Under the rules of Nasdaq, unless an explicit exemption exists, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board of directors will review and discuss information provided by our directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the consummation of the offering. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the Board of Directors
Effective upon the consummation of this offering, our board of directors will have three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee, each of which, pursuant to its respective charter, will have the composition and responsibilities described below. Following the consummation of the offering, copies of the charters for each committee will be available on the investor relations portion of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee will consist of three individuals and upon the consummation of this offering will be composed of Abhay Pande, Angela Prince and Joanna Morris, with Abhay Pande serving as the chair. Our board of directors is expected to determine that each of the members of the audit committee meets the independence requirements under Nasdaq and SEC rules and is financially literate. In addition, our board of directors is expected to determine that Abhay Pande is an “audit committee financial expert” within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board of directors will consider formal education and previous experience in financial roles. This designation does not, however, impose on the individual any supplemental duties, obligations or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The principal functions of the audit committee are expected to include, among other things:
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selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

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ensuring the independence of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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considering the adequacy of our internal control and internal audit function;

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reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•
approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and with future requirements to the extent they become applicable to us. The audit committee will be governed by a charter that complies with the rules of Nasdaq and will be available on our website.
Compensation Committee
Our compensation committee will consist of three individuals and upon the consummation of this offering will be composed of Jane Swift, Abhay Pande and Angela Prince, with Jane Swift serving as the chair. The board of directors is expected to determine that each of the members of our compensation committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee will also be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The principal functions of the compensation committee are expected to include, among other things:

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reviewing and approving, or recommending that the board of directors approve, the compensation of our Chief Executive Officer and our other executive officers;

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reviewing succession plans for our Chief Executive Officer;

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reviewing and recommending to the board of directors the compensation of our directors;

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administering our stock and equity incentive plans; and

•
establishing our overall compensation philosophy.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Compensation Committee will be governed by a charter that complies with the rules of Nasdaq and will be available on our website.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will consist of three individuals and upon the consummation of this offering will be composed of Angela Prince, Jane Swift and Joanna Morris, with Angela Prince serving as the chair. The board of directors is expected to determine that each of the members of our nominating and corporate governance committee meets the independence requirements under Nasdaq and SEC rules.
The principal functions of the nominating and corporate governance committee are expected to include:
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identifying and recommending candidates for membership on the board of directors;

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recommending directors to serve on board committees;

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reviewing and recommending to our board of directors any changes to our corporate governance principles;

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reviewing proposed waivers of the code of conduct for directors and executive officers;

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overseeing the process of evaluating the performance of our board of directors; and

•
advising our board of directors on corporate governance matters.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The nominating and corporate governance committee will be governed by a charter that complies with the rules of Nasdaq and will be available on our website.
Compensation Committee Interlocks and Insider Participation
None of the nominees of our compensation committee is currently, or has been at any time, one of our officers or employees. Other than Paul Kellenberger, our Chief Executive Officer, none of our executive officers currently serves or has served as a member of our board of directors, or as a member of the compensation committee, or of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2022 or 2023.
Code of Business Conduct and Ethics
Prior to the completion of this offering and in accordance with Nasdaq’s listing requirements and SEC rules, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics will be posted on the investor relations page of our website. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on its website or in public filings to the extent required by the applicable rules.

Whistleblower Policy
Our board of directors has adopted a whistleblower policy to provide employees with a confidential and anonymous method for reporting concerns about our conduct or employees’ conduct free from retaliation. Our whistleblower policy will be available on our corporate website upon the consummation of this offering.
Clawback Policy
Our board of directors has adopted a clawback policy, which provides that in the event we are required to prepare an accounting restatement due to noncompliance with any financial reporting requirements under the securities laws or otherwise erroneous data or we determine there has been a significant misconduct that causes financial or reputational harm, we shall recover a portion or all of any incentive compensation. Our clawback policy will be available on our corporate website upon the consummation of this offering.
Limitations of Liability and Indemnification of Directors and Officers
We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

EXECUTIVE COMPENSATION
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers.
Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by, our principal executive officer and our two most highly compensated executive officers other than our principal executive officer (together, the “NEOs”) for 2023.
Name and Principal Position	Base Salary	Bonus(1)	Non-equity Sales Incentive Compensation(2)	All other compensation(3)	Total
Paul Kellenberger	$400,000	$133,000		$2,900	$535,900
Chief Executive Officer and Director
Mike Harper	$325,000	$108,000		$2,900	$435,900
Chief Product, Engineering and Marketing Officer
Ron Rheinheimer	$250,000	$62,500	$190,560	$2,900	$505,960
Chief Sales Officer

(1)
Amounts represent annual cash bonuses earned by our NEOs under our executive management annual Non-Equity Incentive Plan.

(2)
Amount represents commissions earned by Mr. Rheinheimer under our Sales/BD Incentive Plan.

(3)
Amounts represent (i) 401(k) company matching contributions of $2,000 and (ii) $900 of monthly mobile phone compensation earned by each NEO.

Narrative Disclosure to Summary Compensation Table
The following describes the material elements of our compensation program for the year ended December 31, 2023 as applicable to our NEOs and reflected in the Summary Compensation Table above. As part of our transition to a publicly traded company in connection with this offering, we will evaluate our post-offering executive compensation program, which may differ in several respects from our historical program. For information on certain elements of our executive compensation program that we intend to adopt in connection with this offering, see “— Executive Compensation Plans” below.
Base Salary
Base salaries for our NEOs were established primarily based on individual negotiations with the executive officers when they joined our company. In determining compensation for our executive officers, we considered salaries provided to executive officers of our peer companies, each executive officer’s anticipated role criticality relative to others at our company, and our determination of the essential need to attract and retain our NEOs.
Annual Incentive Awards
Each of our NEOs is eligible to receive an annual cash bonus, payable based upon the achievement of performance goals set annually by our board of directors.
Employee Benefits and Perquisites
Our NEOs are eligible to participate in our health and welfare plans on the same terms and conditions as those provided to our full-time employees. We also reimburse our NEOs for reasonably incurred and properly documented business expenses.
Retirement Benefits
We maintain a 401(k) plan that provides eligible United States employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain

I.R.S. Code limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. We may elect to make matching or other contributions into participants’ individual accounts. We currently match pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Long-Term Incentive Awards
We have granted our NEOs from time to time stock options to purchase shares of our common stock, each with an exercise price equal to the fair market value of a share of our common stock on the date of grant and subject to the terms of the appliable Stock Plans (see “— Equity Plans — 2007 Stock Plan and 2017 Stock Plan” below) and the applicable award agreement. Generally, one third (1/3rd) of the total number of shares subject to such option vests on the date that is twelve (12) months after the Vesting Commencement Date, and one thirty sixth (1/36th) of the total number of shares subject to the option vest each month thereafter, so that all such shares are fully vested on the fourth anniversary of the vesting commencement date. For more information on the stock options granted to our NEOs and any applicable performance goals, see “—Outstanding Equity Awards at Fiscal Year-End”.
In the event a NEO’s employment is terminated pursuant to a constructive termination or a termination in connection with a change in control, the options that have not yet been exercisable shall be subject to the terms of the applicable NEO’s stock option agreement under the section titled “Termination.”
Non-Equity Compensation
We have previously granted, and we intend to, from time to time, grant non-equity compensation awards to our NEOs and employees which are subject to reaching certain sales-related performance milestones.
Sales / BD Incentive Plan
Our Sales /BD Incentive plan is designed to provide financial incentives and rewards for sales and business development achievement as measured against individually assigned sales targets and BD goals. For any eligible employee or contractor, we execute an individual target sheet alongside a terms and conditions document.
Bonus Compensation
In 2024, our board of directors approved bonus payments for Mr. Kellenberger, Mr. Harper and Mr. Rheinheimer totaling $303,500 for services rendered during the year ended December 31, 2023. As of the date of this prospectus, these bonuses have not yet been paid.
Equity Compensation
We have previously granted, and we intend to, from time to time, grant equity awards to our NEOs which grants are generally subject to vesting based on each NEO’s continued service. Each of our NEOs currently holds outstanding options to purchase shares of our common stock that were granted under our 2007 Stock Plan and 2017 Stock Plan, as set forth in the table below entitled “2023 Outstanding Equity Awards at Fiscal Year-End.”

2023 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our NEOs, information regarding outstanding stock options as of December 31, 2023.
			Option Awards
			Number of Securities Underlying Unexercised Options
Name	Grant Date(1)	Vesting Commencement Date(2)	Exercisable (#)	Exercise Price ($)	Expiration Date
Paul Kellenberger*	04/22/2015	02/16/2007	199	$330.00	04/21/2025
	07/07/2015	07/07/2015	92	$330.00	07/07/2025
	04/22/2015	09/01/2014	1,393	$330.00	09/01/2024
	10/24/2017	10/24/2017	233	$720.00	10/23/2027
	10/24/2017	10/24/2017	266	$720.00	10/23/2027
	02/27/2018	02/27/2018	3,000	$720.00	02/27/2028
	04/14/2021	04/14/2021	433,760	$0.53	04/13/2031
Mike Harper	04/17/2015	02/01/2011	424	$330.00	04/16/2025
	04/22/2015	09/01/2014	264	$330.00	04/21/2025
	10/24/2017	10/24/2017	71	$720.00	10/23/2027
	02/27/2018	02/27/2018	333	$720.00	02/27/2028
	04/14/2021	04/14/2021	97,173	$0.53	04/13/2031
Ron Rheinheimer	06/23/2016	04/04/2016	578	$600.00	06/23/2026
	10/24/2017	02/26/2017	28	$720.00	10/23/2027
	02/27/2018	02/27/2018	200	$720.00	02/27/2028
	04/14/2021	04/14/2021	69,906	$0.53	04/13/2031

(1)
All of the outstanding equity awards were granted under our 2007 Stock Plan or our 2017 Stock Plan.

(2)
All of the stock options granted are fully vested as of December 31, 2023.

*
Employee Director

Equity Plans
2007 Stock Plan
The 2007 Equity Incentive Plan (the “2007 Stock Plan”) provides for the grant of options, restricted stock and other stock option awards to our directors, employees and consultants and to directors and employees of our subsidiaries or affiliates. As of June 30, 2024, there are a total of 16,587 shares authorized for issuance and a total of 2,093 shares of our common stock are subject to outstanding option awards under the 2007 Stock Plan. Since 2017, we have not granted and do not intend to grant any further awards under the 2007 Stock Plan.
2017 Stock Plan
The 2017 Equity Incentive Plan (the “2017 Stock Plan”) provides for the grant of options, stock appreciation rights, restricted stock and other stock option awards to our directors and employees, and to directors and employees of any of our subsidiaries or affiliates. As of June 30, 2024, the maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 2,739,975. The shares available for issuance under the 2017 Stock Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. As of June 30, 2024, a total of 5,995,446 shares of our common stock are subject to outstanding option awards under the 2017 Stock Plan.

In March and May 2024, we granted employees and members of our Board of Directors stock options to purchase a total of 5,055,844 shares of common stock. The stock options have varying vesting periods ranging from immediate at time of the grant to three years from grant date or service start date, are exercisable at $2.57 per share and have an expiration period of 10 years. These stock option grants were issued under the 2017 Stock Plan.
2024 Stock Plan
We intend to adopt a new equity incentive plan upon consummation of this offering. The 2024 Equity Incentive Plan (the “2024 Stock Plan”) will provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock or cash-based awards to our directors, employees, non-employee directors and service providers. The shares available for issuance under the 2024 Stock Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. The following is a summary of certain provisions of the 2024 Stock Plan, and is qualified in its entirety by the full text of the 2024 Stock Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Upon adoption of the 2024 Stock Plan, we intend to only utilize the 2024 Stock Plan going forward, and to reduce the shares reserved under the 2007 Plan and 2017 Plan to zero.
Purpose
The purpose of the 2024 Stock Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to our company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.
Administration
The 2024 Stock Plan will be administered by the compensation committee of our board of directors. The plan administrator, which initially will be the compensation committee of our board of directors, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Stock Plan. The plan administrator may delegate to one or more of our officers the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Share Reserve
An aggregate of 2,832,301 shares of common stock may be issued under the 2024 Stock Plan, which represents 12% of the total outstanding shares after the consummation of this offering and based on an assumed initial offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Shares underlying any awards under the 2024 Stock Plan that are forfeited, cancelled, held back to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Stock Plan. The payment of dividend equivalents in cash shall not count against the share reserve.
Annual Limitation on Awards to Non-Employee Directors
The 2024 Stock Plan contains a limitation whereby the grant date value of all awards under the 2024 Stock Plan and all other cash compensation paid by us to any non-employee director may not exceed $250,000 in any calendar year, although our board of directors may, in its discretion, make exceptions to the limit in extraordinary circumstances.
Stock Options
The 2024 Stock Plan permits both options to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2024 Stock Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees. Nonqualified options may be granted to any persons eligible to receive awards under the 2024 Stock Plan.

The exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Stock Appreciation Rights
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.
Restricted Stock
The plan administrator may award restricted shares of common stock subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.
Restricted Stock Units and Dividend Equivalents
The plan administrator may award restricted stock units which represent the right to receive common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with us, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in common stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.
Other Stock or Cash Based Awards
Other stock or cash based may be granted either alone, in addition to, or in tandem with, other awards granted under the 2024 Stock Plan and/or cash awards made outside of the 2024 Stock Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which such awards will be made, the amount of such awards, and all other conditions, including any dividend and/or voting rights.
Change in Control
Except as set forth in an award agreement issued under the 2024 Stock Plan, in the event of a change in control (as defined in the 2024 Stock Plan), each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (i) our continuation of such outstanding stock awards (if we are the surviving corporation); (ii) the assumption of such outstanding stock awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (iv) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (A) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (B) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (v) provide that such award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the 2024 Stock Plan or the provisions of such Award; or (vi) provide that the award will terminate and cannot vest, be exercised or become payable after the applicable event.
The 2024 Stock Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon a change in control as may be provided in the award agreement for such stock award, but in the absence of such provision, no such acceleration will occur.
Tax Withholding
Participants in the 2024 Stock Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of ours to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of ours to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.
Transferability of Awards
The 2024 Stock Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant.
Amendment and Termination
Our board of directors and the plan administrator may each amend, suspend, or terminate the 2024 Stock Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Stock Plan will require the approval of our stockholders. Generally, without stockholder approval, (i) no amendment or modification of the 2024 Stock Plan may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.
All stock awards granted under the 2024 Stock Plan will be subject to recoupment in accordance with our Clawback Policy.
Executive Compensation Plans
Following the consummation of this offering, we intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the combined company. Decisions on the executive compensation program will be made by the compensation committee of our board of directors.
Executive Employment Agreements
Paul Kellenberger Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Paul Kellenberger, our Chief Executive Officer (the “Kellenberger Agreement”). Under the Kellenberger Agreement, Mr. Kellenberger is entitled to an annual base salary of $400,000, and is also eligible for a discretionary bonus based on our performance. In addition, Mr. Kellenberger is entitled, subject to the approval of our board of directors, to options to purchase our common stock pursuant to our 2017 Stock Plan as it may be amended or restated or replaced, in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. The options to purchase our common stock vest monthly over three years.
The Kellenberger Agreement also provides that if Mr. Kellenberger’s employment is terminated without Cause or if Mr. Kellenberger terminates his employment for Good Reason, each as defined in the Kellenberger Agreement, subject to Mr. Kellenberger’s execution and non-revocation of a release of claims in favor of us then Mr. Kellenberger shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Kellenberger would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Kellenberger was employed by us in the year of termination and the denominator being 365. Mr. Kellenberger may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Kellenberger for such monthly COBRA premiums for twelve months. The Kellenberger Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. Kellenberger is employed by us.
Erick DeOliveira Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Erick DeOliveira, our Chief Financial Officer (the “DeOliveira Agreement”). Under the DeOliveira Agreement, Mr. DeOliveira is entitled to an annual base salary of $300,000, and is also eligible for a discretionary bonus based on our performance. In addition, Mr. DeOliveira is entitled, subject to the approval of our board of directors, to options to purchase our common stock pursuant to our 2017 Stock Plan as it may be amended or restated or replaced, in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. The options to purchase our common stock vest monthly over three years.
The DeOliveira Agreement also provides that if Mr. DeOliveira’s employment is terminated without Cause or if Mr. DeOliveira terminates his employment for Good Reason, each as defined in the DeOliveira Agreement, subject to Mr. DeOliveria’s execution and non-revocation of a release of claims in favor of us, then Mr. DeOliveira shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. DeOliveira would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. DeOliveira was employed by us in the year of termination and the denominator being 365. Mr. DeOliveira may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. DeOliveira for such monthly COBRA premiums for twelve months. The DeOliveira Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. DeOliveira is employed by us.
Michael Harper Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Michael Harper, our Head of Product, Engineering, and Marketing (the “Harper Agreement”). Under the Harper Agreement, Mr. Harper is entitled to an annual base salary of $325,000 and is also eligible for a discretionary bonus based on our performance. In addition, Mr. Harper is entitled, subject to the approval of our board of directors, to options to purchase our common stock pursuant to our 2017 Stock Plan as it may be amended or restated or replaced, in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. The options to purchase our common stock vest monthly over three years.

The Harper Agreement also provides that if Mr. Harper’s employment is terminated without Cause or if Mr. Harper terminates his employment for Good Reason, each as defined in the Harper Agreement, subject to Mr. Harper’s execution and non-revocation of a release of claims in favor of us, then Mr. Harper shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Harper would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Harper was employed by us in the year of termination and the denominator being 365. Mr. Harper may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Harper for such monthly COBRA premiums for twelve months. The Harper Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. Harper is employed by us.
Ron Rheinheimer Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Ron Rheinheimer, our Chief Sales Officer (the “Rheinheimer Agreement”). Under the Rheinheimer Agreement, Mr. Rheinheimer is entitled to an annual base salary of $250,000. Mr. Rheinheimer is also eligible for success-based commission based on our achievement of certain billing targets that are set on an annual basis; Mr. Rheinheimer’s sales compensation target for 2024 is $250,000. In addition, Mr. Rheinheimer is entitled, subject to the approval of our board of directors, to options to purchase our common stock pursuant to our 2017 Stock Plan as it may be amended or restated or replaced, in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. The options to purchase our common stock vest monthly over three years.
The Rheinheimer Agreement also provides that if Mr. Rheinheimer’s employment is terminated without Cause or if Mr. Rheinheimer terminates his employment for Good Reason, each as defined in the Rheinheimer Agreement, subject to Mr. Rheinheimer’s execution and non-revocation of a release of claims in favor of us, then Mr. Rheinheimer shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the nine month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Rheinheimer would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Rheinheimer was employed by us in the year of termination and the denominator being 365. Mr. Rheinheimer may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Rheinheimer for such monthly COBRA premiums for nine months. The Rheinheimer Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. Rheinheimer is employed by us.
Joseph Powers Transition and Separation Agreement
On October 3, 2023, in connection with the retirement of Joseph Powers, our former Chief Financial Officer, we entered into a Transition and Separation Agreement with Mr. Powers (the “Powers Transition Agreement”). Mr. Powers resigned from employment with us on March 31, 2024 (the “Powers Separation Date”). In consideration for and conditioned upon Mr. Powers’ agreement to a general release and waiver of claims and covenant not to sue, (i) we paid Mr. Powers a $100,000 severance payment, (ii) we agreed to pay insurance premiums under COBRA through December 31, 2024, (iii) Mr. Powers became eligible for an extension of the exercise date of his vested stock options and (iv) we granted Mr. Powers 501,328 new stock options to purchase additional shares of our common stock, exercisable at the fair market value of our common stock as determined by our board of directors on the date that the board of directors approved such grant. All of Mr. Powers’ stock options have vested as of the date hereof.
Joseph Powers Consulting Agreement
On April 4, 2024, we entered into a consulting agreement with Mr. Powers, pursuant to which Mr. Powers has agreed to provide accounting, financial and legal review services related to the completion of this offering as an independent contractor. The Powers Consulting Agreement provides that Mr. Powers will receive $25,000 per month from April 1, 2024 to July 31, 2024. Any additional services beyond those specified in the Powers Consulting Agreement, or any services provided after July 31, 2024, will be billed at an hourly rate of $150. The Powers Consulting Agreement also provides for reimbursement of reasonable expenses incurred by Mr. Powers in performing services under such agreement. Mr. Powers will not be eligible for any of our sponsored benefits including paid vacation, sick leave, medical insurance and/or 401(k) participation. The Powers Consulting Agreement includes non-solicitation provisions and perpetual confidentiality and non-disclosure provisions, as well as provisions relating to assignment of inventions. The Powers Consulting Agreement terminates upon the earlier of: (i) final completion of Mr. Powers’ consulting services; (ii) notice of termination of the agreement by us with 15 days prior written notice, or immediately if Mr. Powers is unable to provide his services or falls within material breach of the Powers Consulting Agreement; or (iii) October 4, 2024; provided, however, the Company and Mr. Powers mutually agreed to extend the term until April 4, 2025, unless the events described in (i) or (ii) occur.
Non-Employee Director Compensation
None of our non-employee directors received compensation during the year ended December 31, 2023. All compensation that we paid to our employee directors is set forth in the table in “Executive Compensation — Summary Compensation Table.” Following this offering, we expect to pay our non-employee directors an annual retention fee of $30,000 and $150,000 in common stock for his or her services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:
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any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

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any person who beneficially owns more than 5% of our common stock;

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any immediate family member of any of the foregoing; or

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any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Historically, certain of our insiders and other related parties have been part of the funding groups that have provided funding to us via loans, convertible loans, preferred equity and direct equity investments into us as further described in this prospectus and below.
Other than the transactions described below and the compensation arrangements for our named executive officers, which we describe above, there were no related party transactions to which we were a party since the beginning of our last fiscal year or during the two fiscal years preceding our last fiscal year, or any currently proposed related party transaction.
bSpace Investments Limited
bSpace Investments Limited (“bSpace”) owns 45,890 shares of our NCNV 3 preferred stock. Shares of NCNV 3 preferred stock do not entitle holders thereof to vote on matters submitted to securityholders, but entitle the holders thereof to dividends if declared by our board of directors and to preferential payments upon liquidation and certain other corporate actions. In addition, shares of our NCNV 3 preferred stock are convertible into our common stock upon the occurrence of certain events, including this offering. Immediately prior to the closing of this offering, each share of NCNV 3 preferred stock will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i) $600, the original issuance price of the NCNV 3 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Thus, upon consummation of this offering, we expect that bSpace will hold 5,506,800 shares of common stock, or 23.3% of our outstanding common stock. Mohammed Al Hassan, the Co-CEO of Gulf Islamic Investments, LLC (“GII”), holds 100% of the equity interest in bSpace in his personal capacity. As such, although GII does not own any securities of bSpace, GII may be deemed to be an affiliate of bSpace.
dSpace Investments Limited
On December 29, 2023, dSpace acquired 47,250 shares of our NCNV 1 preferred stock and 2,750 shares of our NCNV 3 preferred stock from bSpace in exchange for a promissory note with an aggregate principal amount of $37.5 million, which is secured by the pledge of all of dSpace’s equity in us. In December 2020, we sold an aggregate of 3,874,946 shares of our Series A Preferred Stock to dSpace for an aggregate purchase price of $3.0 million, which purchase price was paid through conversion of an outstanding secured convertible promissory note that was previously issued to dSpace. In December 2020, in connection with the issuance of Series A Preferred Stock, we entered into a Voting and Rights Agreement with certain of our stockholders, including dSpace, KIA and Paul Kellenberger, our Chief Executive Officer, pursuant to which the parties agreed to vote their shares in a certain way with respect to certain matters (including the election of directors), and also agreed to certain drag along, tag along and information rights. The Voting and Rights Agreement will terminate upon the closing of this offering. See “Management — Voting Agreement.”

dSpace Investments Limited (“dSpace”) controls zSpace, Inc. through its ownership of 3,874,946 shares of our Series A preferred stock, which is 100% of the outstanding shares of Series A preferred stock. Each share of our Series A preferred stock entitles the holder thereof to 100 votes on all matters submitted to securityholders, and each share of Series A preferred stock is convertible into 1.420637 shares of common stock (subject to adjustment in the case of certain events) at the option of the holder or automatically upon the occurrence of certain events, including this offering.
In addition, dSpace holds 47,250 shares of our NCNV 1 preferred stock and 2,750 shares of our NCNV 3 preferred stock. Shares of NCNV 1 preferred stock and NCNV 3 preferred stock do not entitle holders thereof to vote on matters submitted to securityholders, but entitle the holders thereof to dividends if declared by our board of directors and to preferential payments upon liquidation and certain other corporate actions. In addition, shares of NCNV 1 Preferred Stock and NCNV 3 Preferred Stock are convertible into our common stock upon the occurrence of certain events, including this offering. Immediately prior to the closing of this offering, each share of NCNV 1 preferred stock and NCNV 3 preferred stock will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i)$ 600, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
Thus, upon consummation of this offering, we expect that dSpace will hold 11,504,893 shares of common stock, or 48.7% of our outstanding common stock. Pankaj Gupta, one of our directors and the Co-CEO of GII, holds 100% of the equity interest in dSpace in his personal capacity. As such, although GII does not own any securities of dSpace, GII may be deemed to be an affiliate of dSpace.
Fiza Investments Limited
Fiza Investments Limited holds an aggregate of $10.0 million in principal amount of our convertible notes, plus accrued interest and an aggregate of approximately $3.9 million in principal amount of our non-convertible loans. The $5.0 million convertible note dated March 9, 2024 held by Fiza is convertible into our common stock upon the occurrence of certain events, including this offering. Immediately prior to this offering, the convertible note dated March 9, 2024 will convert into an aggregate of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and any accrued and unpaid interest will be automatically waived in connection with such conversion, provided that the conversion occurs prior to December 31, 2024. Thus, upon consummation of this offering, we expect that Fiza will hold approximately 1,176,471 shares of common stock, or approximately 5.0% of our outstanding common stock. Husain Zariwala, the Chief Financial Officer of GII and Imran Ladhani, the Head of Operations & Investor Relations of GII, each own 50% of the equity interests and voting control of Fiza. As such, they may be deemed to be the beneficial owners of the securities held by Fiza, as determined under rules issued by the SEC. Mr. Zariwala and Mr. Ladhani each disclaim beneficial ownership of all such securities.
bSpace Investments Loan.   In May 2019, we entered into a loan and security agreement (the “LSA”) with bSpace. The LSA included an initial term loan of $25.0 million, and a second tranche commitment of $5.0 million (“Tranche 2”). The loan had a stated interest rate of 11.0% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. We granted bSpace a first-priority perfected security interest in all of our collateral. Amendments during 2020 added additional tranches to the debt and modified the repayment terms. Throughout 2020, we borrowed an additional $3.5 million under various loan commitments and amendments to the LSA. In April and June 2021, we borrowed an additional $3.0 million under the existing terms of the LSA.
On February 26, 2020, we and bSpace amended the terms and provisions of the LSA. In connection with the amendment all loans became due on November 6, 2020. The amendment also added a change of control provision, whereby upon the occurrence of a Change of Control (as defined in the LSA), the loan would become immediately due and payable, including any make-whole amount, along with a premium of $0.1 million plus 1.9095% of the proceeds to us from the Change of Control.

Additionally, on February 26, 2020, we drew an additional $1.0 million and amended the terms of $2.0 million of the Tranche 2 draws, collectively referred to as the “Tranche 3 loan”. The Tranche 3 loan had a stated interest rate of 5.5% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 6, 2020. In April 2020, we and bSpace amended the LSA to allow for the incurrence of certain Paycheck Protection Program loans. In November 2020, we and bSpace amended the LSA to extend the maturity date from November 6, 2020 to December 15, 2020.
In December 2020, we and bSpace amended the LSA for all tranches to (1) extend the maturity date to December 31, 2022; (2) add a repayment premium of 150.0% due under all repayment scenarios; (3) add a Tranche 4 loan commitment of $3.0 million; (4) change the repayment terms such that all principal, interest, fees and the repayment premium are due at maturity; (5) add a redemption option upon the occurrence a qualified public offering or equity financing; (6) add a conversion option; and (7) remove the premium associated with the Change of Control embedded derivative.
In April and June 2021, we drew the $3.0 million Tranche 4 loans under the same terms and conditions as existed during the December 2020 LSA modifications.
In September 2021, we and bSpace amended the LSA in connection with the Revolving Line-of-Credit. The amendment subordinated the loan to the Revolving Line-of-Credit and extended the maturity date of the loan under the LSA to February 2024.
As of December 31, 2021, the conversion feature within the loan included a contingent beneficial conversion feature, subject to the establishment of preferred stock.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, we and bSpace entered into an Amendment and Conversion Agreement (the “bSpace Conversion Agreement”). The terms of the LSA were amended such that: (a) $90.5 million would be due to bSpace, including the repayment premium and accrued interest through March 15, 2023, (b) the interest rate on the loan was reduced to 5% from January 1, 2023 to March 15, 2023, (c) $59.0 million of our indebtedness would convert into 58,972 shares of New NCNV Preferred Stock no more than 90 days from the date of the bSpace Conversion Agreement, (d) $11.5 million of our indebtedness would convert into 11,500 shares of New NCNV Preferred Stock immediately prior to the closing of the merger and (e) approximately $20.0 million owed to bSpace would be retired in conjunction with a purchase of 1,970,443 shares of EdtechX by bSpace pursuant to a private placement to occur in connection with the consummation of the merger. On June 21, 2023 the EdtechX Merger Agreement was terminated. As a result, no conversions contingent upon the merger with EdtechX occurred.
In August 2022, we issued 58,972 shares of New NCNV Preferred Stock to bSpace in exchange for the forgiveness of $59.0 million of our indebtedness in accordance with the terms of the bSpace Conversion Agreement.
As of December 31, 2022, the gross principal amount due under the LSA was $31.5 million.
On December 30, 2023, we entered into a loan termination agreement with bSpace (the “Termination Agreement”) under which all amounts outstanding under the LSA, plus unearned interest calculated post the maturity date through July 31, 2024 of $1.5 million, were exchanged for 36,918 shares of New NCNV Preferred Stock. The Termination Agreement relieves us of any further obligations under the LSA.
Kuwait Investment Authority Loan.   In February 2019, we entered into a promissory note (the “KIA Note”) with the Kuwait Investment Authority (“KIA”). KIA, as a result of the New NCNV Preferred Stock held by it, is expected to be a beneficial owner of more than 5% of our common stock. The KIA Note had an initial principal amount of $5.0 million, accrued interest at 2.8% per year, and was due on-demand at any point after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. We granted KIA a warrant to purchase shares of common stock in the event of certain dilutive issuances, which warrant expired December 31, 2020.
In December 2020, we and KIA amended the KIA Note to (1) extend the earliest maturity date to December 31, 2022, (2) remove the change of control redemption and anti-dilution features, (3) add a repayment premium of 150.0%, (4) add a redemption option upon the occurrence of a qualified public offering or equity financing, (5) add a conversion option and (6) execute a subordination agreement to clarify that the KIA Note was subordinate to the bSpace loans under the LSA. Upon the occurrence of a qualified public offering or equity financing the KIA Note would automatically convert into shares of our common stock at the original issue price of the qualified public offering or equity financing. Upon the occurrence of a non-qualified public offering or other equity financing, the KIA Note converted into shares of our common stock issued in the event at the issuance price of such non-qualified public offering or other equity financing, should bSpace elect to convert its loan. Additionally, the KIA Note was convertible into a new class of preferred stock at a conversion price equal to the greater of (a) $110.0 million or (b) four times our trailing 12-month revenue divided by the sum of (1) the total number of shares of our common stock outstanding, and (2) the total number of shares of our common stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. In connection with the modification, we granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance. All issued warrants expired December 31, 2020.
In September 2021, we and KIA amended the KIA Note to extend the maturity date of the KIA Note to February 2024 and further amended the KIA Note in May 2022 to enable the conversion or exchange of portions of the KIA Note for common stock, contingent upon the occurrence of certain events.
As of December 31, 2021, gross principal amounts due under the KIA loan, including the repayment premium, were $12.5 million and interest accrued on the KIA loan at 2.75% per annum.
As of December 31, 2021, the KIA Note contained a contingent beneficial conversion feature, subject to the establishment of a new class of preferred stock.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, we and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA Note were amended to provide that (a) $8.1 million of our indebtedness would convert into 8,062 shares of New NCNV Preferred Stock no more than 90 days from the date of the KIA Conversion Agreement and (b) approximately $5.0 million of our indebtedness would be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity . On August 12, 2022, $8.1 million of the amounts outstanding under the KIA Note was converted into 8,062 shares of New NCNV Preferred Stock. On June 21, 2023 the EdtechX Merger Agreement was terminated. As a result, no conversions contingent upon the merger with EdtechX will occur.
On January 10, 2024, the balance of approximately $5.2 million under the KIA Note was converted into 5,190 shares of New NCNV Preferred Stock pursuant to the terms of a debt conversion agreement between KIA and us and all obligations and commitments under the KIA Note were terminated. In connection with the conversion, 8,062 of KIA’s then-existing shares of NCNV preferred stock were reclassified as or exchanged for an equivalent number of New NCNV Preferred Stock.
Upon consummation of this offering, we expect that KIA will hold approximately 1,590,240 shares of common stock, or approximately 6.7% of our outstanding common stock.
Related Person Transactions Policy
In connection with this offering, we will adopt a written policy relating to the approval of related person transactions. A “related person transaction” is any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a Related Person (as defined in the policy) has a direct or indirect material interest resulting in a potential transaction with a Related Person.
Our audit committee of the board of directors is responsible for the oversight of the policy and as such, will be entitled to rely upon determinations made and reported by our management. Our management will be responsible for determining whether a transaction is a Related Person Transaction subject to the policy, including whether the Related Person has a material interest, based on a review of all facts and circumstances. Upon a determination by our management that a transaction is a Related Person Transaction subject to the policy, the material facts concerning the transaction and the Related Person’s interest in the transaction must be reported to our audit committee.

The policy will apply to the members of our board of directors, our executive officers (as defined under the regulations of the Securities and Exchange Commission), including, in any case, but not limited to, our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, and all of our employees. It is the responsibility of all directors, officers, employees to comply with the policy. Members of the families of our directors, officers and employees and others living with them and all holding companies and other related entities and all persons or companies acting on behalf of or at the request of any of the foregoing also are expected to comply with the policy, as if they themselves were our directors, officers or employees.
Indemnification of Directors and Officers
Our Second Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our Second Amended and Restated Bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification. See “Description of Capital Stock — Limitation on Liability and Indemnification of Directors and Officers.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of this offering, our board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-offering company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee will be responsible for reviewing related party transactions for compliance with the related transactions policy. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and in which a related party had or will have a direct or indirect material interest, as determined by the audit committee, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to, the purpose of the transaction, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Related party transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related party’s interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth actual, pro forma and pro forma as adjusted information as of September 30, 2024 (the “Beneficial Ownership Date”) with respect to the beneficial ownership of our voting securities (i) immediately prior to this offering, (ii) on a pro forma basis immediately prior to the closing of this offering and (iii) on a pro forma as adjusted basis to reflect the sale of 3,000,000 shares of our common stock in this offering, in each case by:
•
each of our named executive officers;

•
each of our directors;

•
all of our current directors and executive officers as a group; and

•
each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
In the table below, the applicable percentage ownership relating to shares beneficially owned prior to this offering is based on shares of our voting securities outstanding as of the Beneficial Ownership Date.
The applicable share ownership information is based on:
•
an actual basis based on 174,077 shares of our common stock outstanding as of the Beneficial Ownership Date;

•
on a pro forma basis after giving effect to (a) the automatic conversion of $3,250 of SAFE agreements entered into with three suppliers in exchange for a reduction of liabilities to such suppliers into 650,029 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (b) the automatic conversion of (i) 3,874,946 shares of Series A preferred stock into 5,504,893 shares of our common stock immediately prior to the consummation of this offering and (ii) 109,142 shares of NCNV 1, NCNV 2 and NCNV 3 preferred stock into 13,097,040 shares of our common stock immediately prior to the consummation of this offering as described under “Capitalization” and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (c) the conversion of $5,000 in principal amount of our convertible note dated March 9, 2024 held by Fiza Investments Limited into an aggregate of 1,176,471 shares of our common stock, as described under “Capitalization”, which is based on 85% of the assumed price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

•
on a pro forma as adjusted basis after giving effect to the pro forma adjustments set forth above and our issuance and sale of 3,000,000 shares of our common stock in the offering at an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering to us as described under “Use of Proceeds,” in each case, as if such event had occurred on June 30, 2024.

Unless otherwise indicated in the footnotes to the table below, the address of each beneficial owner listed in the table below is 55 Nicholson Lane, San Jose, California.

	Prior to this Offering										Pro Forma(1)		Pro Forma as adjusted(2)
	Common Stock		Series A Preferred Stock		NCNV 1 Preferred Stock		NCNV 2 Preferred Stock		NCNV 3 Preferred Stock		Common Stock		Common Stock
Name of Beneficial Owner	No. of Shares	%	No. of Shares	%	No. of Shares	%	No. of Shares	%	No. of Shares	%	No. of Shares	%	No. of Shares	%
Named Executive Officers and Directors
Paul Kellenberger(3)	2,303,933	93.0	—	—	—	—	—	—	—	—	2,303,933	10.1	2,303,933	8.9
Chief Executive Officer and Director
Erick DeOliveira	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Chief Financial Officer
Michael Harper(4)	518,577	74.9	—	—	—	—	—	—	—	—	518,577	2.5	518,577	2.1
Chief Product, Engineering and Marketing Officer
Ronald Rheinheimer(5)	373,124	68.2	—	—	—	—	—	—	—	—	373,124	1.8	373,124	1.6
Chief Sales Officer
Pankaj Gupta(6)	—	—	3,874,946	100.0	47,250	86.3	—	—	2,750	5.7	11,504,893	55.8	11,504,893	48.7
Director
Amit Jain	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Director
Executive Officers and Directors as a Group (6 persons)	3,195,634	94.8	—	—	—	—	—	—	—	—	14,700,527	61.8	14,700,527	54.9
Other 5% Beneficial Owners:
bSpace Investments Limited(7)	—	—	—	—	—		—	—	45,890	94.3	5,506,800	26.7	5,506,800	23.3
dSpace Investments Limited(8)	—	—	3,874,946	100.0	47,250	86.3	—	—	2,750	5.7	11,504,893	55.8	11,504,893	48.7
Kuwait Investment Authority(9)	11,257	6.5	—	—	7,500	13.7	5,752	100.0	—	—	1,590,240	7.7	1,590,240	6.7
Fiza Investments Limited(10)	—	—	—	—	—	—	—	—	—	—	1,176,471	5.7	1,176,471	5.0
Joseph Powers(11)	501,531	74.2	—	—	—	—	—	—	—	—	501,531	2.4	501,531	2.1

*
Represents beneficial ownership of less than 1%.

(1)
Gives effect to (i) the conversion of all shares of the Series A Preferred Stock outstanding as of June 30, 2024 at a conversion rate of 1.420637 shares of our common stock for each share of Series A Preferred Stock, into 5,504,893 shares of our common stock, (ii) the conversion of 109,142 shares of the NCNV1, NCNV 2, and NCNV 3 Preferred Stock outstanding as of June 30, 2024 into 13,097,040 shares of our common stock, which is the number of shares of common stock as is determined by dividing (a) $600, the original issuance price of the NCNV1, NCNV 2, and NCNV 3 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (b) $5.00, which is the assumed per share price of common stock sold in this offering (the midpoint of the offering price range indicated on the cover page of this prospectus), (iii) the conversion of $3,250 in SAFE agreements entered into with three suppliers into 650,029 shares of our common stock immediately prior to the consummation of this offering and based on an assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus and (iv) the conversion of $5,000 in principal amount of our convertible note held by Fiza Investments Limited (“Fiza”) into a total of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus).

(2)
Gives effect to the issuance and sale by us of 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.00 per share (the midpoint of the offering price range indicated on the cover page of this prospectus), after deducting the underwriting discounts and commission and estimated offering expenses payable by us and the application of the net proceeds from this offering to us as described under “Use of Proceeds,” in each case, as if such event had occurred on June 30, 2024.

(3)
Represents (i) 291 shares underlying options issued pursuant to the 2007 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date and (ii) 2,303,642 shares underlying options issued pursuant to the 2017 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date, all of which were vested as of such date.

(4)
Represents (i) 688 shares underlying options issued pursuant to the 2007 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date and (ii) 517,889 shares underlying options issued pursuant to the 2017 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date, all of which were vested as of such date.

(5)
Represents (i) three shares of our common stock and (ii) 373,121 shares underlying options issued pursuant to the 2017 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date, all of which were vested as of such date.

(6)
Pankaj Gupta, the Co-CEO of GII, holds 100% of the equity in dSpace Investment Limited, an entity organized under the laws of the Cayman Islands (“dSpace”), and therefore may be deemed to be the beneficial owner of the securities held by dSpace, as determined under rules issued by the SEC. Mr. Gupta disclaims beneficial ownership of all such securities. The address of Pankaj Gupta is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931.

(7)
Immediately prior to the closing of this offering, each share of NCNV 3 Preferred Stock held by bSpace will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i) $600, the original issuance price of the NCNV 3 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Mohammed Al Hassan, the Co-CEO of GII, holds 100% of the equity in bSpace Investments Limited, an entity organized under the laws of the Cayman Islands (“bSpace”), and therefore may be deemed to be the beneficial owner of the securities held by bSpace, as determined under rules issued by the SEC. The address of each of bSpace Investments Limited and Mohammed Al Hassan is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931.

(8)
Upon the earlier of the conversion of the Series A Preferred Stock held by dSpace or immediately prior to the closing of this offering, each share of Series A Preferred Stock will convert into 1.420637 shares of our common stock, subject to adjustment for dilutive issuances. Immediately prior to the closing of this offering, each share of NCNV 3 Preferred Stock held by bSpace will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i) $600, the original issuance price of the NCNV 3 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Pankaj Gupta holds 100% of the equity in dSpace, and therefore may be deemed to be the beneficial owner of the securities held by dSpace, as determined under rules issued by the SEC. The address of each of dSpace Investments Limited and Pankaj Gupta is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931.

(9)
Immediately prior to the closing of this offering, each share of NCNV 1 Preferred Stock and NCNV 2 Preferred Stock held by KIA will convert into 120 shares of our common stock, which is the number of shares of common stock as is determined by dividing (i) $600, the original issuance price of the NCNV1 and NCNV 2 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Kuwait Investment Authority is a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait. The address of KIA is Block 1, Street 201, Building 900028, Sharq, P.O. Box: 64, Safat, 13001, Kuwait City, Kuwait.

(10)
Upon the consummation of this offering, our convertible note dated March 9, 2024 held by Fiza Investments Limited (“Fiza”) will convert into a total of 1,176,471 shares of our common stock, which is based on 85% of the assumed initial public offering price of common stock sold in this offering of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus). The address of Fiza Investments Limited is c/o Gulf Islamic Investments LLC, PO Box 215931, Emaar Square 4, 7th Floor, Downtown Dubai, United Arab Emirates. Husain Zariwala, the Chief Financial Officer of GII, and Imran Ladhani, the Head of Operations & Investor Relations of GII, each own 50% of the equity interests and voting control of Fiza. As such, they may be deemed to be the beneficial owners of the securities held by Fiza, as determined under rules issued by the SEC. Mr. Zariwala and Mr. Ladhani each disclaim beneficial ownership of all such securities.

(11)
Represents (i) 203 shares underlying options issued pursuant to the 2007 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date and (ii) 501,328 shares underlying options issued pursuant to the 2017 Stock Plan that are exercisable within 60 days of the Beneficial Ownership Date, all of which were vested as of such date. Mr. Powers is a former employee.

SELLING STOCKHOLDERS
This prospectus covers the resale by the Selling Stockholders identified in the table below of up to 2,219,970 shares of our common stock consisting of: (i) up to 1,766,933 shares of our common stock issuable to KIA upon the automatic conversion of 7,500 shares of our NCNV 1 preferred stock and 5,752 shares of our NCNV 2 preferred stock immediately prior to the consummation of this offering (based on an assumed initial public offering price of $4.50 per share, which is the low-point of the price range set forth on the cover page of this prospectus), and (ii) up to 453,037 shares of our common stock issuable to Compal (together with KIA, sometimes collectively referred to herein as the “Selling Stockholders”) upon the automatic conversion of $2,038,665 of a SAFE Agreement immediately prior to the consummation of this offering (based on an assumed initial public offering price of $4.50 per share, which is the low-point of the price range set forth on the cover page of this prospectus). The number of Selling Stockholder Shares is dependent upon the initial public offering price. If the initial public offering price is $5.00, which is the midpoint of the range set forth on the cover page of this prospectus, the number of shares eligible for resale by the Selling Stockholders will be 1,997,973.
The Selling Stockholders may sell some, all or none of their Selling Stockholder Shares. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Selling Stockholder Shares. Unless otherwise indicated in the footnotes to the below table, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as our investor, one of our vendors, or as our securityholder.
We have prepared the following table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Unless otherwise indicated in the footnotes below, we believe that: (i) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, and (ii) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Selling Stockholder Shares. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time.
The following table presents information regarding the Selling Stockholders and the Selling Stockholder Shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders and reflects their respective holdings as of September 30, 2024, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.
Selling Stockholder	Number of Shares of Common Stock owned by Selling Shareholder(3)	Number of Shares being Registered	Number of Shares owned after the Offering	Percentage owned after the Offering(4)
Kuwait Investment Authority(1)	1,766,933	1,766,933	0	0%
Compal Electronics, Inc.(2)	453,037	453,037	0	0%

(1)
Immediately prior to the closing of this offering, each share of NCNV 1 Preferred Stock and NCNV 2 Preferred Stock will convert into a number of shares of our common stock that is determined by dividing (i) $600, the original issuance price of the NCNV1 and NCNV 2 preferred stock as amended on July 12, 2024, less any amount previously paid in respect thereof in the form of dividends, plus any dividends accrued but unpaid thereon and declared by the board of directors by (ii) an assumed initial public offering price. The assumed offering price for the purposes of this presentation is $4.50 per share, which is the low point of the price range set forth on the cover page of this prospectus. Kuwait Investment Authority is a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait. The address of KIA is Block 1, Street 201, Building 900028, Sharq, P.O. Box: 64, Safat, 13001, Kuwait City, Kuwait.

(2)
Immediately prior to the closing of this offering, $2,038,665 of a SAFE agreement entered into with Compal will automatically convert into a number of shares of our common stock, based on an assumed initial public offering price. The assumed offering price for the purposes of this presentation is $4.50 per share, which is the low point of the price range set forth on the cover page of this prospectus. Compal is a corporation formed under the laws of Taiwan and is publicly traded on the Taiwan Stock Exchange. The address of Compal is No. 581 and No. 581-1, Ruiguang Rd., Neihu District, Taipei City 11492, Taiwan (R.O.C.).

(3)
Includes shares of common stock that the named Selling Stockholder will acquire upon the automatic conversion of the NCNV 1 Preferred Stock, NCNV 2 Preferred Stock, or the SAFE Agreement, as applicable on the closing date of this offering, based on an assumed initial public offering price of $4.50 per share, which is the low point of the price range set forth on the cover page of this prospectus.

(4)
Assumes that all shares offered by the Selling Stockholders hereby are sold and that the Selling Stockholders buy or sell no additional shares of common stock prior to the completion of this offering. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

Plan of Distribution for Selling Stockholder Shares
We are registering the Selling Stockholder Shares: (i) issuable to KIA upon conversion of 7,500 shares of our NCNV 1 preferred stock and 5,752 shares of our NCNV 2 preferred stock immediately prior to the consummation of this offering, and (ii) issuable to Compal upon the automatic conversion of $2,038,665 of a SAFE Agreement immediately prior to the consummation of this offering, to permit the resale of the Selling Stockholder Shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Selling Stockholder Shares (except we will receive the proceeds of the exercise price if the representative of the underwriters exercises the Representative’s Warrant). We will bear all fees and expenses incurred by the Selling Stockholders relating to the registration of the Selling Stockholder Shares in the registration statement of which this prospectus forms a part. The Selling Stockholder Shares will not be sold through any of the underwriters in this initial public offering.
The Selling Stockholders may sell all or a portion of the Selling Stockholder Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Selling Stockholder Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Selling Stockholder Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales;

•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. However, the Selling Stockholders will not sell any Selling Stockholder Shares until after the closing of this offering.
If the Selling Stockholders effect such transactions by Selling Stockholder Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Selling Stockholder Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Selling Stockholder Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Selling Stockholder Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Selling Stockholder Shares short and deliver Selling Stockholder Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Selling Stockholder Shares to broker-dealers that in turn may sell such shares.
The Selling Stockholders may pledge or grant a security interest in some or all of the warrants or Selling Stockholder Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Selling Stockholder Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Selling Stockholder Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Stockholders and any broker-dealer participating in the distribution of the Selling Stockholder Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Selling Stockholder Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Selling Stockholder Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the Selling Stockholder Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholder Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any Selling Stockholder will sell any or all of the Selling Stockholder Shares registered pursuant to the registration statement, of which this prospectus forms a part.
The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Selling Stockholder Shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Selling Stockholder Shares to engage in market-making activities with respect to the Selling Stockholder Shares. All of the foregoing may affect the marketability of the Selling Stockholder Shares and the ability of any person or entity to engage in market-making activities with respect to the Selling Stockholder Shares.
Once sold under the registration statement, of which this prospectus forms a part, the Selling Stockholder Shares will be freely tradeable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK
The following describes our common stock, preferred stock and certain terms of our Charter and bylaws as proposed to be in effect immediately prior to the consummation of the offering. This description is a summary only and is subject to the complete text of our Charter and bylaws, which we will file as exhibits to the registration statement of which this prospectus is a part.
General
The following summary of certain provisions of our securities does not purport to be complete and is subject to our Charter and our Bylaws to be in effect prior to the consummation of the offering and the provisions of applicable law.
Upon completion of this offering, our Charter will authorize capital stock consisting of 100,000,000 shares of common stock, par value $0.00001 per share, and 5,000,000 shares of preferred stock, par value $0.00001 per share. Immediately prior to this offering, there has been no public market for our common stock. Upon completion of this offering, there will be 23,602,509 shares of common stock outstanding (or 24,052,509 shares if the underwriters exercise their over-allotment option in full) and no shares of preferred stock outstanding. The number of shares of common stock outstanding excludes shares issuable in connection with options granted upon achievement of certain vesting conditions and 2,739,975 shares reserved for issuance pursuant to the 2017 Stock Plan as of June 30, 2024 and 2,832,301 shares reserved for issuance pursuant to the 2024 Stock Plan, which represents 12% of the total outstanding shares after the consummation of this offering and based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
Reverse Stock Split
On December 29, 2023, we effected a 1-for-75 reverse split of our issued and outstanding common stock and Series A Preferred Stock (the “Reverse Split”). All share and per share information herein has been retroactively adjusted to reflect the Reverse Split, unless otherwise indicated.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. No such dividends are expected to be issued in the near future.
Voting Rights
Following this offering, holders of shares of our common stock will be entitled to one vote for each share of our common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Charter or by applicable law, the holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of our preferred stock ( and no preferred stock is expected to be outstanding after the offering) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter or pursuant to the DGCL. Following the offering, our directors, executive officers, and beneficial owners of 5% or greater of our outstanding common stock and their respective affiliates will hold 83.7% of the outstanding shares of our common stock.
We have not provided for cumulative voting for the election of directors in our Charter that will become effective immediately prior to the completion of the offering. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred Stock
Immediately prior to the closing of the offering, (i) 3,874,946 of the Series A Convertible Preferred Stock will convert into 5,504,893 shares of common stock, 54,750 shares of NCNV 1 preferred stock will convert into 6,570,000 shares of common stock, 5,752 shares of NCNV 2 preferred stock will convert into 690,240 shares of common stock and 48,640 shares of NCNV 3 preferred stock will convert into 5,836,800 shares of common stock, based on an assumed offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and there will be no remaining outstanding shares of preferred stock.
Following this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation; provided, however, that if at least two-thirds of the total number of authorized directors of our board of directors (whether or not there exist any vacancies in previously authorized directorships) has approved such increase or decrease of the number of authorized shares of preferred stock, then only the affirmative vote of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of shares of preferred stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of the certificate of designation), shall be required to effect such increase or decrease. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. Other than existing preferred stock, all of which shall be converted to common stock on consummation of the offering. We do not currently plan to issue any shares of preferred stock.
If and for so long as the holders of any series of preferred stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of we will automatically be increased by such specified number of directors, and the holders of preferred stock will be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director will serve until such director’s successor has been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by our board of directors in the resolution or resolutions establishing such series, whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such preferred stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, will immediately terminate and the total authorized number of directors of the our board of directors will be reduced accordingly.
Anti-Takeover Provisions
The provisions of the DGCL, the Charter, and the Bylaws expected to be in place prior to the consummation of this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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before the stockholder became interested, our board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or Extraordinary General Meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Provisions of our Charter and Bylaws
Our Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:
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Board of Directors Vacancies.    The Charter and the Bylaws authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors and shall not be filled by stockholders. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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Directors Removed Only for Cause.   The Charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding common stock entitled to vote at an election of directors.

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Classified Board of Directors.   The Charter provides that our board of directors will be classified, such that the initial term of our independent directors will expire at our first annual meeting of stockholders following this offering and the initial term of our non-independent directors will expire at the second annual meeting of stockholders following this offering.

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Stockholder Nomination of Directors.   The Bylaws provide that stockholders representing more than 35% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders representing 35% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors. Following the consummation of the offering, we anticipate that dSpace will own more than 35% of our voting securities and will be entitled to nominate two persons for election to our board of directors. Pankaj Gupta and Amit Jain have been selected by dSpace to serve on our board of directors following the consummation of the offering.

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Supermajority Requirements for Amendments of the Charter and Bylaws.   The Charter further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock entitled to vote are required to amend or repeal any provision of the Charter, provided that if two-thirds of our board of directors has approved such amendment only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to amend the Proposed Charter. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of common stock entitled to vote will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of our board of directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the Bylaws that is approved by our board of directors and submitted to the stockholders for adoption, if two-thirds of our board of directors has approved such adoption, amendment, or repeal of any provisions of the Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of common stock entitled to vote shall be required to adopt, amend, or repeal any provision of the Bylaws.

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Stockholder Action; Special Meetings of Stockholders.   The Charter provides our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our common stock would not be able to amend the Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Bylaws. The Charter and the Bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of the board of directors, our chief executive officer, our President or stockholders collectively holding more than 30% of our voting securities, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations.   The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

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No Cumulative Voting.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter and Bylaws will not provide for cumulative voting.

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Issuance of Undesignated Preferred Stock.   We anticipate that after the filing of the Charter, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, contest or otherwise.

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Choice of Forum.   In addition, the Charter provides that, to the fullest extent permitted by law, unless otherwise consented to in writing by us, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Charter or the Bylaws, any action asserting a claim against us that is governed by the internal affairs doctrine or any action to interpret, apply, enforce, or determine the validity of the Charter or Bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. The Charter will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. We will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision.

These provisions may impose additional litigation costs on stockholders and limit their ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.
Listing Symbol
We have applied to list our common stock on Nasdaq under the symbol “ZSPC.”
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our common stock will be Odyssey Transfer and Trust Company. The address for the transfer agent is 2155 Woodlane Drive, Suite 100, Woodbury, Minnesota 55125.

SHARES ELIGIBLE FOR FUTURE RESALE
Prior to this offering, there was no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market (including securities convertible into or redeemable, exchangeable, or exercisable for shares of common stock) or the perception that such sales may occur or the availability of such shares for sale in the public market, after this offering could adversely affect the prevailing market price of our common stock. We are registering up to 2,219,970 shares of common stock for resale by the Selling Stockholders, which will be immediately eligible for sale in the public market upon consummation of the offering. The number of Selling Stockholder Shares is dependent upon the initial public offering price. If the initial public offering price is $5.00, which is the midpoint of the range set forth on the cover page of this prospectus, the number of shares eligible for resale by the Selling Stockholders will be 1,997,973. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock. Furthermore, because all of our common stock outstanding prior to the completion of this offering (including securities convertible into or redeemable, exchangeable, or exercisable for shares of our common stock), other than the Selling Stockholder Shares, will be subject to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could materially adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.
If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of June 30, 2024, upon the completion of this offering we will have outstanding a total of 23,602,509 shares of common stock. Of these shares, only the Selling Stockholder Shares and shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction in the public market immediately following this offering.
The lock-up agreements entered into with Gulf Islamic Investments, LLC, dSpace Investments Limited and bSpace Investments Limited pertaining to this offering will expire 365 days from the date of this prospectus, subject to earlier release of all or a portion of the shares subject to such agreements by Roth Capital Partners, LLC in its sole discretion. The lock-up agreements entered into with our directors, and each of Innotron Technology Corporation Ltd. and Time Speed Technology Corporation, two of our suppliers (other than Compal) who have executed SAFE agreements, prevent such persons, subject to certain exceptions, from disposing of or hedging any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of this prospectus, except with the prior written consent of Roth Capital Partners. The lock-up agreements entered into with Fiza Investments Limited and our officers prevent such parties, subject to certain exceptions (i) from disposing of or hedging any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of this prospectus, at which point such persons may dispose of or hedge 50% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them, and (ii) from disposing of or hedging the remaining 50% of shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them for 365 days following the date of this prospectus, in either case, subject to earlier release of all or a portion of the shares subject to such agreements by Roth Capital Partners, LLC in its sole discretion. Finally, our employees who have received stock awards from us have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of the final prospectus filed by the Company related to this offering. Accordingly, 180 days after the date of this prospectus, 4.9 million shares of common stock will be eligible for sale in the public market (including 4.1 million shares underlying stock options issued to our directors, officers, and employees, provided we file one or more registration statements on Form S-8 under the Securities Act to register such shares). Approximately 33% of these additional shares are beneficially held by directors, executive officers and their affiliates and will be subject to certain limitations of Rule 144 under the Securities Act. 365 days after the date of this prospectus, 19.6 million shares of common stock (in addition to the 4.9 million shares of common stock described above) will be eligible for sale in the public market (including 2.0 million shares underlying stock options issued to our directors, officers and employees, provided we file one or more registration statements on Form S-8 under the Securities Act to register such shares). Approximately 8% of these additional shares are beneficially held by directors, executive officers and their affiliates and will be subject to certain limitations of Rule 144 under the Securities Act.
In addition, shares of common stock that are reserved for future issuance under our existing equity compensation plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act.
Generally, the balance of our outstanding shares of common stock will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
Rule 144
In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after completion of this offering, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding, which will equal approximately 236,025 shares immediately after completion of this offering; or

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the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an issuer.
Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their shares of common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.
Regulation S
Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares may be sold in some manner outside the United States without requiring registration in the United States.
Rule 701
In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.
Equity Incentive Plans
Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or issuable under the 2007 Stock Plan, the 2017 Stock Plan and the 2024 Stock Plan. Any such registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market following the expiration of the lock-up period. We expect that the initial registration statement on Form S-8 will cover approximately 8.8 million shares of our common stock. Shares issued under the plans after the effective date of the applicable registration statement on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above. See “Executive Compensation — Equity Compensation” and “Executive Compensation Plans” for a description of our equity incentive plans.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-UNITED STATES HOLDERS OF OUR COMMON STOCK
The following discussion is a summary of the material United States federal income tax consequences to non-United States holders (as defined below) of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering but is not intended to be a complete analysis of all potential tax consequences. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service (the “IRS”), in each case as in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-United States holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.
This discussion is limited to a non-United States holder that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a non-United States holder’s particular circumstance, including the impact of the alternative minimum tax, the special tax accounting rules in Section 451(b) of the Code or the Medicare surtax on net investment income provided by Section 1411 of the Code. In addition, it does not address consequences relevant to Non-United States Holders subject to special rules, including, without limitation:
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United States expatriates and former citizens or long-term residents of the United States;

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persons holding shares of our common stock as part of a straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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brokers, dealers, or certain electing traders in securities that use a mark-to-market method of tax accounting for their securities positions;

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“controlled foreign corporations”, “passive foreign investment companies”, as defined in Sections 957 and Section 1297 of the Code, respectively, and corporations that accumulate earnings to avoid United States federal income tax under Section 531 and 532 of the Code;

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partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes and other pass-through entities (and investors in such entities);

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tax-exempt organizations or governmental organizations or controlled entities of governmental organizations;

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE,

OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-United States Holder
For purposes of this discussion, a “non-United States holder” is any beneficial owner of our common stock that for U.S. federal income tax purposes is an individual, corporation, estate or trust and is not a “United States holder.” A United States holder is a beneficial owner of our common stock that, for United States federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to United States federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons within the meaning of Section 7701(a)(30) of the Code (hereinafter, “United States persons”), or (2) has a valid election in effect to be treated as a United States person.

Dividends
We do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-United States holder’s common stock, and to the extent the amount of the distribution exceeds a non-United States holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our securities or our common stock (the tax treatment of which is described below under described below under “— Gain on Disposition of Common Stock”).
Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-United States holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-United States holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis at the same rates applicable to a United States person. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-United States holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person and is eligible for treaty benefits or (b) if our securities or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.
A non-United States holder, eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-United States holder on the sale or other taxable disposition of our common stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-United States holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States holder);

•
the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-United States holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-United States holder were a United States person. In addition, if any non-United States holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-United States holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-United States holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the non-United States holder has timely filed United States federal income tax returns with respect to such losses.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a non-United States holder and the amount of any tax withheld with respect to such distributions generally will be reported to the Internal Revenue Service. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty or agreement for the exchange of information.
A non-United States holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-United States holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our securities or our common stock made within the United States or conducted through certain United States-related persons, unless the beneficial owner certifies under penalty of perjury that it is a non-United States holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-United States holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our securities or our common stock to (i) a “foreign financial institution” (as specifically defined in the Code, regardless of whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code, regardless of whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our securities or our common stock, proposed United States Treasury regulations (upon which taxpayers and withholding agents may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your purchase, ownership and disposition of our common stock.

UNDERWRITING
We have entered into an underwriting agreement with Roth Capital Partners, LLC to act as the representative of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement we have entered into with the representative, we have agreed to sell to the underwriters, and each underwriter will, severally and not jointly, agree to purchase from us on a firm commitment basis, the respective number of shares of our common stock set forth opposite its name in the table below:
Underwriters	Number of Shares
Roth Capital Partners, LLC
Northland Securities, Inc.
Barrington Research Associates, Inc.
Total	3,000,000
The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.
The representative of the underwriters has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $       per share for the common stock. After the completion of this offering, the underwriters may change the offering price and other selling terms. The Selling Stockholder Shares are not being purchased by the underwriters in connection with this offering.
Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), will be acting as a financial advisor in connection with this offering. In addition to potentially receiving a portion of the selling concession referred to above, we may pay Brookline a cash fee of up to $100,000 for their efforts in connection with the offering.
Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.
We have applied to have our common stock listed on Nasdaq under the symbol “ZSPC”.
Pricing of the offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

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the information set forth in this prospectus and otherwise available to the representative,

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our prospects and the history and prospects for the industry in which we compete,

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an assessment of our management,

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our prospects for future earnings,

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the general condition of the securities markets at the time of this offering,

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the recent market prices of, and demand for, publicly traded common stock of generally comparable companies, and

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other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.
Over-Allotment Option
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 450,000 additional shares from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.
Commissions and Expenses
The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.
Total
	Per Share	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us
Proceeds, before expenses, to us
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.0 million, which includes our legal, accounting and printing costs and various other fees associated with registration and listing of our common stock. We have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in the offering, including fees and disbursements of legal counsel to the representative, in an aggregate amount not to exceed $350,000.
In addition, we have agreed to issue warrants to Roth Capital Partners, LLC to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering by us (“Representative’s Warrants”). The Representative’s Warrants will be exercisable upon issuance, will have an exercise price equal to 150% of the initial public offering price and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The Representative’s Warrants and the underlying shares of common stock are deemed compensation by FINRA and will therefore be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the Representative’s Warrants nor any of our shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the Representative’s Warrants are being issued, subject to certain exceptions.
Lock-Up Agreements
In connection with this offering, Gulf Islamic Investments, LLC, dSpace Investments Limited and bSpace Investments Limited have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 365 days following the date of this prospectus, except with the prior written consent of Roth Capital Partners, LLC. Our directors and each of Innotron Technology Corporation Ltd. and Time Speed Technology Corporation, two of our suppliers (other than Compal) who have executed SAFE agreements, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of this prospectus, except with the prior written consent of Roth Capital Partners.

In addition, in connection with this offering, Fiza Investments Limited and our officers, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of this prospectus, at which point such persons may and dispose of or hedge 50% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them, and not to dispose of or hedge the remaining shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them for 365 days following the date of this prospectus, in each case, except with the prior written consent of Roth Capital Partners, LLC. Up to 2,219,970 Selling Stockholder Shares are not subject to a lockup agreement and will be eligible for public resale immediately following this offering.
Roth Capital Partners, LLC may, in its sole discretion and at any time or from time to time, release all or any portion of the common stock or other securities subject to the lock-up agreement. Any determination to release any common stock would be based upon a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market of the common stock, general market conditions, the number of shares of common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. Roth Capital Partners, LLC does not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of common stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up periods described above.
In addition, the underwriting agreement provides that, subject to certain exceptions, we will not, for a period of 180 days following the date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the underwriters.
Stabilization
Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M:
•
Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

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Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

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Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Electronic Prospectus
This prospectus may be made available in electronic format on internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
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to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

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to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

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in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be affected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
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to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

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in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
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made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

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in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
New Zealand
The shares of common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:
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to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

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to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

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to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

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in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”), pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the shares of common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Qatar
The shares of common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby will be passed upon for us by Pryor Cashman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, is acting as counsel to the underwriters in connection with certain legal matters relating to this offering.
EXPERTS
The consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement of which this Prospectus is a part, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as “the registration statement.”
As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and shares of common stock offered by this prospectus, please refer to the registration statement. This prospectus summarizes certain provisions of certain contracts and other documents filed as exhibits to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
Following the declaration of effectiveness of the registration statement on Form S-1, of which this prospectus forms a part, we will be required to file current, quarterly and annual reports, proxy statements and other information without charge with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

ZSPACE, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2024 AND
DECEMBER 31, 2023 AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(Unaudited)

zSpace, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$2,972	$3,128
Accounts receivable, net of allowance of $87 and $217	5,034	5,040
Inventory, net	3,023	3,535
Prepaid and other current assets	2,784	1,975
Total current assets	13,813	13,678
Property and equipment, net	21	21
Deferred offering costs	1,075	148
Total assets	$14,909	$13,847
LIABILITIES, TEMPORARY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$5,439	$4,735
Accrued expenses and other liabilities	10,281	9,229
Convertible debt	—	5,000
Other current debt	6,814	7,017
Current accrued interest	1,918	1,152
Deferred revenue, current portion	3,039	2,754
Total current liabilities	27,491	29,887
Noncurrent related party debt	—	5,000
Other noncurrent debt	3,413	2,053
Noncurrent accrued interest	—	138
Noncurrent convertible debt	10,000	—
Deferred revenue, net of current portion	1,634	288
Embedded derivative liability	232	—
Total liabilities	42,770	37,366
Commitments and contingencies (Note 11)
Temporary redeemable preferred stock:
Series A preferred stock, $0.00001 par value; 3,874,946 shares authorized; 3,874,946 issued and outstanding as of June 30, 2024 and December 31, 2023; liquidation value of $4,181 as of June 30, 2024	3,000	3,000
NCNV 1, NCNV 2 and NCNV 3 preferred stock, $0.00001 par value; 140,000 shares authorized; 109,142 and 103,952 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively; liquidation value of $109,142 as of June 30, 2024	109,142	103,952
Stockholders’ deficit:
Common stock, $0.00001 par value; 13,333,333 shares authorized, 174,077 issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	146,228	138,878
Accumulated other comprehensive income	339	228
Accumulated deficit	(286,570)	(269,577)
Total stockholders’ deficit	(140,003)	(130,471)
Total liabilities, temporary redeemable preferred stock and stockholders’ deficit	$14,909	$13,847
See accompanying notes to condensed consolidated financial statements.

zSpace, Inc,
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)
	Six Months Ended June 30,
	2024	2023
Revenue	$15,344	$18,224
Cost of goods sold	9,609	10,815
Gross profit	5,735	7,409
Operating expenses:
Research and development	3,048	2,111
Selling and marketing	8,867	6,771
General and administrative	8,738	3,149
Other operating expenses	—	1,683
Total operating expenses	20,653	13,714
Loss from operations	(14,918)	(6,305)
Other (expense) income:
Interest expense	(1,639)	(1,290)
Other expense, net	(350)	(46)
Loss on extinguishment of debt	(52)	—
Loss before income taxes	(16,959)	(7,641)
Income tax expense (benefit)	34	(2)
Net loss	(16,993)	(7,639)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	111	96
Comprehensive loss	$(16,882)	(7,543)
Net loss per common share – basic and diluted	$(98.57)	$(81.46)
Weighted-average common shares outstanding – basic and diluted	174,077	168,265
See accompanying notes to condensed consolidated financial statements.

zSpace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF TEMPORARY REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except for share amounts)
(Unaudited)
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2023	3,941,980	$64,131	167,666	$—	$144,777	$164	$(256,541)	$(111,600)
Issuance of common stock from options exercised	—	—	867	—	—	—	—	—
Accretion of NCNV preferred stock	—	5,903	—	—	(5,903)	—	—	(5,903)
Net loss	—	—	—	—	—	—	(7,639)	(7,639)
Foreign currency translation adjustments	—	—	—	—	—	96	—	96
Balance, June 30, 2023	3,941,980	$70,034	168,533	$—	$138,874	$260	$(264,180)	$(125,046)
Balance, January 1, 2024	3,978,898	$106,952	174,077	$—	$138,878	$228	$(269,577)	$(130,471)
Stock based compensation	—	—	—	—	7,350	—	—	7,350
Cancellation of NCNV 1 preferred stock	(562)	(562)	—	—	—	—	—	—
Issuance of NCNV 2 preferred stock	5,752	5,752	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(16,993)	(16,993)
Foreign currency translation adjustments	—	—	—	—	—	111	—	111
Balance, June 30, 2024	3,984,088	$112,142	174,077	$—	$146,228	$339	$(286,570)	$(140,003)
See accompanying notes to condensed consolidated financial statements.

zSpace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net loss	$(16,993)	$(7,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of revolving line of credit commitment fee asset	—	61
Change in fair value of embedded derivative	232	—
Non-cash amortization of other debt discount	36	26
Stock-based compensation expense	7,350	—
Depreciation	7	22
Write-off of deferred offering costs	—	1,683
Loss on extinguishment of debt	52	—
Changes in operating assets and liabilities: Accounts receivable	6	(1,771)
Inventory	512	(930)
Prepaids and other current assets	(809)	(959)
Accounts payable	156	(461)
Accrued expenses	1,365	(348)
Deferred revenue	1,632	1,265
Accrued interest	766	694
Net cash used in operating activities	(5,688)	(8,357)
Cash flows from investing activities:
Capital expenditures	(7)	—
Net cash used in investing activities	(7)	—
Cash flows from financing activities:
Proceeds from convertible note	5,000	—
Repayment of revolving line of credit	—	(3,000)
Proceeds from other term loan issuances	3,500	10,078
Fees paid for other term loan issuances	(18)	(151)
Repayment of other debt issuances	(2,360)	(800)
Fees paid for deferred offering costs	(380)	(254)
Fees paid to creditors	—	(2)
Net cash provided by financing activities	5,742	5,871
Effects of exchange rate changes on cash and cash equivalents	(203)	96
Net decrease in cash, cash equivalents and restricted cash	(156)	(2,390)
Cash, cash equivalents and restricted cash, beginning of period	3,128	4,061
Cash, cash equivalents and restricted cash, end of period	$2,972	$1,671
Supplemental disclosure of cash flow information:
Cash paid for interest	$838	509
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$295	$—
Accretion of NCNV preferred stock	$—	$5,903
Issuance of NCNV in exchange for related party debt and accrued interest	$5,190	$—
Unpaid deferred offering costs	$547	$—
See accompanying notes to condensed consolidated financial statements.

ZSPACE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2024
AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business
zSpace, Inc. (“zSpace” or the “Company”) was incorporated in the state of Delaware in 2006 and is headquartered in San Jose, California with wholly owned subsidiaries in China and Japan. The Company is the developer of full-service augmented reality/virtual reality (“AR/VR”) solutions built for K-12 education and career technical education. zSpace’s primary product is a mixed reality hardware device that provides an immersive, collaborative, and interactive learning experience. zSpace generates revenues via hardware sales in addition to recurring software revenue for access to zSpace interactive learning applications. The Company’s customer base includes federal, state, and local governments who are making large investments in education technology.
Basis of Presentation
The Company has prepared its unaudited condensed consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) and the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included elsewhere in this prospectus.
All intercompany accounts and transactions have been eliminated in consolidation.
Liquidity Risk and Going Concern
For the six months ended June 30, 2024 and 2023, the Company incurred net losses of $(17.0) million and $(7.6) million, respectively. For the six months ended June 30, 2024 and 2023, the Company incurred negative cash flows from operations of $(5.7) million and $(8.4) million, respectively. The Company had a combined cash and cash equivalents balance of $3.0 million as of June 30, 2024. The Company has incurred operating losses and negative cash flows from operations since inception. The Company’s prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing, gaining customer acceptance, and uncertainty of achieving future profitability. The Company’s success depends on obtaining additional financing, increasing sales, expanding its partnerships with resellers, controlling costs, and continued research and development activities to improve product offerings to end-users. The Company has historically funded its operations through the issuance of common and temporary redeemable preferred stock to private investors (Note 6) and debt financing (Note 5). The Company evaluated its financial condition as of the date of issuance, including its non-compliance with certain debt covenants (Note 5) and determined it is probable that, without consideration of a remediation plan to refinance existing debt facilities and raise new sources of capital, the Company would be unable to meet repayment obligations and the ongoing working capital shortfall in the next twelve months, and there is uncertainty about the Company’s ability to continue as a going concern. The conditions identified above raise substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the issuance date of the condensed consolidated financial statements.

The condensed consolidated financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.
Foreign Operations
Operations outside the United States include subsidiaries in China and Japan. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes to existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.
Reverse Stock Split
On December 29, 2023, the Company’s board of directors approved a 1-for-75 reverse split of shares of our common stock and Series A convertible preferred stock. The par values of the common and Series A convertible preferred stock were not adjusted as a result of the reverse stock split. The outstanding shares of NCNV preferred stock were reclassified and reconstituted. All authorized, issued and outstanding common stock and Series A convertible preferred stock and related per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effective on December 29, 2023.
Recapitalization
On December 30, 2023, the Company’s board of directors approved a series of transactions that involved the reallocation of certain ownership interests in the Company to existing investors and the extinguishment of existing outstanding related party debt (collectively, the “Recapitalization”). See Note 5 and Note 6 for further information.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in preparation of these condensed consolidated financial statements are disclosed in the notes to financial statements for the fiscal year ended December 31, 2023 and have not changed significantly since those financial statements were issued.
Emerging Growth Company
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an EGC.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on hand, deposits in banks, and investments with original maturities of three months or less, such as the Company’s money market funds, to be cash and cash equivalents.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheet as of June 30, 2024, June 30, 2023 and December 31, 2023, to the amounts reported on the condensed consolidated statement of cash flows:
(in thousands)	June 30, 2024	December 31, 2023	June 30, 2023
Cash and cash equivalents	$2,665	$2,821	$1,363
Restricted cash	307	307	308
Total cash, cash equivalents and restricted cash	$2,972	$3,128	$1,671
The restricted cash is legally restricted to secure credit card charges incurred by the Company.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are customer obligations due under normal trade terms. Expected credit losses include losses expected based on known credit issues with specific customers as well as a general expected credit loss allowance based on relevant information, including historical loss rates, current conditions, and reasonable economic forecasts that affect collectability. The Company updates its allowance for credit losses on a quarterly basis with changes in the allowance recognized in income from operations. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for credit losses.
After all attempts to collect accounts, receivable balances have failed, the balance is written off against the allowance for credit losses. As of June 30, 2024 and December 31, 2023, the Company reported an allowance for credit losses balance of $0.1 million and $0.2 million, respectively.
Classification of Redeemable Preferred Stock as Temporary Equity
The Company applies the guidance in Accounting Standards Committee (“ASC”) 480, Distinguishing Liabilities from Equity “ASC 480”), to determine the classification of financial instruments issued. The Company first determines if the instruments should be classified as liabilities under this guidance based on the redemption features, if mandatorily redeemable or not, and the method of redemption, if in cash, a variable number of shares or a fixed number of shares.
If the terms provide that an instrument is mandatorily redeemable in cash, or the holder can compel a settlement in cash, or will be settled in a variable number of shares predominantly based on a fixed monetary amount, the instrument is generally classified as a liability. Instruments that are settled by issuing a fixed number of shares are generally classified as equity instruments. None of the Company’s redeemable preferred stock was accounted for as a liability as none of the above-mentioned conditions were present.
The Company’s certificate of incorporation does not provide redemption rights to the holders of the Series A preferred stock. If a liquidation event occurs, all the funds and assets of the Company available for distribution among all the stockholders shall be distributed based on a defined mechanism. Although the Series A preferred stock is not redeemable, in the event of certain “deemed liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets, or public offerings), the holders of the preferred stock would be entitled to preference amounts paid before distribution to other stockholders and hence effectively redeeming the preference amount outside of the Company’s control. In accordance with Accounting Series Release No. 268 (“ASR 268”) and ASC 480, the Company’s Series A preferred shares are classified outside of stockholders’ deficit in temporary equity as a result of these in-substance contingent redemption rights.
The Company’s certification of incorporation, as amended in August 2022, allowed the holders of the newly issued non-convertible non-voting preferred shares (“NCNV preferred shares”) to redeem the shares, at the election of the majority of the holders, on or after March 15, 2023. The amended articles did not change any of the rights and privileges of the Company’s previously issued Series A preferred stock, other than providing liquidation and dividend preferences to the NCNV holders over all other stockholders. As the redemption of the NCNV preferred stock is outside of the control of the Company, in accordance with ASR 268 and ASC 480, the Company’s NCNV preferred shares were classified outside of stockholders’ deficit prior to redemption. As discussed in Note 6, the NCNV preferred shares are redeemable at the option of the majority holder with the passage of time. Therefore, the Company is accreting the carrying value of the NCNV preferred shares to its redemption value using the effective interest method.
On December 29, 2023, as part of the Recapitalization, the NCNV preferred shares were converted into NCNV 1, NCNV 2 and NCNV 3 preferred stock. In connection with the Recapitalization, the Company’s certificate of incorporation was amended in December 2023 to include various liquidation preferences to the preferred stockholders over all common stockholders.
As of June 30, 2024 and December 31, 2023, the Company did not adjust the carrying values of the Series A preferred stock to the deemed liquidation values of such shares because a liquidation event was not probable of occurring.
Deferred Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s planned public offering transactions. These costs are charged to stockholders’ equity (deficit) upon the completion of the transaction. For the six months ended June 30, 2023 the Company incurred $0.3 million in offering costs related to the EdtechX Merger, which upon the termination of the EdtechX merger in June 2023, were expensed in the year ended December 31, 2023. For the six months ended June 30, 2024, the Company incurred $0.9 million in offering costs related to a separate going public offering.
Fair Value of Financial Instruments
The carrying amounts of cash, cash equivalents, and restricted cash, accounts receivable, accrued liabilities, and accounts payable approximate fair value due to their relatively short-term maturities and are classified as short-term assets and liabilities in the accompanying balance sheets. The following table represents the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis:
	As of June 30, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$229	$—	$—	$229
Total financial assets	$229	$—	$—	$229
Embedded derivative liability	$—	$—	$232	$232
Total financial liabilities	$—	$—	$232	$232
	As of December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Money market funds	$378	$—	$—	$378
Total financial assets	$378	$—	$—	$378
During the six months ended June 30, 2024, the Company had embedded derivatives related to its outstanding debt instruments, as more fully described below in Note 5. As of June 30, 2024, the Company revalued the embedded derivative and determined the fair value to be $0.2 million and recorded this amount in June 2024. The embedded derivative is recorded as a liability on the condensed consolidated balance sheet and is measured at fair value using significant inputs that were level 3 inputs. The Company classified the embedded derivative liability as a noncurrent liability, as exercise of the embedded derivative will require settlement in equity shares, rather than the use of current assets. Changes in the fair value of the derivative liability are reported as other expense on the condensed consolidated statement of operations. The fair value of the embedded derivative is remeasured to fair value at each reporting date until the derivative is settled.
The Company measures its debt at fair value on a nonrecurring basis. The fair value of the Company’s debt approximates book value as of June 30, 2024 and December 31, 2023, based on observable market prices for similar liabilities and categorized as Level 2. See Note 5 for further details regarding the Company’s debt.

New Accounting Pronouncements
In March 2024, the FASB issued ASU 2024-01, Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies how an entity should determine whether profits interest or similar awards are within the scope of ASC 718. The amendment is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU and does not expect a material impact to the Company’s consolidated financial statements or disclosures.
In March 2024, the FASB issued ASU 2024-02, Codification Improvements: Amendments to Remove References to the Concepts Statements, which streamlines accounting guidance by removing references to concept statements from the FASB Accounting Standards Codification. The amendment is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU and does not expect a material impact to the Company’s consolidated financial statements or disclosures.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. For so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation. The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of some accounting standards unless and until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
3.
REVENUE

Disaggregation of Revenue
The Company earns revenue through the sale of products and services. Product and service revenue are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in renewing versus non-renewing nature.
The following table disaggregates revenue by recognition method for the six months ended June 30, 2024 and 2023:
	Six Months Ended June 30,
(in thousands)	2024	2023
Point in time	$14,436	$17,086
Over time	908	1,138
Total	$15,344	$18,224

The following table disaggregates revenue by type of products and services for the six months ended June 30, 2024 and 2023:
	Six Months Ended June 30,
(in thousands)	2024	2023
Hardware	$9,402	$11,741
Software	4,610	5,119
Services	1,332	1,364
Total	$15,344	$18,224
The following table disaggregates revenue by geographic area for the six months ended June 30, 2024 and 2023:
	Six Months Ended June 30,
(in thousands)	2024	2023
United States	$12,951	$15,853
International	2,393	2,371
Total	$15,344	$18,224
China made up $0.6 million and $1.2 million of international sales for the six months ended June 30, 2024 and 2023, respectively.
The amount of deferred revenue as of June 30, 2024 and December 31, 2023 reflects the revenue expected to be recognized in future periods related to remaining performance obligations as the Company collects payment in advance of satisfaction of performance obligations. Because a majority of the Company’s performance obligations are satisfied at a point in time soon after the contract is formed or within one year after the contract is formed, revenue recognized in the following year related to remaining performance obligations is expected to equal deferred revenue, current portion at the beginning of the year.
As of June 30, 2024 and December 31, 2023, the Company has $4.7 million and $3.0 million in deferred revenue. As of June 30, 2024 approximately $3.0 million of the balance is expected to be earned within the next 12 months, with $1.5 million to be earned within the next 13 to 18 months and $0.2 million within the next 19 to 60 months.
As of June 30, 2024 and December 31, 2023, the Company had no contract assets. The Company’s net accounts receivable balance as of December 31, 2022 was $6.9 million.
4.
BALANCE SHEET COMPONENTS

Inventory, net
As of June 30, 2024 and December 31, 2023, inventory, net of reserve consisted of the following:
(in thousands)	June 30, 2024	December 31, 2023
Finished goods	$2,767	$3,266
Raw materials	256	269
Total inventory	$3,023	$3,535

Prepaid and other current assets
Prepaid expenses and other assets consisted of the following at June 30, 2024 and December 31, 2023:
(in thousands)	June 30, 2024	December 31, 2023
Advances to suppliers	$870	$797
Deferred software costs	766	382
Prepaid operating expense	1,148	796
Total prepaid expenses and other assets	$2,784	$1,975
Accrued expenses and other liabilities
Accrued expenses and other liabilities consisted of the following at June 30, 2024 and December 31, 2023:
(in thousands)	June 30, 2024	December 31, 2023
Accrued purchases	$4,361	$4,361
Accrued compensation	2,412	2,315
Other current liabilities	3,508	2,553
Total accrued expenses and other liabilities	$10,281	$9,229

5.
DEBT AND RELATED PARTY DEBT

As of June 30, 2024 and December 31, 2023, debt and related party debt is comprised of the following:
(in thousands)	June 30, 2024	December 31, 2023
Short-term debt:
Fiza Investments Limited Loans, convertible debt	$—	$5,000
Other current debt:
Fiza Investments Limited Loans, term debt	3,056	4,189
Other term loans	3,758	2,828
Total other current debt	6,814	7,017
Total short-term debt	$6,814	$12,017
Noncurrent related party debt:
Kuwait Investment Authority Debt	$—	5,000
Total noncurrent related party debt	$—	$5,000
Other noncurrent debt:
Fiza Investments Limited Loans, convertible debt	$10,000	$—
Fiza Investments Limited Loans, term debt	3,451	—
Less: current portion	(3,056)	—
Other term Loans	6,827	4,949
Less: debt issuance costs	(51)	(68)
Less: current portion	(3,758)	(2,828)
Total other noncurrent debt	$13,413	$2,053

The following provides a summary of the Company’s convertible debt instruments as of June 30, 2024 and December 31, 2023:
(in thousands)	June 30, 2024	December 31, 2023
Convertible debt:
Kuwait Investment Authority Debt	$—	$5,000
Fiza Investments Limited Loan	10,000	5,000
Total Convertible debt	$10,000	$10,000
Debt discount and issuance costs incurred on convertible debt instruments were either eliminated through restructuring or extinguishment accounting or were considered immaterial and expensed when incurred for the periods ended June 30, 2024 and December 31, 2023.
As a result of the May 2022 troubled debt restructurings, which are described in further detail below, the maximum future cash flows of certain of the Company’s convertible debt instruments was less than the carrying amount of the debt at the time of restructuring. As a result of accounting for the troubled debt restructuring, contractual interest expense was greater than the corresponding amount recorded in the consolidated statements of operations for convertible debt instruments for the six months ended June 30, 2023. Prior to June 30, 2024, the loans impacted by the May 2022 troubled debt restructurings had been redeemed. For the six months ended June 30, 2023, $0.3 million more interest expense was recorded in the consolidated statements of operations than contractual interest requirements.
bSpace Investments Limited Loan
In May 2019, the Company entered into a loan and security agreement with a related party, bSpace Investments Limited (“bSpace”). bSpace is affiliated with the Company’s controlling financial interest holder, Gulf Islamic Investments, LLC (“GII”). The loan and security agreement included an initial term loan of $25.0 million (the “Tranche 1 loan”), and a second tranche commitment of $5.0 million. The loan had a stated interest rate of 11.0% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. The Company granted bSpace a first- priority perfected security interest in all of the Company’s collateral, including, but not limited to, all Intellectual Property. The loan was voluntarily prepayable at any time, with an interest make-whole due if the loan was prepaid within one year of issuance. Upon an event of default, the loan was immediately due and payable. Amendments during 2020 added more tranches to the debt and modified the repayment terms. Throughout 2020, the Company borrowed an additional $3.5 million under various loan commitments and amendments to the loan and security agreement (“LSA”). In April and June 2021, the Company borrowed an additional $3.0 million, under the existing terms of the Company’s loan and security agreement with bSpace.
On February 26, 2020, the Company and bSpace amended the terms and conditions of the LSA, applicable to all draws, including the Tranche 3 loan discussed below. In connection with the amendment all loans became due on November 6, 2020. The amendment also added a Change of Control provision. Upon the occurrence of a Change of Control, the loan will become immediately due and payable, including any make-whole amount, along with a premium of $0.1 million plus 1.9095% of the proceeds to the Company from the Change of Control.
Additionally, on February 26, 2020, the Company drew an additional $1.0 million and amended the terms of $2.0 million of the Tranche 2 draws, collectively referred to as the Tranche 3 loan. The Tranche 3 loan had a stated interest rate of 5.5% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. The Company accounted for the February 26, 2020 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
In April 2020, the Company and bSpace amended the loan to allow for the incurrence of the Paycheck Protection Program loans (“PPP Loans”), discussed below. The Company did not pay the holder any consideration in exchange for the modification and there is no accounting impact from this change. In

November 2020 the Company and bSpace amended the loan to extend the maturity date from November 6, 2020 to December 15, 2020. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the November 2020 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
In December 2020, the Company and bSpace amended the loan for all tranches to (1) extend the maturity date to December 31, 2022; (2) add a repayment premium of 150.0% due under all repayment scenarios; (3) add a Tranche 4 loan commitment of $3.0 million dollars; (4) change the repayment terms such that all principal, interest, fees and the repayment premium are due at maturity; (5) add a redemption option upon the occurrence a qualified public offering or equity financing; (6) add a conversion option; and (7) remove the premium associated with the Change of Control embedded derivative.
In April and June 2021, the Company drew the $3.0 million Tranche 4 loans under the same terms and conditions as existed during the December 2020 modification.
In September 2021, the Company and bSpace amended the loan in connection with the Revolving Line-of-Credit. The amendment subordinated the loan to the Revolving Line-of-Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
As of December 31, 2021, the conversion feature within the loan included a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s condensed consolidated financial statements.
As of December 31, 2021, the bSpace loan is redeemable upon the occurrence of a qualified public offering or equity financing and is convertible upon a non-qualified public offering or other equity financing. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, bSpace has the option to convert the note into shares of the Company issued in the event at the issuance price. bSpace has the option to convert the loan into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock.
On May 16, 2022, contemporaneously with the execution of the Merger Agreement, the Company and bSpace entered into an Amendment and Conversion Agreement (bSpace Conversion Agreement). The terms of the bSpace loan were amended to: (a) agree that $90.5 million is due to bSpace, including the repayment premium and accrued interest through March 15, 2023; (b) the interest rate on the loan will reduce to 5% from January 1, 2023 to March 15, 2023; (c) $59.0 million of the Company’s indebtedness would convert into 58,972 shares of the new NCNV preferred stock no more than 90 days from the date of agreement; (d) $11.5 million of the Company’s indebtedness would convert into 11,500 shares of the new NCNV preferred stock immediately prior to the closing of the merger; and (e) approximately $20.0 million owed to bSpace will be retired in conjunction with a purchase of 1,970,443 shares of EdtechX by bSpace (the Exchange Feature) pursuant to a private placement to occur in connection with the consummation of the merger (the “PIPE Investment”).
The Company accounted for the bSpace Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 58,972 shares of NCNV preferred stock issued in exchange for $59.0 million of the Company’s indebtedness. The Company did not recognize any gain on the restructuring of the loan as the undiscounted maximum future cash flows of the loan exceeded the remaining carrying amount. The Company considered the potential conversions of the bSpace loan in connection with the closing of the merger and the PIPE Investment to be contingent payments. The impact of the conversion is excluded from the determination of the maximum future cash flows of the loan. On June 21, 2023 the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur.

In August 2022, upon the authorization of the NCNV preferred stock, the Company issued 58,972 shares of NCNV preferred stock to bSpace in exchange for the forgiveness of $59.0 million of the Company’s indebtedness, as proscribed by the bSpace Conversion Agreement. The Company reduced the carrying amount of the bSpace debt, including accrued interest, by $45.1 million, which represented the fair value of the NCNV preferred stock on the date of the bSpace Conversion Agreement. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock.
On December 30, 2023, the Company entered into a loan termination agreement with bSpace under which all amounts outstanding under the LSA, plus unearned interest calculated post the maturity date through July 31, 2024 of $1.5 million, were exchanged for 36,918 shares of newly created New NCNV Preferred Stock 3. The termination agreement relieves the Company of any further obligations under the LSA.
Kuwait Investment Authority Loan
In February 2019, the Company entered into a $5.0 million promissory note with Kuwait Investment Authority (“KIA”) a principal shareholder. The note accrued interest at 2.8% per year and was due on-demand at any point in time after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. The Company would grant KIA a warrant in the event of certain dilutive issuances. The Company evaluated the loan for embedded derivatives that require bifurcation and separate accounting and noted that there were none.
In December 2020, the Company and KIA amended the note to (1) extend the earliest put date to December 31, 2022; (2) remove the change of control redemption and anti-dilution features; (3) add a repayment premium of 150.0%; (4) add a redemption option upon the occurrence of a qualified public offering or equity financing; (5) add a conversion option, and (6) execute a subordination agreement, eliminating any uncertainty that the KIA loan was subordinate to the bSpace loan. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan. The Company accounted for the December 2020 modification as an extinguishment of the existing loan and execution of a new loan. As a result, the Company recorded a loss from extinguishment of debt of $6.2 million, which was included in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2020. In connection with the modification, the Company granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance, which the Company recorded as part of the loss on extinguishment of debt. All issued warrants expired December 31, 2020.
In September 2021, the Company and KIA amended the loan in connection with the Revolving Line of Credit. The amendment further subordinated the loan to the Revolving Line of Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
As of December 31, 2021, gross principal amounts due under the KIA loan, including the repayment premium, were $12.5 million and interest accrued on the KIA loan at 2.75% per annum. The KIA loan is redeemable upon the occurrence a qualified public offering or equity financing and is convertible upon a non-qualified public offering or other equity financing. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan.
As of December 31, 2021, the loan contained a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s consolidated financial statements.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, the Company and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA loan were amended to provide that: (a) $8.1 million of the Company’s indebtedness would convert into 8,062 shares of the new NCNV preferred stock no more than 90 days from the date of agreement and (b) approximately $5.0 million of the Company’s indebtedness will be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity (“PIPE”).
The Company accounted for the KIA Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 8,062 shares of NCNV preferred stock issued in exchange for $8.1 million of the Company’s indebtedness. Upon the execution of the KIA conversion agreement, the Company stopped accruing interest on the loan since the maximum undiscounted amount of the future cash flows exceeded the carrying amount of the loan. In August 2022 the Company completed the authorization of the NCNV preferred stock, exchanged $8.1 million of the loan for 8,062 shares of NCNV preferred stock, and recorded a restructuring gain of $0.8 million. The restructuring gain was calculated as the difference between the maximum undiscounted amount of future cash flows, including the fair value of 8,062 shares of NCNV preferred stock, and the carrying amount of the KIA loan. The Company considered the potential conversion of the KIA loan in connection with the merger to be a contingent payment. The impact of the conversion was excluded from the determination of the restructuring gain, as its inclusion could result in the recognition of a restructuring gain based on events that were not certain to occur. On June 21, 2023, the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock. The effective interest rate of the KIA loan was 4.9% in 2022 until interest accruals were ceased upon the execution of the KIA conversion agreement, as described above. As of December 31, 2023, the gross principal amount due on the loan was $5.0 million. As of December 31, 2023, the fair value of the KIA loan approximated book value.
In January 2024, the Company entered into a loan termination agreement (similar to bSpace as described above) under which all remaining amounts outstanding under the KIA loan, plus unearned interest calculated post the maturity date through July 31, 2024 of $0.1 million, were redeemed for 5,752 shares of newly created NCNV Preferred Stock 2 as described in Note 6. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieves the Company of any further obligations under the KIA loan.
Revolving Line of Credit
In September 2021, the Company entered into a Revolving Line-of-Credit with a financial institution which provides financing through a revolving line of up to the lesser of $10.0 million or the Borrowing Base. The Revolving Line of Credit was made available through September 8, 2023 and outstanding balances incurred interest at the greater of (i) 3.5% above the Prime Rate and (ii) 6.5%. The Borrowing Base is defined as 85.0% of eligible accounts receivable, plus the lesser of $3.5 million or 50.0% of eligible inventory, plus 450% of annual monthly recurring revenue, less reserves deemed appropriate and at the discretion of the financial institution. The Revolving Line of Credit incurs an unused commitment fee of 0.3% per year of the difference between the revolving line and the average outstanding principal balance during the applicable month. The financial institution is the Company’s senior creditor, and it has the senior claim to the Company’s collateral. During May and June 2022, the Company drew $3.0 million on the Revolving Line-of-Credit at an interest rate of 8.25%, which remained the outstanding balance at December 31, 2022. The Company incurred fees to obtain the revolving line of credit and for a monthly unused commitment fee of less than $0.1 million as of December 31, 2022. The unused commitment fee has been capitalized under prepaid and other current assets and is being amortized into interest expense over the contractual life of the Revolving Line-of-Credit.
In February 2023, the Company fully paid off the outstanding balance of the Revolving Line of Credit and the agreement has been terminated.
Fiza Investments Limited Loan
September 2022 Convertible Debt
In September 2022, the Company entered into a short form loan agreement with Fiza Investments Limited (“Fiza”) and received $2.5 million to help the Company meet immediate working capital requirements “Tranche I Loan”). In November 2022, the Convertible Loan and Security Agreement (“Convertible LSA”) was executed and provided for loans up to $5.0 million and received the remaining $2.5 million (“Tranche II loans”). The Company determined that the lender did not grant a concession upon signing the Convertible LSA and therefore concluded the modification was not a troubled debt restructuring. The Company accounted for the November 2022 modification as an extinguishment of the existing loan and execution of a new loan.
The loan is due on or before September 12, 2023, and bears an interest rate of 13% per annum. The loan is secured by the Company’s assets. The loan requires mandatory prepayment upon (1) an event of default; (2) any listing of the Company’s securities; or (3) a change of control. The convertible debt lender has the right, in its sole discretion, to convert the loan (1) in the event of a public offering into the securities issued in such offering; (2) in the case of an equity financing, into new preferred stock on the same terms of the equity offering or (3) at any time into the Company’s most senior round of preferred stock at a formulaic conversion price. As of June 30, 2024, gross principal amounts due on the convertible loan were $5.0 million. As of June 30, 2024, the maturity date of the loan had passed, but the gross principal amount of $5.0 million remained outstanding while the Company and its lender continued to work towards an amendment to or conversion of the loan. On July 11, 2024, an amendment to the loan was executed whereby the lender waived the events of default occurring under the loan and the maturity date of the loan was extended to July 31, 2026. As a result of the amendment, the Company classified the full amount of the loan as noncurrent.
Term Debt
On May 29, 2023, the Company entered into a short form loan agreement with Fiza for an additional $3.0 million (“Tranche III Loan”). No terms of Tranche I Loan or Tranche II Loan were changed as a result of the May 2023 agreement. The Company accounted for the May 2023 agreement as a modification of the loans. The prior loans had no discounts or premiums to account for, and no gains or losses will be recognized on the restructuring. There were no material lender or third-party costs paid in connection with the Tranche III Loan.
The Tranche III Loan is due 15 business days from the date of disbursement (June 20, 2023), unless the definitive agreement is executed prior to maturity. On July 11, 2024, the Company and its lender executed the definitive agreement, which extended the maturity date of the debt to 24 months from the loan disbursement date. The loan will be repaid in monthly installments, unless accelerated due to an event of default or change in control. The Tranche III Loan bears an interest rate of 25% on the amount of outstanding principal.
On November 20, 2023, the Company entered into a short form loan agreement with Fiza for an additional $1.3 million (“Tranche IV Loan”). No terms of the Tranche I, II, or III loans were changed as a result of the November 2023 agreement. There were no material lender or third-party costs paid in connection with the Tranche IV Loan. The Company accounted for the November 2023 agreement as a modification of the existing loans. The prior loans had no discounts or premiums to account for, and no gains or losses will be recognized.
The Tranche IV Loan is due 15 business days from the date of disbursement (December 12, 2023), unless the definitive agreement is executed prior to maturity. On July 11, 2024, the Company and its lender executed the definitive agreement, which extended the maturity date of the debt to 24 months from the loan disbursement date. The loan will be repaid in monthly installments, unless accelerated due to an event of default or change in control. The Tranche IV Loan bears an interest rate of 25% on the amount of outstanding principal.

March 2024 Convertible Debt
In March 2024, the Company entered into a loan for an additional $5.0 million from Fiza Investments Limited (“Tranche V Loan”). No terms of the Tranche I, II, III, or IV loans were changed as a result of the March 2024 agreement. The loan has an annual interest rate of 20% that is accrued daily, compounds annually, and is paid on the maturity date. There were no material lender or third-party costs incurred in connection with the Tranche V Loan. The Company accounted for the March 2024 agreement as a modification of the existing loans. The loan matures on March 11, 2026, subject to acceleration upon (1) an event of default; (2) an equity financing event; (3) closing of an initial public offering; or (4) a change of control. Upon the occurrence of a public offering or an equity financing event, the loan will automatically be redeemed for equity shares of the Company at a price per share equal to the lesser of (i) 85% of the original issue price of the listing (100% of the original issue price, if the event occurs after December 31, 2024) or (ii) an assumed price per share of the stock, using a $250 million valuation for the Company. If the debt has not otherwise been redeemed prior to the maturity date, the holder has the option to convert the loan into shares of the Company at an assumed price per share, using a $150 million valuation for the Company.
Other Term Loans
In January 2023, the Company signed term loan agreements to borrow $4.0 million (“Term Loan 1”) and $2.5 million (“Term Loan 2”) at interest rates of 13.0% and 34.0% per year, respectively. Term Loan 1 will be repaid in monthly installments through February 2026, and the Term Loan 2 will be repaid in monthly installments through September 2024. The loans are secured by the Company’s assets.
In April 2023, the Company signed an additional agreement to borrow $0.7 million (“Term Loan 3”) at an interest rate of 18.0% per year. Term Loan 3 is secured with the Company’s assets and expected proceeds from Employee Retention Tax Credits (“ERTC”). The loan will mature by April 17, 2026, but it must be repaid upon receipt of the ERTC in an amount sufficient to fully repay the loan. No terms of the Term Loan 1 or Term Loan 2 were changed as a result of the April 2023 agreement. The Company determined that the lender did not grant a concession upon signing the Term Loan 3 agreement and accounted for the April 2023 agreement as a modification of the loans. The modification does not change the accounting for the prior loans, and no gains or losses were recognized on the modification.
In May and June 2024, the Company entered into additional loan agreements to borrow a total of $3.5 million secured by certain assets. In May, the loans totaled $2.0 million (Term Loans 4, 5, and 6) at an annual interest rate of 17.0%. The June loan was for $1.5 million (Term Loan 7) and has an annual interest rate of 18.0%. The interest on the loans is subject to adjustment for default and will include a premium upon prepayment. The loans have periodic principal and interest payments of 24 equal monthly payments beginning in June and July 2024. Term Loan 1, Term Loan 2 and Term Loan 3 were neither fully or partially settled with assets or equity interests transferred to the lender and no terms of the loans were changed as a result of the May and June agreements. The Company determined that the lender granted a concession upon signing the Term Loan 4 - 7 agreements and accounted for the additional loans as a troubled debt restructuring. The new loans will be accounted for prospectively, using the effective interest rate that equates the carrying amount of the debt to the present value of the remaining cash flows. The Company did not recognize any gain on the restructuring as the undiscounted future cash flows of the new term loans exceeded the carrying amount of the prior term loans.
The outstanding balance of other term loans as of June 30, 2024 and December 31, 2023 is $6.8 million and $4.9 million, respectively. The effective interest rates of Term Loan 1, Term Loan 2, Term Loan 3, Term Loan 4, Term Loan 5, Term Loan 6, and Term Loan 7 are 14.2%, 38.2%, 20.1%, 17.8%, 17.8%, 17.8%, and 18.8%, respectively.
6.
TEMPORARY REDEEMABLE PREFERRED STOCK

Preferred Stock
As of June 30, 2024, the Company is authorized to issue 4,014,946 shares of preferred stock with a par value of $0.00001 per share, of which 3,874,946 shares are designated as Series A preferred stock and 140,000 shares are designated as NCNV preferred shares. Activity for both the Series A and NCNV preferred stock for the period ended June 30, 2024 and 2023 was as follows:
	Series A Preferred Stock		NCNV Preferred Stock
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance at January 1, 2023:	3,874,946	$3,000	67,034	$61,131
Accretion of NCNV preferred stock	—	—	—	5,903
Balance at June 30, 2023:	3,874,946	$3,000	67,034	$67,034
Balance at January 1, 2024:	3,874,946	$3,000	—	$—
Balance at June 30, 2024:	3,874,946	$3,000	—	$—
As part of the Recapitalization and discussed below, shares of NCNV 1 and NCNV 3 preferred stock were issued in December 2023. No amounts of NCNV 1, NCNV 2, or NCNV 3 preferred stock were previously outstanding.
	NCNV Preferred Stock 1		NCNV Preferred Stock 2		NCNV Preferred Stock 3
(in thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2024:	55,312	$55,312	—	$—	48,640	$48,640
Cancellation of NCNV 1 Preferred Stock	(562)	(562)	—	—	—	—
Issuance of NCNV 2 Preferred Stock in exchange for Debt Forgiveness	—	—	5,752	5,752	—	—
Balance at June 30, 2024:	54,750	$54,750	5,752	$5,752	48,640	$48,640
Series A Preferred Stock
The Series A preferred stock has the following rights and privileges:
Dividend Rights
The holders of the Series A preferred stock are entitled to receive dividends at the rate of 11% per annum of the purchase price per share. The dividends shall accrue on a daily basis whether or not they are declared by the Board of Directors. As of June 30, 2024 and December 31, 2023, no dividends have been declared by the Board of Directors. Therefore, while the dividends are accruing on a daily basis, the Company has not recorded this as a liability on the Company’s condensed consolidated balance sheets.
Redemption Rights (Liquidation)
In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A preferred stock are entitled to a per share liquidation preference, plus any declared but unpaid dividends on such shares, prior to distributions to any class of common stockholders. The liquidation preference for the Series A preferred stock as of June 30, 2024 and December 31, 2023 is $4.2 million and $4.0 million, respectively. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem the outstanding shares of all classes of preferred stock at their liquidation preference, then the Company will distribute all available assets ratably among the holders of preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.
Conversion Rights
Each share of Series A preferred stock can be voluntarily converted into shares of common stock at any time. All outstanding shares of Series A preferred stock will automatically convert into common stock in the event of an effective registration statement under the Securities Act of 1933, as amended, which can include an initial public offering or a reverse recapitalization transaction, resulting in at least $30.0 million of gross proceeds to the Company or pursuant to a similar regulatory framework, a non-U.S. public offering resulting in at least $10.0 million of gross proceeds to the Company. The results of either scenario must be the Company’s common stock being listed on an exchange approved by the Board of Directors. Each share of Series A preferred share will convert into the number of shares of common stock determined by dividing the original issuance price by the conversion price. The initial Series A issuance price and conversion price is $0.7744515 per share. The conversion price is subject to adjustment upon issuances of additional shares of common stock if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of additional shares. On July 10, 2024, the Company and the Series A preferred stock shareholder entered into an agreement, as described more fully in Note 14, that in the event of a public offering of common stock by the Company, payment of accruing dividends will increase the original issuance price for purposes of the conversion.
Voting Rights
Holders of the Series A preferred stock shall be entitled to cast the number of votes equal to 100 times the number of shares of common stock into which the shares of Series A preferred stock could be converted. Common stockholders are entitled to one vote for each share of common stock held.
The Board of Directors consists of up to four directors. The Series A preferred stockholders are entitled to elect three directors. The common stockholders and Series A preferred stockholders, voting together as a single class, elect the remaining director, with common stockholders entitled to one vote for each share of common stock and Series A preferred stockholders entitled to 100 votes for each share of Series A preferred stock.
NCNV Preferred Stock
On August 12, 2022, the Company issued 67,034 shares of NCNV preferred stock. The Company issued the NCNV preferred stock in exchange for $67.0 million of outstanding debt with bSpace and KIA, as more fully described above in Note 5. The NCNV preferred stock are not convertible into any class of common stock and do not entitle the holder to vote on any matters pertaining to the Company. The Company classifies the NCNV preferred stock outside of stockholders’ deficit in temporary equity, as the NCNV preferred stock are redeemable at the option of the majority holder on or after March 15, 2023. The Company accreted the carrying value of the NCNV preferred stock to its redemption value using the effective interest method from August 12, 2022, the date of issuance, through March 15, 2023, the earliest redemption date. For the six months ended June 30, 2024 and 2023, the Company recorded zero and $5.9 million, respectively, for the accretion of the NCNV preferred stock, as a reduction to additional paid-in capital.
On December 29, 2023, as part of the Recapitalization, (i) the Company became authorized to issue 140,000 shares of new series of NCNV preferred stock; NCNV 1, NCNV 2 and NCNV 3 (“New NCNV Preferred Stock”). The original 67,034 shares of NCNV preferred stock (“Original NCNV preferred stock”) were exchanged into 67,034 shares of NCNV 1 preferred stock, (ii) 11,722 shares of NCNV 1 preferred stock were converted into NCNV 3 preferred stock and (iii) 36,918 shares of NCNV 3 preferred stock were issued in exchange for all the outstanding debt from bSpace as described in Note 5. On January 11, 2024, as part of the same Recapitalization, 562 shares of NCNV 1 preferred stock were converted into NCNV 2 preferred stock and 5,752 shares of NCNV 2 preferred stock were issued in exchange for all the outstanding debt from KIA as described in Note 5.
The New NCNV Preferred Stock has liquidation preference to the Series A Preferred Stock and Common Stock. Immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering, all of the outstanding New NCNV Preferred Stock will automatically convert into Common Stock. Such converted New NCNV Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series.
The New NCNV Preferred Stock has the following rights and privileges:
Dividend Rights
The holders of the New NCNV Preferred Stock are entitled to receive dividends at the rate of 5% of the issue price per share of $1,000, prior to payment of dividends to the holders of Series A preferred stock, if declared by the Board of Directors. The dividends are non-cumulative. As of June 30, 2024 and 2023, no dividends have been declared by the Board of Directors. On July 12, 2024, as described more fully in Note 14, the issue price per share of the New NCNV Preferred Stock was changed from $1,000 to $600.
Conversion Rights
New NCNV Preferred Stock are non-convertible other than the automatic mandatory conversion provision described above.
Voting Rights
New NCNV Preferred Stock are non-voting.
In addition to the New NCNV Preferred Stock rights and privileges, the Original NCNV preferred stock had the following rights:
Redemption Rights
At any time on or after March 15, 2023, the majority holders of NCNV preferred stock may request redemption at the issue price of $1,000 per share, plus all declared but unpaid dividends.
7.
STOCK BASED COMPENSATION EXPENSE

Equity incentive plans
The Company adopted an equity incentive plan in 2007 (the “2007 Plan”). The 2007 Plan allows a specific Committee, or the Board of Directors, to grant incentive stock options to employees, and nonqualified stock options and other stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a four-year period. Awards generally expire 10 years from the date of grant.
The Company later adopted an additional equity incentive plan in 2017 (the “2017 Plan”). The 2017 Plan allows a specific Committee, or the Board of Directors, to grant incentive stock options to employees, and nonqualified stock options and other stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a four-year period. Awards generally expire 10 years from the date of grant.
Since the inception of both the 2007 and 2017 Plans, the Company’s Board and its stockholders have voted to increase the shares of common stock reserved under the plans on several occasions. As of June 30, 2024 and December 31, 2023, 8,770,035 shares were authorized under both the 2007 and 2017 Stock Plans. As of June 30, 2024, 2,739,975 shares are reserved for issuance pursuant to the 2017 Stock Plan. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool. Upon adoption of the 2024 Stock Plan, we intend to only utilize the 2024 Stock Plan going forward, and to reduce the shares reserved under the 2007 Plan and 2017 Plan to zero.
Determination of fair value of stock options
As of June 30, 2024 and December 31, 2023, the Company had approximately 6.0 million and 0.9 million options outstanding, respectively, under both Plans. As of June 30, 2024 and December 31, 2023, all options outstanding were granted solely with time-based vesting requirements.
The fair value of the stock options outstanding during the six months ended June 30, 2024 and 2023 was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:

	June 30, 2024	June 30, 2023
Dividend yield	—	—
Expected term	5.0 − 6.1 years	5.2 − 6.1 years
Risk-free interest rates	1.0% − 4.5%	1.0% − 1.9%
Expected volatility	54.9% − 66.4%	54.9% − 57.2%
Dividend Yield — The dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.
Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options, including the date provided for completion of the performance condition event.
Expected Volatility — Because the Company does not have any trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.
Fair Value of Common Stock — Given the absence of a public trading market, the Company’s Board of Directors considered numerous objective and subjective factors to determine the fair value of its common stock at each grant date. These factors included, but were not limited to: (i) independent third-party valuations of common stock; (ii) the prices for the Company’s redeemable temporary redeemable preferred stock sold to outside investors; (iii) the rights and preferences of redeemable temporary redeemable preferred stock relative to common stock; (iv) the lack of marketability of its common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.
A summary of the Company’s stock option plan and the changes during the period ended June 30, 2024 is presented below:
	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Years	Aggregate Intrinsic Value
Balance, January 1, 2024	948,464	$6.20		7.25	$1,919,582
Granted	5,055,844	2.57	$1.61		—
Forfeited	(6,769)	2.57	—		—
Balance, June 30, 2024	5,997,539	$3.17	—	8.42	$3,051,665
Vested and Exercisable, June 30, 2024	5,486,992	$3.19	—	8.39	$2,999,288
Vested and Expected to Vest, June 30, 2024	5,997,539	$3.17	—	8.42	$3,051,665
Stock-based compensation included in the condensed consolidated statements of operations was as follows.
	Six Months Ended June 30,
(in thousands)	2024	2023
Cost of goods sold	$115	$—
Research and development	711	—
Sales and marketing	2,568	—
General and administrative	3,956	—
Total stock-based compensation expense	$7,350	$—

As of June 30, 2024, total unrecognized stock-based compensation cost was approximately $0.8 million which is expected to be recognized on a straight-line basis over a weighted average period of 1.6 years. The intrinsic value of stock options exercised during the period was zero.
March and May 2024 Stock Option Issuance
In March 2024, the Company granted employees and members of the Board of Directors stock options to purchase a total of 5,028,756 shares of common stock. The stock options have varying vesting periods ranging from immediate at time of the grant to three years from grant date or service start date, are exercisable at $2.57 per share and have an expiration period of 10 years. These stock option grants were issued from the 2017 Stock Plan.
In May 2024, the Company granted an advisor stock options to purchase a total of 27,088 shares of common stock. The stock options were fully vested on the grant date, are exercisable at $2.57 per share and have an expiration period of 10 years. These stock option grants were issued from the 2017 Stock Plan.
8.
TAXES

The Company estimates an annual effective tax rate of 0.20% for the year ending December 31, 2024 as the Company incurred losses for the six months ended June 30, 2024 and expects to continue to incur losses through the remainder of fiscal year ending December 31, 2024, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2024. Therefore, no federal or state income taxes are expected outside of state minimum tax payments. The effective rate during this period includes income tax benefits and exclusions associated with convertible debt interest and changes in valuation allowances related to future deductible temporary differences.
Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company does not currently believe that realization of its deferred tax assets is more likely than not. As of June 30, 2024, the Company has no uncertain tax positions that require the establishment of a reserve.
9.
NET LOSS PER SHARE

Net loss per common share (“EPS”) is presented for both Basic EPS and Diluted EPS. Basic EPS is based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares and common shares equivalents outstanding during the period.
When an entity has a loss from operations, including potential shares in the denominator of diluted per share computations will generally be anti-dilutive, even if the entity has net income after adjusting for discontinued operations. That is, including potential shares in the denominator of the earnings per share calculation for a loss-making entity will generally decrease the loss per share and, therefore, those shares should be excluded from calculations of diluted earnings per share.
The following data show the amounts used in computing EPS and the effect on income and the weighted average number of shares:
Six Months Ended June 30: (in thousands, except share data)	2024	2023
Net loss	$(16,993)	$(7,639)
Accretion of NCNV preferred stock	—	(5,903)
Cumulative preferred stock dividends	(165)	(165)
Net loss available to common shareholders used in basic and diluted EPS	$(17,158)	$(13,707)
Weighted average number of common shares used in basic and diluted EPS	174,077	168,265
Loss per common share – basic and diluted	$(98.57)	$(81.46)

The following items have been excluded from the computation of diluted net loss per share because the effect of including these would have been anti-dilutive:
Six Months Ended June 30:	2024	2023
Incentive stock options	5,997,539	972,130
Temporary redeemable preferred stock	3,984,088	3,941,980
Total	9,981,627	4,914,110

10.
RELATED PARTY TRANSACTIONS

GII and its related parties
GII and its related parties hold the controlling interest on the Company’s Board of Directors.
In May 2019, the Company entered into a loan and security agreement with bSpace, a related party with GII. The bSpace loan was amended multiple times throughout 2021 and 2022, the details are fully described in Note 5.
As more fully described in Note 5, on August 12, 2022 bSpace forgave amounts due under its loan and security agreement, in exchange for 58,972 shares of NCNV preferred stock. On December 30, 2023, the Company entered into a loan conversion agreement under which all remaining amounts outstanding under the bSpace loan, plus unearned interest of $1.5 million, were redeemed for 36,918 shares of newly created NCNV Preferred Stock 3. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The December 2023 conversion agreements relieved the Company of any further obligations under the loan and security agreement.
Kuwait Investment Authority
In February 2019, the Company entered into a loan security agreement with a related party, KIA, for $5.0 million. The KIA loan was amended during 2020 and 2021 and the details surrounding the initial and subsequent modifications are fully described in Note 5. As of December 31, 2022 the Company owed principal amounts of $5.0 million to KIA under the original agreement and subsequent amendments to the KIA loan.
As more fully described in Note 5, on August 12, 2022, KIA forgave amounts due under its loan and security agreement in exchange for 8,062 shares of NCNV preferred stock. In January 2024, the Company entered into a loan termination agreement under which all remaining amounts outstanding under the KIA loan, plus unearned interest of $0.1 million, were redeemed for 5,750 shares of newly created NCNV Preferred Stock 2 as described in Note 6. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieved the Company of any further obligations under the KIA loan.
11.
COMMITMENTS AND CONTINGENCIES

Litigation
From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC Topic 450, Contingencies, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of June 30, 2024 and December 31, 2023, there were no matters pending that required provision.
The Original Merger Agreement with Edtech was terminated on June 21, 2023. As described in Note 14, Edtech has pursued legal action against the Company for not effectuating the terms of the agreement. At this time, the Company has determined that it is not probable that a liability has been incurred and the amount of the loss cannot be reasonably estimated and as such has not recorded any provision for loss.

Purchase Obligations
The Company has agreements with hardware suppliers to purchase inventory. As of June 30, 2024, the Company had $7.9 million in purchase obligations outstanding.
12.
MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:
For the six months ended June 30, 2024, there were no individual customers which represented 10% or more of the Company’s total revenue. For the six months ended June 30, 2023, one individual customer accounted for approximately 11% of the Company’s total revenue.
As of June 30, 2024, one customer accounted for approximately 13% of accounts receivable. As of December 31, 2023, three customers accounted for approximately 17%, 15% and 10% of accounts receivable, respectively.
13.
EMPLOYEE BENEFITS

The Company maintains a qualified 401(k) plan (the “Plan”) which allows participants to defer from 0% to 100% of cash compensation. The Plan allows employees to contribute on a pretax and after-tax basis to a Traditional and Roth 401(k). The Plan allows employees who meet the age requirements and reach the Plan contribution limits to make catch-up contributions (which are eligible for matching contributions). Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The matching contributions to the Plan totaled approximately $0.1 million for both of the six months ended June 30, 2024 and 2023.
14.
SUBSEQUENT EVENTS

Management has evaluated subsequent events that have occurred through October 11, 2024, which is the date that the financial statements were available to be issued and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the period ending June 30, 2024 except as follows.
SAFE Agreements
During July 2024, the Company entered into multiple Simple Agreement for Future Equity (“SAFE”) agreements with three suppliers in exchange for a reduction of liabilities to such suppliers in the amount of $3,250,145, the “Purchase Amount”, as defined in the SAFE agreements. These agreements are expected to impact the Company’s equity structure upon the occurrence of future qualifying events, including an “Initial Public Offering”, as defined in the SAFE agreements. If there is an Initial Public Offering before the termination of the SAFE agreements then immediately prior to the consummation of such Initial Public Offering, the SAFE agreements will automatically convert into the number of shares of Common Stock equal to the Purchase Amount divided by the Initial Public Offering Price.
Series A Conversion Rights
On July 10, 2024, the Company and the holder of 100% of the Company’s outstanding shares of Series A Preferred Stock entered into a consent agreement in which the holder agreed that the Series A accruing dividends, upon conversion in a public offering of the Company’s common stock, will not be payable in cash but rather will increase the original issue price for purposes of the conversion ratio as described in the articles of incorporation. Upon conversion, all rights with respect to the Series A preferred stock shares shall immediately cease and terminate, including the right of the holders to receive any accruing dividends.
Amendment to Articles of Incorporation
On July 12, 2024, the Company amended its certificate of incorporation to (1) increase its authorized shares of common stock to 40 million shares, (2) reduce the New NCNV Preferred Stock Original issue price from $1,000 to $600 per share and (3) amend the definition of a Qualified Public Offering to reduce the gross proceeds in an effective registration under the Securities Act of 1933 to $15,000,000. The amendments are expected to impact the Company’s financial position and related disclosures in future periods. The financial impact of these amendments has been evaluated, and adjustments, if any, will be reflected in the Company’s financial statements for the period in which they become effective.
Litigation
On July 12, 2024, EdtechX filed a complaint in the Superior Court of the State of Delaware in connection with the termination of the EdtechX Merger Agreement, claiming breaches of contract and the implied covenant of good faith and fair dealing. The Company believes these claims are without merit and plans to vigorously defend against them. On September 20, 2024, the Company filed a motion to dismiss the complaint with the Superior Court of the State of Delaware. Any financial impact of these claims will be reflected in the Company’s financial statements when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

ZSPACE, INC.
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2023 AND DECEMBER 31, 2022

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
zSpace, Inc.
San Jose, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of zSpace, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, temporary redeemable preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, non-compliance with certain debt covenants, and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2022.
Spokane, Washington
May 13, 2024

zSpace, Inc,
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$3,128	$4,061
Accounts receivable, net of allowance of $217 and $150	5,040	6,854
Inventory, net	3,535	4,273
Prepaid and other current assets	1,975	1,543
Total current assets	13,678	16,731
Property and equipment, net	21	48
Deferred offering costs	148	1,429
Total assets	$13,847	$18,208
LIABILITIES, TEMPORARY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$4,735	$4,177
Accrued expenses and other liabilities	9,229	8,721
Revolving line-of-credit	—	3,000
Related party debt	—	36,500
Convertible debt	5,000	5,000
Other current debt	7,017	—
Current accrued interest	1,152	3,834
Deferred revenue, current portion	2,754	3,804
Total current liabilities	29,887	65,036
Noncurrent related party debt	5,000	—
Other noncurrent debt	2,053	—
Noncurrent accrued interest	138	—
Deferred revenue, net of current portion	288	641
Total liabilities	37,366	65,677
Commitments and contingencies (Note 11)
Temporary redeemable preferred stock:
Series A preferred stock, $0.00001 par value; 3,874,946 shares authorized; 3,874,946 issued and outstanding as of December 31 2023 and December 31, 2022; liquidation value of $4,014 as of December 31, 2023	3,000	3,000
NCNV 1, NCNV 2 and NCNV 3 preferred stock, $0.00001 par value; 140,000 authorized; 103,952 and 0 issued and outstanding as of December 31, 2023 and 2022, respectively; liquidation value of $103,952 as of December 31, 2023	103,952	—
NCNV preferred stock, $0.00001 par value; 78,534 authorized as of December 31, 2022; 0 and 67,034 issued and outstanding as of December 31, 2023 and 2022, respectively	—	61,131
Stockholders’ deficit:
Common stock, $0.00001 par value; 13,333,333 shares authorized, 174,077 and 167,666 issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	138,878	144,777
Accumulated other comprehensive income	228	164
Accumulated deficit	(269,577)	(256,541)
Total stockholders’ deficit	(130,471)	(111,600)
Total liabilities, temporary redeemable preferred stock and stockholders’ deficit	$13,847	$18,208
See accompanying notes to consolidated financial statements.

zSpace, Inc,
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
	Year Ended December 31,
	2023	2022
Revenue	$43,922	$35,784
Cost of goods sold	27,028	22,656
Gross profit	16,894	13,128
Operating expenses:
Research and development	4,218	4,666
Selling and marketing	12,898	11,585
General and administrative	6,710	6,780
Other operating expenses	1,683	—
Total operating expenses	25,509	23,031
Loss from operations	(8,615)	(9,903)
Other (expense) income:
Interest expense	(2,900)	(3,696)
Other income (expense), net	23	(196)
Loss on extinguishment of debt	(1,541)	(3,346)
Forgiveness of paycheck protection program loan	—	2,012
Loss before income taxes	(13,033)	(15,129)
Income tax expense	(3)	(44)
Net loss	(13,036)	(15,173)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	64	212
Comprehensive loss	$(12,972)	(14,961)
Net loss per common share – basic and diluted	(113.21)	(156.71)
Weighted-average common shares outstanding – basic and diluted	170,212	161,683
See accompanying notes to consolidated financial statements.

zSpace, Inc.
CONSOLIDATED STATEMENTS OF TEMPORARY REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(Amounts in thousands, except for share amounts)
	Temporary Redeemable Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	3,874,946	$3,000	151,982	$—	$150,416	$(48)	$(241,368)	$(91,000)
Stock based compensation	—	—	—	—	20	—	—	20
Issuance of common stock from options exercised	—	—	15,684	—	8	—	—	8
Issuance of NCNV preferred stock	67,034	51,296	—	—	—	—	—	—
Accretion of NCNV preferred stock	—	9,835	—	—	(9,835)	—	—	(9,835)
Convertible debt extinguishment					3,346			3,346
KIA restructuring	—	—	—	—	822	—	—	822
Net loss	—	—	—	—	—	—	(15,173)	(15,173)
Foreign currency translation adjustments	—	—	—	—	—	212	—	212
Balance, December31, 2022	3,941,980	$64,131	167,666	$—	$144,777	$164	$(256,541)	$(111,600)
Stock based compensation	—	—	—	—	1	—	—	1
Issuance of common stock from options exercised	—	—	6,411	—	3	—	—	3
Accretion of NCNV preferred stock	—	5,903	—	—	(5,903)	—	—	(5,903)
Cancellation of NCNV preferred stock	(67,034)	(67,034)	—	—	—	—	—	—
Issuance of NCNV1, NCNV2, and NCNV3 preferred stock	103,952	103,952	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(13,036)	(13,036)
Foreign currency translation adjustments	—	—	—	—	—	64	—	64
Balance, December 31, 2023	3,978,898	$106,952	174,077	$—	$138,878	$228	$(269,577)	$(130,471)
See accompanying notes to consolidated financial statements.

zSpace, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(13,036)	$(15,173)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of revolving line of credit commitment fee asset	61	58
Non-cash amortization of convertible debt discount	—	1,577
Non-cash amortization of other debt discount	82	—
Gain on forgiveness of PPP loan	—	(2,012)
Stock-based compensation expense	1	20
Provision for excess and obsolete inventory	807	252
Cancellation of purchase obligations	141	1,068
Depreciation	32	49
Bad debt expense (recovery)	—	10
Write-off of deferred offering costs	1,683	—
Loss on extinguishment of debt	1,541	3,346
Changes in operating assets and liabilities:
Accounts receivable	1,814	(2,066)
Inventory	(210)	(1,485)
Prepaids and other current assets	(491)	66
Accounts payable	558	2,344
Accrued expenses	707	36
Deferred revenue	(1,403)	947
Accrued interest	1,303	2,061
Net cash used in operating activities	(6,410)	(8,902)
Cash flows from investing activities:
Capital expenditures	(5)	(11)
Net cash used in investing activities	(5)	(11)
Cash flows from financing activities:
Proceeds from convertible notes	—	5,000
Proceeds from revolving line of credit	—	3,000
Repayment of revolving line of credit	(3,000)	—
Proceeds from other debt issuances	11,378	—
Fees paid for debt issuance	(151)	—
Repayment of other debt issuances	(2,239)	—
Fees paid for deferred offering costs	(402)	(1,045)
Fees paid to creditors	(2)	(21)
Proceeds from exercise of common stock options	3	8
Net cash provided by financing activities	5,587	6,942
Effects of exchange rate changes on cash and cash equivalents	(105)	212
Net decrease in cash, cash equivalents and restricted cash	(933)	(1,759)
Cash, cash equivalents and restricted cash at beginning of year	4,061	5,820
Cash, cash equivalents and restricted cash at end of year	$3,128	$4,061
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,457	—
Cash paid for income taxes	—	—
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	—	$225
KIA restructuring gain	—	$822
Accretion of NCNV preferred stock	$5,903	$9,835
Issuance of NCNV in exchange for related party debt and accrued interest	$36,918	$51,296
Unpaid deferred offering costs	$120	$384
See accompanying notes to consolidated financial statements.

ZSPACE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business
zSpace, Inc. (“zSpace” or the “Company”) was incorporated in the state of Delaware in 2006 and is headquartered in San Jose, California with wholly owned subsidiaries in China and Japan. The Company is the developer of full-service augmented reality/virtual reality (“AR/VR”) solutions built for K-12 education and career technical education. zSpace’s primary product is a mixed reality hardware device that provides an immersive, collaborative, and interactive learning experience. zSpace generates revenues via hardware sales in addition to recurring software revenue for access to zSpace interactive learning applications. The Company’s customer base includes federal, state, and local governments who are making large investments in education technology.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and include the assets, liabilities, results of operations and cash flows of the Company.
All intercompany accounts and transactions have been eliminated in consolidation.
Liquidity Risk and Going Concern
For the years ended December 31, 2023 and 2022, the Company incurred net losses of $13.0 million and $15.2 million, respectively. For the years ended December 31, 2023 and 2022, the Company incurred negative cash flows from operations of $6.4 million and $8.9 million, respectively. The Company had combined cash and cash equivalents balance of $3.1 million and $4.1 million as of December 31, 2023 and 2022, respectively. The Company has incurred operating losses and negative cash flows from operations since inception. The Company’s prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing, gaining customer acceptance, and uncertainty of achieving future profitability. The Company’s success depends on obtaining additional financing, increasing sales, expanding its partnerships with resellers, controlling costs, and continued research and development activities to improve product offerings to end-users. The Company has historically funded its operations through the issuance of common and temporary redeemable preferred stock to private investors (Note 6) and debt financing (Note 5). The Company evaluated its financial condition as of the date of issuance, including its non-compliance with certain debt covenants (Note 5) and determined it is probable that, without consideration of a remediation plan to refinance existing debt facilities and raise new sources of capital, the Company would be unable to meet repayment obligations and the ongoing working capital shortfall in the next twelve months, and there is uncertainty about the Company’s ability to continue as a going concern. The conditions identified above raise substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the issuance date of the consolidated financial statements.
On May 16, 2022, the Company entered into a merger agreement with EdtechX Holdings Acquisition Corp II. (“EdtechX”), a Special Purpose Acquisition Company. The merger between the Company and EdtechX pursuant to this agreement would result in zSpace becoming a publicly listed company, as the surviving business post-merger. If consummated, the merger will result in all holders of zSpace’s issued and outstanding preferred stock and common stock (inclusive of stock options), receiving shares of EdtechX Class A common stock, in exchange for their zSpace debt and equity holdings.
There is no assurance that the merger between the Company and EdtechX will occur, as consummation of the transaction is subject to (A) the affirmative vote of at least a majority of the votes cast by EdtechX’s pre-merger public stockholders at an EdtechX special meeting for which a quorum is present and (B) a minimum amount of aggregate required funds becoming available to the combined company based upon the summation of (i) the cash proceeds from EdtechX’s contemporaneous private investment in a public entity (“PIPE”) pursuant to which EdtechX Class A common stock will be sold and (ii) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by EdtechX’s public shareholders. Neither approval of the merger transaction by EdtechX’s public stockholders nor the amount of cash and marketable securities that would remain in EdtechX’s trust account after permitted redemptions of Class A common shares by EdtechX’s public stockholders is within the control of the Company or EdtechX.
The merger can be validly terminated by EdtechX, without liability to the parties, due to the Company changing its recommendation in support of the merger agreement prior to obtaining Company approval of the merger agreement by a majority of the voting power of the outstanding shares of the Company’s common stock and the majority of the then outstanding Company preferred stock.
The consolidated financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.
Foreign Operations
Operations outside the United States include subsidiaries in China and Japan. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes to existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.
Effects of the COVID-19 pandemic on the Company
In March 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. In the same month, the United States declared a national emergency concerning the outbreak, and several states and municipalities declared public health emergencies. Along with these declarations, extraordinary and wide-ranging actions were taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions across the U.S. and the world where the Company has operations. Such actions included quarantines, “stay-at-home” orders, closure of all business not deemed “essential,” practice of social distancing when engaging in essential activities, and similar mandates which substantially restrict daily activities and curtail or cease normal operations. Government responses to COVID-19, including the closure of public schools, has impacted the Company’s business, customers, and vendors through the effects of reductions in operating hours, closures, labor shortages, supply chain disruptions, and changes in operating procedures. The Company incurred write downs in inventory due to obsolescence caused by supply chain disruptions (Note 4) and a temporary reduction in revenue from schools during closures.
Reverse Stock Split
On December 29, 2023, the Company’s board of directors approved a 1-for-75 reverse split of shares of our common stock and Series A convertible preferred stock. The par values of the common and Series A convertible preferred stock were not adjusted as a result of the reverse stock split. The shares of NCNV preferred stock were reclassified and reconstituted. All authorized, issued and outstanding common stock and Series A convertible preferred stock and related per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effective on December 29, 2023.
Recapitalization
On December 30, 2023 the Company’s board of directors approved a series of transactions that involved the reallocation of certain ownership interests in the Company to existing investors and the extinguishment of existing outstanding related party debt (collectively, the “Recapitalization”). See Note 5 and Note 6 for further information.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include revenue recognition, including standalone selling price (“SSP”) and the allocation of the transaction price, valuation of accounts receivable, valuation of inventory, valuation of debt and embedded features, valuation of the Company’s common stock and temporary redeemable preferred stock, valuation allowance of deferred tax assets and liabilities, and stock-based compensation. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected.
Emerging Growth Company
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an EGC.
Segment Information
The Company manages its operations and allocates resources as a single reportable segment. The Company’s chief operating decision maker is its chief executive officer who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance, and allocating resources.
Concentration of Credit Risk
The financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents, and restricted cash with high-quality financial institutions with investment grade ratings. The Company may also have deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. The Company’s accounts receivable is derived from customers located both inside and outside the United States and most of the Company’s customers are educational institutions. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial conditions of its customers and requires advance payment from customers in certain circumstances. The Company generally does not require collateral from its customers. For information regarding the Company’s significant customers, see Note 12.
Comprehensive Loss and Foreign Currency Translation
The reporting currency of the Company is the United States dollar. The functional currency of the Company’s Chinese subsidiary is the Chinese renminbi while the functional currency of the Company’s Japanese subsidiary is the Japanese yen. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured in the functional currency at period-end exchange rates. Foreign currency transaction gains and losses resulting from remeasurement are recognized in other income, net, in the consolidated statements of operations, and have not been material for any of the periods presented. For those subsidiaries with non-U.S. dollar functional currencies, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Revenue and expenses are translated at the average exchange rates during the period. Equity transactions are translated using historical exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive loss as a component of stockholders’ deficit.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on hand, deposits in banks, and investments with original maturities of three months or less, such as the Company’s money market funds, to be cash and cash equivalents.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the consolidated balance sheet as of December 31, 2023 and 2022, to the amounts reported on the consolidated statement of cash flows (in thousands):
	December 31,
	2023	2022
Cash and cash equivalents	$2,821	$3,836
Restricted cash	307	225
Total cash, cash equivalents and restricted cash	$3,128	$4,061
The restricted cash is legally restricted to secure credit card charges incurred by the Company.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are customer obligations due under normal trade terms. Expected credit losses include losses expected based on known credit issues with specific customers as well as a general expected credit loss allowance based on relevant information, including historical loss rates, current conditions, and reasonable economic forecasts that affect collectability. The Company updates its allowance for credit losses on a quarterly basis with changes in the allowance recognized in income from operations. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for credit losses.
After all attempts to collect accounts, receivable balances have failed, the balance is written off against the allowance for credit losses. As of December 31, 2023 and 2022, the Company reported an allowance for credit losses balance of $0.2 million for each year.
Inventory
The Company’s inventory, which includes raw materials and finished goods is valued using the weighted average cost method for hardware inventory while software inventory is recorded at actual cost. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense for property and equipment is computed using the straight-line method applied over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the applicable lease term, including anticipated renewals.
Upon retirement or sale of an asset, the cost and related accumulated depreciation is removed from the consolidated balance sheets and the resulting gain or loss is reflected in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Maintenance and repairs are charged to operations as incurred.
Asset depreciation and amortization are computed using the following estimated useful lives:

Asset Type	Years
Lab equipment	5
Furniture and fixtures	7
Computer equipment	5
Impairment of Long-Lived Assets
The Company’s long-lived assets with finite lives consist primarily of property and equipment. Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Estimated future cash flows are based upon, among other things, assumptions about expected future operating performance and may differ from actual cash flows. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made. There is no impairment to long-lived assets as of and for the years ending December 31, 2023 and 2022. The Company periodically reviews the remaining estimated useful lives of its long-lived assets. If the estimated useful life assumption for any asset is changed, the remaining unamortized balance would be depreciated or amortized over the revised estimated useful life, on a prospective basis.
Classification of Redeemable Preferred Stock as Temporary Equity
The Company applies the guidance in Accounting Standards Committee (“ASC”) 480, Distinguishing Liabilities from Equity “ASC 480”), to determine the classification of financial instruments issued. The Company first determines if the instruments should be classified as liabilities under this guidance based on the redemption features, if mandatorily redeemable or not, and the method of redemption, if in cash, a variable number of shares or a fixed number of shares.
If the terms provide that an instrument is mandatorily redeemable in cash, or the holder can compel a settlement in cash, or will be settled in a variable number of shares predominantly based on a fixed monetary amount, the instrument is generally classified as a liability. Instruments that are settled by issuing a fixed number of shares are generally classified as equity instruments. None of the Company’s redeemable preferred stock was accounted for as a liability as none of the above-mentioned conditions were present.
The Company’s certificate of incorporation does not provide redemption rights to the holders of the Series A preferred stock. If a liquidation event occurs, all the funds and assets of the Company available for distribution among all the stockholders shall be distributed based on a defined mechanism. Although the Series A preferred stock is not redeemable, in the event of certain “deemed liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets, or public offerings), the holders of the preferred stock would be entitled to preference amounts paid before distribution to other stockholders and hence effectively redeeming the preference amount outside of the Company’s control. In accordance with Accounting Series Release No. 268 (“ASR 268”) and ASC 480, the Company’s Series A redeemable preferred shares are classified outside of stockholders’ deficit in temporary equity as a result of these in-substance contingent redemption rights.
The Company’s certification of incorporation, as amended in August 2022, allows the holders of the newly issued non-convertible non-voting preferred shares (“NCNV preferred shares”) to redeem the shares, as the election of the majority of the holders, on or after March 15, 2023. The amended articles did not change any of the rights and privileges of the Company’s previously issued Series A preferred stock, other than providing liquidation and dividend preferences to the NCNV holders over all other stockholders. As the redemption of the NCNV preferred stock is outside of the control of the Company, in accordance with ASR 268 and ASC 480, the Company’s NCNV preferred shares were classified outside of stockholders’ deficit prior to redemption. As discussed in Note 6, the NCNV preferred shares are redeemable at the option of the majority holder with the passage of time. Therefore, the Company is accreting the carrying value of the NCNV preferred shares to its redemption value using the effective interest method.
On December 29, 2023, as part of the Recapitalization, the NCNV preferred shares were converted into NCNV 1, NCNV 2 and NCNV 3 preferred stock. In connection with the Recapitalization, the Company’s certificate of incorporation was amended in December 2023 to include various liquidation preferences to the preferred stockholders over all common stockholders.
As of December 31, 2023 and 2022, the Company did not adjust the carrying values of the Series A preferred stock to the deemed liquidation values of such shares because a liquidation event was not probable of occurring.
Deferred Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s planned public offering transaction. These costs are charged to stockholders’ equity (deficit) upon the completion of the transaction. As of December 31, 2022, the Company incurred $1.4 million in offering costs related to the Edtech X merger transaction, For the year ended December 31, 2023 the Company incurred an additional $0.3 million in offering costs related to the same offering. The total $1.7 million of these deferred offering costs were expensed in the year ended December 31, 2023. In addition to these costs, the Company incurred $0.1 million in offering costs related to a separate going public offering.
Revenue
The Company accounts for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. The revenue recognition guidance provides a single model to determine when and how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue using a five-step model resulting in revenue being recognized as performance obligations within a contract have been satisfied. The steps within that model include: (a) identifying the existence of a contract with a customer; (ii) identifying the performance obligations within the contract; (iii) determining the contract’s transaction price; (iv) allocating the transaction price to the contract’s performance obligations; and (v) recognizing revenue as the contract’s performance obligations are satisfied. Judgment is required to apply the principles-based, five-step model for revenue recognition. Management is required to make certain estimates and assumptions about the Company’s contracts with its customers, including, among others, the nature and extent of its performance obligations, its transaction price amounts and any allocations thereof, the events which constitute satisfaction of its performance obligations, and when control of any promised goods or services is transferred to its customers. The standard also requires certain incremental costs incurred to obtain or fulfill a contract to be deferred and amortized on a systematic basis consistent with the transfer of goods or services to the customer.
The Company assesses the goods and/or services promised in each customer contract and separately identifies a performance obligation for each promise to transfer to the customer a distinct good or service. The Company then allocates the transaction price to each performance obligation in the contract using relative SSP. The Company determines standalone selling prices based on the price at which a good or service is sold separately. If the standalone selling price is not observable through historic data, the Company estimates the standalone selling price by considering the cost-plus margin approach, along with all reasonably available information, including peer-company selling information while taking into consideration market conditions and other factors, such as customer size, volume purchased, market and industry conditions, product specific factors and historical sales of the deliverables.
The Company sells proprietary augmented reality and virtual reality hardware, software, and related installation and training services to education customers. The Company has contractual agreements with customers that set forth the general terms and conditions of the relationship, including pricing of goods and services, payment terms and contract duration. Revenue is recognized when the obligation under the terms of the Company’s contract with its customer is satisfied and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services.
The Company offers standard warranty coverage on substantially all products which provides the customer with assurance that the product will function as intended during the first year. This standard warranty coverage is accounted for as an assurance warranty and is not considered to be a separate performance obligation. Returns and repairs under the Company’s general assurance warranty of products have not been material.
Discounts in certain contracts with customers represent variable consideration but are known at the time of invoicing.
Payment is generally due within 30 days of invoice issuance. The Company uses the practical expedient and does not recognize a significant financing component for payment considerations of less than one year.
Hardware:   Hardware sales represent separate performance obligations, all of which are satisfied at a point in time when the hardware is delivered to the customer, which is typically FOB shipping point.
Software:   Software sales consist of licenses of functional intellectual property that are satisfied at a point in time when key codes are provided to allow customers to access the software, which is the contract start date.
In transactions where the Company provides user-based based software licenses to a customer, zSpace recognizes software revenue ratably on a straight-line basis. These fees charged to its customers are recognized on a gross basis as zSpace has determined that it is the principal in the transaction. As a principal to the transaction, the Company obtains control of the third-party software licenses before control is transferred to the customer. The fees paid to third parties for software licenses are recognized as transaction expenses and recorded in cost of goods sold in the consolidated statements of operations.
Services:   The Company offers installation and/or training services for its products, both of which are separate performance obligations and typically are satisfied within a short period of time, often less than one month. Additionally, the Company offers one- and two-year extended warranty contracts customers can purchase at their option, which are also separate performance obligations. All warranty-related performance obligations are generally fulfilled evenly throughout the contract term. Services also includes post-contract support (“PCS”) which is akin to a stand-ready performance obligation that is provided throughout the contract term. For all services related performance obligations, the Company believes that the passage of time corresponds directly to the satisfaction of the performance obligations; therefore, an output method of measuring progress based on time elapsed during the contract period is used to recognize revenue ratably on a straight-line basis.
Contract Liabilities:   The Company typically bills in advance of providing goods and services, including for installation and training services, PCS, and extended warranties, resulting in contract liabilities (i.e., deferred revenue). Contract liabilities are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations.
Contract Costs:   The Company incurs incremental contract commission costs to obtain contracts with customers which are expected to be recoverable through the term of those contracts. The Company allocates contract costs among the underlying performance obligations to which they relate and amortizes those costs on a systematic basis consistent with the pattern of the transfer of the goods and services. Contract cost assets are typically completely amortized soon after initial recognition as the majority of the Company’s revenue on the underlying performance obligations is recognized upon delivery of the goods or services.
Cost of Goods Sold
The Company includes within cost of goods sold those costs related to the manufacture and distribution of its AR/VR products, as well as the cost to purchase third-party software. Specifically, the Company includes in cost of goods sold each of the following: material costs, labor and employee benefit costs related to the manufacture of our products, and freight and shipping costs. Costs are expensed as incurred, or as control of products is transferred, except for costs incurred to fulfill a contract, which are capitalized and amortized on a straight-line basis over the expected period of performance. The Company does not incur significant incremental costs to acquire contracts.
Research and Development
Research and development expenses primarily consist of salaries, bonus payments, benefits, travel and other related costs, including equity-based compensation expense, facility-related expenses for personnel engaged in research and development functions, and professional service fees primarily related to consulting and outsourcing services. All the Company’s research and development costs are expensed as incurred.
Selling and Marketing
The Company tracks all expenses on a departmental basis and allocates between categories of expenses as they are related. The Company includes within sales and marketing expenses labor and other costs directly related to the promotion of our products, including expenses, such as compensation for the Company’s marketing team and travel expense incurred in connection with promotion efforts. The Company does not incur any material advertising costs. Sales and marketing costs are expensed as incurred.
General and Administrative
The Company tracks all expenses on a departmental basis and allocates between categories of expenses as they are related. Our general and administrative expenses consist primarily of compensation and related costs for our finance, human resources and other administrative personnel, and include stock-based compensation, employee benefits and travel expenses. In addition, general and administrative expenses include our third-party consulting and advisory services, legal, audit, accounting services and facilities costs.
Income Taxes
The Company applies the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.
The Company records a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as the Company’s assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of the Company’s deferred tax assets, the Company considers both its historical financial performance and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.
The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (“IRS”) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes. Management determined there were no uncertain tax positions at December 31, 2023 and 2022 that would more likely than not be subject to tax by the taxing authorities. No examinations are currently pending.
Stock-Based Compensation
The Company has two stock incentive plans which grant incentive and nonqualified stock options to employees, directors, and consultants. All stock-based payments to employees, including grants of employee stock options, are recognized in the consolidated financial statements based on their respective grant-date fair values. The Company estimates the fair value of stock-based payment award on the date of grant using the Black-Scholes-Merton option pricing model in accordance with ASC 718, Compensation — Stock Compensation. The model requires management to make several assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The Company accounts for forfeitures when they occur. The value of the portion of the award that is ultimately expected to vest is recognized in the Company’s consolidated statements of operations ratably over the requisite service periods, which is generally 4 years. No option is exercisable for more than 10 years. Share-based awards issued to non-employees are measured at the grant date and not subject to remeasurement.
Convertible and Non-Convertible Debt
The Company issued numerous convertible and non-convertible debt instruments. The Company evaluates embedded conversion and other features within its debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss.
The Company’s debt is carried on the consolidated balance sheets on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting. Costs associated with acquiring debt are capitalized as a debt discount. The debt discount is presented in the consolidated balance sheets as a direct deduction from the carrying amount of the debt liability. The costs are amortized over the estimated contractual life of the related debt instrument using the effective interest method and are included in interest expense in the consolidated statements of operations.
Other Operating Expense
Other operating expense consists of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s planned merger transaction under the EdtechX Merger Agreement and an alternative transaction explored after the termination of the EdtechX agreement. As of December 31, 2023, the Company incurred $1.7 million in offering costs related to the EdtechX Merger Agreement and the alternative transaction. Subsequent to the termination of the EdtechX Merger Agreement, the Company expensed the offering costs incurred as a result of that planned transaction and recorded the costs in other operating expense within the consolidated statements of operations.
Fair Value of Financial Instruments
The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:
Level 1 Inputs
Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 Inputs
Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).
Level 3 Inputs
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities at the measurement date. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. The Company develops these inputs based on the best information available.

The carrying amounts of cash, cash equivalents, and restricted cash, accounts receivable, accrued liabilities, and accounts payable approximate fair value due to their relatively short-term maturities and are classified as short-term assets and liabilities in the accompanying balance sheets. The following table represents the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis (in thousands):
	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Money market funds	$378	$—	$—	$378
Total financial assets	$378	$—	$—	$378
	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Money market funds	$231	$—	$—	$231
Total financial assets	$231	$—	$—	$231
During the years ended December 31, 2023 and 2022, the Company had embedded derivatives related to its outstanding debt instruments, as more fully described below in Note 5. The embedded derivatives were determined to have an immaterial value as of each reporting period end. The Company will continue to assess the fair value of the embedded derivatives at each year end.
The Company measures its debt at fair value on a nonrecurring basis. The fair value of the Company’s debt approximates book value as of December 31, 2023 and 2022, based on observable market prices for similar liabilities and categorized as Level 2. See Note 5 for further details regarding the Company’s debt.
Net Loss Per Share Attributable to Common Stockholders
Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents to the extent they are dilutive. For purposes of this calculation, temporary redeemable preferred stock, and stock options are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.
Recently Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard, ASC Topic 842, related to leases to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP, while lessor accounting remains substantially unchanged from ASC 840. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASC Topic 842 effective January 1, 2022, using the cumulative transition approach as of the period of adoption. Upon adoption of ASC Topic 842, the Company recognized $0.2 million of ROU assets and $0.2 million of lease liabilities associated with operating leases.
The Company adopted ASC Topic 842 effective January 1, 2022, using the cumulative transition approach as of the period of adoption. The Company elected the package of practical expedients available for transition that allow the Company to not reassess whether expired or existing contracts contain leases under the new definition of a lease, lease classification for expired or existing leases, and whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In addition, the Company elected to account for lease and non-lease components as a single component for all asset classes and exclude short-term leases from assessment under the adoption of ASC 842. For contracts entered into on or after the effective date, the Company determines if an arrangement is, or contains, a lease at lease inception. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset; (2) whether the

Company obtains the right to substantially all of the economic benefit from the use of the asset throughout the period; and (3) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2022, which were accounted for under ASC 840, Leases, were also reassessed under ASC 842.
At lease commencement, leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the underlying asset by the end of the lease term; (2) the lease contains an option to purchase the underlying asset that is reasonably certain to be exercised; (3) the lease term is for a major part of the remaining economic life of the underlying asset; (4) the present value of the sum of the lease payments and any guaranteed residual value that is not already included in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company does not have any leases classified as a finance lease.
A lease is classified as an operating lease if it does not meet any one of these criteria. For all operating leases at the lease commencement date, an operating lease ROU asset and a lease liability are recognized. The operating lease ROU asset represents the right to use the leased asset for the lease term. The Company evaluates ROU assets for impairment consistent under the impairment of long-lived assets policy. At the commencement date, operating lease ROU assets and operating lease liabilities are determined based on the present value of lease payments to be made over the lease term. Operating lease ROU assets also include any rent paid prior to the commencement date, less any lease incentives received, and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for convertible debt instruments and preferred stock by removing the existing guidance that requires separation of beneficial conversion features and cash conversion features. The new standard also simplifies application of the derivatives scope exception pertaining to equity classification of contracts in an entity’s own equity. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (“EPS”) for convertible instruments by using the in-converted method. The ASU also introduces additional disclosures for convertible debt, convertible preferred stock and contracts in an entity’s own equity. The Company adopted this standard on January 1, 2022 using the modified retrospective approach, and its adoption did not have a material impact on the consolidated financial statements.
In April 2021, the FASB issued ASU 2021-04, Earnings Per Share (“Topic 260), Debt — Modifications and Extinguishment (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity — Classified Written Call Options, to clarify the accounting by issuers for modifications or exchanges of freestanding equity-classified options that remain equity classified after modification or exchange. The guidance is effective for private companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted. The standard was effective for and adopted by the Company on January 1, 2022, and its adoption did not have a material impact on the consolidated financial statements.
In November 2021, the FASB issued ASU No. 2021-10, Government Assistance (“Topic 832”): Disclosure by Business Entities about Government Assistance (“ASU 2021-10”), which improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. The guidance is effective for private companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted. The standard was effective for and adopted by the Company on January 1, 2022, and its adoption did not have a material impact on the consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, ASC 326, Financial Instruments — Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held by requiring the use of a forward-looking expected credit loss model for accounts receivable, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities will be required to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. For smaller reporting companies, the guidance effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The standard is effective for the Company on January 1, 2023. Adoption had no material impact on the Company’s consolidated financial statements.
Accounting Pronouncements Issued, But Not Yet Adopted
In November 2023, the Financial Accounting Standards Board (“FASB”), issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure through enhanced disclosures about significant segment expenses. The amendment is effective for fiscal years beginning after December 15, 2023 and for interim periods within fiscal year beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of adopting this ASU on its disclosures.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves income tax disclosures through enhanced disaggregation within the rate reconciliation table and disaggregation of income taxes paid by jurisdiction. The amendment is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU on its disclosures.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. For so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation. The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of some accounting standards unless and until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
3.
REVENUE

Disaggregation of Revenue
The Company earns revenue through the sale of products and services. Product and service revenue are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in renewing versus non-renewing nature.
The following table disaggregates revenue by recognition method for the years ended December 31, 2023 and 2022 (in thousands):
	Years Ended December 31,
	2023	2022
Point in time	$41,951	$33,968
Over time	1,971	1,816
Total	$43,922	$35,784

The following table disaggregates revenue by type of products and services for the year ended December 31, 2023 and 2022 (in thousands):
	Years Ended December 31,
	2023	2022
Hardware	$27,461	$23,038
Software	13,229	10,697
Services	3,232	2,049
Total	$43,922	$35,784
The following table disaggregates revenue by geographic area for the year ended December 31, 2023 and 2022 (in thousands):
	Years Ended December 31,
	2023	2022
United States	$38,715	$27,336
International	5,207	8,448
Total	$43,922	$35,784
China made up $2.8 million and $6.4 million of international sales for the years ended December 31, 2023 and 2022, respectively.
The amount of deferred revenue as of December 31, 2023 and December 31, 2022 reflects the revenue expected to be recognized in future periods related to remaining performance obligations as the Company collects payment in advance of satisfaction of performance obligations. Because a majority of the Company’s performance obligations are satisfied at a point in time soon after the contract is formed or within one year after the contract is formed, revenue recognized in the following year related to remaining performance obligations is expected to equal deferred revenue, current portion at the beginning of the year.
As of December 31, 2023 and of December 31, 2022, the Company has $3.0 million and $4.4 million in deferred revenue. As of December 31, 2023 approximately $2.7 million of the balance is expected to be earned within the next 12 months, with $0.3 million to be earned within the next 13 to 24 months.
As of December 31, 2022, approximately $3.8 million was expected to be earned within the next 12 months, with $0.6 million to be earned within the next 13 to 24 months. As of December 31, 2021, approximately $2.8 million of the balance was earned during the year ended December 31, 2022, with $0.7 million to be earned within the next 13 to 24 months.
As of December 31, 2023 and December 31, 2022, the Company had no contract assets. The Company’s net accounts receivable balance as of December 31, 2021 was $4.8 million.
4.
BALANCE SHEET COMPONENTS

Inventory, net
As of December 31, 2023 and 2022, inventory, net of reserve consisted of the following (in thousands):
	December 31, 2023	December 31, 2022
Finished goods	$3,266	$2,923
Raw materials	269	1,350
Total inventory	$3,535	$4,273
The Company writes down inventory for obsolete inventory items and when the net realizable value of inventory items is less than their carrying value. The Company wrote down inventory of $0.9 million and $1.3 million during the years ended December 31, 2023 and 2022, respectively.

Prepaid and other current assets
Prepaid expenses and other assets consisted of the following at December 31, 2023 and 2022 (in thousands):
	December 31, 2023	December 31, 2022
Advances to suppliers	$797	$715
Deferred software costs	382	76
Prepaid operating expense	796	752
Total prepaid expenses and other assets	$1,975	$1,543
Accrued expenses and other liabilities
Accrued expenses and other liabilities consisted of the following at December 31, 2023 and 2022 (in thousands):
	December 31, 2023	December 31, 2022
Accrued purchases	$4,361	$4,472
Accrued compensation	2,315	2,509
Other current liabilities	2,553	1,740
Total accrued expenses and other liabilities	$9,229	$8,721

5.
DEBT AND RELATED PARTY DEBT

As of December 31, 2023 and 2022, debt and related party debt is comprised of the following (in thousands):
	December 31, 2023	December 31, 2022
Short-term debt:
Revolving line-of-credit	$—	$3,000
Fiza Investments Limited Loans, convertible debt	5,000	5,000
Other current debt:
Fiza Investments Limited Loans, term debt	4,189	—
Other term loans	2,828	—
Total other current debt	7,017	—
Total short-term debt	$12,017	$8,000
Short-term related party debt:
bSpace Investment Limited Loan	$—	$31,500
Kuwait Investment Authority Debt	—	5,000
Total short-term related party debt	$—	$36,500
Noncurent related party debt:
Kuwait Investment Authority Debt	$5,000	—
Total noncurrent related party debt	$5,000	$—
Other noncurrent debt:
Other term Loans	$4,949	$—
Less: debt issuance costs	(68)	—
Less: current portion	(2,828)	—
Total other noncurrent debt	$2,053	$—

The following provides a summary of the Company’s convertible debt instruments as of December 31, 2023 and 2022 (in thousands):
	December 31, 2023	December 31, 2022
Convertible debt:
bSpace Investments Limited Loan	$—	$31,500
Kuwait Investment Authority Debt	5,000	5,000
Fiza Investments Limited Loan	5,000	5,000
Total Convertible debt	$10,000	$41,500
Debt discount and issuance costs incurred on convertible debt instruments were either eliminated through restructuring or extinguishment accounting or were considered immaterial and expensed when incurred for the years ended December 31, 2023 and 2022.
The following provides a summary of the Company’s interest expense on its convertible debt instruments (in thousands):
	December 31, 2023	December 31, 2022
Contractual interest	$4,955	$4,268
Amortization of debt discount and issuance costs	—	1,577
Total	$4,955	$5,845
Interest recorded in expense	1,170	1,885
Amortization of debt discount and issuance costs recorded in expense	—	1,577
Total	$1,170	$3,462
Interest expense included in the consolidated statement of operations also includes $0.2 million of interest expense related to non-convertible debt in the year ended December 31, 2022.
As a result of the May 2022 troubled debt restructurings, which are described in further detail below, the maximum future cash flows of certain of the Company’s convertible debt instruments was less than the carrying amount of the debt at the time of restructuring. As a result of accounting for the troubled debt restructuring, contractual interest expense was greater than the corresponding amount recorded in the consolidated statements of operations for convertible debt instruments. For the years-ended December 31, 2023 and 2022, respectively, $3.8 million and $2.4 million less interest expense was recorded in the consolidated statements of operations than contractual interest requirements.
bSpace Investments Limited Loan
In May 2019, the Company entered into a loan and security agreement with a related party, bSpace Investments Limited (“bSpace”). bSpace is affiliated with the Company’s controlling financial interest holder, Gulf Islamic Investments, LLC (“GII”). The loan and security agreement included an initial term loan of $25.0 million (the “Tranche 1 loan”), and a second tranche commitment of $5.0 million. The loan had a stated interest rate of 11.0% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. The Company granted bSpace a first-priority perfected security interest in all of the Company’s collateral, including, but not limited to, all intellectual property. The loan was voluntarily prepayable at any time, with an interest make-whole due if the loan was prepaid within one year of issuance. Upon an event of default, the loan was immediately due and payable. Amendments during 2020 added more tranches to the debt and modified the repayment terms. Throughout 2020, the Company borrowed an additional $3.5 million under various loan commitments and amendments to the loan and security agreement (“LSA”). In April and June 2021, the Company borrowed an additional $3.0 million, under the existing terms of the Company’s loan and security agreement with bSpace.
On February 26, 2020, the Company and bSpace amended the terms and conditions of the LSA, applicable to all draws, including the Tranche 3 loan discussed below. In connection with the amendment all loans became due on November 6, 2020. The amendment also added a Change of Control provision. Upon the occurrence of a Change of Control, the loan will become immediately due and payable, including any make-whole amount, along with a premium of $0.1 million plus 1.9095% of the proceeds to the Company from the Change of Control.
Additionally, on February 26, 2020, the Company drew an additional $1.0 million and amended the terms of $2.0 million of the Tranche 2 draws, collectively referred to as the Tranche 3 loan. The Tranche 3 loan had a stated interest rate of 5.5% and an additional 2.0% per year advisory fee. Interest and fees were due quarterly, and the principal balance was due at maturity, originally November 2020. The Company accounted for the February 26, 2020 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
In April 2020, the Company and bSpace amended the loan to allow for the incurrence of the Paycheck Protection Program loans (“PPP Loans”), discussed below. The Company did not pay the holder any consideration in exchange for the modification and there is no accounting impact from this change. In November 2020 the Company and bSpace amended the loan to extend the maturity date from November 6, 2020 to December 15, 2020. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the November 2020 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
In December 2020, the Company and bSpace amended the loan for all tranches to (1) extend the maturity date to December 31, 2022; (2) add a repayment premium of 150.0% due under all repayment scenarios; (3) add a Tranche 4 loan commitment of $3.0 million dollars; (4) change the repayment terms such that all principal, interest, fees and the repayment premium are due at maturity; (5) add a redemption option upon the occurrence a qualified public offering or equity financing; (6) add a conversion option; and (7) remove the premium associated with the Change of Control embedded derivative.
In April and June 2021, the Company drew the $3.0 million Tranche 4 loans under the same terms and conditions as existed during the December 2020 modification.
In September 2021, the Company and bSpace amended the loan in connection with the Revolving Line-of-Credit. The amendment subordinated the loan to the Revolving Line-of-Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
As of December 31, 2021, the conversion feature within the loan included a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s consolidated financial statements.
As of December 31, 2021, the bSpace loan is redeemable upon the occurrence of a qualified public offering or equity financing and is convertible upon a non-qualified public offering or other equity financing. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, bSpace has the option to convert the note into shares of the Company issued in the event at the issuance price. bSpace has the option to convert the loan into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock.
On May 16, 2022, contemporaneously with the execution of the Merger Agreement, the Company and bSpace entered into an Amendment and Conversion Agreement (bSpace Conversion Agreement). The terms of the bSpace loan were amended to: (a) agree that $90.5 million is due to bSpace, including the repayment premium and accrued interest through March 15, 2023; (b) the interest rate on the loan will reduce to 5% from January 1, 2023 to March 15, 2023; (c) $59.0 million of the Company’s indebtedness would convert into

58,972 shares of the new NCNV preferred stock no more than 90 days from the date of agreement; (d) $11.5 million of the Company’s indebtedness would convert into 11,500 shares of the new NCNV preferred stock immediately prior to the closing of the merger; and (e) approximately $20.0 million owed to bSpace will be retired in conjunction with a purchase of 1,970,443 shares of EdtechX by bSpace (the Exchange Feature) pursuant to a private placement to occur in connection with the consummation of the merger (the “PIPE Investment”).
The Company accounted for the bSpace Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 58,972 shares of NCNV preferred stock issued in exchange for $59.0 million of the Company’s indebtedness. The Company did not recognize any gain on the restructuring of the loan as the undiscounted maximum future cash flows of the loan exceeded the remaining carrying amount. The Company considered the potential conversions of the bSpace loan in connection with the closing of the merger and the PIPE Investment to be contingent payments. The impact of the conversion is excluded from the determination of the maximum future cash flows of the loan. On June 21, 2023 the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur.
In August 2022, upon the authorization of the NCNV preferred stock, the Company issued 58,972 shares of NCNV preferred stock to bSpace in exchange for the forgiveness of $59.0 million of the Company’s indebtedness, as proscribed by the bSpace Conversion Agreement. The Company reduced the carrying amount of the bSpace debt, including accrued interest, by $45.1 million, which represented the fair value of the NCNV preferred stock on the date of the bSpace Conversion Agreement. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock.
As of December 31, 2022, the effective interest rate of the bSpace debt was 0.9%. As of December 31, 2022, the gross principal amount due on the bSpace loan was $31.5 million. As of December 31, 2022, the Company was not in compliance with certain covenants related to the loan, and, therefore, the loan has been reclassified to short-term debt. As of December 31, 2022, the fair value of the bSpace loan, including accrued interest, approximates book value.
On December 30, 2023, the Company entered into a loan termination agreement with bSpace under which all amounts outstanding under the LSA, plus unearned interest calculated post the maturity date through July 31, 2024 of $1.5 million, were exchanged for 36,918 shares of newly created New NCNV Preferred Stock 3. The termination agreement relieves the Company of any further obligations under the LSA.
Kuwait Investment Authority Loan
In February 2019, the Company entered into a $5.0 million promissory note with Kuwait Investment Authority (“KIA”) a principal shareholder. The note accrued interest at 2.8% per year and was due on-demand at any point in time after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. The Company would grant KIA a warrant in the event of certain dilutive issuances. The Company evaluated the loan for embedded derivatives that require bifurcation and separate accounting and noted that there were none.
In December 2020, the Company and KIA amended the note to (1) extend the earliest put date to December 31, 2022; (2) remove the change of control redemption and anti-dilution features; (3) add a repayment premium of 150.0%; (4) add a redemption option upon the occurrence of a qualified public offering or equity financing; (5) add a conversion option, and (6) execute a subordination agreement, eliminating any uncertainty that the KIA loan was subordinate to the bSpace loan. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan. The Company accounted for the December 2020 modification as an extinguishment of the existing loan and execution of a new loan. As a result, the Company recorded a loss from extinguishment of debt of $6.2 million, which was included in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2020. In connection with the modification, the Company granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance, which the Company recorded as part of the loss on extinguishment of debt. All issued warrants expired December 31, 2020.
In September 2021, the Company and KIA amended the loan in connection with the Revolving Line of Credit. The amendment further subordinated the loan to the Revolving Line of Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
As of December 31, 2021, gross principal amounts due under the KIA loan, including the repayment premium, were $12.5 million and interest accrued on the KIA loan at 2.75% per annum. The KIA loan is redeemable upon the occurrence a qualified public offering or equity financing and is convertible upon a non-qualified public offering or other equity financing. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan.
As of December 31, 2021, the loan contained a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s consolidated financial statements.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, the Company and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA loan were amended to provide that: (a) $8.1 million of the Company’s indebtedness would convert into 8,062 shares of the new NCNV preferred stock no more than 90 days from the date of agreement and (b) approximately $5.0 million of the Company’s indebtedness will be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity (“PIPE”).
The Company accounted for the KIA Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 8,062 shares of NCNV preferred stock issued in exchange for $8.1 million of the Company’s indebtedness. Upon the execution of the KIA conversion agreement, the Company stopped accruing interest on the loan since the maximum undiscounted amount of the future cash flows exceeded the carrying amount of the loan. In August 2022 the Company completed the authorization of the NCNV preferred stock, exchanged $8.1 million of the loan for 8,062 shares of NCNV preferred stock, and recorded a restructuring gain of $0.8 million. The restructuring gain was calculated as the difference between the maximum undiscounted amount of future cash flows, including the fair value of 8,062 shares of NCNV preferred stock, and the carrying amount of the KIA loan. The Company considered the potential conversion of the KIA loan in connection with the merger to be a contingent payment. The impact of the conversion was excluded from the determination of the restructuring gain, as its inclusion could result in the recognition of a restructuring gain based on events that were not certain to occur. On June 21, 2023, the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock.
As of December 31, 2022, the Company was not in compliance with certain covenants related to the loan; therefore, the loan has been reclassified to short-term debt.
The effective interest rate of the KIA loan was 4.9% in 2022 until interest accruals were ceased upon the execution of the KIA conversion agreement, as described above. As of December 31, 2022, the gross principal amount due on the loan was $5.0 million. As of December 31, 2022, the fair value of the KIA loan approximated book value.
PPP Loan
In April 2020, the Company received loan proceeds of $2.4 million pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In May 2021, the Company received a second PPP loan of $2.0 million. This loan and the first loan together are referred to as the PPP Loans. The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to consider the Company’s current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The certification made by the Company did not contain any objective criteria and is subject to interpretation. Despite the good-faith belief that given the Company’s circumstances all eligibility requirements for the PPP Loans were satisfied, if it is later determined that the Company had violated any applicable laws or regulations or it is otherwise determined the Company was ineligible to receive the PPP Loans, it may be required to repay the PPP Loans in its entirety and/or be subject to additional penalties.
The term of the Company’s PPP Loans was two years. The annual interest rate on the PPP Loans was 1.0% and no payments of principal or interest were due until the conclusion of the deferral period. The deferral period was scheduled to end on the earlier of (i) the date that Small Business Administration remits the loan forgiveness amount to the lender, or (ii) if the loan is not forgiven, ten months after the end of the 24-week loan forgiveness covered period.
In June 2021, the first PPP loan was fully forgiven and as a result, the Company recorded a gain on the forgiveness of principal and accrued interest in accordance with ASC 470, Debt (“ASC 470”). The remaining PPP Loan was recognized on the Company’s consolidated balance sheet as of December 31, 2021 as long-term debt.
In March 2022, the second PPP loan was fully forgiven and as a result, the Company recorded a gain on the forgiveness of principal and accrued interest in accordance with ASC 470.
Revolving Line of Credit
In September 2021, the Company entered into a Revolving Line-of-Credit with a financial institution which provides financing through a revolving line of up to the lesser of $10.0 million or the Borrowing Base. The Revolving Line of Credit was made available through September 8, 2023 and outstanding balances incurred interest at the greater of (i) 3.5% above the Prime Rate and (ii) 6.5%. The Borrowing Base is defined as 85.0% of eligible accounts receivable, plus the lesser of $3.5 million or 50.0% of eligible inventory, plus 450% of annual monthly recurring revenue, less reserves deemed appropriate and at the discretion of the financial institution. The Revolving Line of Credit incurs an unused commitment fee of 0.3% per year of the difference between the revolving line and the average outstanding principal balance during the applicable month. The financial institution is the Company’s senior creditor, and it has the senior claim to the Company’s collateral. During May and June 2022, the Company drew $3.0 million on the Revolving Line-of-Credit at an interest rate of 8.25%, which remains the outstanding balance at December 31, 2022. The Company incurred fees to obtain the revolving line of credit and for a monthly unused commitment fee of less than $0.1 million as of December 31, 2022. The unused commitment fee has been capitalized under prepaid and other current assets and is being amortized into interest expense over the contractual life of the Revolving Line-of-Credit.
In February 2023, the Company fully paid off the outstanding balance of the Revolving Line of Credit and the agreement has been terminated.
Fiza Investments Limited Loan
Convertible Debt
In September 2022, the Company entered into a short form loan agreement with Fiza Investments Limited (“Fiza”) and received $2.5 million to help the Company meet immediate working capital requirements

(“Tranche I Loan”). In November 2022, the Convertible Loan and Security Agreement (“Convertible LSA”) was executed and provided for loans up to $5.0 million and received the remaining $2.5 million (“Tranche II loans”). The Company determined that the lender did not grant a concession upon signing the Convertible LSA and therefore concluded the modification was not a troubled debt restructuring. The Company accounted for the November 2022 modification as an extinguishment of the existing loan and execution of a new loan. Extinguishment accounting dictates that the Company record the debt at its fair value as of the date of extinguishment. As a result of embedded but not bifurcated conversion features, the fair value of the debt was $8.3 million. The fair value premium of $3.3 million over the principal amount due constitutes a substantial premium, that the Company recorded in additional paid-in capital. As a result, the Company also recorded a loss from extinguishment of debt of $3.3 million the year ended December 31, 2022.
The loan is due on or before September 12, 2023, and bears an interest rate of 13% per annum. The loan is secured by the Company’s assets. The loan requires mandatory prepayment upon (1) an event of default; (2) any listing of the Company’s securities; or (3) a change of control. The convertible debt lender has the right, in its sole discretion, to convert the loan (1) in the event of a public offering into the securities issued in such offering; (2) in the case of an equity financing, into new preferred stock on the same terms of the equity offering or (3) at any time into the Company’s most senior round of preferred stock at a formulaic conversion price. As of December 31, 2022, gross principal amounts due on the convertible loan was $5.0 million. As of December 31, 2023, the maturity date of the loan had passed, but the gross principal amount of $5.0 million remained outstanding while the Company and its lender continued to work towards an amendment to or conversion of the loan. As a result, the Company was out of compliance with the loan terms.
Term Debt
On May 29, 2023, the Company entered into a short form loan agreement with Fiza for an additional $3.0 million (“Tranche III Loan”). No terms of Tranche I Loan or Tranche II Loan were changed as a result of the May 2023 agreement. The Company accounted for the May 2023 agreement as a modification of the loans. The prior loans had no discounts or premiums to account for, and no gains or losses will be recognized on the restructuring. There were no material lender or third-party costs paid in connection with the Tranche III Loan.
The Tranche III Loan is due 15 business days from the date of disbursement (June 20, 2023), unless the definitive agreement is executed prior to maturity. As of December 31, 2023, the Company and its lender continued to work towards execution of the definitive agreement, which is expected to extend the maturity date of the debt to 24 months from the loan disbursement date. The Company will classify the Tranche III Loan as a current liability until a definitive agreement is reached. The Tranche III Loan bears an interest rate of 25% on the amount of outstanding principal.
On November 20, 2023, the Company entered into a short form loan agreement with Fiza for an additional $1.3 million (“Tranche IV Loan”). No terms of the Tranche I, II, or III Loans were changed as a result of the November 2023 agreement. There were no material lender or third-party costs paid in connection with the Tranche IV Loan. The Company accounted for the November 2023 agreement as an modification of the existing loans. The prior loans had no discounts or premiums to account for, and no gains or losses will be recognized.
The Tranche IV Loan is due 15 business days from the date of disbursement (December 12, 2023), unless the definitive agreement is executed prior to maturity. As of December 31, 2023, the Company and its lender continued to work towards execution of the definitive agreement, which is expected to extend the maturity date of the debt to 24 months from the loan disbursement date. The Company will classify the Tranche IV Loan as a current liability until a definitive agreement is reached. The Tranche IV Loan bears an interest rate of 25% on the amount of outstanding principal.
Other Term Loans
In January 2023, the Company signed term loan agreements to borrow $4.0 million (“Term Loan 1”) and $2.5 million (“Term Loan 2”) at interest rates of 13.0% and 34.0% per year, respectively. Term Loan 1 will be repaid in monthly installments through February 2026, and the Term Loan 2 will be repaid in monthly installments through September 2024. The loans are secured by the Company’s assets.

In April 2023, the Company signed an additional agreement to borrow $0.7 million (“Term Loan 3”) at an interest rate of 18.0% per year. Term Loan 3 is secured with the Company’s assets and expected proceeds from Employee Retention Tax Credits (“ERTC”). The loan will mature by April 17, 2026, but it must be repaid upon receipt of the ERTC in an amount sufficient to fully repay the loan. No terms of the Term Loan 1 or Term Loan 2 were changed as a result of the April 2023 agreement. The Company determined that the lender did not grant a concession upon signing the Term Loan 3 agreement and accounted for the April 2023 agreement as a modification of the loans. The modification does not change the accounting for the prior loans, and no gains or losses were recognized on the restructuring.
The outstanding balance of other term loans as of December 31, 2023 is $4.9 million. The effective interest rates of Term Loan 1, Term Loan 2 and Term Loan 3 are 14.2%, 38.2%, and 20.1%, respectively.
6.
TEMPORARY REDEEMABLE PREFERRED STOCK

Preferred Stock
As of December 31, 2023, the Company is authorized to issue 4,014,946 shares of preferred stock with a par value of $0.00001 per share, of which 3,874,946 shares are designated as Series A preferred stock and 140,000 shares are designated as NCNV preferred shares. Activity for both the Series A and NCNV preferred stock for the years ended December 31, 2023 and 2022 was as follows (in thousands, except share data):
	Series A Preferred Stock		NCNV Preferred Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2021:	3,874,946	$3,000	—	$—
Issuance of NCNV preferred stock	—	—	67,034	$51,296
Accretion of NCNV preferred stock	—	—	—	9,835
Balance at December 31, 2022:	3,874,946	$3,000	67,034	$61,131
Accretion of NCNV preferred stock	—	—	—	5,903
Cancellation of NCNV preferred stock	—	—	(67,034)	(67,034)
Balance at December 31, 2023:	3,874,946	$3,000	—	$—
As part of the Recapitalization and discussed below, shares of NCNV 1 and NCNV 3 preferred stock were issued in December 2023. No amounts of NCNV 1, NCNV 2, or NCNV 3 preferred stock were previously outstanding.
	NCNV Preferred Stock 1		NCNV Preferred Stock 2		NCNV Preferred Stock 3
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2022:	—	$—	—	$—	—	$—
Conversion of NCNV Preferred Stock for NCN Preferred Stock 1	67,034	$67,034
Exchange of NCNV Preferred Stock 1 for NCNV Preferred Stock 3	(11,722)	(11,722)			11,722	11,722
Issuance of Preferred Stock in exchange for Debt Forgiveness	—	—			36,918	36,918
Balance at December 31, 2023:	55,312	$55,312	—	$—	48,640	$48,640
Series A Preferred Stock
The Series A preferred stock has the following rights and privileges:
Dividend Rights
The holders of the Series A preferred stock are entitled to receive dividends at the rate of 11% per annum of the purchase price per share. The dividends shall accrue on a daily basis whether or not they are declared by the Board of Directors. As of December 31, 2023 and 2022, no dividends have been declared by the Board of Directors. Therefore, while the dividends are accruing on a daily basis, the Company has not recorded this as a liability on the Company’s consolidated balance sheets.
Redemption Rights (Liquidation)
In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A preferred stock are entitled to a per share liquidation preference, plus any declared but unpaid dividends on such shares, prior to distributions to any class of common stockholders. The liquidation preference for the Series A preferred stock as of December 31, 2023 and 2022 is $4.0 million and $3.7 million, respectively. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem the outstanding shares of all classes of preferred stock at their liquidation preference, then the Company will distribute all available assets ratably among the holders of preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.
Conversion Rights
Each share of Series A preferred stock can be voluntarily converted into shares of common stock at any time. All outstanding shares of Series A preferred stock will automatically convert into common stock in the event of an effective registration statement under the Securities Act of 1933, as amended, which can include an initial public offering or a reverse recapitalization transaction, resulting in at least $30.0 million of gross proceeds to the Company or pursuant to a similar regulatory framework, a non-U.S. public offering resulting in at least $10.0 million of gross proceeds to the Company. The results of either scenario must be the Company’s common stock being listed on an exchange approved by the Board of Directors. Each share of Series A preferred share will convert into the number of shares of common stock determined by dividing the original issuance price by the conversion price. The initial Series A issuance and conversion price is $0.7744515 per share. The conversion price is subject to adjustment upon issuances of additional shares of common stock if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of additional shares.
Voting Rights
Holders of the Series A preferred stock shall be entitled to cast the number of votes equal to 100 times the number of shares of common stock into which the shares of Series A preferred stock could be converted. Common stockholders are entitled to one vote for each share of common stock held.
The Board of Directors consists of up to four directors. The Series A preferred stockholders are entitled to elect three directors. The common stockholders and Series A preferred stockholders, voting together as a single class, elect the remaining director, with common stockholders entitled to one vote for each share of common stock and Series A preferred stockholders entitled to 100 votes for each share of Series A preferred stock.
NCNV Preferred Stock
On August 12, 2022, the Company issued 67,034 shares of NCNV preferred stock. The Company issued the NCNV preferred stock in exchange for $67.0 million of outstanding debt with GII and KIA, as more fully described above in Note 5. The NCNV preferred stock are not convertible into any class of common stock and do not entitle the holder to vote on any matters pertaining to the Company. The Company classifies the NCNV preferred stock outside of stockholders’ deficit in temporary equity, as the NCNV preferred stock are redeemable at the option of the majority holder on or after March 15, 2023. The Company accreted the carrying value of the NCNV preferred stock to its redemption value using the effective interest method from August 12, 2022, the date of issuance, through March 15, 2023, the earliest redemption date. For the year ended December 31, 2023 and 2022, the Company recorded $5.9 million and $9.8 million, respectively, for the accretion of the NCNV preferred stock, as a reduction to additional paid-in capital.
On December 29, 2023, as part of the Recapitalization, (i) the Company became authorized to issue 140,000 shares of new series of NCNV preferred stock; NCNV 1, NCNV 2 and NCNV 3 (“New NCNV Preferred Stock”). The original 67,034 shares of NCNV preferred stock (“Original NCNV preferred stock”)

were exchanged into 67,034 shares of NCNV 1 preferred stock, (ii) 11,722 shares of NCNV 1 preferred stock was converted into NCNV 3 preferred stock and (iii) 36,918 shares of NCNV 3 preferred stock was issued in exchange for all the outstanding debt from bSpace as described in Note 5. The NCNV Preferred Stock has liquidation preference to the Series A Preferred Stock and Common Stock. Immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering, all of the outstanding New NCNV Preferred Stock will automatically convert into Common Stock. Such converted New NCNV Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series.
The New NCNV Preferred Stock has the following rights and privileges:
Dividend Rights
The holders of the New NCNV Preferred Stock are entitled to receive dividends at the rate of 5% of the issue price per share of $1,000, prior to payment of dividends to the holders of Series A preferred stock, if declared by the Board of Directors. The dividends are non-cumulative. As of December 31, 2023 and 2022, no dividends have been declared by the Board of Directors.
Conversion Rights
New NCNV Preferred Stock are non-convertible.
Voting Rights
New NCNV Preferred Stock are non-voting.
In addition to the New NCNV Preferred Stock rights and privileges, the Original NCNV preferred stock had the following rights:
Redemption Rights
At any time on or after March 15, 2023, the majority holders of NCNV preferred stock may request redemption at the issue price of $1,000 per share, plus all declared but unpaid dividends.
7.
STOCK BASED COMPENSATION EXPENSE

Equity incentive plans
The Company adopted an equity incentive plan in 2007 (the “2007 Plan”). The 2007 Plan allows a specific Committee, or the Board of Directors, to grant incentive stock options to employees, and nonqualified stock options and other stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a four-year period. Awards generally expire 10 years from the date of grant.
The Company later adopted an additional equity incentive plan in 2017 (the “2017 Plan”). The 2017 Plan allows a specific Committee, or the Board of Directors, to grant incentive stock options to employees, and nonqualified stock options and other stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a four-year period. Awards generally expire 10 years from the date of grant.
Since the inception of both the 2007 and 2017 Plans, the Company’s Board and its stockholders have voted to increase the shares of common stock reserved under the plans on several occasions. As of December 31, 2023 and 2022, 8,770,035 shares were authorized under both the 2007 and 2017 Stock Plans. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool.
Determination of fair value of stock options
As of December 31, 2023 and 2022, the Company had approximately 0.9 million and 8.5 million options outstanding, respectively, under both Plans. As of December 31, 2023, all 0.9 million options outstanding were granted solely with time-based vesting requirements. As of December 31, 2022, approximately 1.0 million options outstanding were granted solely with time-based vesting requirements and approximately 7.5 million granted with time-based and performance conditioned vesting requirements.
Performance conditions that affect vesting are not reflected in estimating the fair value of an award at the grant date because those conditions are restrictions that stem from the forfeitability of instruments to which grantees have not yet earned the right. As a result, the fair value of both the time-based and performance conditioned stock options granted during the years ended December 31, 2023 and 2022 was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:
December 31,
	2023	2022
Dividend yield	—	—
Expected term	5.2 − 6.0 years	5.2 − 6.1 years
Risk-free interest rates	1.0% − 1.9%	1.6% − 3.4%
Expected volatility	54.9% − 57.2%	54.9% − 56.5%
Dividend Yield — The dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.
Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options, including the date provided for completion of the performance condition event.
Expected Volatility — Because the Company does not have any trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.
Fair Value of Common Stock — Given the absence of a public trading market, the Company’s Board of Directors considered numerous objective and subjective factors to determine the fair value of its common stock at each grant date. These factors included, but were not limited to: (i) independent third-party valuations of common stock; (ii) the prices for the Company’s redeemable temporary redeemable preferred stock sold to outside investors; (iii) the rights and preferences of redeemable temporary redeemable preferred stock relative to common stock; (iv) the lack of marketability of its common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.
A summary of the Company’s stock option plan and the changes during the year ended December 31, 2023 and 2022, are presented below:

	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Years	Aggregate Intrinsic Value
Balance, January 1, 2022	967,590	$6.75		9.13
Granted
Solely Time-based Vesting	38,280	0.53	$0.27
Performance Conditioned Vesting	7,533,334	3.00	$1.63
Total Options Granted	7,571,614	3.00
Forfeited	(4,800)	0.53
Expired	(6,494)	30.00
Exercised	(15,684)	0.53
Balance, December 31, 2022	8,512,225	$3.75		9.58
Vested and Exercisable, December 31, 2022	948,024	$6.75		8.24
Vested and Expected to Vest, December 31, 2022	978,891	$6.75		8.28
Granted	—	—	—	—
Forfeited
Solely time-based vesting	(17,506)
Performance conditioned vesting	(7,533,334)	3.00
Total Options Forfeited	(7,550,840)	3.00
Expired	(6,510)	49.83
Exercised	(6,411)	0.53
Balance, December 31, 2023	948,464	$6.20		7.25	$1,919,582
Vested and Exercisable, December 31, 2023	937,592	$6.26		7.24	$1,897,349
Vested and Expected to Vest, December 31, 2023	948,464	$6.20		7.25	$1,919,582
Stock-based compensation was approximately $1 thousand and $20 thousand for the years ended December 31, 2023 and 2022, respectively, and was included in research and development, general and administrative and sales and marketing expense in the consolidated statements of operations. As of December 31, 2023, total unrecognized stock-based compensation cost was approximately $3 thousand which is expected to be recognized on a straight-line basis over a weighted average period of 1.9 years. The intrinsic value of stock options exercised during the year was $0.03 million.
As of December 31, 2022, total unrecognized stock-based compensation cost was less than $0.1 million which is expected to be recognized on a straight-line basis over a weighted average period of 2.9 years. This excludes the stock options issued in September 2022 that have performance conditions. Additional information on these options is disclosed below in this note.
September 2022 Stock Option Issuance
In September 2022, in accordance with the 2017 Plan, the Company awarded 7,533,334 stock options, of which 210,107 stock options were awarded to recently hired employees and 7,323,227 stock options were awarded to other employees, at an exercise price of $3.00 per share. All of these options are subject to time-based and performance conditioned vesting requirements. The performance condition for both sets of options assumes that a reverse recapitalization (“Liquidity Event”) is consummated prior to the time service with the Company terminates. No options vest if the performance condition is not met. As of December 31, 2022, the Company concluded that the events surrounding the occurrence of the Liquidity Event performance condition were not entirely in its control and that it cannot conclude if any of the stock options will vest. Therefore, the

Company concluded that it is not probable that the performance condition will be met, and as of December 31, 2022, the Company has not recognized any expense related to the granting of these options. On June 21, 2023, the reverse capitalization merger transaction (the Liquidity Event performance condition) was terminated by the other party to the transaction. As a result, per the terms of the option agreement the performance conditioned options terminated.
8.
TAXES

The components of the income tax expense as of December 31, 2022 is as follows (in thousands):
	December 31,
	2023	2022
Current
Federal	$—	$—
State	3	1
Foreign	—	43
Total current	$3	$44
Deferred
Federal	$(2,031)	$(1,891)
State	(525)	(179)
Foreign	(6)	(16)
Change in valuation allowance	2,562	2,086
Total deferred	$—	$—
Total income tax expense	$3	$44
A reconciliation of total income tax expense and the amount computed by applying the federal statutory income tax rate of 21.0% to loss before provision from income taxes is as follows:
	2023	2022
Tax computed at federal statutory rate	21.0%	21.0%
State, net of federal benefit	3.0%	0.9%
Non-deductible interest expense	(0.5)%	(4.5)%
PPP loan forgiveness	—	2.8%
Extinguishment of debt	(4.0)%	(4.6)%
Change in valuation allowance	(18.0)%	(13.7)%
Other	(1.5)%	(1.9)%
Effective income tax rate	—	—

Temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 are as follows (in thousands):
	December 31,
Deferred tax assets	2023	2022
Accruals and revenues	$646	$564
Stock based compensation	92	88
Deferred revenue	731	1,004
Net operating loss	8,786	6,141
Unrealized gain	11	—
Section 163(j)	—	—
Capitalized research & development expenses	214	123
Property and equipment	2	18
Total gross deferred assets	$10,482	$7,938
Valuation allowance	(10,479)	(7,918)
Total deferred tax assets	$3	$20
Deferred tax liabilities
Right of use asset	(3)	(20)
Total deferred tax liabilities	(3)	(20)
Net deferred tax assets	$—	$—
In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has recorded a full valuation allowance on its deferred tax asset balances as of December 31, 2023 and 2022. The valuation allowance increased by $2.6 million for the year ending December 31, 2023 and increased by $2.1 million for the year ending December 31, 2022.
Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (“Section 382”). The Company has conducted a formal study indicating that a Section 382 change in control occurred on December 15, 2020.
The Company has net operating loss carryforwards for Federal and State income tax purposes of approximately $192.0 million and $164.6 million, respectively, as of December 31, 2023. Of these amounts, $157.8 million of federal net operating losses and $141.7 million of state net operating losses are expected to expire unutilized and thus no deferred tax assets are established for such loss carryforwards as of December 31, 2023 or December 31, 2022. The Company is subject to a federal Section 382 annual limitation of $2.2 million annually for the 5 years after a December 2020 change in control, and a $0 annual limitation thereafter.
Per the Tax Cuts and Jobs Act (“TCJA”) signed into law by President Trump in 2017, the federal NOL carryforwards generated in 2018 and years can be carried forward indefinitely. The federal NOL carryforwards generated in 2017 and prior years will continue to have their 20-year carryforward period and will begin expiring in 2037. The state NOL carryforwards, if not utilized, will expire beginning in 2029.
The Company has federal and state Section 163(j) limited interest expense carryforwards of $2.2 million and $4.2 million for both federal and state as of December 31, 2023 and 2022, respectively. Of these amounts, $2.2 million and $4.2 million of both federal and state Section 163(j) carryforwards are not more likely than not to be utilized and thus no deferred tax assets are established for such NOL carryforwards as of December 31, 2023 and 2022, respectively. Section 163(j) attributes carry forward indefinitely.
The Company has $1.4 million of federal and $1.4 million of California state research and development credit carryforwards for Federal and California income tax purposes, respectively, as of December 31, 2023 and 2022. As of December 31, 2023 and 2022 these credits are subject to IRC Section 382 and are not more likely than not to be utilized and thus no deferred tax assets are established for such research credit carryforwards as of December 31, 2023 and 2022.
The Company has approximately $0.5 million of foreign NOL carryforward of 10 years as of December 31, 2023 and 2022 that begin to expire in 2023.
The Company files taxes in the United States, various US states, and various foreign jurisdictions. As the Company has had substantial losses in all tax years, substantially of its tax returns remain subject to audit by taxing authorities until the NOL generated in such years are utilized against taxable income in subsequent year tax returns.
The Company had unrecognized tax benefits of $2.79 million as of December 31, 2019 related to research and development tax credits. These unrecognized tax benefits, if recognized, would not affect the effective tax rate. As of December 31, 2023 and 2022, such research and development tax credits are subject to Section 382 limitations and are not more likely than not to be utilized.
There were no interest or penalties accrued at December 31, 2023 and 2022. As of December 31, 2023 and 2022, the Company recorded a valuation allowance of $10.5 million and $7.9 million, respectively, against the deferred tax asset balance as realization is uncertain due to a history of operating losses.
9.
NET LOSS PER SHARE

Net loss per common share (“EPS”) is presented for both Basic EPS and Diluted EPS. Basic EPS is based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares and common shares equivalents outstanding during the period.
When an entity has a loss from operations, including potential shares in the denominator of diluted per share computations will generally be anti-dilutive, even if the entity has net income after adjusting for discontinued operations. That is, including potential shares in the denominator of the earnings per share calculation for a loss-making entity will generally decrease the loss per share and, therefore, those shares should be excluded from calculations of diluted earnings per share.
The following data show the amounts used in computing EPS and the effect on income and the weighted average number of shares:
Years Ended December 31:	2023	2022
Net loss	$(13,036)	$(15,173)
Accretion of NCNV preferred stock	(5,903)	(9,835)
Cumulative preferred stock dividends	(330)	(330)
Net loss available to common shareholders used in basic and diluted EPS	$(19,269)	$(25,338)
Weighted average number of common shares used in basic and diluted EPS	170,212	161,683
Loss per common share – basic and diluted	$(113.21)	$(156.71)
The following items have been excluded from the computation of diluted net loss per share because the effect of including these would have been anti-dilutive:
Years Ended December 31:	2023	2022
Incentive stock options	948,464	8,512,225
Temporary redeemable preferred stock	3,978,898	3,874,946
Total	4,927,362	12,387,171

10.
RELATED PARTY TRANSACTIONS

GII and its related parties
GII and its related parties hold the controlling interest on the Company’s Board of Directors.
In May 2019, the Company entered into a loan and security agreement with bSpace, a related party with GII. The bSpace loan was amended multiple times throughout 2021 and 2022, the details are fully described in Note 5. As of December 31, 2022, the Company owed total principal amounts of $31.5 million to bSpace under the loan and security agreement and subsequent amendments. As of December 31, 2022, the Company was not in compliance with certain covenants related to the loan; therefore, the loan has been reclassified to short-term debt. As of December 31, 2023, the Company has been released from all further obligations under the loan.
As more fully described in Note 5, on August 12, 2022 bSpace forgave amounts due under its loan and security agreement, in exchange for 58,972 shares of NCNV preferred stock. On December 30, 2023, the Company entered into a loan conversion agreement under which all remaining amounts outstanding under the bSpace loan, plus unearned interest of $1.5 million, were redeemed for 36,918 shares of newly created NCNV Preferred Stock 3. Refer to Note 6 and Note 14 for details regarding the rights and privileges of the NCNV preferred stock series. The December 2023 conversion agreements relieved the Company of any further obligations under the loan and security agreement.
Kuwait Investment Authority
In February 2019, the Company entered into a loan security agreement with a related party, KIA, for $5.0 million. The KIA loan was amended during 2020 and 2021 and the details surrounding the initial and subsequent modifications are fully described in Note 5. As of December 31, 2022 the Company owed principal amounts of $5.0 million to KIA under the original agreement and subsequent amendments to the KIA loan.
As more fully described in Note 5, on August 12, 2022, KIA forgave amounts due under its loan and security agreement in exchange for 8,062 shares of NCNV preferred stock.
11.
COMMITMENTS AND CONTINGENCIES

Litigation
From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC Topic 450, Contingencies, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of December 31, 2023 and 2022, there were no matters pending that required provision.
The Original Merger Agreement with Edtech was terminated on June 21, 2023. Edtech may pursue legal action against the Company for not effectuating the terms of the agreement. At this time, the Company is not aware of any pending litigation related to this matter and as such has not recorded any provision for loss.
Purchase Obligations
The Company has agreements with hardware suppliers to purchase inventory. As of December 31, 2023, the Company had $11.5 million in purchase obligations outstanding.
12.
MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:
For the year ended December 31, 2023 there were no individual customers which represented 10% or more of the Company’s total revenue. For the year ended December 31, 2022, one customer accounted for approximately 16% of total revenue.

As of December 31, 2023 three customers accounted for approximately 17%, 15% and 10% of accounts receivable, respectively. As of December 31, 2022, one customer accounted for approximately 13% of accounts receivable.
13.
EMPLOYEE BENEFITS

The Company maintains a qualified 401(k) plan (the “Plan”) which allows participants to defer from 0% to 100% of cash compensation. The Plan allows employees to contribute on a pretax and after-tax basis to a Traditional and Roth 401(k). The Plan allows employees who meet the age requirements and reach the Plan contribution limits to make catch-up contributions (which are eligible for matching contributions). Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The company matches pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The matching contributions to the Plan totaled approximately $0.1 million for both of the years ended December 31, 2023 and 2022.
14.
SUBSEQUENT EVENTS

Management has evaluated subsequent events that have occurred through May 13, 2024, which is the date that the financial statements were available to be issued and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the period ending December 31, 2023, except as disclosed below.
Related Party Debt
In January 2024, the Company entered into loan conversion agreements (similar to bSpace as described in Note 5) under which all remaining amounts outstanding under the KIA loan, plus unearned interest calculated post the maturity date through July 31, 2024 of $0.1 million, were exchanged for 5,190 shares of newly created NCNV Preferred Stock 2. Refer to Notes 6 and Note 14 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieves the Company of any further obligations under the KIA loan.
Convertible Debt
In March 2024, the Company entered into a loan for an additional $5.0 million from Fiza Investments Limited (Note 5). The loan has an annual interest rate of 20% that is accrued daily, compounds annually, and is paid on the maturity date. The loan matures on March 11, 2026, subject to acceleration in an event of default. If the Company has not paid the entire balance prior to an IPO, next financing or the maturity date, the loan is convertible into the capital stock of the Company. Upon the occurrence of an IPO, the loan will automatically convert into common shares of the Company at a conversion rate of the original issue price of the listing equal to (i) 85% if the conversion occurs before December 31, 2024 and (ii) 100% if the conversion occurs thereafter. Upon the occurrence of the next financing or post the maturity date, the holder has the option to convert the loan into shares of the Company issued in the next financing at the issuance price or into the most senior preferred stock of the Company, in both cases subject to minimum pre-money fully-diluted capitalization amounts.
Stock Options
In March 2024, the Company granted employees and members of the Board of Directors stock options to purchase a total of 5,028,756 shares of common stock. The stock options have varying vesting periods ranging from immediate at time of the grant to three years from grant date or service start date, are exercisable at $2.57 per share and have an expiration period of 10 years. These stock option grants were issued from the 2017 Stock Plan.

Through and including         , 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
3,000,000 Shares of Common Stock
Up to 2,219,970 Shares of Common Stock for Resale
ZSPACE, INC.
COMMON STOCK

PRELIMINARY PROSPECTUS

Joint Book-Running Managers
Roth Capital PartnersNorthland Capital Markets
Co-Manager
Barrington Research
         , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee, the FINRA filing fee and listing fee. Except as otherwise noted, all the expenses below will be paid by us.
SEC registration fee	$4,459
FINRA filing fee	$5,675
Exchange Listing fee	$311,375
Printing and engraving expenses	$291,565
Legal fees and expenses	$891,110
Accounting fees and expenses	$506,650
Transfer agent and registrar fees	$35,000
Total*	$2,045,834

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the Delaware General Corporation Law, our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
•
for any breach of the director’s duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
for any transaction from which the director derives any improper personal benefit.

Our Second Amended and Restated Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our Second Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our Second Amended and Restated Bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities.
We currently carry and intend to continue to carry liability insurance for our directors and officers.
Item 15.   Recent Sales of Unregistered Securities
The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act. All share and per share information in this Item 15 has been adjusted to reflect the 1-for-75 reverse stock split that we effected on December 29, 2023.
Since July 17, 2021, we have issued the following unregistered securities:
•
In August 2022, we issued 58,972 shares of NCNV preferred stock to bSpace in exchange for the forgiveness of $59.0 million of our indebtedness.

•
On December 30, 2023, we entered into a loan termination agreement with bSpace pursuant to which we issued 36,918 shares of our NCNV 3 Preferred Stock 3 for $36.9 million.

Kuwait Investment Authority (“KIA”):
•
In August 2022, we issued 8,062 shares of NCNV preferred stock in exchange for the cancellation of approximately $8.1 million in debt obligations held by KIA.

•
In January 2024, we issued 5,750 shares our NCNV 2 Preferred Stock in exchange for the cancellation of approximately $5.8 million in debt obligations held by KIA.

Fiza Investments Limited (“Fiza”):
•
In September 2022, we issued a promissory note to Fiza with an aggregate principal amount of $2.5 million.

•
In November 2022, we issued a promissory note to Fiza pursuant to a convertible loan and security agreement with an aggregate principal amount of $2.5 million.

•
On May 29, 2023, we issued a promissory note to Fiza with an aggregate principal amount of $3.0.

•
On November 20, 2023, we issued a promissory note to Fiza with an aggregate principal amount of $1.3 million.

•
In March 2024, we issued a convertible promissory note to Fiza with an aggregate principal amount of $5.0 million.

Other:
•
In September 2022, we granted 7,533,334 stock options, of which 210,107 stock options were granted to recently hired employees and 7,323,227 stock options were granted to other employees, at weighted average exercise prices of $1.66 and $3.00 per share, respectively.

•
In March 2024, we granted our employees and members of our board of directors stock options to purchase a total of 5,028,756 shares of common stock at an exercise price of $2.57 per share.

•
In July 2024, we entered into SAFE agreements with three suppliers in the total amount of $3.25 million.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, or in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about us or had adequate access, through their relationships with us, to information about us.
Item 16.   Exhibits and Financial Statement Schedules
(a)   Exhibits.   The following exhibits are included herein or incorporated herein by reference:
Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1+	Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.
3.2+	Amendment to Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.
3.3+	Form of Second Amended and Restated Certificate of Incorporation of Registrant, to be effective upon completion of this offering.
3.4+	Bylaws of Registrant, as currently in effect.
3.5+	Form of Amended and Restated Bylaws of Registrant, to be effective upon completion of this offering.
4.1+	Form of Registrant’s common stock certificate.
4.2+	Form of Representative’s Warrant.
5.1+	Form of Opinion of Pryor Cashman LLP.
10.1#+	2007 Stock Plan.
10.2#+	2017 Equity Incentive Plan, as amended.
10.3#+	2024 Equity Incentive Plan.
10.4#+	Form of RSU Grant Agreement under 2024 Equity Incentive Plan.
10.5#+	Form of Incentive Option Grant Agreement under 2024 Equity Incentive Plan.
10.6#+	Form of Non-Qualified Stock Option Grant Agreement under 2024 Equity Incentive Plan.
10.7#+	Employment Agreement between the Registrant and Paul Kellenberger, dated May 30, 2024.
10.8#+	Employment Agreement between the Registrant and Erick DeOliveira, dated May 28, 2024.
10.9#+	Employment Agreement between the Registrant and Ronald Rheinheimer dated June 6, 2024.
10.10#+	Employment Agreement between the Registrant and Mike Harper, dated May 28, 2024.
10.11#+	Transition and Separation Agreement between the Registrant and Joe Powers, dated October 3, 2023.
10.12#+	Consulting Agreement between the Registrant and Joe Powers, dated April 4, 2024.
10.13+	Series A Preferred Stock Purchase Agreement, by and among dSpace Investments Limited, the Registrant and certain other investors, dated December 4, 2020.
10.14+	Amendment and Conversion Agreement, by and between Kuwait Investment Authority and the Registrant, dated May 16, 2022.
10.15+	Conversion Agreement, by and between bSpace Investments Limited and the Registrant, dated August 12, 2022.
10.16+	Loan and Security Agreement, by and between Fiza Investments Limited and the Registrant, dated November 3, 2022.
10.17+	Amendment No. 1 to Loan and Security Agreement dated November 3, 2022, by and between Fiza Investments Limited and the Registrant, dated July 11, 2024.
10.18+	Loan Agreement, by and between Fiza Investments Limited and the Registrant, dated September 12, 2022.
10.19+	Business Loan and Security Agreement #1, by and between Itria Ventures LLC and the Registrant, dated January 31, 2023.

Exhibit Number	Description
10.20+	Business Loan and Security Agreement #2, by and between Itria Ventures LLC and the Registrant, dated January 31, 2023.
10.21+	Intercreditor Agreement, by and between Itria Ventures LLC, bSpace Investments Limited, Fiza Investments Limited and the Registrant, dated January 31, 2023.
10.22+	Business Loan and Security Agreement #3, by and between Itria Ventures LLC and the Registrant, dated April 12, 2023.
10.23+	Loan Agreement, by and between Fiza Investments Limited and the Registrant, dated May 29, 2023.
10.24+	Loan Agreement, by and between Fiza Investments Limited and the Registrant, dated November 16, 2023.
10.25+	Exchange Agreement, by and between bSpace Investments Limited and the Registrant, dated December 29, 2023.
10.26+	Conversion and Loan Termination Agreement, by and between bSpace Investments Limited and the Registrant, dated December 30, 2023.
10.27+	Conversion and Loan Termination Agreement, by and between Kuwait Investment Authority and the Registrant, dated December 30, 2023.
10.28+	Convertible Promissory Note, issued by the Registrant in favor of Fiza Investments Limited, dated March 9, 2024.
10.29+	Business Loan and Security Agreement, by and between Itria Ventures LLC and the Registrant, dated May 17, 2024.
10.30+	Intercreditor Agreement, by and between Itria Ventures LLC and Fiza Investments Limited with respect to their security interests in the assets of the Registrant, dated May 17, 2024.
10.31+	Letter Agreement, by and between Fiza Investments Limited and the Registrant, dated May 17, 2024.
10.32+	Letter Agreement, by and between Fiza Investments Limited and the Registrant, dated June 5, 2024.
10.33+	Intercreditor Agreement, by and between Itria Ventures LLC and Fiza Investments Limited with respect to their security interests in the assets of the Registrant, dated June 5, 2024.
10.34+†	License Agreement, by and between Supplier and the Registrant, dated November 10, 2023.
10.35+†	Master Supply Agreement, by and between Supplier and the Registrant, dated August 20, 2021.
10.36+†	Amendment to Master Supply Agreement, by and between Supplier and the Registrant, dated March 11, 2024.
10.37+†	Supply Agreement, by and between Supplier and the Registrant, dated July 14, 2023.
10.38+	Loan and Security Agreement, by and between Fiza Investments Limited and the Registrant, dated July 11, 2024.
23.1	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.
23.2+	Consent of Pryor Cashman LLP (contained in Exhibit 5.1).
24.1+	Power of Attorney (included on signature page).
99.1+	Consent of Jane Swift, director nominee.
99.2+	Consent of Abhay Pande, director nominee.
99.3+	Consent of Joanna Morris, director nominee.
99.4+	Consent of Angela Prince, director nominee.
107+	Filing Fee Table.

+
Previously filed.

#
Indicates a management contract or compensatory plan or arrangement.

†
Pursuant to Item 601(a)(10) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. We hereby agree to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and/or schedules.

(b)   Financial Statement Schedules.   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 4 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on the 11th day of October, 2024.
ZSPACE, INC.
By:
/s/ Paul Kellenberger

Paul Kellenberger
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this amendment no. 4 to registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Paul Kellenberger Paul Kellenberger	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2024
/s/ Erick DeOliveira Erick DeOliveira	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 11, 2024
* Pankaj Gupta	Director	October 11, 2024
* Amit Jain	Director	October 11, 2024
*By: /s/ Paul Kellenberger Paul Kellenberger Attorney-in-fact